   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 10, 1997
                                                    REGISTRATION NO. 333-
------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                              -------------------
                                   FORM S-1
                            REGISTRATION STATEMENT
                                    UNDER
                          THE SECURITIES ACT OF 1933
                              -------------------

                     ADVANCED COMMUNICATIONS GROUP, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                             4813                      76-0549396
  (STATE OR OTHER JURISDICTION OF      (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)       CLASSIFICATION CODE NUMBER)     IDENTIFICATION NO.)

                                                                                        ROD K. CUTSINGER
                   3355 WEST ALABAMA, SUITE 580                                   3355 WEST ALABAMA, SUITE 580
                       HOUSTON, TEXAS 77098                                           HOUSTON, TEXAS 77098
                          (713) 622-9600                                                 (713) 622-9600
                    FACSIMILE: (713) 599-0222                                       FACSIMILE: (713) 599-0222
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING     (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
     AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)               INCLUDING AREA CODE, OF AGENT FOR SERVICE)

                              -------------------
                                  Copies to:

         EDGAR J. MARSTON III                 STEPHEN P. FARRELL
    BRACEWELL & PATTERSON, L.L.P.        MORGAN, LEWIS & BOCKIUS LLP
  711 LOUISIANNA STREET, SUIT 2900             101 PARK AVENUE
      HOUSTON, TEXAS 77002-2781         NEW YORK, NEW YORK 10178-0060
            (713) 223-2900                      (212) 309-6000
      FACSIMILE: (713) 221-1212           FACSIMILE: (212) 309-6273

                              -------------------
   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                              -------------------
                       CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------
                                                PROPOSED MAXIMUM  PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF      AMOUNT TO BE    OFFERING PRICE  AGGREGATE OFFERING     AMOUNT OF
  SECURITIES TO BE REGISTERED     REGISTERED       PER SHARE            PRICE        REGISTRATION FEE
-----------------------------------------------------------------------------------------------------
Common Stock, $.0001 par value
 per share ....................       (1)              (1)         $138,000,000(2)       $41,819
-----------------------------------------------------------------------------------------------------

(1)    Omitted pursuant to Rule 457(o).
(2)    Estimated solely for the purpose of calculating the registration fee.

   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS
REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION
STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
-------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                            SUBJECT TO COMPLETION
                PRELIMINARY PROSPECTUS DATED OCTOBER 10, 1997

                                        SHARES

                  ADVANCED COMMUNICATIONS GROUP, INC. [LOGO]

                                 COMMON STOCK
                              -------------------
       All of the shares of Common Stock offered hereby are being sold by
Advanced Communications Group, Inc. ("ACG").

       Prior to this offering (the "Offering"), there has been no public market for the Common Stock of ACG. It is currently estimated that the initial public offering price will be between $ and $ per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. ACG has applied for quotation on the New York
Stock Exchange under the symbol     .

   SEE "RISK FACTORS" BEGINNING ON PAGE 11 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN RISK FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

-------------------------------------------------------------------------------------
                                                       UNDERWRITING
                                        PRICE TO       DISCOUNTS AND     PROCEEDS TO
                                         PUBLIC       COMMISSIONS(1)      COMPANY(2)
-------------------------------------------------------------------------------------
Per Share...........................     $                $                $
-------------------------------------------------------------------------------------
Total...............................    $                $                $
-------------------------------------------------------------------------------------
Total Assuming Full Exercise of
 Over-Allotment Option(3) ..........    $                $                $
-------------------------------------------------------------------------------------

(1)     See "Underwriting."
(2)     Before deducting expenses estimated at $         , which are payable
        by ACG.
(3)     Assuming exercise in full of the 30-day option granted by ACG to the
        Underwriters to purchase up to      additional shares, on the same
        terms, solely to cover over-allotments. See "Underwriting."
                              -------------------
       The shares of Common Stock are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by the Underwriters, and subject to their right to reject orders in whole or in part. It is expected that delivery of the Common Stock will be made in New York City on
or about            , 1997.
                              -------------------
PAINEWEBBER INCORPORATED                               OPPENHEIMER & CO., INC.
                              -------------------
              THE DATE OF THIS PROSPECTUS IS            , 1997.

                        [To be supplied by amendment]

   CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, COMMON STOCK IN THE OPEN MARKET. FOR DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              PROSPECTUS SUMMARY

   Concurrently with the closing of the Offering made hereby (the "Offering"), ACG plans to acquire, in related transactions, six telecommunications service providers, one yellow page publisher, two telephone equipment sales and maintenance companies, a predecessor organized in 1996 under the same name, and a 49% interest in a company owning a fiber optic network (collectively, the "Acquisitions"). See "The Company." The number of shares of Common Stock to be issued in the Acquisitions will depend on the initial public offering price of the Common Stock. Accordingly, the disclosures herein relating to the shares of Common Stock to be issued in the Acquisitions are estimated, based on an assumed initial public offering price of $ per share (the midpoint of the estimated initial public offering price range). Unless otherwise indicated by the context, references herein to (i) ACG refer collectively to Advanced Communications Group, Inc. and its predecessor, and (ii) the "Company" refer collectively to the entities acquired in the Acquisitions other than the interest in the fiber optic network company (collectively, the "Acquired Companies"), ACG and its predecessor company.

   The following summary is qualified in its entirety by the more detailed information and financial statements, including the notes thereto, which appear elsewhere in this Prospectus. Prospective investors should carefully consider the factors set forth herein under the caption "Risk Factors" and are urged to read this Prospectus in its entirety. This Prospectus contains certain forward-looking statements with respect to the Company's expectations regarding its business after it has consummated the Acquisitions. These forward-looking statements are subject to certain risks and uncertainties which may cause actual results to differ significantly from such forward-looking statements. See "Risk Factors." Unless otherwise indicated, the information and share and per share data in this Prospectus (i) give effect to the Acquisitions, (ii) assume the Underwriters' over-allotment option is not exercised and (iii) will give effect to a reverse stock split of the outstanding capital stock of ACG's predecessor prior to the Offering.

                                 THE COMPANY

   The Company was founded to create a regional competitive local exchange carrier ("CLEC") that provides an integrated portfolio of telecommunications services principally to business customers in selected service areas of Southwestern Bell Telephone Company and US WEST Communications, Inc. (the "Region"). The Company offers long distance, local, Internet access and cellular service primarily in Kansas, Nebraska, North Dakota, South Dakota, Oklahoma and Texas and publishes yellow page directories covering certain markets in Texas and Oklahoma. The Company seeks to offer a bundle of "one stop" integrated telecommunications services tailored to its customers' specific requirements and billed on a single monthly invoice. As of September 30, 1997, the Company provided telecommunications services to over 32,000 business customers and almost 10,000 residential customers in small to mid-sized markets. The Company has recently experienced significant growth in its base of local customers. The Company's customer access lines in service have increased from approximately 1,000 at June 30, 1997 to more than 9,500 access lines at September 30, 1997. In fiscal year 1996, the Company had pro forma combined revenues of $85.4 million and EBITDA of $11.9 million. For the six months ended June 30, 1997, the Company had pro forma combined revenues of $50.8 million and EBITDA of $8.1 million.

   The Company operates seven digital tandem switches in Kansas, Oklahoma, South Dakota and Texas. It also owns a 49% interest in KIN Network Inc. ("KINNET"), the owner or operator of an approximately 900-route mile fiber optic network and a Northern Telecom DMS 500 switch in Kansas. KINNET currently has one of the largest fiber optic networks in the state of Kansas. As part of the KINNET acquisition, the Company made a $10.0 million direct cash investment in KINNET, $5.0 million of which KINNET has agreed to apply to the buildout in 1998 and 1999 of a 537-mile, $21.5 million network extension from Wichita, Kansas to the greater Kansas City metropolitan area, with a leg to Tulsa, Oklahoma, that will provide self-healing redundancy to its fiber optic network. KINNET has advised the Company that it expects to finance the balance of the expansion with loan proceeds from the Rural Telephone Finance Cooperative.

   The Company is also an independent publisher of yellow page directories, and in the fiscal year ended December 31, 1996 published approximately three million copies of its yellow page directories covering 20 markets in Texas and Oklahoma. These directories contained advertisements for approximately 47,000 business customers, and the Company anticipates expanding its yellow page operations into additional markets in the Region. The Company believes that the advertisers in its yellow page directories provide a significant opportunity to cross-sell its bundle of telecommunications services through its direct sales force of approximately 240 persons. Through a strategic relationship, the Company also has the opportunity to cross-sell its telecommunications services to an additional 36,000 yellow page advertising customers of Feist Publications, Inc., an affiliate of one of the Acquired Companies.

   ACG is pursuing a growth strategy that it believes will enable it to minimize its initial capital expenditures relative to many other CLECs that have constructed facilities-based networks at a very early stage in their development. The Company currently utilizes its own network facilities combined with the leased network facilities of several long distance providers and incumbent local exchange carriers ("ILECs") within the Region, including Southwestern Bell and US WEST. The Company will utilize its existing sales force to market its bundle of services to new and existing customers within its target markets. By reselling the local service of Southwestern Bell and US WEST, the Company has achieved a rapid penetration of the local telephone markets in Wichita, Kansas and Sioux Falls, South Dakota. Ultimately, the Company will only construct significant local network infrastructure in those markets where a critical mass of customers makes it economically justifiable to do so.

   The Company has executed comprehensive local exchange resale agreements with Southwestern Bell and US WEST in seven states within the Region. Additionally, the Company has entered into agreements with several interexchange carriers to provide "off net" switching and network transmission services for its long distance traffic. The Company has also entered into agreements to resell cellular service in selected areas in the Region. These agreements allow the Company initially to offer a bundle of telecommunications services without the necessity of substantial expenditures for the construction of network facilities.

   The Telecommunications Act of 1996 has created significant opportunities for telecommunications service providers, particularly regional CLECs. According to publicly available estimates, in 1996 total revenues from local and long distance telecommunications services in the United States were approximately $192.0 billion, of which approximately $107.0 billion were derived from local exchange services and approximately $85.0 billion from long distance services. In recent years, these telecommunications service revenues have grown approximately 6% per year. Although the U.S. long distance and local exchange industries are dominated by a few companies, including AT&T, MCI, Sprint, WorldCom and the Regional Bell Operating Companies ("RBOCs"), there are over 1,000 additional providers of long distance, local and other telecommunications-related services. In many of the small to mid-sized cities that are the Company's primary target markets, there are independent telecommunications companies which have significant market penetration, some of which have extensive infrastructure. The Company believes that a number of these represent attractive acquisition candidates.

   The Company believes it has significant opportunities to increase its revenues and reduce elements of its cost structure that were not available to the Acquired Companies prior to the Acquisitions and the Offering. While the Company intends to centralize selected areas of operations where it can benefit from its larger size, it also intends to permit the strong management teams of the Acquired Companies to conduct the customer sensitive aspects of their operations on a decentralized basis. In order to increase the revenues generated by its existing customer base, the Company plans to train its sales force to cross-sell all of the Company's services, with an increased emphasis on selling local services. The Company believes that a personalized approach to sales and customer service will enhance its ability to attract and retain customers who desire the convenience of a fully integrated product offering. To further enhance its marketing efforts, the Company intends to establish the "ACG" brand name through co-branding with the established names of the Acquired Companies. As part of its integration process, the Company plans to consolidate the purchasing of minutes over its leased network, and to consolidate its management information, billing and other administrative functions.

BUSINESS STRATEGY

   The Company's objective is to become a leading provider of integrated telecommunications services primarily to businesses in Kansas, Nebraska, North Dakota, South Dakota, Oklahoma and Texas. The Company is committed to
(i) increasing its market share in its target markets by expanding the range of telecommunications services it offers to customers, (ii) reducing the cost of providing those services through the utilization of its own network and leased network facilities as appropriate and (iii) taking advantage of consolidation efficiencies and purchasing economies. To achieve these goals, the Company will:

o Provide an Integrated Portfolio of Telecommunications Services. The Company believes that substantial demand exists among customers in its target markets for a "one stop" integrated portfolio of telecommunications services that meet all of their telecommunications needs. By bundling a variety of telecommunications services and providing customers with a single monthly invoice, the Company believes it will successfully penetrate its target markets within the Region and rapidly expand its customer base. The Company believes that the combination of its own network switching and transport facilities, combined with its resale and leasing agreements, will enable it to provide an attractively priced alternative to customers' existing services. The Company believes that its existing sales force of approximately 240 direct sales and 30 telemarketing agents will attract and retain customers by offering a bundle of telecommunications services, competitive cross-product discounts, and responsive customer service and support on a local level.

o Focus on Business Customers in Small and Mid-sized Markets. The Company principally targets business customers in small and mid-sized markets, primarily in Kansas, Nebraska, North Dakota, South Dakota, Oklahoma and Texas. The Company expects to be among the first telecommunications providers to offer a fully-integrated bundle of telecommunications services in many of its target markets within the Region.

o Cross-sell Additional Services to Existing Customers. The Company believes it can increase its revenues at a relatively minor incremental cost by aggressively cross-selling its expanded range of services primarily to its long distance customers and to the yellow page advertisers to which it has access. Because the Company only recently began to offer additional telecommunications services to its long distance customers, only a small portion of these customers has as yet subscribed to the Company's local service, Internet access or cellular services. In addition, the Company has not yet cross-sold its bundle of telecommunications services to the 83,000 yellow page customers to which the Company has access. The Company therefore believes that it has a substantial reservoir of prospective business customers that is already familiar with some aspects of the Company's services.

o Expand its Network Cost Effectively and Expeditiously. The Company believes that many CLECs have expended substantial amounts of capital on network infrastructure in the early stages of their development, a strategy that has resulted in significant operating losses. Rather than incur these expenditures, the Company intends initially to pursue additional investments in and strategic relationships with regional fiber optic network operators such as KINNET that have demonstrated their economic viability. This will enhance the Company's margins by allowing it to direct additional traffic at favorable transport prices on facilities in which it owns an interest. As an intermediate step, the Company plans to build selectively its own switch-based network and utilize the unbundled facilities of other ILECs while it grows. Finally, the Company will build its own fiber optic capacity only when it reaches a critical mass of customers in a market that will justify such expenditures. This strategy should enable the Company to expand more cost effectively and expeditiously than if it immediately attempted to build its own comprehensive network.

o Further Develop Effective Sales and Customer Care Organizations. The Company expects to expand and enhance the effectiveness of its sales force in several ways. During 1998, the Company plans to augment its sales force of approximately 240 direct sales personnel and 30 telemarketing sales personnel by adding approximately 150 direct sales personnel and 50 telemarketers. The Company also will train both its yellow page directory and telecommunications sales forces to effectively market its entire bundle of telecommunications services. The Company also believes that, by emphasizing a "face-to-face", consultative sales approach, it will establish successful, long-term relationships with business clients within its target markets. The Company will also utilize its telemarketing sales force to market its services to selected residential customers. Further, by offering a portfolio of telecommunications services, the Company believes it will enhance its ability to successfully cross-sell its telecommunications services to potential customers.

o Explore Potential Acquisitions. While the Company expects to grow through its expanded sales, service and cross marketing efforts, management believes that there are a number of attractive acquisition candidates in the Region. The Company initially intends to target leading local companies whose customers can be added to the Company's existing network without significant expenditures for infrastructure additions. By aggregating the traffic of several companies onto its existing network, the Company expects to enhance the utilization of equipment, consolidate its buying power and increase its ability to negotiate more attractive contracts with third-party suppliers of network services. The Company also plans to acquire additional yellow page directory companies and aggressively cross-sell its bundle of telecommunications services to businesses that advertise in these companies' directories. In its acquisitions, the Company expects to maintain its focus on business customers in small to mid-sized cities where it believes competition is less intense and which consequently provide more easily achievable opportunities for profitable growth.

o Develop Strategic Relationships to Increase Access to New Customers. The Company has a five-year strategic relationship with Feist Publications, Inc. ("FPI"), a 20-year publisher of yellow page directories in 15 markets in the Region. The Company's telecommunications sales force will have access to FPI's 36,000 yellow page advertisers in the Region. The Company intends to pursue actively the formation of additional strategic alliances with other yellow page publishers, utility companies or cooperatives and others in order to create marketing alliances that give the Company access to large, stable customer bases in its market areas to which it can sell its bundle of telecommunications services.

   See the "Glossary" elsewhere in this Prospectus for the definition of certain technical and other terms generally associated with the telecommunications industry or the Offering.

                                 THE OFFERING

Common Stock offered by the Company  ........
Common Stock to be outstanding after the
 Offering(1) ................................
Use of proceeds.............................. To pay the cash portion of the purchase price for the Acquired
                                              Companies ($76.8 million), to make a direct cash investment in KINNET, a fiber optic network company ($10.0 million),
                                              to repay indebtedness of ACG and the Acquired Companies ($4.6 million), and for general corporate purposes, including
                                              infrastructure buildout and acquisitions. See "Use of
                                              Proceeds."
Proposed New York Stock Exchange Symbol .....

------------
(1) The number of shares to be outstanding on completion of the Offering
    consists of (i)         shares issued to the founders and consultants of
    the Company, (ii)         shares to be issued in the Acquisitions and
    (iii) the         shares being offered hereby. Such share number does not
    include an aggregate of         shares subject to warrants or options
    having exercise prices ranging from       to the initial public offering
    price granted or to be granted under the Company's 1997 Stock Awards Plan, the Company's 1997 Nonqualified Stock Option Plan for Non-Employee Directors (the "Directors' Plan") or otherwise issued prior to or contemporaneously with the consummation of the Offering. See "Certain Transactions -- Organization of the Company" and "--The Acquisitions" and "Management -- Option Grants."

                                 RISK FACTORS

   An investment in the Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning immediately after this Prospectus Summary for information that should be considered by prospective investors. Such risk factors include an absence of combined operating history of ACG and the Acquired Companies; risks of integrating numerous separate companies; ability to manage growth; capital requirements; dependence on successful cross-selling of existing and new customer bases; risks related to local service strategy; dependence on development of billing, customer service and management information systems; technology risks; limited technical staff; competition; the implications of the Telecommunications Act of 1996 and other regulation; dependence on third-party long distance carriers; dependence on incumbent local exchange carriers; dependence on key personnel; new management team; control by existing management and stockholders; risks of expansion into additional yellow page markets; risks related to acquisitions; potential effect of shares eligible for future sale on price of Common Stock; no prior market and possible volatility of stock price; immediate and substantial dilution; anti-takeover effects of certain charter and bylaw provisions and Delaware law; and no dividends.

                       SUMMARY PRO FORMA FINANCIAL DATA

   ACG will acquire the Acquired Companies, its predecessor and its interest in KINNET, a fiber optic network company, concurrently with and as a condition to the consummation of the Offering. The following summary unaudited pro forma combined financial data presents certain data for the Company, which gives effect to the Acquisitions on an historical basis and certain pro forma adjustments to the historical financial statements, as adjusted to give effect to the Offering and the application of the proceeds therefrom. See "Selected Financial Data" and the Unaudited Pro Forma Combined Financial Statements and the notes thereto included elsewhere in this Prospectus.

                                                                   PRO FORMA COMBINED(1)
                                                            -----------------------------------
                                                                YEAR ENDED     SIX MONTHS ENDED
                                                            DECEMBER 31, 1996   JUNE 30, 1997
                                                            ----------------- ----------------
                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
    Revenues
     Telecommunications services...........................      $41,090           $23,446
     Yellow page publishing................................       44,324            27,366
                                                                 -------           -------
       Total revenues......................................       85,414            50,812
    Gross profit...........................................       33,682            22,194
    Operating income.......................................        7,500             6,050
    Other income and expense, net(2).......................        4,660              (682)
    Net income(3)..........................................        6,241             2,555
    Net income per share(3) ...............................
    Shares used in computing pro forma net income per
     share(4) .............................................
OTHER DATA:
    Cash provided by operating activities .................        9,037             4,154
    Cash used in investing activities .....................         (711)             (547)
    Cash used in financing activities .....................       (7,482)           (3,482)
    EBITDA(5)..............................................      $11,919           $ 8,147

                                           AS OF JUNE 30, 1997
                                       ---------------------------
                                           PRO
                                          FORMA
                                       COMBINED(1)  AS ADJUSTED(6)
                                       ----------- --------------
BALANCE SHEET DATA:
    Cash and cash equivalents.........   $    507      $ 19,385
    Working capital (deficit) ........    (72,981)       36,036
    Total assets......................    152,005       170,867
    Total debt, including current
     portion..........................     21,591        17,350
    Stockholders' equity..............     34,199       144,783

                                         AS OF
                                     JUNE 30, 1997
                                    ---------------
OPERATING DATA:
  Telecommunications services
       Number of customers ........      42,138
       Markets  ...................          54
       Local access lines .........       1,033
       Fiber route miles(7) .......         915
       Direct sales force .........          65
       Total employees  ...........         252
  Yellow page publishing
       Number of advertising
        customers(8) ..............      47,000
       Markets(8) .................          25
       Direct sales force  ........         177
       Total employees  ...........         314

                                                 (Footnotes on following page)

------------
(1) The pro forma statements of operations data and the pro forma balance sheet data assume that the Acquisitions were closed on January 1, 1996 and June 30, 1997, respectively, and are not necessarily indicative of the results the Company would have achieved had these events actually then occurred or of the Company's future results. The pro forma combined financial information (i) is based on preliminary estimates, available information and certain assumptions that management deems appropriate and (ii) should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. The pro forma combined revenues are all attributable to the Acquired Companies.

(2) Other income for the year ended December 31, 1996 includes a $6.3 million litigation settlement received by Great Western Directories, Inc.

(3) Assumes that all income is subject to a corporate tax rate of 40% and that all goodwill amortization is non-deductible for income tax purposes.

(4)    Includes (i)         shares issued to the management of and consultants
       to ACG, (ii)         shares issued in the Acquisitions, and (iii)
           of the shares sold in the Offering necessary to pay the cash portion of the consideration payable in connection with the Acquisitions and pay expenses of the Offering. Excludes options or warrants to purchase shares granted prior to or upon consummation of the Offering.

(5) EBITDA as used in this Prospectus consists of earnings (loss) before interest, income taxes, depreciation and amortization and less equity in earnings (loss) of a minority owned affiliate and less the portion of other income and expense (net) attributable to the $6.3 million litigation settlement received by Great Western Directories, Inc. in 1996. The Company has included EBITDA data because it is a measure commonly used in the telecommunications industry. EBITDA is not a measure of financial performance determined under generally accepted accounting principles, should not be considered as an alternative to net income as a measure of performance or to cash flows as a measure of liquidity, and is not necessarily comparable to similarly titled measures of other companies.

(6)    As adjusted to reflect the closing of the Offering (assuming an initial
       public offering price of $     per share) and the application of the
       proceeds of the Offering to pay the consideration for the Acquisitions and to retire $4.6 million of indebtedness. The balance of the net proceeds of the Offering have been recorded as cash.

(7)    Owned by KINNET, of which the Company owns 49%.

(8)    For the 12 months ended June 30, 1997.

                  SUMMARY INDIVIDUAL COMPANY FINANCIAL DATA

   The following table presents historical summary income statement data and EBITDA (as previously defined) for the Acquired Companies and KINNET (see "The Company") for the three most recent fiscal years as well as the most recent interim period and comparative period of the prior year, as applicable. See "Annex M -- Management's Discussion and Analysis of Financial Condition and Results of Operations of Certain Acquired Companies."

                                                                                     SIX MONTHS ENDED
                                                        FISCAL YEAR ENDED              JUNE 30,(1)
                                                  -------------------------------  --------------------
                                                     1994      1995        1996      1996       1997
                                                  --------- ---------   ---------  ---------  ---------
                                                           (IN THOUSANDS OF DOLLARS)
Great Western Directories, Inc.
    Revenues.....................................  $29,407    $36,469    $44,324    $25,403   $27,366
    Gross profit.................................   11,402     16,673     22,316     14,055    15,092
    EBITDA.......................................      969      4,308      7,985      5,548     6,017
Valu-Line of Longview, Inc. and Related
Companies
    Revenues.....................................   13,417     13,330     11,181      5,877     5,903
    Gross profit.................................    6,243      5,121      4,326      2,240     2,276
    EBITDA.......................................    2,947      2,034      1,646        917       630
FirsTel, Inc.
    Revenues.....................................    4,079      7,838     10,355      5,043     6,070
    Gross profit.................................      914      2,299      3,041      1,573     1,639
    EBITDA.......................................      (81)       820      1,176        669       487
Feist Long Distance Service, Inc.
    Revenues.....................................    5,712      7,924     10,028      4,865     5,741
    Gross profit.................................    1,834      2,176      2,936      1,469     1,779
    EBITDA.......................................      162        174        702        449       448
Other Acquired Companies(2)
    Revenues.....................................    3,940      7,946      7,798      3,958     4,875
    Gross profit.................................    1,395      3,797      3,021      1,640     2,393
    EBITDA.......................................      350        648        591        356       954
KIN Network, Inc.(3)
    Revenues.....................................    3,550      6,497      8,553      3,816     5,610
    Gross profit(4)..............................     (600)     1,577      3,783      1,660     2,596
    EBITDA.......................................   (1,407)       514      2,353        899     1,445
    Net income (loss)............................   (2,883)    (2,055)      (792)      (557)     (312)

------------
(1) The historical summary income statement data for (i) all fiscal years for Great Western Directories, Inc., Valu-Line of Longview, Inc., and KIN Network, Inc., (ii) for fiscal years 1995 and 1996 for FirsTel, Inc., and (iii) for fiscal year 1996 for Feist Long Distance, Inc., are derived from the audited financial statements of such companies included elsewhere herein. The historical summary income statement data for the other fiscal years and six month periods for such Acquired Companies, all information regarding EBITDA and all information for the Other Acquired Companies, is unaudited. The fiscal years of Long Distance Management II, Inc. ended on June 30, 1995, 1996 and 1997, and the fiscal years of Long Distance Management of Kansas, Inc. ended on March 31, 1995, 1996 and 1997. Rather than information for their fiscal years, financial information for these two Other Acquired Companies is included for the twelve months ended December 31, 1994, 1995 and 1996 and the six months ended June 30, 1996 and 1997. The fiscal years of Great Western Directories, Inc. ended on January 31, 1995 and 1996 and December 31, 1996. Consequently the data for Great Western for the fiscal years ended January 31, 1996 and December 31, 1996 both include the month of January 1996. Except for those three Acquired Companies, all of the Acquired Companies, KINNET and ACG have fiscal years ending on December 31.

(2) Includes Long Distance Management II, Inc., Long Distance Management of Kansas, Inc., The Switchboard of Oklahoma City, Inc., Tele-Systems, Inc. and National Telecom, a proprietorship.

(3) The Company will own 49% of the outstanding voting stock of KINNET, and hence KINNET's net income or loss will be included in the Company's financial statements using the equity method of accounting. Such amounts included in the Company's pro forma combined financial statements for the fiscal year ended December 31, 1996 and the six months ended June 30, 1996 and 1997 were $(388,000), $(273,000) and
       $(153,000), respectively.

(4) KIN Network, Inc. has historically included depreciation and amortization not in gross profit, but as a separate item in the calculation of income (loss) from operations. The Acquired Companies have presented depreciation and amortization expenses as an element of gross profit, and for consistency of presentation, in the text of this Prospectus and the pro forma financial statements, KINNET's depreciation and amortization expense is included in the calculation of gross profit. As presented in its historical financial statements included herein, the gross profit of KINNET for fiscal 1994, 1995 and 1996, and for the six months ended June 30, 1996 and 1997, was (in thousands) $1,100, $3,402, $5,689, $2,539, and $3,654, respectively.

                                 RISK FACTORS

   Prospective investors should carefully consider the factors set forth herein and are urged to read this Prospectus in its entirety. This Prospectus contains certain forward-looking statements with respect to the Company's expectations regarding its business after it has consummated the Acquisitions. These forward-looking statements are subject to certain risks and uncertainties which may cause actual results to differ significantly from such forward-looking statements.

ABSENCE OF COMBINED OPERATING HISTORY OF ACG AND THE ACQUIRED COMPANIES;
 RISKS OF INTEGRATING NUMEROUS SEPARATE COMPANIES

   ACG was incorporated in Delaware in September 1997 as a subsidiary of its predecessor, which was incorporated in June 1996. ACG has conducted no operations other than in connection with the Offering and the Acquisitions. See "The Company." The Acquired Companies will continue to operate prior to the consummation of the Offering as separate, independent businesses. Consequently, the combined and pro forma combined financial information herein may not be indicative of what the Company's operating results and financial condition would have been for the periods presented had the Acquisitions taken place on the dates indicated. Until the Company establishes centralized accounting, management information and other administrative systems, it will rely on the separate systems of the Acquired Companies. The success of the Company will depend, in part, on the extent to which it is able to centralize these functions, eliminate the unnecessary duplication of other functions and otherwise integrate the Acquired Companies and any additional businesses the Company may acquire into a cohesive, efficient enterprise. Some or all of the Acquired Companies' systems, hardware and software may be incompatible with those of other Acquired Companies. The Company's senior management has been assembled only recently, and there can be no assurance that it will be able to manage successfully the combined entity or implement effectively the Company's operating, internal growth or acquisition strategies (including acquisitions that may occur after the Offering). In addition, the yellow pages business is different from the Company's telecommunication businesses, and the Company is not aware of any significant telecommunications company, other than the RBOCs and other local exchange carriers and competitive local exchange carriers, that has integrated a yellow pages business with a telecommunications business. Furthermore, telecommunications providers generally experience higher customer and employee turnover during and after an acquisition. The integration of the systems of the Acquired Companies will entail significant costs and delays can be expected. The failure of the Company to integrate the Acquired Companies successfully would have a material adverse effect on the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock.

ABILITY TO MANAGE GROWTH

   The Company's strategy is to expand primarily by internal growth as well as by acquisition. Therefore the expansion and development of the Company's business will depend not only on the Company's ability to, among other things, successfully implement its sales and marketing strategy, evaluate markets, install facilities, obtain any required government authorizations, initially negotiate arrangements for the resale of local services with incumbent local exchange carriers, implement interconnection to, and co-location with, facilities owned by incumbent local exchange carriers and obtain appropriately priced unbundled network elements and wholesale services from the incumbent local exchange carriers ("ILECs"), but also on its ability to identify, evaluate, negotiate and consummate acquisitions successfully, all in a timely manner, at reasonable costs and on satisfactory terms and conditions. Future growth may place a significant strain on the Company's administrative, operational and financial resources. The Company's ability to manage its growth successfully will require the Company to centralize and enhance its operational, management, financial and information systems and controls and to hire and retain qualified sales, marketing, administrative, operating and technical personnel. There can be no assurance that the Company will be able to do so. In addition, as the Company expands into its targeted markets, there will be additional demands on the customer support, sales, marketing and administrative resources and the network infrastructures of the Acquired Companies, which have not been integrated. The Company's inability to implement its growth strategy successfully or to manage its growth effectively could have a material adverse effect on the Company's business, results of operations and financial condition and the value of the Common Stock.

CAPITAL REQUIREMENTS

   If the Company is successful in growing its local telecommunications services business or effecting acquisitions, it will have significant future capital requirements. The Company believes that the net proceeds of the Offering after deducting the cash needed for the Acquisitions, together with cash on hand and borrowings expected to be available under its proposed credit facility, will provide sufficient funds over the near term. However, in the event that the Company's plans or assumptions change or prove to be inaccurate, the Company may be required to seek additional capital sooner than currently anticipated. There can be no assurance that financing will be available or that if financing were available, that it would be available on terms and conditions acceptable to the Company.

DEPENDENCE ON SUCCESSFUL CROSS-SELLING OF EXISTING AND NEW CUSTOMER BASES

   The Company intends to expand its revenue base through the marketing of its bundled telecommunication services to, among others, the aggregate of approximately 83,000 advertisers in its yellow page directories and the yellow page directories published by FPI. This cross-selling strategy presents risks that, singularly or in any combination, could adversely affect the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock. These risks include the possible adverse effects of a failure to coordinate and integrate the sales programs of the Acquired Companies, a failure to train its sales force effectively to market its bundled products, a failure to develop compensation and incentive programs for its sales force that will appropriately motivate them, a failure to develop and implement a sales program and organize a sales force that markets effectively the Company's bundled telecommunications services to yellow page and other customers that do not at present purchase the Company's telecommunications services, a failure to develop integrated accounting and management information systems for ACG and the Acquired Companies and any companies that are acquired in the future, a failure to convert long distance customers into local service customers and other unanticipated problems that might arise in connection with the implementation of any new marketing strategy. Any of the foregoing problems could have a material adverse effect on the Company's business, results of operations and financial condition and the value of the Common Stock.

RISKS RELATED TO LOCAL SERVICES STRATEGY

   The local dial tone services market has only recently been opened to competition through the passage of the Telecommunications Act of 1996 (the "Telecommunications Act") and subsequent state and Federal regulatory actions designed to implement the Telecommunications Act. Regulatory bodies have not completed all actions expected to be needed to implement local service competition, and there is little experience under those decisions that have been made to date. The Company has begun to act as a CLEC only recently and on a small scale, and has limited experience in this market. At the time the Company determines to cease simple resale of local services in some of its markets and provide those services with its own switches and either leased unbundled loops or its own fiber optic facilities, the Company will be required to make significant operating and capital investments in order to implement its local service strategy and will have to acquire rights-of-way, easements, conduits, other equipment and facilities and permits. There are numerous operating complexities associated with providing local services. The Company will be required to develop new services and systems and will need to develop new marketing initiatives and train its sales force in connection with selling these services. The Company will face significant competition from ILECs, including the RBOCs, whose core business is providing local dial tone service. The RBOCs, who currently are the dominant providers of local services in their markets, are expected to mount a significant competitive response to new entrants in their markets such as the Company. Further, each of the RBOCs may expand outside of its historical markets into the market areas of other RBOCs. The Company also will face significant competitive product and pricing pressures from other ILECs and from other firms seeking to compete in the local services market. Many of these competitors, including all of the RBOCs and many CLECs, have far greater experience and operational administrative and financial resources than the Company. A recent Eighth Circuit Court of Appeals decision which invalidated the pricing discounts for such services which had been prescribed by the FCC under the Telecommunications Act adds uncertainty to the marketplace and could also have an adverse effect on the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock. See "Risk Factors -- Implications of Telecommunications Act and Other Government Regulations."

   The Company also expects that the addition of resold local service to its bundle of telecommunications services will have an adverse impact on its gross margin because the gross margin on the resale of local services through an ILEC's facilities is lower than the gross margin on most of the Company's existing business. See "Management's Discussion and Analysis of Combined Financial Condition and Results of Operations -- Overview of the Company's Business."

DEPENDENCE ON DEVELOPMENT OF BILLING, CUSTOMER SERVICE AND MANAGEMENT
 INFORMATION SYSTEMS; TECHNOLOGY RISKS

   Sophisticated information and processing systems are vital to the Company's operations and growth and its ability to monitor costs, render single monthly invoices for bundled services, process customer orders, provide customer service and achieve operating efficiencies. As the Company commences providing dial tone and switched local access services in future years, the need for further enhanced billing and information systems will increase significantly and the Company will have significant additional requirements for data interface with RBOCs. Additionally, any subsequent acquisitions will place additional burdens on the Company's accounting, information and other systems.

   While the Company believes that its software applications are year 2000 compliant, there can be no assurance until the year 2000 occurs that all systems will then actually function adequately. Further, if the software applications of local exchange carriers, long distance carriers or others on whose services the Company depends are not year 2000 compliant, it could have a material adverse effect on the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock.

   Unanticipated problems in any of the above areas, or the Company's inability to implement solutions in a timely manner or to upgrade existing systems as necessary, could have a material adverse impact on the ability of the Company to reach its objectives and on its financial condition, results of operations and cash flows and the value of the Common Stock.

   In addition to its accounting and information systems, the telecommunications industry generally is subject to rapid and significant changes in technology. While the Company believes that for the foreseeable future these changes will not materially hinder the Company's ability to acquire necessary technologies, the effect of technological changes on the business of the Company cannot be predicted. There can be no assurance that technological developments in telecommunications will not have a material adverse effect on the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock.

LIMITED TECHNICAL STAFF

   The telecommunications industry is highly technical and the Company's success in designing and operating local and long distance networks and their components, such as switches, is dependent upon the quality of the Company's technical support capabilities. While the Acquired Companies have technical personnel on staff, the Company intends to engage outside technical consultants and vendors rather than rely solely upon its in-house expertise. The Company's technical personnel will coordinate and supervise outside consultants and vendors, which may include KINI, L.C., the entity that provides management services to KINNET. See "Management." While the Company will attempt to select consultants and vendors that have the technical expertise to provide in a timely manner the services required to design, construct and maintain the Company's network and all additions thereto, a failure by any consultant or vendor to perform in the anticipated manner could have a material adverse effect upon the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock because the Company could experience customer dissatisfaction and possible defection and could be forced to contract with other consultants and vendors and thereby incur time delays or additional costs.

COMPETITION

   The telecommunications industry is highly competitive. The Company competes with long distance carriers in the provision of long distance services. The United States long distance market includes approximately 1,000 service providers, but is dominated by four major competitors: AT&T Corp., MCI Communications Corporation, Sprint Corporation and WorldCom, Inc. (the "Dominant Long Distance Carriers"). The Company also faces intense competition from ILECs, including Southwestern Bell and US WEST, two of the RBOCs, which currently dominate their local telecommunications markets in the Region, and independently owned telecommunications companies. Other ILECs and CLECs with which the Company does not now compete may initiate service in or make acquisitions in the Region. Other competitors of the Company may include cable television companies, competitive access providers, microwave and satellite carriers and private networks owned by large end users. In addition, the Company competes with RBOCs and other ILECs, numerous direct marketers and telemarketers, equipment vendors and installers and telecommunications management companies with respect to certain portions of its business. Many of the Company's existing and potential competitors have financial and other resources far greater than those of the Company. Many of the Company's competitors may have lower overhead and because of their ownership of fiber optic transmission networks have substantially lower cost of service than the Company. Consequently, these competitors may be able to provide their services at lower rates than the Company.

   The long distance telecommunications industry has relatively insignificant barriers to entry, numerous entities competing for the same customers and a high average churn rate, as customers frequently change long distance providers in response to the offering of lower rates or promotional incentives by competitors. As procompetitive regulatory initiatives are implemented, the RBOCs will become competitors in the long distance telecommunications industry and various other participants in the long distance telecommunications industry, including one or more of the Dominant Long Distance Carriers, also will seek to compete in the local switched services market. The Company believes that the principal competitive factors affecting its telecommunications market share are pricing, accurate billing of a bundle of services on a single invoice, quality of service and customer dissatisfaction with the services provided by its existing carrier. The ability of the Company to compete effectively will depend upon its ability to maintain high quality, market-driven services at prices generally equal to or below those charged by its competitors. While customers may be willing to pay to some extent for superior service, the Company believes that to maintain its competitive posture, it must be in a position to reduce its prices in order to meet reductions in rates, if any, by others. Any such reductions could adversely affect the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock, and the Company's numerous competitors with greater financial resources may be better postured to withstand the effects of such reductions. See "Business -- Competition." The Company generally prices its services at a discount to the primary carrier or carriers in each of its target markets. The Company has experienced, and expects to continue to experience, declining revenue per minute in all of its markets as a result of increased competition, although due to technological innovation and substantial available transmission capacity, transmission costs in the telecommunications industry often have declined at a more rapid rate than prices. There can be no assurance that this relationship will continue. Industry observers predict that, early in the next decade, telephone charges will no longer be based on the distance a call is carried. As a consequence, the Company could experience a substantial reduction in its margins on long distance calls which, absent a significant increase in billable minutes carried or charges for additional services, would have a material adverse effect on the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock.

   Local access telephone services offered by the Company compete principally with the services offered by the local ILEC. ILECs have long-standing relationships with their customers and have the potential to subsidize competitive services with revenues from services they offer in which competition is less intense. In addition, if ILECs expand their toll free calling areas, traffic which might otherwise have been carried by the Company as long distance traffic may be carried by the Company as local traffic, or carried by the other carrier rather than by the Company.

   The Company faces competition in the markets in which it operates from one or more CLECs that own and operate fiber optic networks, in many cases in conjunction with the local cable television operator. Each of the Dominant Long Distance Carriers has indicated its intention to offer local telecommunications services, either directly or in conjunction with other competitive access providers or cable television operators. There can be no assurance that these firms, and others, will not enter the small and mid-sized markets where the Company currently focuses its sales efforts.

   The Company believes that the market for wireless telecommunications services is likely to expand significantly as equipment costs and service rates continue to decline, equipment becomes more convenient and functional, and wireless services become more diverse. The Company has only a small participation in the wireless services market, and as that market expands the Company will face increasing competition. The Company also believes that providers of wireless services increasingly will offer, in addition to products that supplement customers' landline communications (similar to cellular telephone services in use today), wireline replacement products that may result in wireless services becoming customers' primary mode of communication. The Company anticipates that in the future there could potentially be several wireless competitors in each of its current or target markets, including cellular and personal communication services providers.

   The Company primarily competes in the markets in which it currently distributes yellow pages with Southwestern Bell. In expanding its yellow page business into other service areas in the Region, the Company will face competition from Southwestern Bell, US WEST and other publishers of existing directories in the Region. Many of these competitors, including all of the RBOCs and many other ILECs, have greater financial, operational and administrative resources than the Company.

IMPLICATIONS OF TELECOMMUNICATIONS ACT AND OTHER REGULATION

   The Company's telecommunications services are subject to varying degrees of federal, state and local regulation. The FCC exercises jurisdiction over all telecommunications service providers to the extent such services involve the provision, origination and termination of jurisdictionally interstate or international telecommunications, including the resale of long distance services and the provision of local access services necessary to connect callers to long distance carriers. The state regulatory commissions retain jurisdiction over services to the extent such services involve the provision, origination and termination of jurisdictionally intrastate telecommunications. The Company, as a provider of resale and switch-based local and long distance telecommunications services, files tariffs with the FCC and relevant state authorities for local, interstate and international service on an ongoing basis. Challenges to these tariffs by third parties could cause the Company to incur substantial legal and administrative expenses. Additionally, the Company expects that, as its business expands and as more procompetitive regulatory initiatives pertaining to the local telecommunications services industry are implemented, it will offer increased intrastate services which will be subject to state regulation. In its provision of local telecommunications services, the Company currently is not subject to price-cap or rate-of-return regulation, nor is it currently required to obtain FCC authorization for installation or operation of the facilities used by the Company in providing its domestic services.

   The Company believes that the Telecommunications Act and state legislative and regulatory initiatives have substantially reduced the barriers to local exchange competition. These initiatives include requirements that the RBOCs negotiate with entities such as the Company to provide interconnection to the existing local telephone network, to allow the purchase, at cost-based rates, of access to unbundled network elements, to establish dialing parity, to obtain access to rights-of-way and to resell services offered by the ILECs. See "Business -- Regulation." The Company's plans to provide local switched services are dependent, among other things, upon obtaining favorable interconnection agreements with local exchange carriers. In August 1996, the FCC adopted the Interconnection Decision to implement the interconnection, resale and number portability provisions of the Telecommunications Act. In October 1996, the U.S. Eighth Circuit Court of Appeals stayed the effectiveness of certain portions of the Interconnection Decision, including provisions establishing a pricing methodology and a procedure permitting new entrants to "pick and choose" among various provisions of existing interconnection agreements. Although the judicial stay of the Interconnection Decision did not prevent the Company from attempting to negotiate interconnection agreements with local exchange carriers, it did create uncertainty about the rules governing pricing, terms and conditions of interconnection agreements, and could make negotiating such agreements more difficult and protracted. Although the FCC had applied to the U.S. Supreme Court to vacate the judicial stay, on July 18, 1997, the U.S. Eighth Circuit Court of Appeals issued an opinion which, among other things, held that the stay had expired. The decision also invalidated key elements of the Interconnection Decision and stated that the law grants the state commissions, not the FCC, the authority to determine rates involved in the implementation of the local competition provisions of the Telecommunications Act. More specifically, the court overturned the FCC's pricing guidelines, the "pick and choose" provisions, and some portions of the FCC unbundling rules, although it upheld the FCC's list of network elements that ILEC's must unbundle and other aspects of the Interconnection Decision. Several interexchange carriers (including AT&T, MCI and Sprint) have filed a petition for rehearing with the Eighth Circuit requesting the court to reinstate certain of the FCC rules found unlawful. In another more recent decision, the Eighth Circuit has also held that the FCC exceeded the scope of its jurisdiction by issuing rules concerning dialing parity that affect purely intrastate services. There can be no assurance that the Company will be able to obtain resale and interconnection agreements on terms acceptable to the Company.

   In early July 1997, the parent company of Southwestern Bell initiated litigation in the Federal District Court in North Texas challenging the constitutionality of the Telecommunications Act on four grounds, including a denial of First Amendment free speech rights. See "Business -- Regulation -- Federal Regulations."

   The Telecommunications Act provides the ILECs with new competitive opportunities. That Act removes previous restrictions concerning the provision of long distance service by the RBOCs and also provides them with increased pricing flexibility. Under the Telecommunications Act, the RBOCs will, upon the satisfaction of certain conditions, be able to offer long distance services that would enable them to duplicate the "one-stop" integrated telecommunications approach that the Company intends to use. There can be no assurance that the anticipated increased competition will not have a material adverse effect on the Company's business, results of operation and financial condition and the value of the Common Stock. The Telecommunications Act provides that rates charged by ILECs for interconnection to their network are to be nondiscriminatory and based upon the cost of providing such interconnection, and may include a "reasonable profit," which terms are subject to interpretation by regulatory authorities. If the ILECs, particularly the RBOCs, charge alternative providers such as the Company unreasonably high fees for interconnection to their networks or significantly lower their rates for access and private line services or offer significant volume and term discount pricing options to their customers, the Company could be at a significant competitive disadvantage.

   Effective January 1, 1998 ILECs are entitled to charge subscriber interexchange carrier charges ("PICC") upon switching a customer's service from one provider to another. At the present time, the Company expects to pay an approximately $5.00 per customer PICC charge. Unless all interexchange carriers elect to pass these changes along to their customers, those carriers that elect to absorb the PICC charge will enjoy a competitive advantage over those that attempt to pass the charge along to their customers. The Company believes that larger carriers will be better able to absorb the PICC charges over the short term, and hence will enjoy a competitive advantage until market conditions drive the cost of the PICC charge to lower levels. The Company will determine whether to absorb or pass along the PICC charge once it assesses the action taken by its competitors. Absorption of the PICC charge would increase the Company's cost of providing telecommunication services and consequently would adversely impact the Company's results of operations and cash flows and could adversely affect the value of the Common Stock.

   Although the Company believes that it is in substantial compliance with all material laws, rules and regulations governing its operations and has obtained, or is in the process of obtaining, all licenses, tariffs and approvals necessary or appropriate to conduct its operations, changes in existing laws and regulations, or any failure or significant delay in obtaining necessary regulatory approvals, could have a material adverse effect on the Company's business, results of operations, financial condition and cash flows and the value of the Common Stock. Statutes and regulations which may become applicable to the Company as it expands could require the Company to alter methods of operations, at costs which could be substantial, or otherwise limit the types of services offered by the Company.

   The telecommunications industry is undergoing dynamic change and regulatory responses to such change could be sweeping. Larger, more established telecommunications companies may promote legislation or regulations which could adversely affect the Company's ability to offer its services to its targeted customers or to carry out its business plans. There can be no assurance that the Company will be able to comply with additional applicable laws, regulations and licensing requirements or have sufficient resources to take advantage of the opportunities which may arise from this dynamic regulatory environment. See "Business -- Regulation."

DEPENDENCE ON THIRD-PARTY LONG DISTANCE CARRIERS

   The Company is dependent on certain major long distance carriers to transmit its customers' long distance telephone calls. The Company has agreements with such long distance carriers that provide it with access to such carriers' networks for transmission of its customers' calls. Although the Company believes that it currently has sufficient access to transmission facilities and long distance networks and believes that its relationships with its carriers are generally satisfactory, any increase in the rates charged by carriers or their unwillingness to provide service to the Company would materially adversely affect the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock. Failure to obtain continuing access to such facilities and networks also would have a material adverse effect on the Company, including possibly requiring the Company to significantly curtail or cease its long distance operations. In addition, the Company's long distance service operations require that its switching facilities and its carriers' long distance networks operate on a continuous basis. It is not atypical for long distance carriers and switching facilities to experience periodic service interruptions and equipment failures. It is possible that the Company's switching facilities and its carriers' long distance networks may from time to time experience service interruptions or equipment failures resulting in material delays which would adversely affect consumer confidence as well as the Company's business operations and reputation, which might ultimately affect the value of the Common Stock.

DEPENDENCE ON INCUMBENT LOCAL EXCHANGE CARRIERS

   The Company intends to obtain the local telephone services of ILEC's on a wholesale basis and resell that service to end users, particularly in the early stages of its local telephone service business. To the extent that the Company resells the local services of an ILEC, the Company and its customers will be subject to the quality of service, equipment failures and service interruptions of those carriers, all of which could redound to the Company's detriment. Even if the Company ultimately constructs its own local network facilities, it will be dependent on incumbent local exchange carriers for provision of local telephone service through access to local loops, termination service and, in some markets, central office switches.

   The Company is also dependent on ILECs to provide access service for the origination and termination of its toll long distance traffic and interexchange private lines. Historically those access charges have made up a significant percentage of the overall cost of providing long distance service. On May 7, 1997, the FCC adopted changes to its interstate access rules that, among other things, will reduce per-minute access charges and substitute new per-line flat rate monthly charges. The FCC also approved reductions in overall access rates, and established new rules to recover subsidies to support universal service and other public policies. The impact of these changes on the Company or its competitors is not yet clear. The Company could be adversely affected if it does not experience access cost reductions proportionally equivalent to those of its competitors. See "Business --Regulation."

   Any successful effort by the ILECs to deny or substantially limit the Company's access to their network elements or wholesale services would have a material adverse effect on the Company's ability to provide local telephone services which could ultimately have a material adverse effect on its business, financial condition, results of operations and cash flows and the value of the Common Stock. Although the Telecommunications Act imposes interconnection obligations on ILECs, there can be no assurance that the Company will be able to obtain access to such network elements or services at rates, and on terms and conditions, that permit the Company to offer local services at rates that are both profitable and competitive. In order to provide switched based local service, the Company must negotiate satisfactory interconnect agreements with Southwestern Bell, US WEST and other ILECs. The forms of such agreements currently in use do not provide for all material terms for the resale of local services or access to the unbundled network elements. Some of such terms may be affected by pending legal proceedings regarding FCC regulatory requirements. Many issues relevant to the terms and conditions by which competitors may use an ILEC's network and wholesale services remain to be resolved. For example, Southwestern Bell, US WEST and certain other ILECs have taken the position that when a carrier seeking to provide local service obtains all necessary elements (loops and switches) from the ILEC in a combined form, the ILEC retains the right to receive the access revenues associated with service to the customers served on that basis. See "Business -- Regulation."

DEPENDENCE ON KEY PERSONNEL; NEW MANAGEMENT TEAM

   The efforts of a small number of key management and operating personnel will largely determine the Company's success. The Company's operations depend on the continuing efforts of its executive officers and the senior management of the Acquired Companies. Because the Company is a holding company with no previous operating experience and is seeking to consolidate numerous separate businesses, it is particularly vulnerable to the loss of one or more members of management in the near term. In addition, the Company likely will depend on the senior management of any significant business it acquires in the future. The Company's business, financial condition, results of operations and cash flows and the value of the Common Stock could be affected adversely if any of these persons does not continue in his or her management role after joining the Company and the Company is unable to attract and retain qualified replacements. As competition in the telecommunications business has increased, it has become increasingly difficult and expensive to attract and retain management personnel. The success of the Company's growth strategy, as well as the Company's current operations, will depend, in part, on the extent to which the Company is able to retain, recruit and train qualified personnel who meet the Company's standards of conduct and service to its customers. The Company's senior management team has been assembled only recently, and the Company may seek to augment that team with additional personnel. There can be no assurance that the management team can function effectively to implement the Company's business plans. Further, although several members of senior management have experience in acquisitions and the consolidation of acquired businesses, several members of senior management have no prior experience in the telecommunications business. See "Management."

CONTROL BY EXISTING MANAGEMENT AND STOCKHOLDERS

   On closing of the Acquisitions and the Offering, Consolidation Partners Founding Fund, L.L.C. ("CPFF"), the executive officers of the Company and former owners of the Acquired Companies and KINNET will own in the aggregate approximately % of the outstanding Common Stock. Promptly after the Offering, CPFF intends to distribute to its owners all shares of Common Stock owned by it. As a result of such distribution, Consolidation Partners, L.L.C. ("Consolidation Partners"), a limited liability company owned by Rod K. Cutsinger, Chairman of the Board and Chief Executive Officer of the Company, his wife and two children, will own approximately % of the then outstanding shares of Common Stock.

RISKS OF EXPANSION INTO ADDITIONAL YELLOW PAGE MARKETS

   The Company's strategy to expand into additional yellow page markets carries certain risks in addition to those of its expansion plans generally. To enter a new yellow page market, the Company will typically be required to increase its sales force if it hopes to communicate effectively with its proposed new customers. When the Company first expands into a yellow page market, it often seeks to attract its targeted customers by producing and publishing a full-scale initial directory with minimal or no charges for advertising space. Thus for a first directory in a new market, the Company may have substantial expenses, depending on the size of the directory and the market, with insignificant offsetting revenues. Additionally, when the Company enters a new market it has no prior first-hand credit experience with its advertising customers, and therefore typically has higher bad debt risk for the first directory in which advertising space is sold. Further, many of the Company's yellow page advertisers pay for their advertisements in installments over terms of twelve months.

RISKS RELATED TO ACQUISITIONS

   A portion of the Company's future growth is expected to come through the acquisition of companies engaged in the various aspects of the telecommunications and yellow page publishing businesses. Other companies, including existing publicly owned telecommunications companies, which have objectives similar to those of the Company, may be actively evaluating the same companies that would otherwise be targeted for acquisition by the Company. A number of these acquiring companies may have greater resources than the Company to finance acquisition opportunities and might be willing to pay higher prices than the Company. Further, as competition for acquisitions increases, the prices for the companies to be acquired are likely to increase as well. Consequently, the Company may encounter significant difficulties in its efforts to achieve growth through acquisitions. Its acquisition strategy presents risks that, singularly or in any combination, could materially adversely affect the Company's business, financial condition, results of operations and cash flows and the value of the Common Stock. These risks include the possibility of an adverse effect on existing operations of the Company from the diversion of management attention and resources to acquisitions, the possible loss of acquired customer bases and key personnel and the contingent and latent risks associated with the past operations of and other unanticipated problems arising in the acquired businesses. Customer dissatisfaction or performance problems of a single acquired company could have an adverse effect on the reputation of the Company generally and render the Company's sales and marketing initiatives ineffective. Whether the Company's acquisition strategy is successful will depend on the extent to which it is able to acquire, successfully integrate and profitably manage additional businesses, and no assurance can be given that the Company's strategy will succeed.

   The Company may use Common Stock, cash, notes or other consideration to effect future acquisitions. The extent to which the Company will be able or willing to use the Common Stock for this purpose will be dependent on its market value from time to time and the willingness of potential sellers to accept the Common Stock as payment. To the extent the Company is unable or unwilling to use its Common Stock to make future acquisitions, its ability to grow may be limited by the extent to which it is able to raise capital for this purpose, as well as to expand existing operations, through debt or additional equity financings. Significant incurrences of debt for acquisitions or other purposes would increase the Company's leverage and could adversely affect its business, financial condition, results of operations and cash flows and the value of the Common Stock. See "Management's Discussion and Analysis of Combined Financial Condition and Results of Operations -- Combined Liquidity and Capital Resources."

POTENTIAL EFFECT OF SHARES ELIGIBLE FOR FUTURE SALE ON PRICE OF COMMON STOCK

   On closing of the Acquisitions and the Offering,        shares of Common
Stock will be outstanding. The     shares sold in the Offering (other than
shares that may be purchased by affiliates of the Company) will be freely tradable. The remaining shares outstanding may be resold publicly only following their effective registration under the Securities Act, or pursuant to an available exemption (such as that provided by Rule 144 following a one or two year holding period from the registration requirements of the Securities Act of 1993, as amended (the "Securities Act")). The holders of substantially all of the remaining shares have certain rights to require the Company to file a registration statement with respect to their shares registered in the future under the Securities Act (see "Shares Eligible for Future Sale"), but may not exercise such registration rights for a period of one year following the closing of the Acquisitions. Sales made pursuant to Rule 144 must comply with its applicable volume limitations and other requirements.

   On closing of the Offering, the Company also will have outstanding options
and warrants to purchase up to a total of    shares of Common Stock.

   The Company has agreed not to offer or sell any shares of Common Stock for a period of 180 days following the date of this Prospectus, subject to certain exceptions, without the prior written consent of PaineWebber Incorporated, provided that the Company may issue shares of Common Stock in acquisitions if such Common Stock is subject to similar lock-up provisions. The Company's directors, its executive officers, all persons who acquire shares of Common Stock in connection with the Acquisitions and CPFF have agreed not to offer or sell any shares for a period of one year following the date of this Prospectus (the "Lock-up Period"), subject to certain exceptions, without the prior written consent of

PaineWebber Incorporated. In addition, Rod K. Cutsinger, the Chairman of the Board of Directors and Chief Executive Officer of the Company, has agreed not to offer or sell any of his shares during a period ending on March 31, 1999, subject to certain exceptions, without the prior written consent of PaineWebber Incorporated. See "Underwriting."

   The effect, if any, of the availability for sale, or sale, of shares of Common Stock will have on the market price of the Common Stock prevailing from time to time is unpredictable, and no assurance can be given that the effect will not be adverse.

NO PRIOR MARKET AND POSSIBLE VOLATILITY OF STOCK PRICE

   Prior to the Offering, no public market for the Common Stock has existed, and the initial public offering price, which has been determined by negotiation between the Company and representatives of the Underwriters, may not be indicative of the price at which the Common Stock will trade after the Offering. See "Underwriting." The Company is applying for the listing of the shares of Common Stock on the New York Stock Exchange; however, no assurance can be given that an active trading market for the Common Stock will develop or, if developed, continue after the Offering. The market price of the Common Stock after the Offering may be subject to significant fluctuations from time to time in response to numerous factors, including variations in the reported financial results of the Company, actions and recommendations of securities analysts, and changing conditions in the economy in general or in the Company's industry in particular. In addition, the stock markets experience significant price and volume volatility from time to time which may affect the market price of the Common Stock for reasons unrelated to the Company's performance at that time.

IMMEDIATE AND SUBSTANTIAL DILUTION

   Purchasers of Common Stock in the Offering (i) will experience immediate,
substantial dilution in the net tangible book value of their stock of $   per
share (see "Dilution") and (ii) may experience further dilution in that value from issuances of Common Stock in connection with future acquisitions.

ANTI-TAKEOVER EFFECTS OF CERTAIN CHARTER AND BYLAW PROVISIONS AND DELAWARE
LAW

   The terms of the Company's Restated Certificate of Incorporation, as well as the concentration of ownership of the Common Stock and the Company's ability to issue up to 20,000,000 "blank check" shares of preferred stock may have the effect of discouraging proposals by third parties to acquire a controlling interest in the Company, which could deprive stockholders of the opportunity to consider an offer to acquire their shares at a premium price to them. These provisions include (i) a classified Board of Directors, (ii) the ability of the Board of Directors to establish a sinking fund for the purchase or redemption of shares, fix the number of directors within a certain range and fill vacancies on the Board of Directors, and (iii) restrictions on the ability of stockholders to call special meetings, act by written consent or amend the foregoing provisions. In addition, under certain conditions Section 203 of the DGCL would impose a three-year moratorium on certain business combinations between the Company and an "interested stockholder" (in general, a stockholder owning 15% or more of a corporation's outstanding voting stock). The existence of such provisions may have a depressive effect on the market price of the Common Stock in certain situations. While the Company has not adopted a stockholders' rights plan, the Company has the power to do so under Delaware law. See "Description of Capital Stock -- Provisions Having Possible Anti-Takeover Effect."

NO DIVIDENDS

   The Company intends to retain all of its earnings, if any, to finance the expansion of its business and for general corporate purposes and does not anticipate paying any cash dividends on its Common Stock for the foreseeable future. In addition, the Company's proposed credit facility may contain certain significant restrictions on the ability of the Company to pay dividends. See "Dividend Policy" and "Management's Discussion and Analysis of Combined Financial Condition and Results of Operations -- Combined Liquidity and Capital Resources."

                                 THE COMPANY

   ACG: ACG was founded to create a regional CLEC that provides an integrated portfolio of telecommunications services principally to business customers in the Region. The Company offers long distance, local, Internet access and cellular service and other enhanced services, primarily in Kansas, Nebraska, North Dakota, South Dakota, Oklahoma and Texas. As of September 30, 1997, the Company provided telecommunications services to over 32,000 business customers and almost 10,000 residential customers, typically located in mid-sized to smaller markets. The Company is also an independent publisher of yellow page directories. As of September 30, 1997, the Company had approximately 240 direct sales personnel and 30 telemarketing personnel. The Company is entering into these businesses concurrently with the Offering by acquiring the nine Acquired Companies, its predecessor and its interest in KINNET. The Company had pro forma combined revenues of $85.4 million and EBDITA of $11.9 million in fiscal 1996. See "Certain Transactions -- Organizational Transactions" and "--The Acquisitions." The following is a description of the operating companies involved in the Acquisitions:

   GREAT WESTERN: Great Western Directories, Inc. ("Great Western"), founded in 1984 and headquartered in Amarillo, Texas, produces and distributes approximately three million yellow page directories annually covering 20 service areas in Texas and Oklahoma, and also publishes three yellow page directories in California. During the twelve months ended September 30, 1997, Great Western published 20 yellow page directories covering markets in the Region that contained advertisements for approximately 47,000 primarily small to mid-sized business customers. Great Western's revenues and EBITDA for fiscal 1996 were $44.3 million and $8.0 million, respectively.

   VALU-LINE: Valu-Line of Longview, Inc. ("Valu-Line"), headquartered in Longview, Texas, was founded in 1983. Valu-Line utilizes a Harris 2020 LX digital tandem and local switch located in Dallas, Texas, and as of September 30, 1997, provided long distance services to approximately 10,000 customers. Valu-Line has recently received authorization to provide local telephone service in Texas, and as of September 30, 1997 Valu-Line provided local service to approximately 1,500 access lines on a resale basis through Southwestern Bell to customers in North and East Texas. Valu-Line's revenues and EBITDA for fiscal 1996 were $11.2 million and $1.6 million, respectively.

   FIRSTEL: FirsTel, Inc. ("FirsTel") headquartered in Sioux Falls, South Dakota, was founded in 1993. FirsTel operates a switch center in Sioux Falls that includes three linked Harris 2020 digital tandem switches and, as of September 30, 1997, provided bundled telecommunications service for 7,500 customers in North Dakota, South Dakota, Nebraska, Iowa, Minnesota, Montana, Wyoming, Colorado, and Idaho. As of September 30, 1997, FirsTel provided local service to approximately 3,000 access lines on a resale basis through US WEST to customers in North Dakota and South Dakota. FirsTel has recently secured authorization to provide local service in Nebraska, Minnesota and Wyoming and has an application pending to provide local service in Iowa. FirsTel began offering cellular service on a resale basis in South Dakota in February 1997 and had approximately 1,600 cellular subscribers as of September 30, 1997. FirsTel's revenues and EBITDA for fiscal 1996 were $10.4 million and $1.2 million, respectively. In early September 1997, FirsTel acquired two small long distance companies whose combined revenues for fiscal 1996 were $1.7 million.

   FEIST LONG DISTANCE: Feist Long Distance Service, Inc. ("Feist Long Distance"), headquartered in Wichita, Kansas, was founded in 1992 by the stockholders of FPI, a yellow page publisher that has been in business for 20 years. Feist Long Distance utilizes a Northern Telecom DMS 250 digital tandem switch located in Wichita, Kansas, and as of September 30, 1997, provided primarily long distance services to approximately 14,000 customers. Feist Long Distance received authorization in March 1997 to provide local telephone service in Kansas and has an application pending to provide local service in Oklahoma. As of September 30, 1997, Feist Long Distance provided local service to approximately 5,100 access lines on a resale basis through Southwestern Bell to customers in the Wichita, Kansas metropolitan area. Feist Long Distance's revenues and EBITDA for fiscal 1996 were $10.0 million and $0.7 million, respectively.

   OTHER ACQUIRED COMPANIES: The Other Acquired Companies (Long Distance Management II, Inc., Long Distance Management of Kansas, Inc., The Switchboard of Oklahoma City, Inc., Tele-Systems, Inc. and National Telecom, a proprietorship) include three other small long distance companies and two telephone equipment sales and service companies. As of September 30, 1997, the Other Acquired Companies provided long distance service to approximately 8,600 customers and also provided telephone equipment and related maintenance services to over 2,800 customers in the Wichita, Kansas market. The Other Acquired Companies' combined revenues and EBITDA for fiscal 1996 were $7.8 million and $0.6 million, respectively.

   KINNET: KINNET, headquartered in Salina, Kansas, operates an approximately 900 route mile fiber optic network in Kansas that connects 105 Kansas communities. KINNET sells private line services of DS0, DS1 and DS3 capacity to interexchange companies, cellular companies, independent local telephone companies, business and governmental accounts and others, including Feist Long Distance. KINNET also operates a Northern Telecom DMS 500 digital tandem and local switch located in Moundridge, Kansas capable of handling both long distance and local services, at the center of KINNET's fiber optic network. In 1996, KINNET provided 104 million minutes of equal access time or 1+ dialing service for approximately 18 independent local telephone companies in Kansas. ACG will account for its 49% ownership interest in KINNET by using the equity method of accounting. KINNET's revenues and EBITDA for fiscal 1996 were $8.6 million and $2.4 million, respectively.

   As part of the consideration in the KINNET acquisition, the Company issued its shares to the existing stockholder of KINNET, and it also made a $10.0 million direct cash investment in KINNET, $5.0 million of which KINNET has agreed to apply to the buildout in 1998 and 1999 of a 537-mile, $21.5 million network extension from Wichita, Kansas to the greater Kansas City metropolitan area, with a leg to Tulsa, Oklahoma that will provide self-healing redundancy to its fiber optic network. KINNET has advised the Company that it expects to finance the balance of the expansion with proceeds from the Rural Telephone Finance Cooperative ("RTFC").

   STRATEGIC RELATIONSHIP: The Company has a strategic relationship with Feist Publications, Inc. During the twelve months ended September 30, 1997, FPI sold advertisements in its yellow page directories published during the period to approximately 36,000 business customers in Kansas, Texas and Oklahoma. FPI has agreed, for a period of five years, to provide the Company access to its advertising customers and to provide eight information pages in the front of its directories with instructions on how to subscribe to the Company's services as well as free advertising space in each of FPI's 15 yellow page directories that are currently in publication.

SUMMARY OF TERMS OF THE ACQUISITIONS

   ACG has entered into definitive acquisition agreements to acquire each of the Acquired Companies, its predecessor and its interest in KINNET. The aggregate consideration to be paid by ACG in the Acquisitions consists of approximately $76.8 million in cash to stockholders of the Acquired Companies, $10.0 million as a direct cash investment in KINNET, a fiber optic network company, promissory notes in the aggregate principal amount of $17.4
million,    shares of Common Stock (assuming an initial public offering price
of $   per share, the midpoint of the initial public offering price range), options or warrants granted or issued in June 1997 to purchase 2,000,000 shares of Common Stock exercisable at $2.50 per share, and options or warrants to be issued at the closing to purchase 598,500 shares of Common Stock exercisable at the initial public offering price and 38,635 shares of Common Stock exercisable at one-third of the initial public offering price. Additional shares of Common Stock may be issued in the acquisition of FirsTel if a company recently acquired by FirsTel reaches certain customer targets by early November 1997. Further, prior to the closing of the Acquisitions, certain of the Acquired Companies that are S Corporations will make cash distributions to their stockholders in amounts generally equal either to the undistributed retained earnings of the S Corporations, or the income tax due on those amounts, subject to certain limitations. Had these distributions been made at June 30, 1997, they would have been approximately $1.3 million. To the extent these Acquired Companies have additional earnings after June 30, 1997, the amounts of these distributions will increase. Additionally, ACG will also acquire from the stockholders of Feist Long Distance and FirsTel, together with the stock of those companies, approximately $0.7 million and $1.0 million, respectively, of notes owed by those corporations to certain of their stockholders. See "Certain Transactions -- The Acquisitions."

   The following table sets forth certain summary information relating to the acquisition of the Acquired Companies and the interest in KINNET, including the consideration payable, anticipated debt of the Acquired Companies and estimated cash distributions by S Corporations. See "The Company" and the separate financial statements for certain of the Acquired Companies and KINNET listed below included elsewhere in this Prospectus.



                                   CONSIDERATION
                ---------------------------------------------------
                                                                     ANTICIPATED
    ACQUIRED       NUMBER OF                                           DEBT OF       ESTIMATED
   COMPANIES       SHARES OF                                           ACQUIRED    S CORPORATION
 AND KINNET(1)  COMMON STOCK(2)      CASH         NOTES      OTHER   COMPANIES(3) DISTRIBUTIONS(4)
--------------  --------------- ------------  ------------ -------  ------------- --------------
                                             (DOLLARS IN THOUSANDS)
Great Western .                    $55,000       $15,000(5)    (6)     $  --           $  798
Valu-Line......                      6,600          --        --         1,575             16
FirsTel........                      5,000         2,000(7)    (8)         232(9)          13
Feist Long
 Distance......                      5,000          --        --           252            336
Other Acquired
 Companies.....                      5,236           350(10)  (11)         307            124
KINNET.........         (12)        10,000(12)      --                     N/A            N/A
                --------------- ------------  ------------ -------  ------------- --------------
  Total........                    $86,836       $17,350                $2,366         $1,287
                =============== ============  ============ =======  ============= ==============

------------
(1) In each case represents the acquisition of all of the stock or substantially all of the assets, except KINNET, where the Company is acquiring 49% of outstanding capital stock.

(2) The number of shares of Common Stock issued in the Acquisitions depends on the initial public offering price. The definitive agreements with respect to the various Acquisitions provide that the number of shares of Common Stock to be issued in each Acquisition shall be calculated by dividing the initial public offering price into the following dollar amounts: Great Western -- $10.0 million; Valu-Line -- $5.2 million; FirsTel -- $11.1 million; Feist Long Distance -- $10.0 million; Other Acquired Companies -- $1.2 million; and KINNET -- $10.0 million.

(3) Includes long term debt outstanding as of June 30, 1997 and anticipated borrowings necessary for S Corporation distributions. Does not include approximately $1.7 million of notes owed to stockholders of Feist Long Distance and FirsTel which will be acquired by ACG in the Acquisitions.

(4) These S Corporation distributions are estimated as of June 30, 1997, and are shown net of any distributions made by the Acquired Companies during the first six months of fiscal 1997.

(5) Notes mature on the second anniversary date of the closing of the Acquisitions, bear interest at 5% per annum, payable annually, and are subordinated to the first $50.0 million of outstanding bank debt.

(6) Includes 2,000,000 non-transferable ten-year warrants to purchase Common Stock exercisable at $2.50 per share granted in June 1997 and 500,000 non-transferrable five-year warrants to purchase Common Stock at the initial public offering price issued at the closing of the Acquisitions.

(7) Notes are convertible into Common Stock at the initial public offering price, mature on the second anniversary date of the closing of the Acquisitions, bear interest at 10% per annum, payable annually, and are subordinated to the first $50.0 million of outstanding bank debt.

(8) Includes 50,000 non-transferrable five-year warrants to purchase Common Stock at the initial public offering price issued at the closing of the Acquisitions.

(9) Includes obligations of $101,000 incurred by FirsTel in connection with two acquisitions it made in September 1997 which will be paid out of the proceeds of the Offering.

(10) Note bears interest at 7% per annum, and is payable in three equal installments plus accrued interest, payable on the first three anniversary dates of the closing of the Acquisitions.

(11) Includes 12,500 ten-year options and 36,000 ten-year warrants to purchase Common Stock exercisable at the initial public offering price and 38,635 ten-year options to purchase Common Stock at one-third of the initial public offering price. These 38,635 options vest as an entirety at the end of the 37th month following the closing of the Acquisitions, may be put back to the Company for $155,000 during the 38th month following the closing of the Acquisitions, and are subject to cancellation if the terms of certain employment and non-competition agreements are violated. A stockholder of one of the Other Acquired Companies may receive up to 12,500 additional ten-year options to purchase Common Stock at the initial public offering price if his company meets certain financial tests subsequent to the closing.

(12) The shares are being issued to the stockholder of KINNET, and the $10.0 million cash component is a direct cash investment in KINNET.

   The consideration being paid by ACG in the Acquisitions was determined by arm's length negotiations between representatives of ACG and each of the respective companies. The closing of each Acquisition is subject to customary conditions. These conditions include, among others, the accuracy on the closing date of the Acquisitions of the representations and warranties made, their principal stockholders and ACG; the performance of each of their respective covenants included in the agreements relating to the Acquisitions; and the nonexistence of a material adverse change in the results of operations, financial condition or business of each of the companies being acquired.

   Each agreement relating to an Acquisition may be terminated, under certain circumstances, prior to the closing of the Offering (i) by the mutual consent of the boards of directors of ACG and the relevant company being acquired;
(ii) if the Offering and the acquisition of that company are not closed by January 31, 1998; (iii) by ACG if the schedules to the acquisition agreement are amended to reflect a material adverse change; or (iv) if a material breach or default under the agreement by one party occurs and is not waived. No assurance can be given that the conditions to the closing of all the Acquisitions will be satisfied or waived or that each Acquisition will close. For information regarding the employment agreements to be entered into by certain officers of certain of the Acquired Companies (which include covenants not to compete), see "Management -- Employment Agreements."

                               DIVIDEND POLICY

   It is the Company's current intention to retain its earnings, if any, to finance the expansion of its business and for general corporate purposes and the Company expects that it will not pay any dividends for the foreseeable future. Any future dividends will be at the discretion of the Board of Directors after taking into account various factors, including, among others, the Company's financial condition, results of operations, cash flows from operations, current and anticipated cash needs, general business conditions, the income tax laws then in effect, the requirements of Delaware law, the restrictions that may be imposed by the Company's proposed $20 million revolving credit facility to finance the Company's working capital requirements ("Proposed Credit Facility"), any restrictions that may be imposed by the Company's future indebtedness and such other factors as the Board of Directors deems relevant. The Proposed Credit Facility may place limitations on the payment of dividends (except for dividends payable in Common Stock and certain preferred stock). See "Management's Discussion and Analysis of Combined Financial Condition and Results of Operations -- Combined Liquidity and Capital Resources."

                               USE OF PROCEEDS

   The net proceeds to the Company from the sale of the shares of Common Stock offered hereby, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company, are estimated to be
approximately $   million (approximately $   million if the Underwriters
exercise their over-allotment option in full). Of those net proceeds, $76.8 million will be used to pay the aggregate cash portion of the purchase price for the Acquired Companies, $10.0 million will be used to make a direct cash investment in KINNET, a fiber optic network company, and the remaining net proceeds will be used for (i) the concurrent repayment of outstanding indebtedness of the Acquired Companies (approximately $2.4 million) and of ACG to CPFF (approximately $2.2 million); and (ii) general corporate purposes, including infrastructure buildout and acquisitions. See "Certain Transactions -- Organization of the Company."

   The indebtedness of the Acquired Companies to be repaid from the proceeds of the Offering (some of which has been guaranteed by stockholders of the Acquired Companies) bears interest at rates ranging from 5.75% to 18.6% per annum. Such indebtedness would otherwise mature at various dates through August 2005. The indebtedness of ACG to CPFF bears interest at 8% per annum and is payable on the earlier of the effectuation of an initial public offering by ACG or December 31, 1998.

                                CAPITALIZATION

   The following table sets forth, as of June 30, 1997, the cash, short-term debt and current maturities of long-term obligations and capitalization of
(i) ACG and its predecessor on an actual basis, (ii) the Company on a pro forma combined basis to give effect to the Acquisitions, and (iii) the Company on a pro forma combined basis to give effect to the Acquisitions, as further adjusted to give effect to the Offering and the application of the estimated net proceeds therefrom. See "Use of Proceeds." This table should be read in conjunction with the Unaudited Pro Forma Financial Statements of the Company and the related notes thereto included elsewhere in this Prospectus.

                                                                          JUNE 30, 1997
                                                                ----------------------------------
                                                                                        COMPANY
                                                                            COMPANY    PRO FORMA
                                                                              PRO          AS
                                                                   ACG       FORMA      ADJUSTED
                                                                --------- ----------  -----------
                                                                          (IN THOUSANDS)
Cash...........................................................  $     3    $    507    $ 19,385
                                                                ========= ==========  ===========
Short-term debt and current maturities of long-term
 obligations
  8% promissory note payable to CPFF...........................  $ 1,295    $  1,295     $ --
  Other(1).....................................................     --         1,597         117
Obligation for cash portion of consideration for Acquisitions .     --        86,836       --
Long-term debt:
  Long-term debt of Acquired Companies, less current
   maturities..................................................     --         1,567       --
  5% Subordinated Notes(2).....................................     --        15,000      15,000
  10% Convertible Subordinated Notes(3)........................     --         2,000       2,000
  7% Note, less current maturities(4)..........................     --           233         233
Stockholders' equity:
  Preferred Stock: $0.0001 par value, 20,000,000 shares
   authorized: no shares issued and outstanding................     --         --          --
  Common Stock: $0.0001 par value, 180,000,000 shares
   authorized:       shares issued and outstanding ACG;
   shares issued and outstanding, Company pro forma;
   shares issued and outstanding Company pro forma as
   adjusted(5).................................................
  Additional paid-in capital...................................    5,582      41,109     151,693
  Retained earnings............................................   (6,910)     (6,910)     (6,910)
                                                                --------- ----------  -----------
   Total stockholders' equity..................................   (1,328)     34,199     144,783
                                                                --------- ----------  -----------
    Total debt and capitalization..............................  $   (33)   $142,727    $162,133
                                                                ========= ==========  ===========

------------
(1) Includes $101,000 payable by FirsTel in connection with the acquisitions of two companies in September 1997.

(2) Notes mature on the second anniversary date of the closing of the Acquisitions and are subordinated to the first $50.0 million of outstanding bank debt.

(3) Notes are convertible into Common Stock at the initial public offering price, mature on the second anniversary date of the closing of the Acquisitions and are subordinated to the first $50.0 million of outstanding bank debt.

(4) Note is payable in three annual installments on the first, second and third anniversary dates of the closing of the Acquisitions.

(5)    Excludes an aggregate of       shares of Common Stock issuable upon the
       exercise of options granted pursuant to the Company's 1997 Stock Awards Plan, the Directors' Plan or otherwise issuable upon the exercise of warrants issued prior to or contemporaneously with the consummation of
       the Offering at exercise prices ranging from     to the initial public
       offering price. See "Management -- 1997 Stock Awards Plan."

                                   DILUTION

   The pro forma net tangible book value of the Company as of June 30, 1997
was approximately $      , or approximately $      per share, after giving
effect to the Acquisitions. The pro forma net tangible book value per share represents the Company's pro forma net tangible assets as of June 30, 1997, divided by the number of shares to be outstanding after giving effect to the
Acquisitions. After giving effect to the sale of the     shares offered
hereby at an assumed initial public offering price of $      per share (the
midpoint of the initial public offering price range) and deducting estimated underwriting discounts and commissions and estimated offering expenses payable by the Company, the Company's pro forma net tangible book value as of
June 30, 1997 would have been approximately $      or approximately $
per share. This represents an immediate increase in pro forma net tangible
book value of approximately $      per share to existing stockholders and an
immediate dilution of approximately $      per share to new investors
purchasing shares in the Offering. The following table illustrates this pro forma dilution:

Assumed initial public offering price per share.......................               $
Pro forma net tangible book value per share before the Offering ...... $
Increase in pro forma net tangible value per share attributable to new investors .......................................................
                                                                       ------------
Pro forma net tangible book value per share after the Offering .......
                                                                                    ------------
Dilution per share to new investors...................................               $
                                                                                    ============

   The following table sets forth on a pro forma basis to give effect to the Acquisitions as of June 30, 1997, the number of shares of Common Stock purchased from the Company, the total consideration to the Company and the average price per share paid to the Company by existing stockholders and the new investors purchasing shares from the Company in the Offering (before deducting underwriting discounts and commissions and estimated offering expenses):

                               SHARES PURCHASED      TOTAL CONSIDERATION(1)      AVERAGE
                           ------------------------ -------------------------     PRICE
                              NUMBER      PERCENT      AMOUNT       PERCENT     PER SHARE
                           ----------- -----------  ------------ -----------  --------------
Existing stockholders ....                     %     $                   %     $
New investors.............
                           ----------- -----------  ------------ -----------
  Total...................                  100%     $                100%
                           =========== ===========  ============ ===========

------------
(1) Total consideration paid by existing stockholders represents the combined stockholders' equity of ACG and the Acquired Companies before the Offering, adjusted to reflect the payment of $86.8 million in cash as part of the consideration for the acquisition of the Acquired Companies and the interest in KINNET.

                           SELECTED FINANCIAL DATA

   ACG will effect the Acquisitions concurrently with and as a condition to the consummation of the Offering. For financial statement presentation purposes, ACG has been identified as the "accounting acquiror." The following selected financial data for ACG as of December 31, 1996 and for the period from inception to December 31, 1996, has been derived from the audited financial statements of ACG. The selected historical financial data for ACG as of and for the six months ended June 30, 1997 have been derived from unaudited financial statements of ACG which have been prepared on the same basis as the audited financial statements and, in the opinion of ACG, reflect all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of such data. The selected unaudited pro forma combined financial data for the Company as of June 30, 1997, and for the year ended December 31, 1996 and the six months ended June 30, 1996 and 1997, are as adjusted for (i) the effects of the Acquisitions; (ii) the effects of certain pro forma adjustments to the historical financial statements and
(iii) the consummation of the Offering and the application of the net proceeds therefrom as set forth under "Use of Proceeds" and recording the balance as cash. See the Unaudited Pro Forma Combined Financial Statements and the notes thereto and the historical financial statements and the notes thereto included elsewhere in this Prospectus.

                                                 PERIOD FROM
                                                  INCEPTION
                                                (JUNE 6, 1996)
                                                   THROUGH       SIX MONTHS ENDED
                                              DECEMBER 31, 1996   JUNE 30, 1997
                                              ----------------- ----------------
                                                        (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
 ACG
  Revenues...................................       $  --            $    --
  Selling, general and administrative
   expenses..................................         649              6,182 (1)
  Net loss...................................        (659)            (6,252)

                                                   YEAR ENDED     SIX MONTHS ENDED
                                               DECEMBER 31, 1996   JUNE 30, 1997
                                               ----------------- ----------------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
THE COMPANY
 PRO FORMA COMBINED(2)
  Revenues
    Telecommunications services...............      $41,090           $23,446
    Yellow page publishing....................       44,324            27,366
                                               ----------------- ----------------
      Total revenues..........................       85,414            50,812
  Cost of services............................       47,479            26,692
  Depreciation and amortization(3)............        4,253             1,926
                                               ----------------- ----------------
  Gross profit................................       33,682            22,194
  Selling, general and administrative
   expenses...................................       26,182            16,144
                                               ----------------- ----------------
  Operating income............................        7,500             6,050
  Other income and expense, net(4)............        6,448               171
  Interest expense............................         (974)             (487)
  Equity in earnings (loss) of KINNET ........         (814)             (366)
                                               ----------------- ----------------
  Income before tax...........................       12,160             5,368
                                               ----------------- ----------------
  Net income(5)...............................      $ 6,241           $ 2,555
                                               ================= ================
  Net income per share........................      $                 $
  Shares used in computing pro forma net
   income per share(6)........................
  Cash provided by operating activities ......        9,037             4,154
  Cash used in investing activities...........         (711)             (547)
  Cash used in financing activities...........       (7,482)           (3,482)
  EBITDA(7)...................................      $11,919           $ 8,147

                                                                        THE COMPANY
                                                  ACG                  JUNE 30, 1997
                                       -------------------------- -----------------------
                                        DECEMBER 31,    JUNE 30,                   AS
                                            1996          1997     PRO FORMA    ADJUSTED
                                       -------------- ----------  ----------- ----------
                                                         (IN THOUSANDS)
BALANCE SHEET DATA:
  Cash and cash equivalents...........      $  33       $     3     $    507    $ 19,385
  Working capital (deficit) ..........       (689)       (1,845)     (72,981)     36,036
  Total assets........................         92           526      152,005     170,867
  Total debt, including current
   portion............................        575         1,295       21,591      17,350
  Stockholders' equity................       (632)       (1,328)      34,199     144,783

------------

(1) Reflects a nonrecurring, non-cash compensation charge of $5.6 million recorded in the quarter ended June 30, 1997 related to options to purchase Common Stock issued to management of ACG which amount has been reversed as a non-recurring expense item.

(2) The pro forma statements of operations data and the pro forma balance sheet data assume that the Acquisitions were closed on January 1, 1996 and June 30, 1997, respectively, and are not necessarily indicative of the results the Company would have obtained had these events actually then occurred or of the Company's future results. The pro forma combined financial information (i) is based on preliminary estimates, available information and certain assumptions that management deems appropriate and (ii) should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. The pro forma combined revenues are all attributable to the Acquired Companies.

(3) Includes $2.6 million and $1.3 million of amortization for the twelve months ended December 31, 1996 and the six months ended June 30, 1997, respectively, on the estimated $104.0 million of goodwill to be recorded as a result of the Acquisitions computed on the basis described in Notes to the Unaudited Pro Forma Combined Financial Statements.

(4) Other income for the year ended December 31, 1996 includes a $6.3 million litigation settlement received by Great Western.

(5) Assumes that all income is subject to a corporate tax rate of 40% and that all goodwill amortization is non-deductible for income tax purposes.

(6)    Includes (i) shares issued to the management of and consultants to ACG,
       (ii) shares issued in the Acquisitions, and (iii) of the shares sold in the Offering necessary to pay the cash portion of the consideration payable in connection with the Acquisitions and pay expenses of the Offering. Excludes options or warrants to purchase shares granted prior to or upon consummation of the Offering.

(7) EBITDA as used in this Prospectus consists of earnings (loss) before interest, income taxes, depreciation and amortization and less equity in earnings (loss) of a minority owned affiliate and less the portion of other income and expense (net) attributable to the $6.3 million litigation settlement received by Great Western in 1996. The Company has included EBITDA data because it is a measure commonly used in the telecommunications industry. EBITDA is not a measure of financial performance determined under generally accepted accounting principles, should not be considered as an alternative to net income as a measure of performance or to cash flows as a measure of liquidity, and is not necessarily comparable to similarly titled measures of other companies.

     MANAGEMENT'S DISCUSSION AND ANALYSIS OF COMBINED FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with the financial statements, the notes thereto and the other financial data included elsewhere in this Prospectus. The following discussion contains certain forward-looking statements with respect to the Company's expectations regarding its business after it has consummated the Acquisitions. These forward-looking statements are subject to certain risks and uncertainties which may cause actual results to differ significantly from such forward-looking statements. See "Risk Factors."

   See Annex M for Management's Discussion and Analysis of Financial Condition and Results of Operations for Certain Acquired Companies, including Great Western, Valu-Line, FirsTel, Feist Long Distance and KINNET.

OVERVIEW OF THE COMPANY'S BUSINESS

   The Company derives its revenues primarily from the provision of telecommunications services in the Region and the sale of advertising space in yellow page directories serving market areas in Texas, Oklahoma and California.

 Telecommunications Services Revenues and Price Declines

   The Company's telecommunications services principally include long distance and local services, Internet access, cellular service and other enhanced services. Its telecommunications revenues are derived principally from minutes of long distance telecommunications traffic carried. The following table shows the domestic revenue per minute, domestic cost per minute and millions of domestic billable minutes of use attributable to the Company's combined long distance operations for 1994, 1995, 1996 and the six months ended June 30, 1996 and 1997. See "--Introduction to Acquisitions" below.

                                                                       SIX MONTHS ENDED
                                         YEAR ENDED DECEMBER 31,           JUNE 30,
                                     ----------------------------------------------------
                                        1994      1995       1996      1996       1997
                                     --------- ---------  --------- ---------  ----------
Revenue per minute..................  $0.1512    $0.1458   $0.1425    $0.1450    $0.1345
  % change..........................                (3.6)%    (2.3)%                (7.2) %
Cost per minute.....................  $0.0950     0.0877   $0.0777    $0.0773     0.0687
  % change..........................                (7.7)%   (11.4)%               (11.1 )%
Millions of billable minutes of use.    168.4      238.3     264.3      128.4      151.3
  % change..........................                41.5%     10.9%                 17.8%

   The Company generally prices its long distance services at a discount to the primary carrier or carriers in each of its markets. The Company has generally experienced and expects to continue to experience declining revenue per minute in all of its markets as a result of increased competition, although, due to technological innovation and substantial available transmission capacity, transmission costs in the telecommunications industry have often declined at a more rapid rate than prices. There can be no assurance that this relationship will continue. Industry observers predict that, early in the next decade, telephone charges will no longer be based on the distance a call is carried. As a consequence, the Company could experience a substantial reduction in its margins on long distance calls which, absent a significant increase in billable minutes of traffic carried or charges for additional services, would have a material adverse effect on the Company's financial position and results of operations and could have a material adverse effect on the price of the Common Stock.

   Local service revenues, which are currently not material but which the Company expects to increase in future periods, represent the resale at a discount of the local carrier services provided primarily by Southwestern Bell and US WEST. In most of the Company's market areas, local service is sold on a flat monthly fee basis. The Company has only recently commenced reselling cellular service in a limited portion of the Region, and the revenues generated to date from these activities have not been material.

 Yellow Page Publishing

   Yellow page publishing revenues are attributable to the sale of advertising space in the directories that serve its 17 market areas in Texas, three market areas in Oklahoma and six market areas in California. Revenues are recognized when each directory is published. The Company has decided to discontinue three of those directories in California, which produced revenues of $2.3 million in fiscal 1996. Because of the timing of the discontinuation, $1.4 million of these revenues will not recur in 1997, and none of them will recur in 1998. While the Company's yellow page business is not seasonal, five of its directories which have for the last several years accounted for approximately one-third of its annual revenue are published in the first quarter. Directories are typically published annually in each market area. Increases in revenues have generally been attributable to increases in the number and size of advertisements in the directories.

   When the Company expands into a new yellow page market, it typically seeks to attract its targeted customers by producing and publishing a full scale initial directory in which it gives away advertising space. Thus on a first directory in a new market (the "prototype year"), the Company may have substantial expenses, depending on the size of the market, with little or no offsetting revenues. During the last three fiscal years, the expenses associated with the first publication of a directory in a market have ranged from approximately $500,000 to $2.0 million, depending on the size of the market. The Company sells advertising in the second directory in a market (the "first sold year"), after the advertisers have had an opportunity to experience the reception of the new yellow page directory and their advertisements in the marketplace. See "Annex M -- Management's Discussion and Analysis of Financial Condition and Results of Operations of Certain Acquired Companies -- Great Western Directories, Inc." The Company usually is able to sell advertising space in the directory for the first sold year to approximately 65% of the advertisers who received free space in the prototype directory. In a new market, however, the Company has no prior first-hand credit experience with its advertising customers, and therefore usually has disproportionate bad debt expense with respect to the directory for the first sold year, and it typically records a provision for bad debts of 20% with respect to that directory. Once in a market, the Company may seek to increase its geographic coverage by expanding outward from its initial service area.

   The following table shows the numbers of total market areas served, number of advertisers, advertising revenues, and number of directories published for the years ended January 31, 1995 and 1996, and December 31, 1996, and the six months ended June 30, 1996 and 1997.

                                                 YEAR ENDED                               SIX MONTHS ENDED
                                                 JANUARY 31,            YEAR ENDED             JUNE 30,
                                         ----------------------------  DECEMBER 31,  ----------------------------
                                              1995          1996           1996           1996           1997
                                         ------------- -------------  -------------- -------------   ------------
Total market areas served during fiscal
 year...................................           22             26             26             26            25
Number of advertisers in directories
 published during period................       38,300         47,800         52,200         27,200        28,400
Advertising revenues(1).................  $29,406,843    $36,469,094    $44,324,097    $25,403,026   $27,366,452
Directories published...................    2,699,200      3,406,800      3,688,800      1,777,400     1,843,200

------------
(1) Because of a change in fiscal year, the month of January 1996 is included both in the fiscal year ended January 31, 1996 and the fiscal year ended December 31, 1996.

 Cost of Services

   Telecommunications Services. The Company has an extensive network that connects a number of cities in the Region and upon which the Company can transmit its customers' long distance calls. These "on-net" facilities include the Company's switches, a web of leased access trunks that connect those switches to the local exchange carrier's switches, DS1 and DS3 lines that connect certain high volume customers to the Company's switches and leased lines from other long-haul carriers. Once a long distance call reaches one of the Company's switches, it can be routed over the Company's network or, if the

Company does not have an "on-net" connection, over the network of another long-haul carrier from which the Company purchases access. The bulk of the Company's "off-net" termination services are provided by large long distance companies with long haul transmission capabilities. See "Business -- The Company's Network."

   Because of its ownership interest in KINNET, the Company expects to consolidate some of its traffic in KINNET's area of operations on the KINNET network after the Acquisitions. Further, the Company expects that after the Acquisitions it will obtain pricing reductions from KINNET with respect to the traffic that the Company consolidates on the KINNET network.

   The Company's cost of long distance services comprises the costs associated with acquiring switched transmission and leased line capacity. Switched transmission capacity is acquired on a per-minute basis (with volume discounts) and is, therefore, a variable cost. Virtually all calls carried by the Company must be originated or terminated over another carrier's facilities and access charges must be paid to utilize those facilities. Termination, origination and access charges on calls are paid by the Company to ILEC. Leased transmission capacity is typically acquired on a fixed cost basis, generally involving fixed monthly payments regardless of usage levels. Accordingly, once certain volume levels are reached, leased line capacity is more cost effective than switched transmission capacity. Following the Offering, the Company expects to be able to obtain better pricing on switched transmission capacity and from leased lines because of the substantial number of minutes of traffic generated by the Acquired Companies on a combined basis. Although the Company has entered into four take-or-pay agreements with other carriers in order to maximize volume discounts, since their inception the minimum usage levels under these contracts have been met, and the Company has not incurred any obligation to make cash payments in lieu of usage under these agreements. See "Business -- Network Facilities and Carrier Agreements."

   At present the Company typically provides local services by reselling the local services of other local exchange carriers at a discount from the prices charged by those carriers to individual customers. The cost of providing such services depends on the rates which the Company can negotiate from those carriers.

   Yellow Page Publishing. The principal components of cost of service relate to sales commissions, paper and publishing costs, colorizing advertisements and delivery expenses. The Company anticipates that the introduction of a new directory of significant size in one of the cities in the Region will increase the Company's yellow page cost of services. The Company has in the last year lowered its printing costs by switching from a single printing supplier to a competitive bidding process among several suppliers. The Company contracts with third parties for printing and delivering its directories and routinely purchases its paper requirements from third party suppliers. The colorizing of advertisements in its yellow page directories is provided by a company in which a director of the Company is an officer, director and significant stockholder. See "Certain Transactions -- Other Matters."

 Selling, General Administrative Expenses

   The Company has historically sold its telecommunication services primarily through commissioned sales personnel, advertising, internal and external marketers and agents. Selling expenses have, therefore, primarily consisted of advertising and promotion costs, salaries of employees, expenses related to its customer service department and, to a lesser extent, commissions paid to agents. The Company has historically sold advertising space in its yellow page directories through commissioned sales personnel. Hence selling expenses for the Company's yellow pages business consists primarily of employee salaries and commissions. After the Offering, the Company expects its total selling expenses to increase as it increases its sales staff to expand its marketing efforts. Great Western has historically included its selling expenses in cost of services.

   In anticipation of the commencement of operating activities and of the Offering, the Company has been assembling its senior management team, which it expects to continue to augment, which is resulting in an increase in general and administrative expenses. General and administrative expenses will increase substantially subsequent to the Offering, as the Company publishes additional yellow page directories, expands its customer service and sales staffs, implements billing, financial reporting and other management information systems and network management systems and incurs organizational expenses relating to entering additional markets. Such expenses will be incurred in advance of anticipated related revenues.

INTRODUCTION TO THE ACQUISITIONS

   The Acquired Companies have operated throughout the periods presented as privately-owned entities and their results of operations reflect different tax structures ("S Corporations" or "C Corporations") or proprietorships which have influenced the historical level of owners' compensation and other aspects of their business. Accordingly, selling, general and administrative expenses as a percentage of net sales may not be comparable among the individual Acquired Companies. Certain owners of the Acquired Companies have contractually agreed to certain reductions in both their compensation and benefits. These reductions would have decreased compensation expense for fiscal 1996 and for the six months ended June 30, 1997 by $445,000 and $223,000, respectively, and, accordingly, pro forma adjustments for fiscal 1996 and the six months ended June 30, 1997 have been reflected in the Unaudited Pro Forma Combined Statement of Operations presented elsewhere in this Prospectus.

   The Company anticipates that following the Offering and the consummation of the Acquisitions, it will realize savings from: (i) greater volume discounts from equipment and other suppliers, and for long distance minutes of use, and (ii) consolidation of insurance, employee benefit programs and other general and administrative costs. It is anticipated that these savings will be offset by costs related to the Company's new corporate management and expanded business activities and by the costs attributable to being a public company. However, because these savings and costs cannot be accurately quantified at this time, they have not been included in the pro forma financial information included herein.

   During the first and second quarters of 1997, the Company issued options and warrants to purchase an aggregate of 1,088,000 shares of Common Stock to management of and a consultant to the Company and others at prices ranging from $1.00 to the initial public offering price per share. Accordingly, the Company has recorded a non-cash compensation charge of $5.6 million in the second quarter of 1997, representing the difference between the amount paid or payable for the shares and the estimated fair value of the underlying shares on the date of sale as if the Companies were combined.

   In July 1996, the Commission issued Staff Accounting Bulletin No. 97 ("SAB 97") relating to business combinations immediately prior to an initial public offering. SAB 97 requires that these combinations be accounted for using the purchase method of accounting. Under the purchase method, one of the companies must be designated as the accounting acquiror and ACG has been so designated. For the remaining companies, $104.0 million, representing the excess of the fair value of the consideration paid on the acquisition of the Acquired Companies over the fair value of the net assets acquired will be recorded as "goodwill" on the Company's balance sheet. Goodwill will be amortized as a non-cash charge to the income statement over a 40-year period. In addition, approximately $17.0 million of goodwill is attributable to KINNET and will be amortized against the Company's equity interest in the earnings or losses of KINNET over a 40-year period. The pro forma impact of the total amortization expense, which is non-deductible for tax purposes, is expected to be approximately $3.0 million per year, approximately $2.6 million of which will appear directly in the Company's depreciation and amortization and approximately $0.4 million of which will be included as a component of equity in earnings of KINNET. See "Certain Transactions -- Organizational Transactions." Prior to the issuance of SAB 97, most business combinations similar to the acquisition of the Acquired Companies were accounted for by combining the historical financial statements of the respective companies without the revaluation of acquired assets and liabilities and, therefore, did not result in the creation of "goodwill."

RESULTS OF OPERATIONS -- COMBINED

   The combined results of operations of the Acquired Companies for the periods presented do not represent combined results of operations presented in accordance with generally accepted accounting principles because they are only a summation of the revenues, cost of services, gross profit, selling, general and administrative expenses and income from operations of the individual Acquired Companies on a historical basis. The combined results exclude the effect of pro forma adjustments and, therefore, may not be indicative of the Company's post-combination results of operations for a number of reasons, including the following: (i) the Acquired Companies were not under common control or management during the periods presented, (ii) the Acquired Companies used different tax structures ("S Corporations" or "C Corporations") during the periods presented, (iii) the Company will incur incremental costs related to its new corporate management, expanded business activities and the costs of being a public company, (iv) the Company will use the purchase method of accounting to record the acquisitions of the Acquired Companies, resulting in the recording and amortization of approximately $2.6 million of goodwill per year, (v) the combined data do not reflect the compensation differential or the potential benefits and cost savings the Company expects to realize once ACG and the Acquired Companies begin operating as a combined entity and (vi) the combined data do not include the equity in earnings (loss) of a minority owned affiliate (KINNET). See the separate discussions below of the results of operations of each of the Founding Companies and KINNET in which separate audited financial statements are included in this Prospectus. In addition, during 1996 Great Western recognized $6.3 million of other income from a favorable litigation settlement, which will not recur.

   The following table sets forth certain combined results of operations data of the Acquired Companies on a historical basis and such results as a percentage of revenues:

                                         FISCAL YEARS ENDED(1)                           SIX MONTHS ENDED JUNE 30,
                      ----------------------------------------------------------- ---------------------------------------
                            1994(1)             1995(1)             1996(1)               1996                1997
                      ------------------- ------------------- ------------------- ------------------- -------------------
                                                             (DOLLARS IN THOUSANDS)
Revenue
 Telecommunications
  services...........  $27,148     48.0%   $36,038     49.7%   $39,362     47.0%   $19,743     43.7%    $22,499     45.1%
 Yellow page
  publishing.........   29,407     52.0%    36,469     50.3%    44,324     53.0%    25,403     56.3%     27,366     54.9%
                      --------- --------  --------- --------  --------- --------  --------- --------  ---------  --------
 Total...............   56,555    100.0%    72,507    100.0%    83,686    100.0%    45,146    100.0%     49,865    100.0%
Cost of services ....   33,633     59.5%    41,956     57.9%    46,435     55.5%    23,397     51.8%     26,082     52.3%
Depreciation and
 amortization........    1,134      2.0%     1,485      2.0%     1,610      1.9%       772      1.7%        603      1.2%
                      --------- --------  --------- --------  --------- --------  --------- --------  ---------  --------
Gross profit.........   21,788     38.5%    29,066     40.1%    35,641     42.6%    20,977     46.5%     23,180     46.5%
Selling, general and
 administrative
 expenses............   18,337     32.4%    22,646     31.2%    25,321     30.0%    13,895     30.8%     15,418     30.9%
                      --------- --------  --------- --------  --------- --------  --------- --------  ---------  --------
Income from
 operations..........    3,451      6.1%     6,420      8.9%    10,320     12.3%     7,082     15.7%      7,762     15.6%

------------
(1) All of the Acquired Companies and ACG, except Great Western Directories (for fiscal 1994 and 1995), Long Distance Management of Kansas, Inc. ("LDM Kansas") and Long Distance Management II, Inc. ("LDM II") have fiscal years which end on December 31. The combined data above for the fiscal years ended December 31, 1994, 1995 and 1996 includes data for LDM Kansas and LDM II for the twelve month periods then ended. The combined data above also includes Great Western's fiscal years ended January 31, 1995 and 1996 for the combined fiscal years ended 1994 and 1995. Because of the change in Great Western's fiscal year, revenues for the month of January 1996 are included both in fiscal 1995 and fiscal 1996.

Combined results for the six months ended June 30, 1997 compared to the six months ended June 30, 1996.

   Revenues. Revenues increased $4.8 million, or 10.6%, from $45.1 million for the six months ended June 30, 1996 to $49.9 million for the six months ended June 30, 1997. Telecommunications services revenue increased $2.8 million, or 14.0%, from $19.7 million for the six months ended June 30, 1996 to $22.5 million for the six months ended June 30, 1997 as a result of an overall increase in traffic for all Acquired Companies except Valu-Line, whose revenues were relatively flat. For long distance traffic, total domestic billed minutes increased 17.8% from 128.4 million for the six months ended June 30, 1996 to 151.3 million for the six months ended June 30, 1997, while average revenue per domestic billable minute decreased 7.2% from $0.1450 to $0.1345. Yellow page publishing revenue increased $2.0 million, or 7.7%, from $25.4 million for the six months ended June 30, 1996 to $27.4 million for the six months ended June 30, 1997 primarily as a result of increased sales of advertising space in the directory in Tulsa, Oklahoma and in other established markets.

   Gross profit. Gross profit increased $2.2 million, or 10.5%, from $21.0 million for the six months ended June 30, 1996 to $23.2 million for the six months ended June 30, 1997. Gross margin was flat at 46.5% for the six months ended June 30, 1996 and 1997. Telecommunications services gross profit increased $1.2 million, or 17.1%, from $6.9 million for the six months ended June 30, 1996 to $8.1 million for the six months ended June 30, 1997. Telecommunications services gross margin increased from 35.1% for the six months ended June 30, 1996 to 35.9% for the six months ended June 30, 1997 as a result of changes in product mix to lower cost services and scheduled decreases in depreciation expense on equipment. For domestic long distance traffic, average cost per billable minute decreased 11.1% from $0.773 for the six months ended June 30, 1996 to $0.0687 for the six months ended June 30, 1997. Yellow page publishing gross profit increased $1.0 million, or 7.1%, from $14.1 million for the six months ended June 30, 1996 to $15.1 million for the six months ended June 30, 1997. Yellow page publishing gross margin remained relatively stable at 55.3% for the six months ended June 30, 1996 and 55.1% for the six months ended June 30, 1997. Although certain variable costs of services, such as commissions, increased at a more rapid rate than revenues, due primarily to temporary changes in commission payment methodology, certain other costs of services, such as printing and distribution, which fluctuate with the number of directories published, remained flat due to a competitive bidding process that resulted in the use of alternative printing facilities and delivery services.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.5 million, or 11.0%, from $13.9 million for the six months ended June 30, 1996 to $15.4 million for the six months ended June 30, 1997. As a percentage of revenues, selling, general and administrative expenses increased from 30.8% for the six months ended June 30, 1996 to 30.9% for the six months ended June 30, 1997. Telecommunications services selling, general and administrative expenses increased $1.0 million, or 18.9%, from $5.2 million for the six months ended June 30, 1996 to $6.2 million for the six months ended June 30, 1997. As a percentage of revenues, telecommunications services selling, general and administrative expenses increased from 26.4% for the six months ended June 30, 1996 to 27.6% for the six months ended June 30, 1997 as sales and administrative personnel were augmented in anticipation of providing new or expanded services, primarily local and cellular services. Yellow page publishing selling, general and administrative expenses increased $0.5 million, or 5.7%, from $8.7 million for the six months ended June 30, 1996 to $9.2 million for the six months ended June 30, 1997. As a percentage of revenues, yellow page publishing selling, general and administrative expenses decreased from 34.1% for the six months ended June 30, 1996 to 33.7% for the six months ended June 30, 1997 as a result of enhanced operational efficiency because of lower employee turnover and improvements in production technology.

Combined results for fiscal 1996 compared to fiscal 1995.

   Revenues. Revenues increased $11.2 million, or 15.4%, from $72.5 million for fiscal 1995 to $83.7 million for fiscal 1996. Telecommunications services revenue increased $3.4 million, or 9.4%, from $36.0 million for fiscal 1995 to $39.4 million for fiscal 1996 primarily as a result of successful marketing efforts and expansion into new markets. These gains were partially offset by a decrease in the volume of commercial long distance accounts at Valu-Line resulting from technical difficulties experienced during an equipment change. For long distance traffic, total domestic billed minutes increased 10.9% from 238.3 million for fiscal 1995 to 264.3 million for fiscal 1996, while average revenue per domestic billable minute decreased 2.3% from $0.1458 to $0.1425. Yellow page publishing revenue increased $7.8 million, or 21.5%, from $36.5 million for fiscal 1995 to $44.3 million for fiscal 1996 primarily as a result of the first publication for revenue of the Tulsa, Oklahoma directory in February 1996.

   Gross profit. Gross profit increased $6.5 million, or 22.6%, from $29.1 million for fiscal 1995 to $35.6 million for fiscal 1996. Gross margin increased from 40.1% for fiscal 1995 to 42.6% for fiscal 1996. Telecommunications services gross profit increased $0.9 million, or 7.3%, from $12.4 million for fiscal 1995 to $13.3 million for fiscal 1996. Telecommunications services gross margin decreased from 34.4% for fiscal 1995 to 33.8% for fiscal 1996 as a result of changes in product mix to lower cost services and implementation of a program to recycle surplus equipment. For long distance traffic, average cost per domestic billable minute decreased 11.4% from $0.0877 for fiscal 1995 to $0.0777 for fiscal 1996. Yellow page publishing gross profit increased $5.6 million, or 33.8%, from $16.7 million for fiscal 1995 to $22.3 million for fiscal 1996. Yellow page publishing gross margin increased from 45.7% for fiscal 1995 to

50.3% for fiscal 1996 due primarily to the gross profit contribution of the first sold year of the Tulsa, Oklahoma directory, a highly profitable market. Also, certain costs of services did not increase proportionately with revenues due to a competitive bidding process for printing. In addition, Great Western was able to take advantage of an overall decrease in paper prices.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $2.7 million, or 11.9%, from $22.6 million for fiscal 1995 to $25.3 million for fiscal 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 31.2% for fiscal 1995 to 30.0% for fiscal 1996. Telecommunications selling, general and administrative expenses increased $0.7 million, or 7.0%, from $10.0 million for fiscal 1995 to $10.7 million for fiscal 1996. As a percentage of revenues, telecommunications selling, general and administrative expenses decreased from 27.9% for fiscal 1995 to 27.1% for fiscal 1996 as a result of increased efficiencies achieved through higher levels of automation and changes in compensation programs for sales personnel. These improvements were partially offset by costs incurred by Valu-Line to accommodate customers' service needs experienced when technical problems arose in connection with the installation of a new switch. Yellow page publishing selling, general and administrative expenses increased $1.9 million, or 15.6%, from $12.7 million for fiscal 1995 to $14.6 million for fiscal 1996. As a percentage of revenues, yellow page publishing selling, general and administrative expenses decreased from 34.7% for fiscal 1995 to 33.0% for fiscal 1996 as a result of the impact of the first publication for revenue of the Tulsa, Oklahoma directory. While the sales for the first publication for revenue of the Tulsa directory were included in fiscal 1996, the associated general and administrative expenses were included in fiscal 1995. General and administrative expenses for a given yellow page directory are generally incurred prior to the generation and recognition of revenues and costs of services.

Combined results for fiscal 1995 compared to fiscal 1994.

   Revenues. Revenues increased $15.9 million, or 28.2%, from $56.6 million for fiscal 1994 to $72.5 million for fiscal 1995. Telecommunications revenue increased $8.9 million, or 32.8%, from $27.1 million for fiscal 1994 to $36.0 million for fiscal 1995 as a result of successful sales and marketing efforts and penetration of new markets, partially offset as Valu-Line experienced a slight decrease in revenues primarily due to new competition. For long distance traffic, total domestic billed minutes increased 41.5% from 168.4 million for fiscal 1994 to 238.3 million for fiscal 1995, while average revenue per domestic billable minute decreased 3.6% from $0.1512 to $0.1458. Yellow page publishing revenue increased $7.1 million, or 24.0%, from $29.4 million for fiscal 1994 to $36.5 million for fiscal 1995 as a result of the first publications for revenue of the Irving and Fort Worth, Texas, directories in November, 1995. In addition, the Lawton, Oklahoma directory was published for 1995 in February, 1995 and for 1996 in January, 1996; consequently fiscal 1995 includes revenue for both directories, while fiscal 1994 includes no revenues related to Lawton, Oklahoma.

   Gross profit. Gross profit increased $7.3 million, or 33.5%, from $21.8 million for fiscal 1994 to $29.1 million for fiscal 1995. Gross margin increased from 38.5% for fiscal 1994 to 40.1% for fiscal 1995. Telecommunications gross profit increased $2.0 million, or 19.2%, from $10.4 million for fiscal 1994 to $12.4 million for fiscal 1995. Telecommunications gross margin decreased from 38.3% for fiscal 1994 to 34.4% for fiscal 1995 as a result of one-time costs incurred to change dialing patterns in accordance with industry requirements, and higher access charges imposed in areas of service expansion. These costs were partially offset by decreased line costs and improved efficiencies. For long distance traffic, average cost per domestic billable minute decreased 7.7% from $0.0950 for fiscal 1994 to $0.0877 for fiscal 1995. Yellow page publishing gross profit increased $5.3 million, or 46.5%, from $11.4 million for fiscal 1994 to $16.7 million for fiscal 1995. Yellow page publishing gross margin increased from 38.8% for fiscal 1994 to 45.7% for fiscal 1995 as a result of the $4.3 million cost of producing three prototype directories which were published in fiscal 1994 resulting in minimal revenues.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $4.3 million, or 23.5%, from $18.3 million for fiscal 1994 to $22.6 million for fiscal 1995. As a percentage of revenues, selling, general and administrative expenses decreased from 32.4% for fiscal 1994 to 31.2% for fiscal 1995. Telecommunications selling, general and administrative expenses increased $2.4 million, or 31.6%, from $7.6 million for fiscal 1994 to $10.0 million for fiscal 1995. As a percentage of revenues, telecommunications selling, general and administrative expenses remained relatively stable at 27.8% for fiscal 1994 and 27.7% for fiscal 1995. Yellow page publishing selling, general and administrative expenses increased $1.9 million, or 17.4%, from $10.8 million for fiscal 1994 to $12.7 million for fiscal 1995. As a percentage of revenues, yellow page publishing selling, general and administrative expenses decreased from 36.7% for fiscal 1994 to 34.7% for fiscal 1995 as the impact of the first publications for revenue of the Irving and Fort Worth, Texas directories. In order to support the anticipated increase in volume, Great Western's infrastructure was enhanced during fiscal 1994, when the Irving and Fort Worth, Texas directories were prototyped.

Combined liquidity and capital resources

   The Company expects to have the Proposed Credit Facility in place as a $20 million revolving credit facility to finance its anticipated working capital requirements over the near term.

   The $17.0 million of notes issued to stockholders of Great Western and FirsTel in the Acquisitions will be subordinated to the first $50.0 million of outstanding bank debt.

   The Company expects to have capital expenditures in 1998 of approximately $15.0 million to fund the expansion of the Company's switch network and data processing capabilities. See "Use of Proceeds."

   The Company generated $4.2 million in net cash from operating activities for the six months ended June 30, 1997. Net cash used in investing activities was approximately $0.5 million, principally for property and equipment purchases. Net cash used in financing activities was $3.5 million, representing $2.8 million in principal payments on long-term debt, capital leases and other notes payable and $1.1 million in dividends and distributions to shareholders, net of $0.4 million of proceeds from long-term debt and other notes payable.

   At June 30, 1997, the Company had working capital of $13.6 million and total debt outstanding of $3.9 million.

   The Company generated $9.0 million in net cash from operating activities in the fiscal year ended December 31, 1996. Net cash used in investing activities in the fiscal year ended December 31, 1996 was approximately $0.7 million, principally for property and equipment purchases, net of proceeds from the sale of equipment. Net cash used in financing activities was $7.5 million, representing $6.5 million in principal payments on long-term debt, capital leases and other notes payable and $1.2 million in dividends and distributions to shareholders, net of $0.3 million of proceeds form long-term debt and other notes payable and $0.1 net purchases of treasury stock.

   At December 31, 1996, working capital was $10.7 million and total debt outstanding was $6.3 million.

                       INDUSTRY BACKGROUND AND OVERVIEW

GENERAL

   The present U.S. telecommunications marketplace was shaped principally by the court-directed divestiture (the "Divestiture") of the Bell System in 1984. In connection with the Divestiture, the United States was divided into 194 local regions known as Local Access Transport Areas ("LATAs") and the Bell System was separated into a long distance carrier, AT&T Corp. ("AT&T"), to provide long distance services, and seven RBOCs, including Southwestern Bell and US WEST, to provide local telecommunications services. Long distance services involve the carriage of telecommunications traffic between LATAs (interexchange). Local services involve the carriage of telecommunications traffic within LATAs (local exchange) and the provision of local network access to the long distance carriers by the local exchange carriers ("LECs"), including the RBOCs and independent entities, thereby allowing long distance traffic to reach end users in a LATA (local access).

   Both local and long distance telephony are switched services, meaning that a customer's call travels over the public switched telephone network with millions of possible routes and is switched (i.e., routed) to its intended destination by a telecommunications service provider, such as the Company, based on dialing information provided by the caller. A letter of authorization from a customer permits a service provider to instruct the ILEC to tag all calls from that customer with the service provider's identification code. This code enables the service provider to bill such customer directly for its local and long distance services. A second type of telephony service is "dedicated" or non-switched service, which generally involves the provision of service between two fixed points, such as between two branch offices of a corporation or between a long distance carrier's points of presence ("POPs") and the customer's private branch exchange ("PBX").

   The long distance and local telecommunications markets are currently undergoing substantial changes, including fundamental changes resulting from the February 8, 1996 enactment of the Telecommunications Act, and the Company believes that it is well positioned to take advantage of these developments.

LONG DISTANCE SERVICES

   Until 1984, AT&T largely monopolized local and long distance telephone services in the United States. Technological and regulatory developments gradually enabled others to compete with AT&T in the long distance market. Since the Divestiture in 1984, competition in the long distance market has increased, service levels have improved, product offerings have increased and prices for long distance services have generally declined, all of which has resulted in increased consumer demand and significant market growth for long distance services. One component of this growth has been the advent of a number of long distance resellers (including some of the Acquired Companies), which emerged as a result of procompetitive regulatory initiatives fostered by the Divestiture. Typically, a reseller of long distance services enters into interconnect agreements with one or more major long distance carriers that allow the reseller to channel its customers' traffic over the major carriers' networks at rates more favorable than those generally available to individual customers.

   A long distance telephone call between two LATAs consists of three segments. Starting with the originating customer, the call is transmitted along the ILEC's local network to a long distance carrier's POP in the originating customer's LATA. At the POP, the call is sent along the long distance carrier's network to the long distance carrier's POP in the LATA in which the terminating customer is located. The call is then sent from this POP along another local network to the terminating customer. Long distance carriers provide only the connection between the two local networks, and pay access charges for switched calls to both the originating and terminating ILEC for traffic obtained from or terminated on their respective local networks.

LOCAL SERVICES

   While the Divestiture facilitated competition in the long distance segment of the telecommunications market, each ILEC initially enjoyed a monopoly in the provision of local telecommunications services in its respective service area. In the mid-1980s, however, there was a surge of construction activity by entities building their own local networks and providing local access and dedicated services designed to allow users to bypass a portion of a particular ILEC's local network. The competitive access providers ("CAPs") were the first providers of these access services and the first competitors in the local telecommunications services market. The demand for alternative local telecommunications services providers in the past has been driven in large part by the significant charges levied by the ILECs against the long distance carriers for access to such ILECs' local networks (access charges). Access charges typically represent approximately 40% to 45% of long distance carriers' long distance revenue. The CAPs' local networks typically consist of fiber optic-based facilities connecting long distance carriers' POPs within a metropolitan area, connecting end users (primarily large businesses and government agencies) with long distance carriers' POPs and connecting different locations of a particular customer. CAPs take advantage of the substantial capacity and economies of scale inherent in their networks to offer customers service that is generally less expensive and of higher quality than that obtained from the ILECs. As CAPs have grown, regulators in some states and at the federal level have issued rulings which favored competition and allowed CAPs to offer a number of new services. Several CAPs have emerged into full-fledged CLECs capable of providing an entire range of switch-based local and long distance telephony services. The Company believes that the trend toward increased competition and deregulation of the telecommunications industry is continuing and accelerating.

   The market for local exchange services consists of a number of distinct service components. These service components are defined by specific regulatory tariff classifications including: (i) local network services, which generally include basic dial tone, enhanced calling features and data services (dedicated point-to-point and frame relay service); (ii) network access services, which consist of access provided by ILECs to long distance network carriers; (iii) short-haul long distance network services, which include intraLATA long distance calls; and (iv) other varied services, including the publication of white page and yellow page telephone directories. According to publicly available sources, the 1996 aggregate revenues of all ILECs approximated $107.0 billion. Until recently, there was virtually no competition in the local exchange markets.

   Since the Divestiture in 1984, several factors have served to promote competition in the local exchange market, including: (i) rapidly growing customer demand for an alternative to the ILECs monopoly, spurred partly by the development of competitive activities in the long distance market; (ii) advances in the technology for transmission of data and video, which require significant capacity and reliability levels; (iii) the development of fiber optics and digital electronic technology, which reduced network construction costs while increasing transmission speeds, capacity and reliability as compared to traditional copper-based networks; (iv) the significant access charges interexchange carriers are required to pay to ILECs to access the ILECs' networks; and (v) a willingness on the part of legislators to enact and regulators to enforce legislation and regulations permitting and promoting competition in the local exchange market. In particular, the Telecommunications Act requires all ILECs to "unbundle" their local network offerings and allow other providers of telecommunications services to interconnect with their facilities and equipment. Most significantly, the incumbent local exchange carriers will be required to complete local calls originated by the Company's customers and switched by the Company and to deliver inbound local calls to the Company for termination to its customers, assuring customers of unimpaired local calling ability. The Company expects that it will be able to obtain access to incumbent carrier local "loop" facilities (the transmission lines connecting customers' premises to the public switched telephone network) on an unbundled basis at reasonable rates. In addition, ILECs are obligated to provide local number portability and dialing parity upon request and make their local services available for resale by competitors. ILECs also are required to allow competitors non-discriminatory access to local exchange carrier pole attachments, conduit space and other rights-of-way. Moreover, states may not erect "barriers to entry" of local competition, although they may regulate such competition. The Company believes that, as a result of continued regulatory and technological changes and competitive trends, competitive local telecommunications companies have substantial opportunities for growth.

                                   BUSINESS

THE COMPANY

   The Company was founded to create a regional CLEC that provides an integrated portfolio of telecommunications services principally to business customers in selected service areas of Southwestern Bell Telephone Company and US WEST Communications, Inc. The Company offers long distance, local, Internet, and cellular service primarily in Kansas, Nebraska, North Dakota, South Dakota, Oklahoma and Texas and publishes yellow page directories covering certain markets in Texas and Oklahoma. The Company seeks to offer a bundle of "one stop" integrated telecommunications services tailored to its customers' specific requirements and billed on a single monthly invoice. As of September 30, 1997, the Company provided telecommunications services to over 32,000 business customers and almost 10,000 residential customers in small to mid-sized markets. The Company has recently experienced significant growth in its base of local customers. The Company's customer access lines in service have increased from approximately 1,000 at June 30, 1997 to more than 9,500 access lines at September 30, 1997. In fiscal year 1996, the Company had pro forma combined revenues of $85.4 million and EBITDA of $11.9 million. For the six months ended June 30, 1997, the Company had pro forma combined revenues of $50.8 million and EBITDA of $8.1 million.

   The Company operates seven digital tandem switches in Kansas, Oklahoma, South Dakota and Texas. It also owns a 49% interest in KINNET, the owner or operator of an approximately 900-route mile fiber optic network and a Northern Telecom DMS 500 switch in Kansas. KINNET currently has one of the largest fiber optic networks in the state of Kansas. As part of the KINNET acquisition, the Company made a $10.0 million direct cash investment in KINNET, $5.0 million of which KINNET has agreed to apply to the buildout in 1998 and 1999 of a 537-mile, $21.5 million network extension from Wichita, Kansas to the greater Kansas City metropolitan area, with a leg to Tulsa, Oklahoma, that will provide self-healing redundancy to its fiber optic network. KINNET has advised the Company that it expects to finance the balance of the expansion with loan proceeds from the RTFC.

   The Company is also an independent publisher of yellow page directories, and in the fiscal year ended December 31, 1996 published approximately three million copies of its yellow page directories covering 20 markets in Texas and Oklahoma. These directories contained advertisements for approximately 47,000 business customers, and the Company anticipates expanding its yellow page operations into additional markets in the Region. The Company believes that the advertisers in its yellow page directories provide a significant opportunity to cross-sell its bundle of telecommunications services through its direct sales force of approximately 240 persons. Through a strategic relationship, the Company also has the opportunity to cross-sell its telecommunications services to an additional 36,000 yellow page advertising customers of Feist Publications, Inc., an affiliate of one of the Acquired Companies.

   ACG is pursuing a growth strategy that it believes will enable it to minimize its initial capital expenditures relative to many other CLECs that have constructed facilities-based networks at a very early stage in their development. The Company currently utilizes its own network facilities combined with the leased network facilities of several long distance providers and ILECs within the Region, including Southwestern Bell and US WEST. The Company will utilize its existing sales force to market its bundle of services to new and existing customers within its target markets. By reselling the local service of Southwestern Bell and US WEST, the Company has achieved a rapid penetration of the local telephone markets in Wichita, Kansas and Sioux Falls, South Dakota. Ultimately, the Company will only construct significant local network infrastructure in those markets where a critical mass of customers makes it economically justifiable to do so.

   The Company has executed comprehensive local exchange resale agreements with Southwestern Bell and US WEST in seven states within the Region. Additionally, the Company has entered into agreements with several interexchange carriers to provide "off net" switching and network transmission services for its long distance traffic. The Company has also entered into agreements to resell cellular service in selected areas in the Region. These agreements allow the Company initially to offer a bundle of telecommunications services without the necessity of substantial expenditures for the construction of network facilities.

   The Telecommunications Act of 1996 has created significant opportunities for telecommunications service providers, particularly regional CLECs. According to publicly available estimates, in 1996 total revenues from local and long distance telecommunications services in the United States were approximately $192.0 billion, of which approximately $107.0 billion were derived from local exchange services and approximately $85.0 billion from long distance services. In recent years, these telecommunications service revenues have grown approximately 6% per year. Although the U.S. long distance and local exchange industries are dominated by a few companies, including AT&T, MCI, Sprint, WorldCom and the RBOCs, there are over 1,000 additional providers of long distance, local and other telecommunications-related services. In many of the small to mid-sized cities that are the Company's primary target markets, there are independent telecommunications companies which have significant market penetration, some of which have extensive infrastructure. The Company believes that a number of these represent attractive acquisition candidates.

   The Company believes it has significant opportunities to increase its revenues and reduce elements of its cost structure that were not available to the Acquired Companies prior to the Acquisitions and the Offering. While the Company intends to centralize selected areas of operations where it can benefit from its larger size, it also intends to permit the strong management teams of the Acquired Companies to conduct the customer sensitive aspects of their operations on a decentralized basis. In order to increase the revenues generated by its existing customer base, the Company plans to train its sales force to cross-sell all of the Company's services, with an increased emphasis on selling local services. The Company believes that a personalized approach to sales and customer service will enhance its ability to attract and retain customers who desire the convenience of a fully integrated product offering. To further enhance its marketing efforts, the Company intends to establish the "ACG" brand name through co-branding with the established names of the Acquired Companies. As part of its integration process, the Company plans to consolidate the purchasing of minutes over its leased network, and to consolidate its management information, billing and other administrative functions.

BUSINESS STRATEGY

   The Company's objective is to become a leading provider of integrated telecommunications services primarily to businesses in Kansas, Nebraska, North Dakota, South Dakota, Oklahoma and Texas. The Company is committed to
(i) increasing its market share in its target markets by expanding the range of telecommunications services it offers to customers, (ii) reducing the cost of providing those services through the utilization of its own network and leased network facilities as appropriate and (iii) taking advantage of consolidation efficiencies and purchasing economies. To achieve these goals, the Company will:

o Provide an Integrated Portfolio of Telecommunications Services. The Company believes that substantial demand exists among customers in its target markets for a "one stop" integrated portfolio of telecommunications services that meet all of their telecommunications needs. By bundling a variety of telecommunications services and providing customers with a single monthly invoice, the Company believes it will successfully penetrate its target markets within the Region and rapidly expand its customer base. The Company believes that the combination of its own network switching and transport facilities, combined with its resale and leasing agreements, will enable it to provide an attractively priced alternative to customers' existing services. The Company believes that its existing sales force of approximately 240 direct sales and 30 telemarketing agents will attract and retain customers by offering a bundle of telecommunications services, competitive cross-product discounts, and responsive customer service and support on a local level.

o Focus on Business Customers in Small and Mid-sized Markets. The Company principally targets business customers in small and mid-sized markets, primarily in Kansas, Nebraska, North Dakota, South Dakota, Oklahoma and Texas. The Company expects to be among the first telecommunications providers to offer a fully-integrated bundle of telecommunications services in many of its target markets within the Region.

o Cross-sell Additional Services to Existing Customers. The Company believes it can increase its revenues at a relatively minor incremental cost by aggressively cross-selling its expanded range of services primarily to its long distance customers and to the yellow page advertisers to which it has access. Because the Company only recently began to offer additional telecommunications services to its long distance customers, only a small portion of these customers has as yet subscribed to the Company's local service, Internet access or cellular services. In addition, the Company has not yet cross-sold its bundle of telecommunications services to the 83,000 yellow page customers to which the Company has access. The Company therefore believes that it has a substantial reservoir of prospective business customers that is already familiar with some aspects of the Company's services.

o Expand its Network Cost Effectively and Expeditiously. The Company believes that many CLECs have expended substantial amounts of capital on network infrastructure in the early stages of their development, a strategy that has resulted in significant operating losses. Rather than incur these expenditures, the Company intends initially to pursue additional investments in and strategic relationships with regional fiber optic network operators such as KINNET that have demonstrated their economic viability. This will enhance the Company's margins by allowing it to direct additional traffic at favorable transport prices on facilities in which it owns an interest. As an intermediate step, the Company plans to build selectively its own switch-based network and utilize the unbundled facilities of other ILECs while it grows. Finally, the Company will build its own fiber optic capacity only when it reaches a critical mass of customers in a market that will justify such expenditures. This strategy should enable the Company to expand more cost effectively and expeditiously than if it immediately attempted to build its own comprehensive network.

o Further Develop Effective Sales and Customer Care Organizations. The Company expects to expand and enhance the effectiveness of its sales force in several ways. During 1998, the Company plans to augment its sales force of approximately 240 direct sales personnel and 30 telemarketing sales personnel by adding approximately 150 direct sales personnel and 50 telemarketers. The Company also will train both its yellow page directory and telecommunications sales forces to effectively market its entire bundle of telecommunications services. The Company also believes that, by emphasizing a "face-to-face", consultative sales approach, it will establish successful, long-term relationships with business clients within its target markets. The Company will also utilize its telemarketing sales force to market its services to selected residential customers. Further, by offering a portfolio of telecommunications services, the Company believes it will enhance its ability to successfully cross-sell its telecommunications services to potential customers.

o Explore Potential Acquisitions. While the Company expects to grow through its expanded sales, service and cross marketing efforts, management believes that there are a number of attractive acquisition candidates in the Region. The Company initially intends to target leading local companies whose customers can be added to the Company's existing network without significant expenditures for infrastructure additions. By aggregating the traffic of several companies onto its existing network, the Company expects to enhance the utilization of equipment, consolidate its buying power and increase its ability to negotiate more attractive contracts with third-party suppliers of network services. The Company also plans to acquire additional yellow page directory companies and aggressively cross-sell its bundle of telecommunications services to businesses that advertise in these companies' directories. In its acquisitions, the Company expects to maintain its focus on business customers in small to mid-sized cities where it believes competition is less intense and which consequently provide more easily achievable opportunities for profitable growth.

o Develop Strategic Relationships to Increase Access to New Customers. The Company has a five-year strategic relationship with FPI, a 20-year publisher of yellow page directories in 15 markets in the Region. The Company's telecommunications sales force will have access to FPI's 36,000 yellow page advertisers in the Region. The Company intends to pursue actively the formation of additional strategic alliances with other yellow page publishers, utility companies or cooperatives and others in order to create marketing alliances that give the Company access to large, stable customer bases in its market areas to which it can sell its bundle of telecommunications services.

PRODUCTS AND SERVICES

   The Company primarily provides retail telecommunications services principally to business customers in the Region. Currently, the Company offers long distance, local, Internet access, cellular and other enhanced services to customers in Kansas, Nebraska, North Dakota, South Dakota, Oklahoma and Texas. The Company currently provides its local services on a resale basis through Southwestern Bell and US WEST. The Company's other services include private lines, and the sale, installation and service of telephone equipment. The Company also publishes yellow page directories serving 23 market areas in Texas, Oklahoma and California.

   Long Distance. The Company offered a full range of retail long distance services, including traditional switched and private line long distance, toll free (800/888), and operator services, to more than 32,000 business and almost 10,000 residential customers in the Region as of September 30, 1997. The Company's long distance service is generally accessed from the customer's location using "1+" dialing, and the Company primarily targets business customers because of the volume and relatively higher profitability of their business. Residential customers are desirable, however, because they frequently use the Company's network during off-peak hours. High volume customers may lease dedicated access lines in order to reduce their costs of service. Toll-free services are utilized by customers who have a substantial number of incoming long distance calls.

   Local Services. In early 1997, the Company began to resell the local exchange services primarily of Southwestern Bell and US WEST. At September 30, 1997, the Company was providing local access over more than 9,500 lines to customers in Kansas, North Dakota, South Dakota and Texas. The Company plans to seek promptly authorization to resell such services in the remainder of the Region. Once the Company generates a critical mass of customers in a market area and outstanding regulatory issues are resolved, the Company may expand its facilities to provide local service over its own network, supplemented by other local exchange carriers' unbundled facilities.

   Internet Access, Cellular and Other Enhanced Services. As of September 30, 1997 the Company provided Internet access services to approximately 100 customers, located primarily in South Dakota and Kansas, and cellular service on a resale basis to more than 1,600 customers in Iowa, Nebraska, North Dakota and South Dakota. The Company also offers voice mail and web site design and other enhanced services.

   Telephone Equipment and Maintenance Services. The Company sells and installs customer premise equipment such as telephones, office switchboard systems and, to a lesser extent, PBXs, manufactured by Toshiba America Information Systems, Panasonic, Inc., Harris Corporation and others. As of September 30, 1997 the Company serviced over 2,800 customers in the Wichita, Kansas market. The Company intends to offer these services in additional markets in the future, with the goals of enhancing and supporting the Company's sale of local and long distance services and facilitating customer retention.

   Wholesale Services. The Company resells leased line capacity to other carriers and owns a 49% interest in KINNET, a fiber optic network company in Kansas. The Company's investment in KINNET is accounted for on the equity method of accounting. See "--KINNET."

   Yellow Page Publishing. The Company produces and distributes an aggregate of over 3.0 million copies of 20 annual yellow page telephone directories in Oklahoma and Texas, including many of the Company's target telecommunications markets. These locations served include: Alvin/Friendswood/ Pearland, Amarillo, Arlington, Baytown, Clear Lake City, Denton, Fort Worth, Grand Prairie, Humble/ Kingwood, Irving, Killeen, Lufkin/Nacodoches, Northeast Tarrant County, Pasadena, Temple/Belton, Waco, and Wichita Falls, Texas; Enid, Lawton and Tulsa, Oklahoma. The Company has published six annual yellow page directories in California, including Monterey Peninsula-Salinas, Santa Cruz and Palo Alto, California. The Company will not continue to publish the other three directories in California after 1997. The Company is at present evaluating the publication of additional yellow page directories covering other portions of the Region. The start-up costs associated with the development of a new directory for a typical population center are substantial. See "Annex M -- Management's Discussion and Analysis of Financial Condition and Results of Operations of Certain Acquired Companies -- Great Western

Directories, Inc." Great Western derives its revenue primarily from the sale of advertising space in its directories. It contracts with third parties for the printing of its directories. The Company believes that the telephone directories provide valuable marketing opportunities for its bundle of telecommunications services. The Company intends to utilize Great Western's sales force of more than 170 direct sales personnel to sell both advertising space in Great Western's telephone directories and the Company's telecommunications services.

NETWORK FACILITIES AND CARRIER AGREEMENTS

   On-Net. The Company has an extensive communications network within the Region and upon which the Company can transmit its customer's long distance calls. The Company's "on-net" facilities consist of (i) the Company's switches, (ii) leased access trunks that connect the Company's switches to the ILECs' central offices, (iii) leased lines that connect the Company's high volume business customers directly to its switches, and (iv) leased lines and access trunks that connect the Company's switches to certain points of presence and central offices in the Region. Once a long distance call reaches one of the Company's switches, it can be routed "on-net" over the Company's network of leased lines to a point of presence in the city of its destination; or, if the Company does not have an "on-net" connection, the call can be routed over the network of another carrier from which the Company purchases access, generally on a usage basis, for the transmission of the calls on that carrier's system. Transmissions on facilities owned by others are referred to as "off-net" transmissions.

   To provide its services, the Company offers various types of dedicated fiber optic lines that operate at different speeds and handle varying amounts of traffic to provide appropriate solutions to its customers' needs.

 o DS-0 -- A dedicated line service that meets the requirements of everyday business communications, with transmission capacity of up to 64 kilobits of bandwidth per second (a voice grade equivalent circuit). This service offers a basic low capacity dedicated digital channel for connecting telephones, fax machines, personal computers and other telecommunications equipment.

 o T-1 or DS-1 -- A high speed channel typically linking high volume customer locations to ILECs or other customer locations. Used for voice transmissions as well as the interconnection of local area networks, T-1 or DS-1 service accommodates transmission speeds of up to 1.544 megabits per second, the equivalent of 24 DS-0 circuits. The Company offers this high-capacity service for customers who need a larger communications pipeline.

 o DS-3 -- This service provides a very high capacity digital channel with transmission capacity of 45 megabits per second, which is equivalent to 28 DS-1 circuits or 672 DS-0 circuits. This is a digital service used by ILECs for central office connections and by some large commercial users to link multiple sites.

   The Company owns seven digital switches: one Harris 2020LX digital tandem and local switch located in Dallas, Texas; three Harris 2020 digital tandem switches located in Sioux Falls, South Dakota; one Northern Telecom DMS 250 digital tandem switch located in Wichita, Kansas; and one Stromberg Carlson DCO digital tandem switch located in Oklahoma City, Oklahoma. Further, KINNET owns a Northern Telecom DMS 500 with local and long distance capability located in Moundridge, Kansas.

   Following the Offering the Company believes that it can enhance the functionality and reduce the costs of its "on-net" facilities by (i) centralizing network management in a single location, (ii) connecting its various switches with leased high capacity fiber optic cables to increase least cost routing flexibility, (iii) installing digital access cross connects or other types of nodes that permit the Company to access local exchange carriers' switches without installing a switch and (iv) leveraging the higher traffic volume of the Acquired Companies to secure rate reductions on the cost of usage-based leased lines because of materially increased traffic volume available for transmission over such leased lines.

   Off-net. MCI Communications Corporation ("MCI") and WorldCom, Inc. ("WorldCom"), large long distance companies with extensive long haul transmission capabilities, provide the majority of the

Company's long distance "off-net" transmission services. Except as noted below, the Company's contracts with these companies contain terms and conditions that are customary in the industry, do not impose unusual burdens and can be readily replaced upon comparable terms and conditions by arrangements with other carriers.

   The Company has two off-net carrier agreements with one of the dominant long distance carriers that expire in February 1998 and September 1999 and provide for minimum monthly take-or-pay commitments of $225,000 and $200,000, respectively. Since the inception of the agreements, the minimum usage levels under these contracts have been met and the Company has not incurred any cash payments in lieu of minimum usage requirements under these contracts.

   FirstTel entered into a long distance resale agreement with Total Network Services in July 1996 with an initial term of 24 months. This agreement provides for a minimum monthly payment obligation of $75,000, rising to $100,000 per month in the last six months of the agreement. The minimum usage levels under this contract prior to October 1, 1997 have been waived and subsequent levels have been reduced to $25,000 per month to the end of the contract. Through an acquisition, FirsTel has also recently assumed a take-or-pay contract with WorldCom with a $25,000 per month minimum through July 1999. The Company has no other take-or-pay contracts.

   The Company believes that the aggregate traffic volume of the Acquired Companies will enable the Company to negotiate more favorable "off-net" carrier agreements than any individual Acquired Company could negotiate based upon its individual traffic volume.

   KINNET. The Company owns 49% of the outstanding capital stock of KINNET, the operator of an extensive city-to-city fiber optic network in Kansas. KINNET is a carriers' carrier and currently serves 26 counties, 105 communities and over 60,000 end users primarily in rural Kansas. It also sells private line services of DS-1 and DS-3 capacity to interexchange companies, cellular telephone companies, independent local telephone companies, business and government accounts and other long distance telephone service providers such as the Company. KINNET operates a Northern Telecom DMS 500 switch located in Moundridge, Kansas. In 1996, this switch provided approximately 104 million minutes of equal access time or "1+" dialing services for approximately 18 independent local telephone companies in Kansas. KINNET also provides wholesale termination services for other long distance telephone companies. Feist Long Distance, one of the Acquired Companies, intends to transfer its entire customer base of switched long distance minutes to the KINNET switch after the Offering. KINNET has agreed to apply $5.0 million of the $10.0 million direct cash investment by the Company to the buildout in 1998 and 1999 of a 537-mile, $21.5 million network extension from Wichita, Kansas to the greater Kansas City metropolitan area with a leg to Tulsa, Oklahoma that will provide self-healing redundancy to its fiber optic network. KINNET has advised the Company that it expects to finance the balance of the expansion with loan proceeds from the RTFC. In 1996, the KINNET network operated at 99.9% reliability. The network is regularly tested and serviced and is monitored 24 hours per day.

   The remaining 51% of KINNET is owned by Liberty Cellular, Inc. ("Liberty"), and the shares owned by Liberty and ACG are subject to a 10-year stockholders' agreement. Under that agreement ACG is entitled to elect four directors and Liberty is entitled to elect five directors. After the Offering, KINI, L.C. will continue to manage KINNET pursuant to a management agreement. KINI, L.C. is owned by, among others, independent Kansas telephone companies that are significant customers of KINNET. E. Clarke Garnett, President of KINNET, KINI, L.C. and Liberty, has agreed to become a director of ACG effective upon the Offering.

SALES AND MARKETING

   The Company intends to focus its sales efforts primarily on business customers in the Region. The Company's marketing strategy is built upon the belief that small to mid-sized business customers prefer one supplier for all of their telecommunications services. The Company believes that it can effectively compete for business customers based upon price, accurate billing of a bundle of services on a single invoice, quality of service, and existing relationships with yellow page advertisers of the Company or one of its strategic partners. The Company's management believes that high quality training is a prerequisite for customer focused selling and superior customer service, and as a result the Company intends to initiate an intensive training program for each member of the Company's sales force.

   Sales and marketing of the Company's telecommunications services are currently conducted by approximately 65 direct sales personnel located in six sales offices in the Region, 14 telemarketing sales personnel and 15 outside sales agents. Advertising space in the Company's yellow page directories is sold by Great Western's more than 170 person direct sales force which the Company plans to train to cross-sell the Company's telecommunications services in conjunction with the sale of advertising space in its directories. The Company intends in 1998 to increase its direct sales force by approximately 150 new direct sales personnel as well as expand its staff of telemarketers and independent sales agents. Additional directory sales personnel will be needed to expand into new markets and also to call on existing customers, since the marketing of telecommunications services will increase the length of time of each sales call. The Company's expanded direct sales force will focus on increasing revenues from existing business customers by offering an enhanced bundle of telecommunications services and emphasizing the provision of local service to customers who have not previously been offered this service.

   The Company believes the addition of Great Western's sales force in selling telecommunications services will greatly enhance the Company's sales and marketing efforts. It will provide the Company with an immediate presence in Great Western's markets where it does not yet provide integrated telecommunications services, but where the Company expects to do so in the future. The Company's sales force will begin marketing telecommunications services to existing directory customers in Great Western's current markets, and as Great Western enters new markets, the sales force will jointly market directory advertising and telecommunications services. The directories will contain detailed descriptions of the Company's services, and instructions on how to order the Company's bundle of services. In effect, the directories will serve as advertising for the Company's telecommunications services. The Company believes that directories are commonly used sources of information that will provide the Company with a long-term marketing presence in the businesses and residences that receive and review the Great Western directories.

COMPETITION

 Telecommunications

   The telecommunications industry is highly competitive. The Company competes primarily on the basis of pricing, accurate billing of a bundle of services on a single invoice, quality of service and customer dissatisfaction with the service provided by existing carriers. The ability of the Company to compete effectively will depend on its ability to maintain high quality services at prices generally equal to or below those charged by its competitors. In particular, price competition in the long distance market has generally been intense and is expected to increase. Many of the Company's competitors (such as the Dominant Long Distance Carriers on an interexchange basis and Southwestern Bell and US WEST on an intraLATA basis) have substantially greater financial, personnel, technical, marketing and other resources, significantly larger numbers of established customers and more prominent name recognition than the Company and utilize extensive transmission networks. Certain of the Company's competitors may have lower overhead cost structures and, consequently, may be able to provide their services at lower rates than the Company. In addition, the Company will also increasingly face competition in the long distance market from local exchange carriers, switchless resellers and satellite carriers and may eventually compete with public utilities and cable companies. In particular, RBOCs such as Southwestern Bell and US WEST are now allowed to provide interLATA long distance services outside their home regions, as well as interLATA mobile services within their regions. They will be allowed to provide interLATA long distance services within their regions after meeting certain requirements of the Telecommunications Act intended to foster opportunities for local telephone competition. The RBOC's already have extensive fiber optic cable, switching, and other network facilities in their respective regions that can be used for their long distance services.

   The Company's principal competitor for local exchange services will be the ILEC in the particular market, including Southwestern Bell and US WEST in virtually all of the Company's initial market areas.

The ILECs will enjoy substantial competitive advantages arising from their historical monopoly position in the local telephone market, including their preexisting customer relationship with all or virtually all end users. Furthermore, the Company will be highly dependent on the competing ILEC for local network facilities and wholesale services required in order for the Company to assemble its own local retail products. The Company will also face competition from CLECs, some of whom have already established local operations in the Company's target markets. See "Risk Factors --Dependence on Incumbent Local Exchange Carriers."

   The Company generally prices its services at a discount to the primary carrier (or carriers) in each of its target markets. The Company has experienced, and expects to continue experiencing, declining revenue per minute in many of its markets as a result of increased competition, although due to technological innovation and substantial available transmission capacity, transmission costs in the industry have historically declined at a more rapid rate than prices. There can be no assurance that this cost trend will continue. Some industry observers have predicted that, early in the next decade, telephone charges will no longer be based on the distance a call is carried and hence the Company's results of operations may be adversely affected. See "Management's Discussion and Analysis of Combined Financial Condition and Results of Operations -- Introduction -- Overview of the Company's Business."

   Large long distance carriers, such as some of the Dominant Long Distance Carriers, have begun to offer both local and long distance telecommunications services. In addition, ILECs are expected to compete in each other's markets in some cases. For example, in the future RBOCs may provide local services within their respective geographic regions in competition with independent telephone companies, as well as outside their regions. Wireless telecommunications providers may develop into effective substitutes for wireline local telephone service. Certain long distance companies are also considering using this strategy. In addition, if local access carriers expand their toll free calling areas, traffic which might otherwise have been carried by the Company as long distance traffic may be carried by the Company as local traffic, or carried by the other carrier. Utilities companies are also entering into the telecommunications business. The Company also competes with numerous direct marketers and telemarketers and equipment vendors and installers with respect to certain portions of its business.

 Yellow Page Directories

   Great Western competes for advertising dollars to finance the publication of its yellow pages directories with the RBOCs, other ILECs and independent publishers of yellow page directories, many of whom have substantially greater resources than the Company. Based upon independent surveys, Great Western believes that between 40% and 60% of the users of yellow page directories in most of its market areas generally use Great Western's publications when they consult yellow page directories. The Company believes that Great Western is among the four largest publishers of independent yellow page directories in the United States. Southwestern Bell is Great Western's principal competitor in its market areas.

REGULATION

   Overview. The Company's services are subject to federal, state and local regulation. The Company, through its wholly owned subsidiaries, holds various federal and state regulatory authorizations. The FCC exercises jurisdiction over telecommunications common carriers to the extent they provide, originate or terminate interstate or international communications. The FCC also establishes rules and has other authority over certain issues related to local telephone competition. State regulatory commissions retain jurisdiction over telecommunications carriers to the extent they provide, originate or terminate intrastate communications. Local governments may require the Company to obtain licenses, permits or franchises in order to use the public rights-of-way necessary to install and operate portions of its networks.

   Federal Regulation. The Company is categorized as a non-dominant carrier by the FCC, and as a result is subject to relatively limited regulation of its interstate and international services. Certain general policies and rules apply (such as a requirement for the filing of tariffs), as well as certain reporting requirements, but the Company's rates and practices are not routinely reviewed. The Company is seeking all authority required by the FCC to conduct its long distance business and expects to have all authority, the lack of which would be material, prior to the consummation of the Offering. As a non-dominant carrier, the Company may install and operate wireline facilities for the transmission of domestic interstate communications without prior FCC authorization.

   The FCC also imposes prior approval requirements on transfers of control of regulated companies and assignments of operating authorizations. The FCC has the authority generally to condition, modify, cancel, terminate or revoke operating authority for failure to comply with federal laws or the rules, regulations and policies of the FCC. Fines or other penalties also may be imposed for such violations. There can be no assurance that the FCC or third parties will not raise issues with regard to the Company's compliance with applicable laws and regulations.

   Under the Communications Act of 1934 as amended, and the rules, regulations and policies of the FCC, the Company is required to provide its services pursuant to just, reasonable and non-discriminatory rates and practices. This includes the requirement that the Company's rates to rural and high cost areas be the same as that charged to urban areas and that the same rates for the same service be applied in every state in which the Company offers interstate communications services. In addition, as a communications common carrier engaged in the provision of interstate communications, the Company is required to pay annual regulatory fees to the FCC (in an amount based on its proportionate share of gross interstate revenues), provide Telecommunications Relay Service ("TRS") for the hearing and speech impaired in its operating areas (either directly, through designees, or in concert with other carriers), and make an annual contribution to the TRS Fund (also based upon the Company's share of gross interstate revenues).

   The FCC also regulates the interstate access rates charged by ILECs for the origination and termination of interstate long distance traffic. Those access rates make up a significant portion of the cost of providing long distance service. The FCC has recently announced changes to its interstate access rules that will result in restructuring of the access charge system and changes in access charge rate levels. These changes will reduce per-minute access charges and substitute new per-line flat-rate monthly charges. These actions are expected to reduce access rates, and hence the cost of providing long distance service, especially to business customers. However, the full impact of the FCC's new decisions will not be known until those decisions are implemented over the next several years, during which time parties may ask the FCC to reconsider its decision. AT&T has committed to reduce its long distance rates to reflect access cost reductions, and other competitors of the Company are likely to make similar reductions. In such event, the Company may need to reduce its rates in response to competitive pressures. In a related proceeding, the FCC has adopted changes to the methodology by which access has been used in part to subsidize universal telephone service and other public policy goals.

   The Telecommunications Act also gives the FCC a substantial role in establishing rules for the implementation of local telephone competition. The Telecommunications Act imposes a variety of new duties on ILECs in order to promote competition in local exchange and access services, and the FCC has authority to develop rules to implement these duties. Some smaller independent ILECs may seek suspension or modification of these obligations, and some companies serving rural areas are exempt from them.

   In that regard, on August 8, 1996, the FCC adopted the Interconnection Decision to implement the interconnection, resale and number portability provisions of the Telecommunications Act. The Interconnection Decision establishes rules pursuant to which ILECs interconnect their networks with the networks of CLECs on the basis of rates that are reasonable and non-discriminatory. The Interconnection Decision also establishes rules governing the rights of CLECs to obtain and use elements of the ILECs networks at cost-based rates either to supplement or substitute for alternative local network facilities that the CLEC would otherwise be required to install. The Interconnection Decision sets rules governing a CLEC's access to wholesale versions of the ILECs retail local services for resale. The ILECs are required to establish administrative support systems so that these services and functionalities can be made available to other carriers on a nondiscriminatory basis. The Interconnection Decision also created rules to deal with reciprocal compensation for the transport and termination of local telecommunications, non-discriminatory access to rights of way, and related matters. A related FCC order adopted the same day established rules implementing the Telecommunications Act with respect to local and toll dialing parity among competitors; nondiscriminatory access to telephone numbers, operator services, directory assistance and listings, network information; and reform of numbering administration.

   These various rules remain to be fully implemented. The Telecommunications Act provides that the ILECs and other carriers will attempt to negotiate interconnection agreements pursuant to the rules developed by the FCC. Where those negotiations are not successful, state public utility commissions ("PUCs") act as arbitrators, subject to the rights of the parties to seek further appeals. To date a number of interconnection agreements have been negotiated or arbitrated, but nevertheless important pricing and operational issues remain to be resolved in future proceedings. The Company has negotiated such interconnect agreements with Southwestern Bell and US WEST. In addition, the ILECs have sought judicial appeal of many of the more important FCC rules, particularly those governing the rates that the ILECs may charge for use of their network elements and services. The U.S. Court of Appeals for the Eighth Circuit had initially granted a stay of certain provisions of the Interconnection Decision, including the pricing rules and rules that would have permitted new entrants to "pick and choose" among various provisions of existing interconnection agreements. All other provisions of the Interconnection Decision and related FCC orders were to remain in effect pending resolution of the appeal on the merits. Although the judicial stay of the Interconnection Decision did not prevent the Company from attempting to negotiate other interconnection agreements with local exchange carriers, it did create uncertainty about the rules governing pricing, terms and conditions of interconnection agreements, and could make negotiating such agreements more difficult and protracted. Although the FCC had applied to the U.S. Supreme Court to vacate the judicial stay, on July 18, 1997, the U.S. Eighth Circuit Court of Appeals issued an opinion which, among other things, held that the stay had expired. The decision also invalidated key elements of the Interconnection Decision and stated that the law grants the state commissions, not the FCC, the authority to determine rates involved in the implementation of the local competition provisions of the Telecommunications Act. More specifically, the court overturned the FCC's pricing guidelines, the "pick and choose" provisions, and some portions of the FCC unbundling rules, although it upheld the FCC's list of network elements that LEC's must unbundle and other aspects of the Interconnection Decision. Several interexchange carriers (including AT&T, MCI and Sprint) have filed a petition for rehearing with the Eighth Circuit requesting the court to reinstate certain of the FCC rules found unlawful. In another more recent decision, the Eighth Circuit has also held that the FCC exceeded the scope of its jurisdiction by issuing rules concerning dialing parity that affect purely intrastate services. There can be no assurance that the Company will be able to obtain interconnection agreements on terms acceptable to the Company.

   There can be no assurance that the stricken portions of the FCC's rules will be reinstated on further appeal, or that the FCC's rules will prove sufficient, as implemented in the negotiation and arbitration process, to permit local telephone competition to develop as a general matter. In this connection, on July 2, 1997, SBC Communications Inc. ("SBC"), the parent of Southwestern Bell, filed suit in U.S. District Court, Northern District of Texas (Wichita Falls) challenging the constitutionality of the Telecommunications Act. SBC alleged that Sections 271-275 of the Act, which govern the entry by a regional holding company ("RHC") into long distance markets, are unconstitutional in four ways: (i) the sections deny a RHC's First Amendment free speech rights by imposing a four-year separate subsidiary requirement for entry into electronic publishing; (ii) the provisions violate the separation of powers clause by revoking the legally protected monopolies that were established in the Divestiture; (iii) the sections infringe on the equal protection clause of the Fifth Amendment by restricting long distance entry for RBOCs and not their competitors; and (iv) the provisions violate the "Bill of Attainder" clause by employing legislative means to tread on judicial boundaries and bring about a loss of civil rights and business opportunities. SBC filed a motion for summary judgment with the Court on July 30, 1997. SBC's motion alleged that the Act is "causing irreparable harm, including denial of significant business opportunities, the loss of customer goodwill and infringement of First Amendment rights."

   The Company has entered into Resale Agreements covering Kansas, Minnesota, Nebraska, North Dakota, South Dakota, Texas and Wyoming pursuant to which it obtains wholesale local telephone services. These agreements do not completely resolve all pricing and operational issues for the resale of local services or access to the unbundled network elements. Some of such terms may be affected by legal proceedings regarding FCC regulatory requirements, the outcome of which will apply to the industry as a whole. However, the Company believes that these agreements represent a reasonable initial step in the process of establishing local service on a commercial basis.

   The Company expects to negotiate similar agreements with other ILECs. However, other carriers who have preceded the Company in the negotiation process have expressed dissatisfaction with some of the terms of their agreements, or with the operational support systems by which they obtain the interconnection they require to provide local services to end users. No assurance is possible regarding how quickly or how adequately the Company will be able to take advantage of the opportunities created by the Telecommunications Act. The Company could be adversely affected if the court decision reversing some of the new FCC rules, or problems in the related arbitration and negotiation process, result in increasing the cost of using ILEC network elements or services, or if such actions otherwise resulted in delays in the implementation of the Telecommunications Act.

   The Telecommunications Act also imposes certain duties on non-ILECs, such as the Company. These duties include the obligation to complete calls originated by competing carriers under reciprocal arrangements or through mutual exchange of traffic without explicit payment; the obligation to permit resale of their telecommunications services without unreasonable restrictions or conditions; and the duty to provide dialing parity, number portability, and access to rights of way. The Company does not anticipate that these obligations will impose a material burden on its operations. However, given that local telephone competition is still in its infancy and implementation of the Telecommunications Act has just begun, there can be no assurance in this regard.

   The Telecommunications Act also establishes the foundation for substantial additional competition to the Company's long distance operations through elimination or modification of previous prohibitions on the provision of interLATA long distance services by the RBOCs and General Telephone Operating Companies. The RBOCs are now permitted to provide interLATA long distance service outside those states in which they provide local exchange service ("out-of-region long distance service") upon receipt of any necessary state or federal regulatory approvals that are otherwise applicable to the provision of intrastate or interstate long distance service. They also are allowed to provide long distance services for their cellular and other mobile services within the regions in which they also provide local exchange service ("in-region service"). The RBOCs will be allowed to provide wireline in-region service upon specific approval of the FCC and satisfaction of other conditions, including a checklist of interconnection requirements. The General Telephone Operating Companies are permitted to enter the long distance market without regard to limitations by region. The General Telephone Operating Companies are also subject to the provisions of the Telecommunications Act that impose interconnection and other requirements on local exchange carriers.

   The FCC has granted ILECs certain flexibility in pricing their interstate special and switched access services. Under this pricing scheme, local exchange carriers may establish pricing zones based on access traffic density and charge different prices for access provided in each zone. The Company anticipates that the FCC will grant ILECs increasing pricing flexibility as the number of interconnection agreement and competitors increases. In a pending rulemaking proceeding scheduled for completion soon, the FCC is expected to announce new and more specific policies regarding the conditions and timing under which ILECs will be eligible for such increased pricing flexibility. There can be no assurance that such pricing flexibility will not place the Company at a competitive disadvantage, either as a purchaser of access for its long distance operations, or as a vendor of access to other carriers or end user customers.

   Effective January 1, 1998 ILECs are entitled to assess PICC charges upon switching a customer's service from one provider to another. At the present time, the Company expects to pay an approximately $5.00 per customer PICC charge. Unless all interexchange carriers elect to pass these changes along to their customers, those carriers that elect to absorb the PICC charge will enjoy a competitive advantage over those that attempt to pass the charge along to their customers. The Company believes that larger carriers will be better able to absorb the PICC charges over the short term, and hence will enjoy a competitive advantage until market conditions drive the cost of the PICC charge to lower levels. The

Company will determine whether to absorb or pass along the PICC charge once it assesses the action taken by its competitors. Absorption of the PICC charge would increase the Company's cost of providing telecommunication services and consequently would adversely impact the Company's results of operations.

   State Regulation. The Company is also subject to various state laws and regulations. Most PUCs require providers such as the Company to obtain authority from the commission prior to the initiation of service. In most states, including Texas, Kansas, Oklahoma, North Dakota, South Dakota and Nebraska, the Company also is required to file tariffs setting forth the terms, conditions and prices for services that are classified as intrastate. The Company also is required to update or amend its tariffs when it adjusts its rates or adds new products, and is subject to various reporting and record-keeping requirements.

   Many states also require prior approval for transfers of control of certified carriers, corporate reorganizations, acquisitions of telecommunications operations, assignment of carrier assets, carrier stock offerings and incurrence by carriers of significant debt obligations. Certificates of authority can generally be conditioned, modified, canceled, terminated or revoked by state regulatory authorities for failure to comply with state law or the rules, regulations and policies of state regulatory authorities. Fines or other penalties also may be imposed for such violations. There can be no assurance that state utilities commissions or third parties will not raise issues with regard to the Company's compliance with applicable laws or regulations.

   The Company initially will provide CLEC services in the Region through resale of the retail local services of the respective ILECs. Certain of the Acquired Companies have obtained CLEC certification in Texas, Kansas, North Dakota, South Dakota, Minnesota, Nebraska and Wyoming and are currently reselling local services in portions of the first four states. ACG has initiated proceedings to secure regulatory approvals for the Acquisitions, and expects to have all approvals the absence of which would be material prior to the consummation of the Offering. The Company intends to seek CLEC certification in other states throughout the Region.

   Many issues remain open regarding how new local telephone carriers will be regulated at the state level. For example, although the Telecommunications Act preempts the ability of states to forbid local service competition, it preserves the ability of states to impose reasonable terms and conditions of service and other regulatory requirements. However, these statutes and related questions arising from the Telecommunications Act will be elaborated further through rules and policy decisions made by PUCs in the process of addressing local service competition issues.

   The Company also will be heavily affected by state PUC decisions related to the ILECs. For example, PUCs have significant responsibility under the Telecommunications Act to oversee relationships between ILECs and their new competitors with respect to such competitors' use of the ILECs' network elements and wholesale local services. PUCs arbitrate interconnection agreements between the ILECs and new competitors such as the Company when necessary. PUCs are considering ILEC pricing issues in major proceedings now underway. PUCs will also determine how competitors can take advantage of the terms and conditions of interconnection agreements that ILECs reach with other carriers. It is too early to evaluate how these matters will be resolved, or their impact on the ability of the Company to pursue its business plan.

   States also regulate the intrastate carrier access services of the ILECs. The Company is required to pay such access charges to such carriers that originate and terminate its intrastate long distance traffic. The Company could be adversely affected by high access charges, particularly to the extent that the ILECs do not incur the same level of costs with respect to their own intrastate long distance services. A related issue is used by certain ILECs, with the approval of PUCs, of extended local area calling that converts otherwise competitive intrastate toll service to local service. States also are or will be addressing various intraLATA dialing parity issues that may affect competition. It is unclear whether state utility commissions will adopt changes in their rules governing intrastate access charges similar to those recently approved by the FCC for interstate access. The Company's business could be adversely affected by such changes.

   The Company also will be affected by how states regulate the retail prices of the ILECs with which it competes. The Company believes that, as the degree of intrastate competition increases, the states will offer the local exchange carriers increasing pricing flexibility. This flexibility may present the local exchange carriers with an opportunity to subsidize services that compete with the Company's services with revenues generated from non-competitive services, thereby allowing ILECs to offer competitive services at lower prices than they otherwise could. The Company cannot predict the extent to which this may occur or its impact on the Company's business.

   Local Government Authorizations. In the event the Company determines to construct any portion of its network, it will be required to obtain easements, street use and construction permits and licenses and/or franchises to install its network using municipal rights-of-way. In some municipalities where the Company might elect to construct a network, it might be required to pay license or franchise fees based on a percentage of gross revenues or on a per linear foot basis. In many markets, the ILECs do not pay such franchise fees or pay fees that are substantially less than those that might be required to be paid by the Company, although the Telecommunications Act requires that in the future such fees be applied in a competitively neutral manner. To the extent that, notwithstanding the Telecommunications Act, competitors do not pay the same level of fees as the Company, the Company could be at a competitive disadvantage.

   General. The telecommunications market is in a period of substantial change and uncertainty. As the Telecommunications Act and related FCC and state actions are implemented, new issues are likely to arise that can affect the Company and its business plan. No assurance can be given that future regulatory developments will not have a materially adverse impact on the Company.

REAL PROPERTY AND LEASES

   The Company leases its corporate headquarters space in Houston, Texas from an unaffiliated third party on a month-to-month basis.

   The Company owns office buildings in Amarillo and Longview, Texas and leases office space and facilities in Dallas, Texas, Oklahoma City, Oklahoma, Wichita, Kansas, Moundridge, Kansas and twelve other locations. The leases for these offices expire at various times through January 2002.

   The Company may lease or purchase additional office space and switching and other network facilities in connection with an expansion of its business.

EMPLOYEES

   As of September 30, 1997, the Company had over 560 full-time employees, none of whom is represented by a union or covered by a collective bargaining agreement. The Company believes that its relationship with its employees is good.

                                  MANAGEMENT

DIRECTORS AND OFFICERS

   The following table sets forth certain information concerning each of ACG's directors and officers (ages as of August 31, 1997). The Board of Directors (the "Board") will consist of nine directors, divided into three classes of directors serving staggered terms. Directors and executive officers of ACG are elected to serve until they resign or are removed, or are otherwise disqualified to serve, or until their successors are elected and qualified. Directors of ACG are elected at the annual meeting of the stockholders. Officers of ACG generally are appointed by the Board shortly after each annual meeting of stockholders.

                                                                                             TERM
                                                                                              AS
                                                                                           DIRECTOR
              NAME              AGE(1)              POSITION(S) WITH COMPANY                EXPIRES
------------------------------  ------ -------------------------------------------------  ----------
Rod K. Cutsinger ..............   54   Chairman of the Board and Chief Executive Officer     2000
G. Edward Powell ..............   60   Executive Vice President, Chief Financial Officer     1999
                                        and Director
Richard O'Neal(2)(3) ..........   57   President--Directory Services Group and Director      1999
Fred L. Thurman(2) ............   47   President--Telecommunication Services Group and       2000
                                        Director
Brad Van Leur(2) ..............   41   Vice President--Marketing/Telecommunication            --
                                        Services Group
Donald R. Sarchet(2) ..........   48   Vice President--Networks/Telecommunication             --
                                        Services Group
Todd J. Feist(2) ..............   33   Vice President--Kansas/Telecommunication              1999
                                        Services Group and Director
Bill Rhodes(2) ................   49   Vice President--Texas/Telecommunication  Services      --
                                       Group
Earle Brown(2) ................   40   Vice President--Interconnect/Telecommunication         --
                                        Services Group
Larry Baldwin(2) ..............   52   Vice President--Operations/Directory                   --
                                        Services Group
Mark Fields(2) ................   32   Vice President--Finance/Directory Services Group       --
Max Andrews(2) ................   39   Vice President--Marketing/Directory                    --
                                        Services Group
Brad K. Cutsinger .............   26   Vice President and Secretary                           --
Frank Bango(4) ................   48   Director                                              1998
Fentress Bracewell(2)(3)(4)  ..   76   Director                                              2000
E. Clarke Garnett(2)(3)(5)(6)     37   Director                                              1998
David M. Mitchell(2)(5)(6)  ...   49   Director                                              1998

------------
(1) No person shall be nominated for election, nor elected, as a director of ACG if such person (i) has attained the age of 80 as of such nomination or election, or (ii) will attain the age of 80 prior to the expiration of the term of office for which he is being nominated or elected.
(2) Election will become effective on the closing of the Offering and the biographical information set forth herein assumes the consummation of the Offering.
(3)    Member of the Nominating Committee.
(4)    Member of the Compensation Committee.
(5)    Member of the Audit Committee.
(6) Elected pursuant to an agreement with ACG or certain stockholders. See "Certain Transactions -- Voting Arrangements."

   Rod K. Cutsinger has been Chairman and Chief Executive Officer of ACG or its predecessor since the organization of its predecessor in June 1996. Mr. Cutsinger has been active in the consolidation of companies in fragmented industries since the early 1970s. In early 1983 Mr. Cutsinger founded Advanced Telecommunications Corporation ("ATC") and by the end of that year ATC had acquired six companies and completed an initial public offering. After selling his interest in ATC, in 1986 Mr. Cutsinger founded American Funeral Services, Inc. ("AFS"), a publicly held death care consolidator headquartered in Houston, Texas. In late 1992 AFS was acquired by Service Corporation International ("SCI"). Thereafter, Mr. Cutsinger founded and served as the principal officer of Vadacom, Inc., a switched based long distance company headquartered in Houston, that sold substantially all its assets in 1995. Mr. Cutsinger is also an executive officer, director and equity interest owner of CPFF and Consolidation Partners.

   G. Edward Powell was elected Executive Vice President and Chief Financial Officer of the predecessor of ACG in July 1997, after having served as a consultant to and a director of that company since September 1996. Mr. Powell joined the accounting firm of Price Waterhouse LLP in 1959 and served as managing partner of that firm's Houston office between 1982 and his retirement in 1994. Since his retirement, Mr. Powell has served as a director of and consultant to five emerging high technology companies in addition to his involvement with the Company. Following the Offering, Mr. Powell will continue to serve as Chief Financial Officer on a full time basis until his successor is identified and employed. Thereafter, Mr. Powell intends to refocus his efforts on acquisitions for the Company and CPFF, in which he owns an equity interest. He will continue to serve as a director of ACG.

   Richard O'Neal is President -- Directory Services Group and a director of ACG. He founded Great Western in 1984 and has served as its President since that time. Mr. O'Neal also has served as an officer and director of several publishing organizations such as the Yellow Page Publishers Association and the Association of Directory Publishers, two of the largest organizations in that industry.

   Fred L. Thurman is President -- Telecommunication Services Group and a director of ACG. He has been President of FirsTel since April 1994. Prior to that time he served as a consultant to FirstTel for about one year. Between 1984 and 1993, he acted as the certified public accountant for DialNet, Inc., a long distance telephone company, until it was acquired by LDDS, Inc. Since 1979 Mr. Thurman has also been a partner in Thurman, Comes, Foley & Co. LLC, a public accounting firm in Sioux Falls, South Dakota.

   Brad Van Leur is Vice President -- Marketing/Telecommunication Services Group of ACG. Mr. Van Leur has been Vice President Sales & Marketing for FirsTel since 1995, and between 1993 and 1995 served as FirsTel's consultant for long distance. From 1989 to 1993, he served as regional sales manager for North Dakota, South Dakota, Minnesota, Iowa and Nebraska for Dial Net, and in 1993 he also served as Director of Operations in South Dakota for LDDS/WorldCom. From 1987 to 1989 he was Sales Manager for South Dakota for Computel, a long distance and interconnect company, which was acquired by Dial Net in 1989. From 1985 to 1987 he served in various positions for Long Line/Teletech, a long distance company.

   Donald R. Sarchet is Vice President -- Networks/Telecommunication Services Group of ACG. Since 1992, Mr. Sarchet has been Vice President, Network Operations of Valu-Line. Between 1989 and 1992, he served as Area Manager -- Field Operations -- North of ATC. From 1984 to 1989, Mr. Sarchet served in various positions with Clay Desta Digital Corporation. Clay Desta was acquired by ATC in 1989. Prior to that time, from 1966 to 1982, Mr. Sarchet served in various positions with Southwestern Bell, including as Network Service Supervisor in several locations.

   Todd J. Feist is Vice President -- Kansas/Telecommunication Services Group and a Director of ACG. He has been President of Feist Long Distance since February 2, 1996. Prior to that time he had been Network Manager for Feist Long Distance since April 1, 1994 and before that date had been Distribution Manager of FPI in Lubbock, Texas since 1987.

   Bill Rhodes is Vice President -- Texas/Telecommunication Services Group. He has been President of Valu-Line since April 1996. Prior to that time, Mr. Rhodes was employed by Rockwell International, Inc. for more than 20 years in various engineering, program management, marketing and business development executive capacities.

   Earle Brown is Vice President -- Interconnect/Telecommunication Services Group. He has served as President of Tele-Systems since January 1995 and prior to that time had served as Vice President-Operations of Tele-Systems since November 1989.

   Larry Baldwin is Vice President -- Operations/Directory Services Group. Mr. Baldwin has served as Great Western's Executive Vice President, Secretary and Treasurer since its inception in 1984. Prior to that time he was involved in instant printing operations in Amarillo, Texas.

   Mark Fields is Vice President -- Finance/Directory Services Group. Mr. Fields has been Controller of Great Western since December 1994. From August 1990 until December 1994, he was a Manager with KPMG Peat Marwick LLP. Between August 1987 and August 1990, he was a Senior Auditor for Deloitte & Touche.

   Max Andrews is Vice President -- Marketing/Directory Services Group. Mr. Andrews, whose sales experience dates back to 1982, has been a sales manager with Great Western since January 1994; most recently having served as the General Sales Manager for Texas and Oklahoma. From January 1989 to December 1993, he was a district sales manager for Dun & Bradstreet/Donnelley Information Publishing in San Diego, California.

   Brad K. Cutsinger was elected Secretary of ACG's predecessor in June 1996 and one of its Vice Presidents in July 1997. For the five years prior to that time, Mr. Cutsinger was a student. Mr. Cutsinger owns an equity interest in and is a Manager of CPFF, and a trust for his benefit owns 15% of the equity interests in Consolidation Partners. Brad K. Cutsinger is the son of Rod K. Cutsinger.

   Frank Bango was elected as a director of ACG's predecessor in September 1996. Until his recent election as President--South Florida Region of SCI, Mr. Bango had served as the Southeast Regional President of SCI since 1992. Mr. Bango joined SCI in 1992 following SCI's acquisition of AFS. Since 1987 Mr. Bango had served in various executive positions at AFS, after spending ten years at General Electric Credit Corporation.

   Fentress Bracewell is primarily engaged in managing his personal investments in Houston. Prior to his retirement in 1991, Mr. Bracewell was a Senior Partner in the law firm of Bracewell & Patterson, L.L.P., having been one of the founders of that firm in 1945. Mr. Bracewell remains a Founding Partner and Special Counsel of Bracewell & Patterson, L.L.P., although he has no continuing equity participation in that firm. He also serves as a director of First Investors Financial Services, Inc., an automobile finance company.

   E. Clarke Garnett has served as President of KINNET, KINI and Liberty, (the owner of 51%, after the Offering and prior owner of 100% of the outstanding capital stock of KINNET), since November 1996. Prior to that time, he had served as an Executive Vice President of these three companies since May 1994 and as Executive Director since September 1992. Between 1990 and 1992, Mr. Garnett was the General Manager, Western Region, of CommNet Cellular, Inc.

   David M. Mitchell has been engaged primarily as an investor in the telephone business since 1982 when he founded National Telephone Exchange of Temple, Texas. Mr. Mitchell sold this and two other telephone companies in 1991 to U.S. Long Distance. Mr. Mitchell owned a 50% interest in Valu-Line at the time Valu-Line was acquired by the Company.

DIRECTOR COMPENSATION

   Directors of ACG who are also employees of the Company receive no directors' fees but are eligible to receive, and have received, grants of stock options under the Company's 1997 Stock Awards Plan. Non-employee directors receive fees of $1,000 for each board meeting in which they participate, are reimbursed for reasonable out-of-pocket travel expenditures incurred and receive options to purchase shares of Common Stock pursuant to the Directors' Plan upon election to the Board.

   In September 1997 ACG adopted the Directors' Plan. The Directors' Plan provides for the grant of stock options to non-employee directors of the Company. The Directors' Plan is administered by the Board of Directors and authorizes the grant of options to purchase up to 300,000 shares of Common Stock for issuance as nonqualified options. Each director of the Company who is not an employee of the Company or any of the Company's subsidiaries (an "Eligible Director"), is granted options to acquire 15,000 shares of Common Stock on the date of such director's first election to the Board. Additional options to acquire 5,000 shares of Common Stock will thereafter be awarded to each Eligible Director on the date of the annual meeting of stockholders at which he or she is reelected to serve an additional three-year term as a Director of the Company. As of the date of the consummation of the Offering, each of Messrs. Frank Bango, Fentress Bracewell, E. Clarke Garnett and David M. Mitchell will be granted options to purchase 15,000 shares of Common Stock pursuant to the Directors' Plan at the initial public offering price. The option will vest in equal annual installments on the first, second and third anniversaries of the consummation of the Offering.

EXECUTIVE COMPENSATION

   Neither ACG nor its predecessor has not conducted any operations other than related to the Acquisitions and the Offering, and ACG's predecessor did not pay any compensation prior to June 1996. The Company anticipates that during 1997 its most highly compensated executive officers and their annualized base salaries will be: Mr. Rod K. Cutsinger -- $300,000; and Mr. Brad K. Cutsinger -- $60,000. In lieu of cash compensation from the Company, Mr. G. Edward Powell was afforded the opportunity to purchase an aggregate of 100,000 shares of common stock of the Company's predecessor in October 1996 and January 1997 for an aggregate cash consideration of $5,000. Following the Offering, Mr. Powell will be compensated at an annual rate of $175,000 until his successor is identified and employed. Each of Messrs. Rod Cutsinger, Powell and Brad Cutsinger are eligible to receive cash bonuses, at the discretion of the Compensation Committee of the Board of Directors, in respect of 1998 in the amount of 100% of their base salaries. In addition, Messrs. Rod Cutsinger, Powell and Brad Cutsinger each will receive a cash bonus in the amount of $300,000, $125,000 and $125,000 respectively, upon consummation of the Offering. No executive officer of ACG's predecessor received perquisites in 1996, the value of which exceeded the lesser of $50,000 or 10% of the salary and bonus of such executive.

   The persons expected to be the five most highly compensated executive officers of ACG in 1998 and their expected base salaries are:

                                                                   EXPECTED
       NAME                            TITLE                      BASE SALARY
-----------------  -------------------------------------------- -------------
Rod K. Cutsinger   Chairman                                        $300,000
Richard O'Neal  .. President--Directory Services Group              300,000
Fred L. Thurman  . President--Telecommunication Services  Group     175,000
G. Edward Powell   Executive Vice President and Chief Financial     175,000
                    Officer
Larry Baldwin..... Vice President--Operations/Directory             175,000
                    Services Group

EMPLOYMENT AGREEMENTS

   Mr. Rod K. Cutsinger has entered into an amended employment agreement with the Company providing for an annual base salary of $300,000 and a bonus potential equal to 100% of base salary. The employment agreement which commenced with the Company's predecessor as of July 15, 1996 has a term of five years, and unless terminated or not renewed by the Company or the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. Under this agreement, Mr. Cutsinger has agreed to devote reasonable time and energies to the business of the Company and has agreed not to engage in any business activity that would prevent him from carrying out his duties under the employment agreement. He has reserved the right to pursue consolidating transactions through CPFF, manage the business affairs of Consolidation Partners and invest and manage his personal assets. This agreement provides that, in the event of a termination of employment by the Company without cause, the employee will be entitled to receive the continuation of his salary for a period of 24 months. In the event that the Company terminates the employee (other than for cause) after a change in control of the Company (as defined in the agreement) or if the employee resigns for good reason (as defined in the agreement) after a change in control of the Company, the employee shall receive a continuation of his salary for a period of 36 months. In the event that Mr. Cutsinger becomes disabled during the term of the agreement, he will be entitled to receive 75% of his base salary through July 15, 2001, as reduced by any amount paid to Mr. Cutsinger under any disability policy maintained by the Company on his behalf. Any termination payments made to the employee that would be subjected to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), shall be "grossed-up" to mitigate the impact of such tax on the employee. Mr. Cutsinger's employment agreement does not contain a non-compete provision. Under the employment agreement, the Company agreed to secure a $1,000,000 term policy on the life of Mr. Cutsinger for the benefit of his spouse and to provide Mr. Cutsinger with a $500 per month automobile allowance, $5,000 in annual financial and tax planning services and a secretary who may devote 25% of her normal time to non-profit organizations designated by the employee.

   In addition, Messrs. O'Neal, Baldwin, Feist and Thurman have entered into three, three, five and five-year employment agreements with the respective Acquired Companies of which they are president that provide for base salaries of $300,000, $175,000, $110,000, and $175,000, respectively, and a bonus potential ranging from 50% to 63% of base salary. In the event that the Company terminates Mr. O'Neal's employment other than for cause (as defined in the agreement) or in the event that Mr. O'Neal resigns under circumstances that he reasonably believes were contrived by Great Western to force his resignation, or after a change in control of the Company, Mr. O'Neal shall be entitled to continue to receive his base salary until the scheduled expiration date of his employment agreement. Mr. Thurman shall be entitled to receive one year's salary in the event his employer terminates him for a reason other than with cause (as defined in his agreement) and two years' salary in the event that he resigns following a change in control of his employer. Both Mr. Baldwin and Mr. Feist shall be entitled to receive six months salary in the event his employer terminates him for a reason other than with cause (as defined in his agreement) and one year's salary in the event that he resigns following a change in control of his employer. These agreements contain three-year noncompetition covenants and otherwise are generally comparable to the employment agreements referred to in the preceding paragraph. Mr. Feist is also entitled to receive a bonus of $50,000 upon consummation of the Offering.

   Brad K. Cutsinger has entered into an employment agreement with the Company providing for an annual base salary of $60,000 and a bonus potential equal to 100% of base salary. This employment agreement has a term of five years, and unless terminated or not renewed by the Company or the employee, the term will continue thereafter on a year-to-year basis on the same terms and conditions existing at the time of renewal. This agreement provides that, in the event of a termination of employment by the Company without cause, the employee will be entitled to receive from the Company a lump sum amount equal to two year's salary (or an annuity in lieu thereof). In the event the employee is terminated after the occurrence of a change in control of the Company (as defined in the agreement) or if the employee resigns for good cause (as defined in the agreement) after a change of control, the employee will be entitled to receive a lump sum payment (or an annuity in lieu thereof) equal to three times his base salary, and all his unvested options and other benefits will be vested. In addition, Mr. Cutsinger is entitled to receive a three-year term life insurance policy in the amount of $250,000. The employment agreement contains a non-solicitation agreement for a period of three years immediately following the date of termination. Under the agreement, Mr. Cutsinger is entitled to participate in all benefits made available generally to the other officers of the Company.

   See "Option Grants" for information relating to stock options awarded to Messrs. O'Neal, Baldwin, Feist, Thurman and Brad K. Cutsinger.

1997 STOCK AWARDS PLAN

   The predecessor of the Company recently adopted the Advanced Communications Group, Inc. 1997 Stock Awards Plan (the "Plan"). The Plan is intended to provide key employees with an opportunity to acquire a proprietary interest in the Company and additional incentive and reward opportunities based on the profitable growth of the Company and to aid the Company in attracting and retaining outstanding personnel. The Plan provides for the granting of options (either incentive stock options within the meaning of Section 422(b) of the Code, or options that do not constitute incentive stock options

("nonqualified stock options")), restricted stock awards, stock appreciation rights, performance awards, and phantom stock awards, or any combination thereof. The Plan covers an aggregate of 3,500,000 shares of Common Stock (subject to certain adjustments in the event of stock dividends, stock splits and certain other events).

   Administration. The Plan was administered by the entire Board prior to the closing of the Offering and will be administered by the Compensation Committee of the Board thereafter. The Compensation Committee has the power to determine which employees will receive an award, the time or times when such award will be made, the type of the award and the number of shares of Common Stock to be issued under the award or the value of the award. Only persons who at the time of the award are key employees of the Company or of any subsidiary of the Company are eligible to receive an award under the Plan.

   Options. The Plan provides for two types of options: incentive stock options and nonqualified stock options. The Compensation Committee will designate the key employees to receive the options, the number of shares subject to the options, and the terms and conditions of each option granted under the Plan. The term of any option granted under the Plan shall be determined by the Compensation Committee; provided, however, that the term of any incentive stock option cannot exceed ten years from the date of the grant and any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of stock of the Company or of its subsidiary within the meaning of Section 422(b)(6) of the Code must not be exercisable after the expiration of five years from the date of grant. No option may be exercised earlier than six months from the date of grant. The exercise price per share of Common Stock of options granted under the Plan will be determined by the Compensation Committee; provided, however, that an incentive stock option exercise price cannot be less than the fair market value of a share of Common Stock on the date such option is granted (subject to adjustments). Further, the exercise price of any incentive stock option granted to an employee who possesses more than 10% of the total combined voting power of all classes of stock of the Company or of its subsidiaries within the meaning of Section 422(b)(6) of the Code must be at least 110% of the fair market value of the share at the time such option is granted. The exercise price of options granted under the Plan will be paid in full in a manner prescribed by the Compensation Committee.

   Restricted Stock Awards. Pursuant to a restricted stock award, shares of Common Stock may be issued to employees without any cash payment to the Company, except to the extent otherwise provided by the Compensation Committee or required by law; provided, however, that such shares will be subject to certain restrictions on the disposition thereof and certain obligations to forfeit such shares to the Company as may be determined in the discretion of the Compensation Committee. The restrictions on disposition may lapse based upon (a) the Company's attainment of specific performance targets established by the Compensation Committee that are based on (i) the price of a share of Common Stock, (ii) the Company's earnings per share, (iii) the Company's revenue, (iv) the revenue of a business unit of the Company designated by the Committee, (v) the return on stockholders' equity achieved by the Company, or (vi) the Company's pre-tax cash flow from operations, (b) the grantee's tenure with the Company, or (c) a combination of both factors. The Company retains custody of the shares of Common Stock issued pursuant to a restricted stock award until the disposition restrictions lapse. An employee may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of such shares until the expiration of the restriction period. However, upon the issuance to the employee of shares of Common Stock pursuant to a restricted stock award, except for the foregoing restrictions, such employee will have all the rights of a stockholder of the Company with respect to such shares, including the right to vote such shares and to receive all dividends and other distributions paid with respect to such shares.

   Stock Appreciation Rights. A stock appreciation right permits the holder thereof to receive an amount (in cash, Common Stock, or a combination thereof) equal to the number of stock appreciation rights exercised by the holder multiplied by the excess of the fair market value of Common Stock on the exercise date over the stock appreciation rights' exercise price (generally the fair market value of the Common Stock on the date of grant). Stock appreciation rights may or may not be granted in connection with the grant of an option and no stock appreciation right may be exercised earlier than six months from the date of grant. A stock appreciation right may be exercised in whole or in such installments and at such time as determined by the Compensation Committee.

   Performance and Phantom Stock Awards. The Plan permits grants of performance awards and phantom stock awards, which may be paid in cash, Common Stock, or a combination thereof as determined by the Compensation Committee. Performance awards granted under the Plan will have a maximum value established by the Compensation Committee at the time of the grant. A grantee's receipt of such amount will be contingent upon satisfaction by the Company, or any subsidiary, division or department thereof, of future performance conditions established by the Compensation Committee prior to the beginning of the performance period. Such performance awards, however, are subject to later revisions as the Compensation Committee deems appropriate to reflect significant unforeseen events or changes. A performance award will terminate if the grantee's employment with the Company terminates during the applicable performance period except as otherwise provided by the Compensation Committee at the time of grant. Phantom stock awards granted under the Plan are awards of Common Stock or rights to receive amounts equal to share appreciation over a specific period of time. Such awards vest over a period of time or upon the occurrence of a specific event(s) (including, without limitation, a change of control ) established by the Compensation Committee, without payment of any amounts by the holder thereof (except to the extent required by law) or satisfaction of any performance criteria or objectives. A phantom stock award will terminate if the grantee's employment with the Company terminates during the applicable vesting period or, if applicable, the occurrence of a specific event(s), except as otherwise provided by the Compensation Committee at the time of grant. In determining the value of performance awards or phantom stock awards, the Compensation Committee must take into account the employee's responsibility level, performance, potential, other awards under the Plan, and other such consideration as it deems appropriate. Such payment may be made in a lump sum or in installments as prescribed by the Compensation Committee. Any payment made in Common Stock will be based upon the fair market value of the Common Stock on the payment date.

   Option Grants. On June 16, 1997, the Board of Directors of the Company's predecessor granted ten-year options to purchase 350,000 shares and 175,000 shares of its common stock to Messrs. G. Edward Powell and Brad K. Cutsinger, respectively, at an exercise price of $2.50 per share. One-third of these options vested immediately and the balance will vest in equal increments on the first and second anniversaries of the date of grant and are accelerated in the event of a change in control of the Company. On June 12, 1997, the Board of the Company's predecessor granted an option having essentially similar terms to Todd J. Feist covering 250,000 shares of its common stock upon his employment by an acquisition subsidiary of the Company. Contemporaneously with the closing of the Offering, the Board intends to grant (i) five year options to purchase 150,000 shares, 100,000 shares and 87,000 shares, respectively, to Richard O'Neal, Fred L. Thurman and Larry Baldwin, and (ii) an aggregate of approximately 500,000, shares of Common Stock to the other officers and employees of various Acquired Companies at an exercise equal to the initial public offering price per share. These options will vest in equal increments over three to five year periods from the date of grant.

COMPREHENSIVE REVIEW OF BENEFITS PLAN

   Following the Offering, the Compensation Committee will engage a qualified executive compensation consulting firm to evaluate the Company's overall compensation program for officers and directors and assist that committee in developing and implementing a program that properly motivates and rewards the program participants in a manner that is consistent with prevailing industry standards.

                             CERTAIN TRANSACTIONS

THE ACQUISITIONS

   Simultaneously with the consummation of the Offering, ACG will acquire by merger, stock purchase or asset acquisition a 49% interest in KINNET and all of the issued and outstanding stock (or in four cases, substantially all of the assets) of the Acquired Companies and its predecessor, at which time each Acquired Company and ACG's predecessor will become a wholly-owned subsidiary of the Company. The aggregate consideration to be paid by ACG in the
Acquisitions includes approximately $86.8 million in cash,        shares of
Common Stock (assuming an initial public offering price of $    per share),
$17.4 million in promissory notes and 2,637,135 warrants or options to purchase Common Stock. Of the aggregate consideration, $30.8 million, $1.0 million, $3.3 million, $1.4 million and $13.8 million in cash, will be paid
to Messrs. O'Neal, Feist, Mitchell, Thurman and Baldwin, respectively,    ,
 ,    ,     and     shares of Common Stock will be issued to Messrs. O'Neal,
Feist, Mitchell, Baldwin and Thurman, respectively, $8.4 million and $3.8 million in subordinated notes will be issued to Mr. O'Neal and Mr. Baldwin, respectively, $552,983 in convertible subordinated notes will be issued to Mr. Thurman, and 280,000, 13,512 and 125,000 five-year non-transferable warrants to purchase Common Stock at the initial public offering price will be issued to Mr. O'Neal, Mr. Thurman and Mr. Baldwin, respectively.

   As part of this consideration, on June 16, 1997, ACG's predecessor issued to the five stockholders of Great Western, as consideration for their execution of a definitive acquisition agreement, three series of non-transferable, ten-year warrants to purchase an aggregate of 2,000,000 shares of Common Stock at an exercise price of $2.50 per share, subject to adjustment to protect against dilution. The warrants of each series become exercisable upon the first, second and third anniversary dates of the consummation of the Offering. Of these, Mr. O'Neal and Mr. Baldwin received warrants to purchase an aggregate of 1.5 million shares and 300,000 shares of Common Stock, respectively.

   For a description of the terms of the Acquisitions, the consideration payable and certain other matters, see "The Company -- Summary of Terms of the Acquisitions."

OTHER ORGANIZATIONAL MATTERS

   CPFF was organized in June 1996 with a five-year term for the purpose of financing consolidating transactions identified by Rod K. Cutsinger, including a possible transaction in the telecommunications industry. CPFF has two classes of equity interests: Class A interests and Class B interests. The holders of the Class A interests have no right to vote for the election and management of CPFF, such rights having been vested in the holders of the Class B Interests. CPFF was capitalized in September 1996 upon (i) the sale of an aggregate of $1,520,000 in Class A interests for cash to a limited number of investors, including $50,000 in Class A interests to G. Edward Powell, (ii) the issuance of $350,000 in Class A interests to Rod K. Cutsinger in exchange for his contribution of certain intangible personal property, including business plans, confidentiality agreements, organizational documents and economic projections relating to several consolidating company opportunities, (iii) the issuance of $250,000 in Class A interests to Rod K. Cutsinger in exchange for $5,000 in cash and a promissory note in the principal amount of $245,000, (iv) the issuance of $100,000 in Class A interests to Brad K. Cutsinger in exchange for $5,000 in cash and a promissory note in the principal amount of $95,000 and (v) the sale of 100% of the Class B interests to Consolidation Partners for $22,200 in cash. See "Risk Factors -- Dependence on Key Personnel; New Management Team." The promissory notes issued by Messrs. Rod and Brad Cutsinger bear interest at 8% per annum, are payable upon the first to occur of the consummation of the Offering or December 31, 1998 and are secured by a pledge of the acquired interests. At September 30, 1997, the outstanding principal balances of the promissory notes of Rod Cutsinger and Brad Cutsinger had declined to $3,537 and $37,732, respectively, as a result of the application of salaries from CPFF to which they were otherwise entitled to the reduction of the principal balances of these notes. CPFF used a portion of the proceeds of its initial capitalization to make loans to ACG in the amount of $1.2 millon.

   In September 1997, CPFF issued an additional $830,000 of Class A Interests to certain existing Class A Interest owners. At the same time, the holders of the Class B Interests contributed an additional $8,384 to the capital of CPFF. In consideration for the agreements of three existing Class A Interest owners to subscribe for $300,000, $126,100 and $100,000, respectively, of these Class A Interests, Rod K. Cutsinger transferred to such persons for nominal consideration 150,000, 47,250 and 37,500 shares of his common stock of the Company's predecessor. Additionally, in consideration for the subscription of three other existing Class A Interest owners for an aggregate of $200,000 of Class A Interests, Rod K. Cutsinger transferred to such persons for nominal consideration an aggregate of $44,400 of his Class A Interests. CPFF used the proceeds of the issuance of these additional Class A Interests to increase its loan to ACG to approximately $2.2 million.

   Under the terms of the corporate regulations of CPFF, CPFF is obligated to distribute shares in a consolidating company such as ACG as soon as practicable after the consummation of that company's initial public offering. Shares of Common Stock in ACG will be distributed to the holders of the Class A and Class B Interests on a fifty-fifty basis until the holders of the Class A Interests have received shares of Common Stock of ACG (valued at the initial public offering price) equal to three times their aggregate investment in CPFF, or $9,150,000. Thereafter, the balance of the shares of Common Stock held by ACG will be distributed 25% to the holders of the Class A Interests and 75% to the holders of the Class B Interests. Accordingly, promptly following the Offering, CPFF will distribute shares of Common Stock to the holders of the Class A Interests (including shares to Messrs. Rod K. Cutsinger, Brad K. Cutsinger and G. Edward Powell, respectively) and shares of Common Stock to Consolidation Partners in respect of its Class B Interests. Rod K. Cutsinger and his wife own 80% of the beneficial interests of Consolidation Partners, and the remaining interests are owned by trusts for the benefit of their children, including Brad K. Cutsinger. See "Principal Stockholders." The shares of Common Stock distributed by CPFF will be entitled to certain registration rights and subject to certain lock-up arrangements with the Underwriters. See "Underwriting."

INITIAL CAPITALIZATION

   In connection with its initial capitalization on September 17, 1996, ACG's predecessor issued and sold an aggregate of 21,764,250 (net of subsequent repurchases) shares of its common stock, of which 20,000,000 shares, 1,000,000 shares, 125,000 shares, 250,000 shares, 20,000 shares and 5,000 shares were acquired by CPFF, Rod K. Cutsinger, Brad K. Cutsinger, Frank Bango, G. Edward Powell and Fentress Bracewell for $1,000, $10,000, $1,250, $2,500, $200 and $50, respectively. At the same time CPFF agreed to loan the Company $1.2 million (subsequently increased to $2.2 million in September
1997) pursuant to an 8% promissory note payable upon the earlier of the effectuation of an initial public offering by ACG or December 31, 1998. This promissory note, together with accrued interest thereon, will be repaid from the net proceeds of the Offering.

   Between October 14, 1996 and January 3, 1997, ACG's predecessor issued and sold 105,000 shares of common stock at $0.05 per share, of which 100,000 shares were sold to G. Edward Powell for an aggregate of $5,000. Additionally, on May 2, 1997 ACG's predecessor issued to Joseph C. Cook a ten-year non-transferrable warrant to purchase 20,000 shares of its common stock at $1.00 per share, subject to adjustment to protect against dilution. These warrants were issued to Mr. Cook in consideration for consulting services rendered to the Company. With respect to certain option grants, see "Management -- 1997 Stock Awards Plan -- Option Grants."

VOTING ARRANGEMENTS

   In the acquisition agreement relating to the investment in KINNET, Liberty agreed, until the tenth anniversary date of the consummation of the Offering, to be present in person or by proxy at all meetings of stockholders of ACG for quorum purposes. Additionally, Liberty has agreed, among other things, not to initiate or solicit stockholders to become participants in any proxy solicitation or induce or attempt to induce others to initiate a tender offer, exchange offer or other change in control of ACG. ACG's Board has also agreed, subject to its fiduciary obligations, to nominate as a director an individual designated by Liberty that is reasonably qualified to serve on the board of directors of a publicly held corporation. This obligation expires on the first to occur of the tenth anniversary of the closing of the consummation of the Offering or the reduction of Liberty's ownership of Common Stock below 100,000 shares. Mr. Rod K. Cutsinger has agreed to vote his shares of Common Stock in favor of Liberty's designee nominated by the Board. Mr. Garnett has been designated by Liberty as its initial director nominee.

   In the acquisition agreement relating to Valu-Line, ACG's Board, subject to its fiduciary obligations, agreed to place David M. Mitchell on its Board and renominate Mr. Mitchell as a director from time to time as long as he owns at least 100,000 shares of Common Stock at the time of such renomination.

OTHER TRANSACTIONS

   Richard O'Neal is an officer, director and owner of 50% of the outstanding voting securities of Big Stuff, Inc. ("BSI"), a corporation that markets Internet home page development services to business customers and provides high quality yellow page colorizing services to Great Western and other yellow page publishers. During the two fiscal years ended January 31, 1995 and 1996 and the year ended December 31, 1996, Great Western paid BSI approximately $94,000, $578,000 and $1.1 million, respectively, for such services. Great Western and BSI have entered into a Sales Agreement pursuant to which BSI expects to continue to render the foregoing services to Great Western after the Offering upon terms and conditions that the Company considers reasonable under the circumstances.

   KINI renders management services to KINNET pursuant to an evergreen Management Agreement dated January 1, 1997 ("Management Agreement") which is terminable at any time upon six months advance notice of termination. Under the Management Agreement, KINI receives a monthly payment equal to 100% of employee, equipment and other direct costs associated with its management of KINNET for the period plus 15% of such amount. During the three years in the period ended December 31, 1996, KINNET paid KINI, L.C. approximately $1.6 million, $1.9 million and $2.4 million, respectively, pursuant to the Management Agreement. ACG does not own any outstanding voting securities of KINI, L.C. KINI, L.C. also renders management services to Liberty under a similar arrangement. E. Clarke Garnett is the President of KINI, KINNET and Liberty.

   Pursuant to a network services agreement, Feist Long Distance transports traffic on KINNET's network. During the three years in the period ended December 31, 1996, Feist Long Distance paid KINNET approximately $46,300, $120,000 and $136,300, respectively, for such services. The Company expects that Feist Long Distance's payments to KINNET will increase after the Offering because Feist Long Distance intends to transfer additional traffic to the KINNET network. The Company also intends when practicable and economic to transport the long distance traffic of its other telecommunications subsidiaries over the KINNET network.

COMPANY POLICY

   Except as noted herein, any future transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal and will, in any case, be approved in advance by a majority of the Board of Directors, including a majority of disinterested members of the Board of Directors.

                            PRINCIPAL STOCKHOLDERS

   The following table sets forth certain information with respect to the beneficial ownership of the Company's Common Stock as of October 10, 1997 and as adjusted to reflect the shares of Common Stock, options and warrants to be
issued in the Acquisitions and the distribution of the       shares of Common
Stock owned by CPFF to the beneficial owners of CPFF's outstanding equity
interests (assuming an initial public offering price of $     per share, the
midpoint of the initial public offering price range) and the sale of the shares of Common Stock in the Offering, by (a) each of the executive officers of the Company, (b) each of the Company's directors (including persons who will become directors upon consummation of the Offering), (c) all executive officers and directors of the Company as a group, and (d) each other person (or group of affiliated persons) who is known by the Company to own beneficially 5% or more of the Company's Common Stock. See "Certain Transactions."

                                                                          SHARES BENEFICIALLY
                                                                                 OWNED
                                              SHARES BENEFICIALLY OWNED    AFTER OFFERING, AS
                                                  PRIOR TO OFFERING             ADJUSTED
                                             --------------------------- ----------------------
       NAME(1)                                  NUMBER(2)  PERCENT(2)(3) NUMBER(2)  PERCENT(2)(3)
-------------------------------------------  -------------- -----------  ---------   -----------
Rod K. Cutsinger ...........................   20,765,250(4)    95.4%         (5)
G. Edward Powell ...........................      236,667(6)     1.1          (6)
Richard O'Neal .............................           --         --          (7)
Fred L. Thurman ............................           --         --
Brad Van Leur ..............................           --         --
Donald R. Sarchet ..........................           --         --
Todd J. Feist ..............................           --         --
Bill Rhodes ................................           --         --
Earle Brown ................................           --         --
Mark Fields ................................           --         --
Max Andrews ................................           --         --
Brad K. Cutsinger ..........................      183,333(8)      *           (9)
Frank Bango ................................      250,000        1.1
Fentress Bracewell .........................        5,000         *
E. Clarke Garnett ..........................           --         --         (10)
David M. Mitchell ..........................           --         --
CPFF .......................................   20,000,000       91.9
Consolidation Partners .....................   20,000,000(11)   91.9
Executive officers and directors as a group
 (4 persons and persons, respectively) .....   21,440,250(12)   96.6

------------
 *       Percentage of shares beneficially owned is less than 1.0%.
 (1) The address of all executive officers, directors, CPFF and Consolidation Partners is in care of the Company, 3355 West Alabama, Suite 580, Houston, Texas 77098.
 (2) Beneficial ownership includes shares of Common Stock subject to options, warrants, rights, conversion privileges or similar obligations exercisable within 60 days for purposes of computing the ownership percentage of the person or group holding such options, warrants, rights, privileges or other obligations. Except as noted, each stockholder has sole voting and dispositive power with respect to all shares beneficially owned by such stockholder.
 (3)     The number of shares of Common Stock deemed outstanding after the
         Offering consists of    shares outstanding as of October 10, 1997 (
         as adjusted for the shares of Common Stock issuable in the Acquisitions and the shares of Common Stock being offered for sale
         by the Company in the Offering (including       shares issuable upon
         the exercise of the over-allotment option granted by the Company to the Underwriters)).
 (4) Includes 20,000,000 shares of Common Stock owned by CPFF. Because all of such shares will be distributed by CPFF to the holders of its Class A and Class B Interests after the Offering, Mr. Cutsinger disclaims beneficial ownership of all such shares except those which be will receive by reason of his ownership of approximately 18.3% of the Class A Interests in CPFF and those which will be received by Consolidation Partners by reason of its ownership of all of the Class B Interests.
 (5)     Includes       shares of Common Stock owned by Consolidation
         Partners, a limited liability company in which Rod K. Cutsinger and his wife beneficially own of record 80% of the interests. The remaining interests are owned by trusts for the benefit of the Cutsingers' two children, including Brad K. Cutsinger, over which Rod K. Cutsinger has sole voting and dispositive power.

                                       (Footnotes continued on following page)

 (6) Includes 116,667 shares of Common Stock which Mr. Powell has the right to acquire upon the exercise of options which are exercisable.
 (7) A trustee for Mr. O'Neal's children owns non-transferable, ten-year warrants to purchase 1.5 million shares of Common Stock, one-third of which warrants become exercisable on the first, second and third anniversaries of the consummation of the Offering. Also includes shares of Common Stock as to which Mr. O'Neal holds options or warrants that are exercisable.
 (8) Includes 58,333 shares of Common Stock which Mr. Cutsinger has the right to acquire upon the exercise of options which are exercisable.
 (9)     Excludes      shares of Common Stock owned by Consolidation
         Partners, a limited liability company in which a trust of which Brad
         K. Cutsinger is a beneficiary owns a 15% interest, but as to which Brad K. Cutsinger disclaims beneficial ownership. Includes shares of Common Stock as to which Mr. Cutsinger holds options or warrants that are exercisable.
(10)     Includes     shares of Common Stock owned by Liberty, the owner of
         51% of KINNET, after the Offering, as to which E. Clarke Garnett disclaims any beneficial interest.
(11) Includes 20,000,000 shares of Common Stock owned by CPFF. Because all of such shares will be distributed by CPFF to the holders of its Class A and Class B Interests after the Offering, Consolidation Partners disclaims beneficial ownership of all such shares except those which it will receive by reason of its ownership of all of the Class B Interests.
(12) Includes 175,000 shares of Common Stock which such persons will have the right to acquire upon the exercise of options which are exercisable.

                         DESCRIPTION OF CAPITAL STOCK

AUTHORIZED AND OUTSTANDING CAPITAL STOCK

   At the date of this Prospectus, the authorized capital stock of the Company is 200,000,000 shares, consisting of 180,000,000 shares of Common Stock, par value $0.0001 per share, and 20,000,000 shares of Preferred Stock, par value $0.0001 per share ("Preferred Stock"). The following summary is qualified in its entirety by reference to the Company's Restated Certificate of Incorporation (the "Charter"), a copy of which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

   Common Stock. The holders of Common Stock are entitled to dividends in such amounts and at such times as may be declared by the Board of Directors out of funds legally available therefor. See "Dividend Policy." Holders of the Common Stock are entitled to one vote per share for the election of directors and other corporate matters. In the event of liquidation, dissolution or winding up of the Company, holders of Common Stock would be entitled to share ratably in all assets of the Company available for distribution to the holders of Common Stock. The Common Stock carries no preemptive rights. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company in the Offering when issued will be, duly authorized, validly issued, fully paid and nonassessable.

   Preferred Stock. The Board is authorized to issue from time to time, without stockholder authorization, in one or more designated series, 20,000,000 shares of Preferred Stock with such dividend, redemption, conversion and exchange provisions as are provided in the particular series. Except as by law expressly provided, or except as may be provided by resolution of the Board, the Preferred Stock shall have no right or power to vote on any question or in any proceeding or to be represented at, or to receive notice of, any meeting of stockholders of the Company. The issuance of Preferred Stock, or the perception that such an issuance might occur, could have the effect of delaying or preventing a change in control of the Company. No shares of preferred stock are issued or outstanding and the Board of Directors has no present plans to issue any of the Preferred Stock.

POSSIBLE ANTI-TAKEOVER EFFECTS

   General. Certain provisions of the Company's charter, as well as the concentration of ownership of the Common Stock, the Company's employment agreements with certain of its senior officers, and the Company's ability to issue up to 20 million shares of "blank check" Preferred Stock and the anticipated terms of Proposed Credit Facility, may have the effect of discouraging a change in control of the Company, including transactions in which stockholders might receive a premium price for their Common Stock.

   Statutory Provisions. Section 203 ("Section 203") of the DGCL restricts certain transactions between a corporation organized under Delaware law (or its majority-owned subsidiaries) and any person holding 15% or more of the corporation's outstanding voting stock, together with the affiliates or associates of such person (an "Interested Stockholder"). Section 203 generally prohibits a publicly held Delaware corporation from engaging in the following transactions with an Interested Stockholder, for a period of three years from the date the stockholder becomes an Interested Stockholder (unless certain conditions, described below, are met): (i) all mergers or consolidations, (ii) sales, leases, exchanges or other transfers of 10% or more of the aggregate assets of the corporation, (iii) issuances or transfers by the corporation of any stock of the corporation which would have the effect of increasing the Interested Stockholder's proportionate share of the stock of any class or series of the corporation, (iv) any other transaction which has the effect of increasing the proportionate share of the stock of any class or series of the corporation which is owned by the Interested Stockholder, and (v) receipt by the Interested Stockholder of the benefit (except proportionately as a stockholder) of loans, advances, guarantees, pledges or other financial benefits provided by the corporation.

   The three-year ban does not apply if either the proposed transaction or the transaction by which the Interested Stockholder became an Interested Stockholder is approved by the board of directors of the corporation prior to the date such stockholder becomes an Interested Stockholder. Additionally, an Interested Stockholder may avoid the statutory restriction if, upon the consummation of the transaction whereby such stockholder becomes an Interested Stockholder, the stockholder owns at least 85% of the outstanding voting stock of the corporation without regard to those shares owned by the corporation's officers and directors or certain employee stock plans. Business combinations are also permitted within the three-year period if approved by the board of directors and authorized at an annual or special meeting of stockholders, by the holders of at least 66% of the outstanding voting stock not owned by the Interested Stockholder. In addition, any transaction is exempt from the statutory ban if it is proposed at a time when the corporation has proposed, and a majority of certain continuing directors of the corporation have approved, a transaction with a party which is not an Interested Stockholder of the corporation (or who becomes such with board approval) if the proposed transaction involves (i) certain mergers or consolidations involving the corporation, (ii) a sale or other transfer of over 50% of the aggregate assets of the corporation, or (iii) a tender or exchange offer for 50% or more of the outstanding voting stock of the corporation.

   Prior to the effective date of Section 203, a corporation, by action of its board of directors, had the option of electing to exclude itself from the coverage of Section 203. Since the effective date of such section, a corporation may, at its option, exclude itself from the coverage of Section 203 by amending its certificate of incorporation or bylaws by action of its stockholders to exempt itself from coverage, provided that such charter or bylaw amendment shall not become effective until 12 months after the date it is adopted. The Company has not adopted such a charter or bylaw amendment.

   Charter Provisions. The Board is divided into three classes. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire Board. The Charter provides that, subject to the rights of the holders of any series of Preferred Stock, the number of directors may be fixed from time to time by resolution of the Board, but will consist of not less than three nor more than 12 members. The term for directors in the first class expires at the annual meeting of stockholders to be held in 1998; the initial term for directors in the second class expires at the annual meeting of stockholders to be held in 1999; and the initial term for directors in the third class expires at the annual meeting of stockholders to be held in 2000. A director of the Company may be removed only for cause and only upon the affirmative vote of the holders of a majority of the outstanding capital stock entitled to vote at an election of directors.

   The Charter provides that the Company may, by action of its Board, provide for a sinking fund for the purchase or redemption of shares of any series of Preferred Stock and specify the terms and conditions governing the operations of any such fund. The Company does not currently have any such fund.

   The Charter provides that the Board shall fix the number of directors within the range specified by the Charter, and number of directors has been currently fixed at nine. A stockholder may nominate directors only if written notice is delivered to the Company by such stockholder not less than 30 days nor more than 60 days prior to the meeting or no later than ten days after the date of notice by the Company of such meeting if such notice is given less than 90 days in advance of the meeting. The Charter also provides that any newly created directorship resulting from an increase in the number of directors or a vacancy on the Board shall be filled by vote of a majority of the remaining directors then in office, even though less than a quorum. The Charter also provides that special meetings of the stockholders may only be called by the Chairman of the Board or the Board, subject to the rights of the holders of any series of Preferred Stock, and that the stockholders may not act by written consent. The Charter provides that certain of these provisions of the Charter may not be amended without the approval of at least 80% of the voting power of all shares of the Company entitled to vote generally in the election of directors, voting together as a single class.

   The foregoing provisions of the Charter and of Section 203, together with the ability of the Board to issue Preferred Stock without further stockholder action, could delay or frustrate the removal of incumbent directors or the assumption of control by the holder of a large block of Common Stock even if such removal or assumption would be beneficial, in the short term, to stockholders of the Company. The provisions could also discourage or make more difficult a merger, tender offer or proxy contest even if such event would be favorable to the interests of stockholders.

LIMITATION ON DIRECTORS AND OFFICERS LIABILITY

   The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breach of directors fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors must exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such legislation, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although the DGCL does not change directors' duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Charter limits the liability of the Company's directors to the Company or its stockholders (in their capacity as directors but not in their capacity as officers) to the fullest extent permitted by the DGCL. Specifically, directors of the Company will not be personally liable for monetary damages for breach of a director's fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit.

   The inclusion of this provision in the Charter may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefited the Company and its stockholders.

TRANSFER AGENT

   The Transfer Agent for the Common Stock is            .

                       SHARES ELIGIBLE FOR FUTURE SALE

   Upon completion of the Offering, there will be        shares of Common
Stock outstanding. All of the        shares purchased in the Offering (
shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without registration or other restriction under the Securities Act, except for any shares purchased by an affiliate of the Company. All of the remaining shares of Common Stock outstanding (the "Restricted Shares") may be sold only pursuant to an effective registration statement filed by the Company or pursuant to an applicable exemption, including an exemption under Rule 144 under the Securities Act. In this regard, after giving effect to the application of the proceeds from the
Offering as described under "Use of Proceeds," approximately      of the
currently outstanding shares of Common Stock will be eligible for resale pursuant to Rule 144 after 90 days from the date of this Prospectus and the
remaining      shares of the shares of Common Stock currently outstanding or issued in the Acquisitions will be eligible for resale pursuant to Rule 144 no later than one year following the consummation of this offering.

   In general, Rule 144 provides that if a person (including an affiliate) holds Restricted Shares (regardless of whether such person is the initial holder or a subsequent holder of such shares), and if at least one year has elapsed since the later of the date on which the Restricted Shares were issued or the date that they were acquired from an affiliate, then such person is entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock or the average weekly trading volume of such stock during the four calendar weeks preceding the sale. After Restricted Shares are held for two years, a person who is not deemed an "affiliate" of the Company would be entitled to sell such shares under Rule 144 without regard to the volume limitations described above.

   The holders of      shares of Common Stock and warrants to purchase an
additional      shares of Common Stock, have certain rights to require the
Company but may not exercise such registration rights for a period of one year following the closing of the Offering to register sales of such shares, or shares acquired pursuant to such warrants, under the Securities Act. If, subsequent to the consummation of the Offering, the Company proposes to register any of its securities under the Securities Act, such holders are entitled to notice of such registration and to include their shares in such registration with their expenses borne by the Company, subject to the right of an underwriter participating in the offering to limit the number of shares included in such registration. In addition, the holders of a majority of such shares of Common Stock have the right to demand after one year from the closing of the Acquisitions, subject to certain limitations, that the Company file one registration statement covering sales of their respective shares, and the Company is obligated to pay the expenses of such registration.

   The Company's directors, its executive officers, all persons acquiring Common Stock in the Acquisitions (including those holders with registration rights described above) and CPFF have agreed that, during the one-year Lock-up Period they will not, and the Company has agreed that for a period of 180 days following the date of this Prospectus it will not, without the prior written consent of PaineWebber Incorporated, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into, or exercisable or exchangeable for, Common Stock, except that the Company may grant options under the Company's stock option and purchase plans, and may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Company's stock option and purchase plans or (iii) pursuant to the exercise of options and warrants outstanding as of the closing of the Offering. In addition, Rod K. Cutsinger has agreed not to offer or sell any of his shares of Common Stock for a period ending on March 31, 1999, subject to certain exceptions, in each case without the prior written consent of PaineWebber Incorporated.

   The effect, if any, that future market sales of shares or the availability of shares for sale will have on the prevailing market prices for the Common Stock cannot be predicted. Nevertheless, sales of a substantial number of shares in the public market could adversely affect prevailing market prices for the Common Stock.

                                 UNDERWRITING

   The Underwriters named below, acting through PaineWebber Incorporated and Oppenheimer & Co., Inc. (the "Representatives"), have severally agreed, subject to the terms and conditions set forth in the Underwriting Agreement by and among the Company and the Representatives (the "Underwriting Agreement"), to purchase from the Company, and the Company has agreed to sell to the Underwriters, the number of shares of Common Stock set forth opposite the name of such Underwriters below:

                                 NUMBER OF
          UNDERWRITER              SHARES
-----------------------------  -------------
PaineWebber Incorporated  ....
Oppenheimer & Co., Inc.  .....

                               -------------

                               -------------
  Total ......................
                               =============

   The Underwriting Agreement provides that the obligations of the Underwriters to purchase the Shares listed above are subject to certain conditions. The Underwriting Agreement also provides that the Underwriters are committed to purchase, and the Company is obligated to sell, all of the Shares offered by this Prospectus, if any of the Shares being sold pursuant to the Underwriting Agreement are purchased (without consideration of any shares that may be purchased through the exercise of the Underwriters' over-allotment option).

   The Representatives have advised the Company that the Underwriters propose to offer the Shares to the public initially at the public offering price set forth on the cover page of this Prospectus and to certain dealers at such
price less a concession not in excess of $     per share. The Underwriters
may allow, and such dealers may reallow, a concession to other dealers not in
excess of $     per share. After the initial public offering of the Shares, the public offering price, the concessions to selected dealers and the reallowance to other dealers may be changed by the Representatives.

   The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to an
additional      shares of Common Stock at the initial public offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions. The Underwriters may exercise such option only to cover over-allotments, if any, incurred in the sale of Shares. To the extent the Underwriters exercise such option, each of the Underwriters will become obligated, subject to certain conditions, to purchase such percentage of such additional shares of Common Stock as is approximately equal to the percentage of Shares that it is obligated to purchase as shown in the table set forth above.

   The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

   The Representatives have informed the Company that they do not intend to confirm sales to any account over which they exercise discretionary authority.

   A Managing Director of Oppenheimer & Co., Inc. acquired $70,000, in Class A interests upon the capitalization and subsequent private placement of CPFF.
These interests will entitle such person to receive      shares of Common
Stock (based upon an initial offering price of $    ) upon the distribution
of ACG shares held by CPFF to CPFF's interest holders. In addition, such Managing Director of Oppenheimer & Co., Inc., acquired 5,000 shares of Common Stock for $50.00 upon the capitalization of ACG. Oppenheimer & Co., Inc. is one of the Representatives.

   The Company's executive officers and directors, all persons who are acquiring Common Stock in the Acquisitions, and CPFF have agreed that, during the one-year Lock-up Period they will not, and the Company has agreed that for a period of 180 days following the date of this Prospectus, it will not, without the prior written consent of PaineWebber Incorporated, offer, sell, contract to sell or otherwise dispose of any shares of Common Stock, or any securities convertible into, or exerciseable or exchangeable for, Common Stock, except that the Company may grant options under the Company's stock option and purchase plans, and may issue shares of Common Stock (i) in connection with acquisitions, (ii) pursuant to the exercise of options granted under the Company's stock option and purchase plans or (iii) pursuant to the exercise of options and warrants outstanding as of the closing of the Offering. In addition, Rod K. Cutsinger has agreed not to offer or sell any of his shares of Common Stock for a period ending on March 31, 1999, subject to certain exceptions, without the prior written consent of PaineWebber Incorporated.

   Prior to this Offering, there has been no public market for the Common Stock of the Company. The initial public offering price was determined pursuant to negotiations between the Company and the Representatives. Among the factors considered in determining the initial public offering price, in addition to prevailing market conditions, were certain financial information of the Company, the history of, and the prospects for, the Company and the industry in which it competes, an assessment of the Company's management, its past and present operations, the prospects for, and timing of, future revenues of the Company, the present state of the Company's development, and the above factors in relation to market values and various valuation measures of other companies engaged in activities similar to the Company. The initial public offering price set forth on the cover page of this Prospectus should not, however, be considered an indication of the actual value of the Common Stock. Such price is subject to change as a result of market conditions and other factors. There can be no assurance that an active trading market will develop for the Common Stock or that the Common Stock will trade in the public market subsequent to the Offering at or above the initial public offering price.

   In connection with this Offering, certain Underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company, and in such case may purchase Common Stock in the open market following completion of the Offering to cover all or a portion of such short position. The Underwriters may also
cover all or a portion of such short position, up to      shares of Common
Stock, by exercising the Underwriters' over-allotment option referred to above. In addition, PaineWebber Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

   The Company is making application to list the Common Stock on the New York Stock Exchange.

                           VALIDITY OF COMMON STOCK

   The validity of the Common Stock offered hereby will be passed upon for the Company by Bracewell & Patterson, L.L.P., Houston, Texas, and for the Underwriters by Morgan, Lewis & Bockius LLP, New York, New York.

                                   EXPERTS

   The financial statements of Advanced Communications Group, Inc. and Feist Long Distance Service, Inc. as of and for the year ended December 31, 1996 have been included herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

   The audited financial statements of Great Western Directories, Inc. included in this Prospectus and elsewhere in the Registration Statement have been audited by Clifton Gunderson P.L.L.C., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The audited financial statements of FirsTel, Inc. included in this Prospectus and elsewhere in the Registration Statement have been audited by Charles Bailly & Company P.L.L.P., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm or expends in giving said report.

   The audited financial statements of Valu-Line of Longview, Inc. and Related Companies included in this Prospectus and elsewhere in the Registration Statement have been audited by Hein + Associates LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

   The audited financial statements of KIN Network, Inc. included in this Prospectus and elsewhere in the Registration Statement as of and for the year ended December 31, 1996, have been audited by Sartain Fischbein & Co., independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports. The audited financial statements of KIN Network, Inc. included in this Prospectus and elsewhere in the Registration Statement as of and for the years ended December 31, 1994 and 1995, have been audited by Kennedy and Coe LLC, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                            AVAILABLE INFORMATION

   The Company has not previously been subject to the reporting requirements of the Exchange Act. The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement (which term shall include any amendments thereto) on Form S-1 under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement, including the exhibits and schedules thereto, copies of which may be examined without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. 20549 and the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. Copies of such materials may be obtained from the Public Reference Section of the Commission, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at its public reference facilities in New York, New York and Chicago, Illinois, at prescribed rates, or on the Internet at http://www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each statement being qualified in all respects by such reference.

   Advanced Communications Group, Inc. is a Delaware corporation, incorporated as a subsidiary of its predecessor in September 1997, with principal executive offices located at 3355 West Alabama, Suite 580, Houston, Texas 77098. Its telephone number at that address is (713) 622-9600. The Company intends to furnish its stockholders annual reports containing consolidated financial statements examined by an independent public accounting firm.

                                   GLOSSARY

   Access -telecommunications services that permit long distance carriers to use local exchange facilities to originate and/or terminate long distance service.

   Access Charges -- The fees paid by long distance carriers to local exchange carriers for originating and terminating long distance calls on their local network.

   AT&T -- AT&T Corp.

   CAP (competitive access provider) -- A company that provides its customers with an alternative to the local telephone company for local transport of private line, special access and interstate transport of switched access telecommunications services.

   CLEC --A competitive local exchange carrier.

   Collocation -- The ability of a CAP to connect its network to the LECs central office. Physical collocation occurs when a CAP places its network connection equipment inside the local exchange company's central offices. Virtual collocation is an alternative to physical collocation pursuant to which the local exchange company permits a CAP to connect its network to the local exchange company's central offices on comparable terms, even though the CAP's network connection equipment is not physically located inside the central offices.

   Dedicated Lines -- Local telecommunications lines reserved for use by particular customers, generally for connection between the customer's location and on interexchange carrier POP.

   Dialing Parity -- The ability of a competing local or toll service provider to provide telecommunications services in such a manner that customers have the ability to route automatically, without the use of any access code, their telecommunications to the service provider of the customer's designation.

   Digital -- A method of storing, processing and transmitting information through the use of distinct electronic or optical pulses that represent the binary digits 0 and 1. Digital transmission and switching technologies employ a sequence of these pulses to represent information as opposed to the continuously variable analog signal. The precise digital numbers minimize distortion (such as graininess or snow in the case of video transmission, or static or other background distortion in the case of audio transmission).

   DS-0, DS-1, DS-3 -- Standard telecommunications industry digital signal formats, which are distinguishable by bit rate (the number of binary digits (0 and 1) transmitted per second). DS-0 service has a bit rate of 64 kilobits per second, DS-1 service has a bit rate of 1.544 megabits per second and DS-3 service has a bit rate of 45 megabits per second.

   FCC -- Federal Communications Commission.

   Feist Long Distance -- Feist Long Distance Service, Inc.

   Fiber mile -- The number of route miles installed along a telecommunications path multiplied by the number of fibers along that path.

   FirsTel -- FirsTel, Inc.

   General Telephone Operating Companies -- Local exchange carriers affiliated with GTE Corporation.

   Great Western -- Great Western Directories, Inc.

   ILEC -- An incumbent local exchange carrier.

   Interconnection -- Interconnection of facilities between or among local exchange carriers, including potential physical collocation of one carrier's equipment in the other carrier's premises to facilitate such interconnection.

   Interconnection Decision -- The August 1996 order issued by the FCC implementing the interconnection provisions of the Telecommunications Act. Portions of this order have been reversed by the U.S. Eighth Circuit Court of Appeals.

    InterLATA -- Telecommunications services originating in a LATA and terminating outside of that LATA.

   IntraLATA -- Telecommunications services originating and terminating in the same LATA.

   KINNET -- KIN Network, Inc.

   LATA (local access and transport area) -- A geographic area composed of contiguous local exchanges, usually but not always within a single state. There are approximately 200 LATAs in the United States.

   Local exchange area -- A geographic area determined by the appropriate state regulatory authority in which calls generally are transmitted without toll charges to the calling or called party.

   LEC (local exchange carrier) -- A company providing local telephone services.

   Long distance carriers or IXCs (Interexchange carriers) -- Long distance carriers provide services between local exchanges on an interstate or intrastate basis. A long distance carrier may offer services over its own or another carriers' facilities.

   MCI -- MCI Communications Corporation.

   Number portability -- The ability of an end user to change local exchange carriers while retaining the same telephone number.

   Off-net -a customer that is not physically connected to one of the Company's networks but who is accessed through interconnection with a LEC network.

   On-net -a customer that is physically connected to one of the Company's networks.

   Other Acquired Companies -- Long Distance Management II, Inc., Long Distance Management of Kansas, Inc., The Switchboard of Oklahoma City, Inc., Tele-Systems, Inc. and National Telecom, a sole proprietorship.

   POPs (points of presence) -- Locations where a long distance carrier has installed transmission equipment in a service area that serves as, or relays calls to, a network switching center of that long distance carrier.

   Private line -- A dedicated telecommunications connection between end user locations.

   Public switched network -- That portion of a local exchange company's network available to all users generally on a shared basis (i.e., not dedicated to a particular user). Traffic along the public switched network is generally switched at the local exchange company's central offices.

   "PUC" or Public Utilities Commission -- A state regulatory body, established in most states, which regulates utilities, including telephone companies providing intrastate services.

   Reciprocal compensation -- The same compensation of a new competitive local exchange carrier for termination of a local call by the local exchange carrier on its network, as the new competitor pays the local exchange carrier for termination of local calls on the local exchange carrier network.

   Resale -- Resale by a provider of telecommunications services (such as a local exchange carrier) of such services to other providers or carriers on a wholesale or a retail basis.

   Route mile -- The number of miles of the telecommunications path in which fiber optic cables are installed as it would appear on a network map.

   Self-healing ring -- A self-healing ring is a network design in which the network backbone consists of a continuous ring connecting a central hub facility with one or more network nodes (such as customer premises). Traffic is routed between the hub and each of the nodes simultaneously in both a clockwise and a counterclockwise direction. In the event of a cable cut or component failure along one of these paths, traffic will continue to flow along the alternate path so no traffic is lost. In the event of a catastrophic node failure, other nodes will be unaffected because traffic will continue to flow along whichever path (primary or alternate) does not pass through the affected node. The switch from the primary to the alternate path will be imperceptible to most users.

    Special access services -- The lease of private, dedicated telecommunications lines or "circuits" along the network of a local exchange company or a CAP, which lines or circuits run to or from the long distance carrier POPs. Examples of special access services are telecommunications lines running between POPs of a single long distance carrier, from one long distance carrier POP to the POP of another long distance carrier or from an end user to a long distance carrier POP.

   SPRINT -- Sprint Corporation.

   Switch -- A device that opens or closes circuits or selects the paths or circuits to be used for transmission of information. Switching is a process of interconnecting circuits to form a transmission path between users.

   Switched access transport services -- Transportation of switched traffic along dedicated lines between the local exchange company central offices and long distance carrier POPs.

   Switched traffic -- Telecommunications traffic along the public switched network. This traffic is generally switched at the local exchange company's central offices.

   Tele-Systems -- Tele-Systems, Inc.

   Unbundled Access -- Access to unbundled elements of a telecommunications services provider's network, including network facilities, equipment, features, functions and capabilities, at any technically feasible point within such network.

   US WEST -- US WEST Communications, Inc.

   Valu-Line -- Valu-Line of Longview, Inc.

   WorldCom -- WorldCom, Inc.

                        INDEX TO FINANCIAL STATEMENTS

                                                                                             PAGE
                                                                                           --------
ADVANCED COMMUNICATIONS GROUP, INC. UNAUDITED
 PRO FORMA COMBINED FINANCIAL STATEMENTS
  Basis of Presentation of Unaudited Pro Forma Combined Financial Statements .............    F-3
  Unaudited Pro Forma Combined Balance Sheet as of June 30, 1997..........................    F-4
  Unaudited Pro Forma Combined Statements of Operations for the year ended
   December 31, 1996 and the six months ended June 30, 1997...............................    F-5
  Notes to Pro Forma Combined Financial Statements........................................    F-7
ADVANCED COMMUNICATIONS GROUP, INC.
  Report of Independent Auditors..........................................................   F-13
  Consolidated Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited) ......   F-14
  Consolidated Statements of Operations for the period from inception to December 31,
   1996 and the six months ended June 30, 1997 (unaudited)................................   F-15
  Consolidated Statements of Stockholders' Deficit........................................   F-16
  Consolidated Statements of Cash Flows for the period from inception to December 31,
   1996 and the six months ended June 30, 1997 (unaudited)................................   F-17
  Notes to Consolidated Financial Statements..............................................   F-18
GREAT WESTERN DIRECTORIES, INC. FINANCIAL STATEMENTS
  Report of Independent Auditors..........................................................   F-22
  Balance Sheets as of January 31, 1996, December 31, 1996 and June 30, 1997 (unaudited) .   F-23
  Statements of Operations for the two years ended January 31, 1995 and 1996, the year
   ended December 31, 1996, and the six months ended June 30, 1996 and 1997 (unaudited) ..   F-24
  Statements of Stockholders' Equity for the two years ended January 31, 1995 and 1996, the eleven months ended December 31, 1996, and the six months ended June 30, 1997
   (unaudited)............................................................................   F-25
  Statements of Cash Flows for the two years ended January 31, 1995 and 1996, the year
   ended December 31, 1996, and the six months ended June 30, 1996 and 1997 (unaudited) ..   F-26
  Summary of Significant Accounting Policies..............................................   F-27
  Notes to Financial Statements...........................................................   F-29
VALU-LINE OF LONGVIEW, INC. FINANCIAL STATEMENTS
  Report of Independent Auditors..........................................................   F-33
  Combined Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997 (unaudited) .   F-34
  Combined Statements of Income for the three years ended December 31, 1994, 1995 and
   1996, and the six months ended June 30, 1996 and 1997 (unaudited)......................   F-35
  Combined Statements of Stockholders' Equity for the three years ended December 31,
   1994, 1995 and 1996, and the six months ended June 30, 1997 (unaudited) ...............   F-36
  Combined Statements of Cash Flows for the three years ended December 31, 1994, 1995 and
   1996, and the six months ended June 30, 1996 and 1997 (unaudited)......................   F-37
  Notes to Combined Financial Statements..................................................   F-38

                               F-1

                                                                                             PAGE
                                                                                           --------
FEIST LONG DISTANCE SERVICE, INC. FINANCIAL STATEMENTS
  Report of Independent Auditors..........................................................   F-42
  Balance Sheets as of December 31, 1996 and June 30, 1997 (unaudited)....................   F-43
  Statements of Operations for the year ended December 31, 1996, and the six months ended
   June 30, 1996 and 1997 (unaudited).....................................................   F-44
  Statements of Stockholders' Equity for the year ended December 31, 1996, and the six
   months ended June 30, 1997 (unaudited).................................................   F-45
  Statements of Cash Flows for the year ended December 31, 1996, and the six months ended
   June 30, 1996 and 1997 (unaudited).....................................................   F-46
  Notes to Financial Statements...........................................................   F-47
FIRSTEL, INC. FINANCIAL STATEMENTS
  Report of Independent Auditors..........................................................   F-50
  Balance Sheets as of December 31, 1995 and 1996 and June 30, 1997
   (unaudited)............................................................................   F-51
  Statements of Operations for the three years ended December 31, 1994 (unaudited), 1995
   and 1996, and the six months ended June 30, 1996 and 1997 (unaudited)..................   F-52
  Statements of Stockholders' Deficit for the three years ended December 31, 1994
   (unaudited), 1995 and 1996, and the six months ended June 30, 1997.....................   F-53
  Statements of Cash Flows for the three years ended December 31, 1994 (unaudited), 1995
   and 1996, and the six months ended June 30, 1996 and 1997 (unaudited)..................   F-54
  Notes to Financial Statements...........................................................   F-55
KIN NETWORK, INC. FINANCIAL STATEMENTS
  Reports of Independent Auditors.........................................................   F-60
  Balance Sheets as of December 31, 1995 and 1996 and June 30, 1996 and 1997 (unaudited) .   F-62
  Statements of Operations for the three years ended December 31, 1994, 1995 and 1996,
   and the six months ended June 30, 1996 and 1997 (unaudited)............................   F-63
  Statements of Stockholders' Equity for the three years ended December 31, 1994, 1995
   and 1996, and the six months ended June 30, 1997 (unaudited)...........................   F-64
  Statements of Cash Flows for the three years ended December 31, 1994, 1995 and 1996,
   and the six months ended June 30, 1996 and 1997 (unaudited)............................   F-65
  Notes to Financial Statements...........................................................   F-67

                     ADVANCED COMMUNICATIONS GROUP, INC.
              UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
                            BASIS OF PRESENTATION

   The following unaudited pro forma combined financial statements give effect to the acquisitions by Advanced Communications Group, Inc. (collectively with its predecessor, which it is acquiring in conjunction with the acquisitions described below, "ACG") of the outstanding capital stock or, in certain cases, the assets of Great Western Directories, Inc. ("Great Western"), Valu-Line of Longview, Inc. and Related Companies ("Valu-Line"), Feist Long Distance Service, Inc. ("Feist Long Distance"), FirsTel, Inc. ("FirsTel"), Long Distance Management II, Inc. and Long Distance Management of Kansas, Inc. (collectively, "LDM"), The Switchboard of Oklahoma City, Inc. ("Switchboard"), Tele-Systems, Inc. ("Tele-Systems"), and National Telecom ("National Telecom") and ACG's acquisition of 49% of the outstanding shares of KIN Network, Inc. ("KINNET") (Great Western, Valu-Line, Feist Long Distance, FirsTel, LDM, Switchboard, Tele-Systems and National Telecom collectively, the "Acquired Companies", and LDM, Switchboard, Tele-Systems and National Telecom collectively, the "Other Acquired Companies"). These acquisitions (the "Acquisitions") will occur concurrently with and are conditioned upon the closing of the Offering. The Acquisitions are accounted for using the purchase method of accounting. With respect to the Acquisitions, ACG is identified as the accounting acquirer for financial statement presentation purposes.

   The unaudited pro forma combined balance sheet gives effect to the Acquisitions and the Offering as if they had occurred on June 30, 1997. The unaudited pro forma combined statements of operations for the year ended December 31, 1996, and for the six months ended June 30, 1997, give effect to these transactions as if they had occurred on January 1, 1996.

   ACG has preliminarily analyzed the savings that it expects to be realized from reductions in salaries and certain benefits to the owners of the Acquired Companies. To the extent the owners of the Acquired Companies have agreed prospectively to reductions in salary, bonuses and benefits, these reductions have been reflected in the unaudited pro forma combined statements of operations. Other potential cost savings have not been and will not be quantified until completion of the Acquisitions and the Offering. It is anticipated that these savings will be offset by costs related to ACG's new corporate management and by costs associated with being a public company. Because these cost offsets and additional corporate costs cannot be accurately quantified at this time, they have not been included in the pro forma financial information of ACG.

   The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what ACG's financial position or results of operations would actually have been if such transactions in fact had occurred on the dates stated above and are not necessarily representative of ACG's financial position or results of operations for any future period. Since the Acquired Companies were not under common control or management, historical combined results of operations may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included elsewhere in this Prospectus. See "Risk Factors" included elsewhere herein.

                      ADVANCED COMMUNICATIONS GROUP, INC.
                 UNAUDITED PRO FORMA COMBINED BALANCE SHEETS
                                June 30, 1997
                                (In thousands)

                                                                                OTHER
                                        GREAT             FEIST LONG           ACQUIRED
                                       WESTERN  VALU-LINE  DISTANCE   FIRSTEL COMPANIES
                                       ------- ---------  ---------- -------  ---------
                ASSETS
Cash and cash equivalents............. $   798   $  215     $  106    $  104    $  338
Accounts receivable...................  26,746    1,363      1,534       934     1,182
  Less allowance......................  (9,941)     (25)      (126)      (18 )    --
                                       ------- ---------  ---------- -------  ---------
Accounts receivable, net .............  16,805    1,338      1,408       916     1,182
Deferred costs........................   2,208     --         --        --        --
Prepaid expenses and other............     424     --           18       731       231
                                       ------- ---------  ---------- -------  ---------
  Total current assets................  20,235    1,553      1,532     1,751     1,751
Property and equipment, net ..........   1,218    1,398        389       924       276
Goodwill, net.........................    --       --         --        --          67
Equity investment in KINNET...........    --       --         --        --        --
Other noncurrent assets...............      13        7       --          66         2
                                       ------- ---------  ---------- -------  ---------
  Total assets........................ $21,466   $2,958     $1,921    $2,741    $2,096
                                       ======= =========  ========== =======  =========
            LIABILITIES AND
          STOCKHOLDERS' EQUITY
Current maturities of long-term        $
 debt.................................    --     $  397     $   22    $   71    $   25
Accounts payable and accrued
 expenses.............................   2,734    1,101        862     1,518       423
Current portion of notes payable to
 related parties......................     457     --          660     1,040       177
Obligation for cash portion of
 consideration for the Acquisitions ..    --       --         --        --        --
Other.................................   1,850     --         --          31      --
                                       ------- ---------  ---------- -------  ---------
  Total current liabilities...........   5,041    1,498      1,544     2,660       625
Long-term debt, net of current
 maturities...........................    --      1,178       --         110       279
Notes payable to related parties, net
 of current maturities................    --       --         --        --        --
                                       ------- ---------  ---------- -------  ---------
  Total liabilities...................   5,041    2,676      1,544     2,770       904
                                       ------- ---------  ---------- -------  ---------
Stockholders' equity:
 Common stock.........................       1        3        100         1       353
 Additional paid-in capital...........    --       --          939      --        --
 Retained earnings....................  16,424      279       (662)      (30 )     839
                                       ------- ---------  ---------- -------  ---------
  Total stockholders' equity..........  16,425      282        377       (29 )   1,192
                                       ------- ---------  ---------- -------  ---------
  Total liabilities and stockholders'
   equity............................. $21,466   $2,958     $1,921    $2,741    $2,096
                                       ======= =========  ========== =======  =========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                      POST
                                                HISTORICAL  PRO FORMA      PRO    ACQUISITION
                                                  BASIS    ADJUSTMENTS    FORMA   ADJUSTMENTS     AS
                                         ACG     COMBINED  (SEE NOTE 3) COMBINED  (SEE NOTE 3) ADJUSTED
                                       ------- ----------  ----------- ---------  ----------- --------
                ASSETS
Cash and cash equivalents............. $     3   $  1,564    $ (1,057)  $    507    $ 18,878   $ 19,385
Accounts receivable...................    --       31,759         190     31,949       --        31,949
  Less allowance......................    --      (10,110)      --       (10,110 )     --       (10,110)
                                       ------- ----------  ----------- ---------  ----------- --------
Accounts receivable, net .............    --       21,649         190     21,839       --        21,839
Deferred costs........................    --        2,208          --      2,208         (16)     2,192
Prepaid expenses and other............       5      1,409          62      1,471       --         1,471
                                       ------- ----------  ----------- ---------  ----------- --------
  Total current assets................       8     26,830        (805)    26,025      18,862     44,887
Property and equipment, net ..........       7      4,212          49      4,261       --         4,261
Goodwill, net.........................    --           67     104,007    104,074       --       104,074
Equity investment in KINNET...........    --        --         17,535     17,535       --        17,535
Other noncurrent assets...............     511        599        (489)       110       --           110
                                       ------- ----------  ----------- ---------  ----------- --------
  Total assets........................ $   526   $ 31,708    $120,297   $152,005    $ 18,862   $170,867
                                       ======= ==========  =========== =========  =========== ========
            LIABILITIES AND
          STOCKHOLDERS' EQUITY
Current maturities of long-term        $                                                       $
 debt.................................    --     $    515    $    230   $    745    $   (745)     --
Accounts payable and accrued
 expenses.............................     559      7,197         301      7,498        (645)     6,853
Current portion of notes payable to
 related parties......................   1,295      3,629      (1,583)     2,046      (1,929)       117
Obligation for cash portion of
 consideration for the Acquisitions ..    --        --         86,836     86,836     (86,836)     --
Other.................................    --        1,881       --         1,881       --         1,881
                                       ------- ----------  ----------- ---------  ----------- --------
  Total current liabilities...........   1,854     13,222      85,784     99,006     (90,155)     8,851
Long-term debt, net of current
 maturities...........................    --        1,567       --         1,567      (1,567)     --
Notes payable to related parties, net
 of current maturities................    --        --         17,233     17,233       --        17,233
                                       ------- ----------  ----------- ---------  ----------- --------
  Total liabilities...................   1,854     14,789     103,017    117,806     (91,722)    26,084
                                       ------- ----------  ----------- ---------  ----------- --------
Stockholders' equity:
 Common stock.........................    --          458        (458)     --          --         --
 Additional paid-in capital...........   5,582      6,521      34,588     41,109     110,584    151,693
 Retained earnings....................  (6,910)     9,940     (16,850)    (6,910 )     --        (6,910)
                                       ------- ----------  ----------- ---------  ----------- --------
  Total stockholders' equity..........  (1,328)    16,919      17,280     34,199     110,584    144,783
                                       ------- ----------  ----------- ---------  ----------- --------
  Total liabilities and stockholders'
   equity............................. $   526   $ 31,708    $120,297   $152,005    $ 18,862   $170,867
                                       ======= ==========  =========== =========  =========== ========

                      ADVANCED COMMUNICATIONS GROUP, INC.
            UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                         Year Ended December 31, 1996
               (In thousands, except shares and per share data)

                                       GREAT                 FEIST LONG
                                      WESTERN    VALU-LINE    DISTANCE     FIRSTEL
                                     --------- -----------  ------------ ---------
Revenues:
                                         $
  Telecommunications services ......     --       $11,181      $10,028     $10,355
  Yellow page publishing............   44,324        --           --          --
                                     --------- -----------  ------------ ---------
    Total revenues..................   44,324      11,181       10,028      10,355
Cost of services....................   21,785       6,036        6,854       7,067
Depreciation and amortization ......      223         819          237         247
                                     --------- -----------  ------------ ---------
  Gross profit......................   22,316       4,326        2,937       3,041
Selling, general and administrative
 expenses...........................   14,648       3,572        2,470       2,147
                                     --------- -----------  ------------ ---------
  Income (loss) from operations ....    7,668         754          467         894
Other income (expense):
  Other income and expense, net ....    6,375          73           (2)         35
  Interest expense..................     (504)       (186)         (60)       (191)
  Equity in earnings (loss) of
   KINNET...........................       --        --           --          --
                                     --------- -----------  ------------ ---------
Income (loss) before income taxes ..   13,539         641          405         738
Provision for income taxes..........    5,221        --           --          --
                                     --------- -----------  ------------ ---------
Net income (loss)...................  $ 8,318     $   641      $   405     $   738
                                     ========= ===========  ============ =========
Net income per share................
Shares used in computing pro forma
 net income per share ..............

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                        OTHER               HISTORICAL     PRO FORMA
                                       ACQUIRED                BASIS      ADJUSTMENTS   PRO FORMA
                                      COMPANIES    ACG(1)    COMBINED    (SEE NOTE 4)    COMBINED
                                     ----------- --------  ------------ -------------  -----------
Revenues:
  Telecommunications services ......    $7,798       --       $39,362       $ 1,728      $41,090
  Yellow page publishing............      --         --        44,324          --         44,324
                                     ----------- --------  ------------ -------------  -----------
    Total revenues..................     7,798       --        83,686         1,728       85,414
Cost of services....................     4,693       --        46,435         1,044       47,479
Depreciation and amortization ......        84       --         1,610         2,643        4,253
                                     ----------- --------  ------------ -------------  -----------
  Gross profit......................     3,021       --        35,641        (1,959)      33,682
Selling, general and administrative
 expenses...........................     2,484       649       25,970           212       26,182
                                     ----------- --------  ------------ -------------  -----------
  Income (loss) from operations ....       537      (649)       9,671        (2,171)       7,500
Other income (expense):
  Other income and expense, net ....       (30)      --         6,451            (3)       6,448
  Interest expense..................       (44)      (10)        (995)           21         (974)
  Equity in earnings (loss) of
   KINNET...........................      --         --          --            (814)        (814)
                                     ----------- --------  ------------ -------------  -----------
Income (loss) before income taxes ..       463      (659)      15,127        (2,967)      12,160
Provision for income taxes..........        36       --         5,257           662        5,919
                                     ----------- --------  ------------ -------------  -----------
Net income (loss)...................    $  427     $(659)     $ 9,870       $(3,629)     $ 6,241
                                     =========== ========  ============ =============  ===========
Net income per share................                                                     $
                                                                                       ===========
Shares used in computing pro forma
 net income per share ..............

------------
(1)     For the period from inception (June 6, 1996) through December 31,
        1996.

                      ADVANCED COMMUNICATIONS GROUP, INC.
            UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
                        Six Months Ended June 30, 1997
               (In thousands, except shares and per share data)

                                       GREAT                 FEIST LONG
                                      WESTERN    VALU-LINE    DISTANCE     FIRSTEL
                                     --------- -----------  ------------ ---------
Revenues:
                                      $
  Telecommunications services ......     --       $5,903       $5,741      $6,070
  Yellow page publishing............   27,366       --           --          --
                                     --------- -----------  ------------ ---------
    Total revenues..................   27,366      5,903        5,741       6,070
Cost of services....................   12,172      3,363        3,872       4,298
Depreciation and amortization ......      102        264           90         132
                                     --------- -----------  ------------ ---------
  Gross profit......................   15,092      2,276        1,779       1,640
Selling, general and administrative
 expenses...........................    9,212      1,955        1,422       1,303
                                     --------- -----------  ------------ ---------
  Income (loss) from operations ....    5,880        321          357         337
Other income (expense):
  Other income and expense, net ....       35         45            1          18
  Interest expense..................      (50)       (70)         (22)        (39)
  Equity in earnings (loss) of
   KINNET...........................     --         --           --          --
                                     --------- -----------  ------------ ---------
Income (loss) before income taxes ..    5,865        296          336         316
Provision for income taxes..........    1,384       --           --          --
                                     --------- -----------  ------------ ---------
Net income (loss)...................  $ 4,481     $  296       $  336      $  316
                                     ========= ===========  ============ =========
Net income per share ...............
Shares used in computing pro forma
 net income per share...............

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                        OTHER                 HISTORICAL     PRO FORMA
                                       ACQUIRED                  BASIS      ADJUSTMENTS   PRO FORMA
                                      COMPANIES      ACG       COMBINED    (SEE NOTE 4)    COMBINED
                                     ----------- ----------  ------------ -------------  -----------
Revenues:
                                                   $
  Telecommunications services ......    $4,785        --        $22,499       $   947      $23,446
  Yellow page publishing............      --          --         27,366          --         27,366
                                     ----------- ----------  ------------ -------------  -----------
    Total revenues..................     4,785        --         49,865           947       50,812
Cost of services....................     2,377        --         26,082           610       26,692
Depreciation and amortization ......        15           2          605         1,321        1,926
                                     ----------- ----------  ------------ -------------  -----------
  Gross profit......................     2,393          (2)      23,178          (984)      22,194
Selling, general and administrative
 expenses...........................     1,526       6,182       21,600        (5,456)      16,144
                                     ----------- ----------  ------------ -------------  -----------
  Income (loss) from operations ....       867      (6,184)       1,578         4,472        6,050
Other income (expense):
  Other income and expense, net ....        72        --            171          --            171
  Interest expense..................       (16)        (68)        (265)         (222)        (487)
  Equity in earnings (loss) of
   KINNET...........................      --          --           --            (366)        (366)
                                     ----------- ----------  ------------ -------------  -----------
Income (loss) before income taxes ..       923      (6,252)       1,484         3,884        5,368
Provision for income taxes..........        49        --          1,433         1,380        2,813
                                     ----------- ----------  ------------ -------------  -----------
Net income (loss)...................    $  874     $(6,252)     $    51       $ 2,504      $ 2,555
                                     =========== ==========  ============ =============  ===========
Net income per share ...............                                                       $
                                                                                         ===========
Shares used in computing pro forma
 net income per share...............
                                                                                         ===========

                     ADVANCED COMMUNICATIONS GROUP, INC.
               NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS

1. GENERAL:

   ACG was founded to create a regional competitive local exchange carrier that primarily provides an extensive portfolio of telecommunications services primarily to business customers in selected service areas of Southwestern Bell and US WEST and publishes yellow page directories in selected markets in the Region. ACG has conducted no operations to date and will consummate the Acquisitions concurrently with and as a condition to the closing of this Offering.

   The historical financial statements reflect the financial position and results of operations of the Acquired Companies and were derived from the respective Acquired Companies' financial statements. The acquisition of the interest in KINNET is accounted for under the equity method of accounting, and the information with respect to KINNET was derived from its financial statements. The periods included in these pro forma financial statements for the individual Acquired Companies and KINNET are for the six months ended June 30, 1997, and for the year ended December 31, 1996. The audited historical financial statements included elsewhere in this Prospectus have been included in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 80.

2. ACQUISITION OF ACQUIRED COMPANIES:

   Concurrently with and as a condition to the closing of the Offering, ACG will acquire all of the outstanding capital stock of Great Western, Valu-Line, Feist Long Distance, FirsTel and Tele-Systems, substantially all of the assets of LDM, Switchboard and National Telecom, and 49% of the outstanding capital stock of KINNET pursuant to the Acquisitions. The Acquisitions (other than that of the interest in KINNET) are accounted for using the purchase method of accounting with ACG being treated as the accounting acquirer. The acquisition by ACG of 49% of the outstanding capital stock of KINNET is accounted for using the equity method of accounting with ACG treated as the accounting acquirer.

                     ADVANCED COMMUNICATIONS GROUP, INC.
       NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

    The consideration to be paid in the Acquisitions includes (a) cash, (b) Common Stock, (c) promissory notes, (d) a payable for reimbursement of cash paid to purchase two companies in September 1997, and (e) options and warrants to purchase shares of Common Stock. The number of shares of Common Stock to be issued in the Acquisitions will be determined by dividing the agreed aggregate amount of $47.4 million by the initial public offering price of the Common Stock. Therefore the actual number of shares of Common Stock so issuable will be determinable only after the determination of the initial public offering price. In determining the amount to be recorded for accounting purposes for the component of the purchase price attributable to the shares of Common Stock issuable in the Acquisitions, the value of such shares was determined to be $35.6 million, which represents a discount of twenty-five percent due to restrictions on the sale and transferability of the shares issued.

   The promissory notes issued in the Acquisitions consist of (a) $15.0 million in notes payable two years from the closing of the Acquisitions and bearing an annual rate of interest of five percent (5%), which notes may be prepaid at any time and are subordinated to the Company's senior debt (as defined), (b) $2.0 million in notes convertible into shares of Common Stock at the initial public offering price, payable two years from the closing of the Acquisitions and bearing an annual rate of interest of ten percent (10%), which notes may be prepaid at any time and are subordinated to the Company's senior debt (as defined), and (c) a $350,000 promissory note payable in three equal annual installments and bearing an annual interest rate of seven percent (7%), which note may be prepaid at any time. Pursuant to the terms of the notes discussed in (a) and (b) above, an event of default would exist if the Company's senior debt (as defined) exceeds $50.0 million.

   The Company has agreed to further purchase consideration for the Acquisitions in the form of options and warrants which are exercisable for a total of 2,637,135 shares of Common Stock. As substantially all of these options and warrants are exercisable at the estimated fair value of a share of Common Stock at the date they were or are to be issued, no value has been attributed to them.

   The total estimated purchase price for the Acquisitions of $139.8 million and the related allocations of the excess purchase price are based upon preliminary estimates and are subject to certain purchase price adjustments at and following the closing of the Acquisitions. The table does not reflect the distributions totaling $1.3 million representing substantially all of the undistributed earnings of the Acquired Companies that are S corporations previously taxed to their stockholders (or in certain cases, amounts equal to the tax payable by the stockholders on those earnings) and distributable under the relevant acquisition agreements as of June 30, 1997 (the "S Corporation Distributions"). However, these amounts are reflected in the pro forma adjustments as further described in Note 3.

                                                                            OPTIONS AND
                                                                             WARRANTS
                                           VALUE OF                         EXERCISABLE
                                            COMMON    PROMISSORY            FOR COMMON
          ACQUISITION             CASH      STOCK        NOTES     OTHER       STOCK
-----------------------------  --------- ----------  ------------ ------- -------------
                                     (DOLLARS IN THOUSANDS)
Great Western.................  $55,000    $ 7,500      $15,000    $--      2,500,000
Valu-Line.....................    6,600      3,900         --                    --
FirsTel.......................    5,000      8,323        2,000      101       50,000
Feist Long Distance...........    5,000      7,500         --        --          --
Minority investment in
 KINNET.......................   10,000      7,500         --        --          --
                               --------- ----------  ------------ ------- -------------
Subtotal......................   81,600     34,723       17,000      101     2,550,000
                               --------- ----------  ------------ ------- -------------
OTHER ACQUIRED COMPANIES:
LDM...........................    3,475       --           --        --          --
Switchboard...................    1,631       --           --        --         38,635
Telesystems...................     --          900         --        --         36,000
National Telecom..............      130       --            350      --         12,500
                               --------- ----------  ------------ ------- -------------
  Subtotal....................    5,236        900          350      --         87,135
                               --------- ----------  ------------ ------- -------------
Total.........................  $86,836    $35,623      $17,350     $101     2,637,135
                               ========= ==========  ============ ======= =============

                     ADVANCED COMMUNICATIONS GROUP, INC.
       NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

 3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS:

   a. Records the estimated S Corporation Distributions of $1.3 million which are expected to be paid to the stockholders of certain of the Acquired Companies using $1.1 million of cash on hand and $0.2 million of borrowed funds.

   b. Records the related party debt of $660,000 and $1,040,000 that will be acquired by ACG in connection with the acquisitions of Feist Long Distance and FirsTel, respectively, and which, as intercompany debt, will not appear on the Company's consolidated financial statements.

   c. Records assets, liabilities and equity of two companies acquired by FirsTel in September 1997.

   d. Records the purchase by ACG of the outstanding capital stock or substantially all of the assets of the Acquired Companies and the purchase of 49% of the outstanding capital stock of KINNET, for consideration consisting of $86.8 million payable in cash, shares of Common Stock valued for purposes of computing the estimated purchase price for accounting purposes at $35.6 million, promissory notes for $17.4 million, and other payables for reimbursement of cash paid to purchase two companies by FirsTel in September 1997 amounting to $0.1 million for a total estimated purchase price of $139.8 million. This purchase price will result in an excess purchase price of $121.1 million (including $0.5 million of deferred acquisition costs incurred by ACG) over the fair value of the net assets acquired of $19.2 million. Of this $121.1 million, $104.0 million relates to the Acquired Companies and $17.0 million relates to KINNET. The $104.0 million will be recorded as "goodwill" on the balance sheet and amortized over 40 years. This $17.0 million attributable to KINNET will be amortized against the Company's equity in earnings or losses of KINNET.

   e. Records assumed cash proceeds of $120 million from the issuance of shares of ACG Common Stock net of estimated offering costs of $12.1 million including amounts deferred and payable by ACG at June 30, 1997. Offering costs primarily consist of underwriting discounts and commissions, accounting fees, legal fees and printing expenses.

   f. Records the payment of the cash portion of the total consideration ($86.8 million).

   g. Records the payment of debt of ACG and the Acquired Companies which is expected to be paid from the proceeds of the Offering.

                     ADVANCED COMMUNICATIONS GROUP, INC.
       NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

    The following table summarizes the unaudited pro forma and post-acquisition combined balance sheet adjustments at June 30, 1997 (in thousands):

                                           (A)        (B)      (C)
                                       ---------- ---------  ------
                ASSETS
Cash and cash equivalents.............   $(1,057)   $  --     $--
Accounts receivable...................      --         --      190
Deferred costs........................      --         --      --
Prepaid expenses and other............      --         --       62
                                       ---------- ---------  ------
  Total current assets................    (1,057)      --      252
Property and equipment, net...........      --         --       49
Goodwill, net.........................      --         --      --
Equity investment in unconsolidated
 subsidiary...........................      --         --      --
Other noncurrent assets...............      --         --      --
                                       ---------- ---------  ------
  Total assets........................   $(1,057)   $  --     $301
                                       ========== =========  ======
            LIABILITIES AND
          STOCKHOLDERS' EQUITY
Current maturities of long-term debt .   $   230    $  --     $--
Accounts payable and accrued
 expenses.............................      --         --      200
Current portion of notes payable to
 related parties......................      --       (1,700)   --
Obligation for cash portion of              --
 consideration in the Acquisitions ...                 --      --
                                       ---------- ---------  ------
  Total current liabilities...........       230     (1,700)   200
Notes payable to related parties, net
 of current maturities................
Long-term debt, net of current
 maturities...........................      --         --      --
                                       ---------- ---------  ------
  Total liabilities...................       230     (1,700)   200
                                       ---------- ---------  ------
Stockholders' equity
  Common stock........................      --         --      --
  Additional paid-in-capital..........      --        1,700    101
  Retained earnings...................    (1,287)      --      --
                                       ---------- ---------  ------
                                          (1,287)     1,700    101
                                       ---------- ---------  ------
Total liabilities and stockholders'
 equity...............................   $(1,057)   $  --     $301
                                       ========== =========  ======

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                                                         TOTAL
                                                       TOTAL                                             POST-
                                                     PRO FORMA                                        ACQUISITION
                                           (D)      ADJUSTMENTS      (E)         (F)         (G)      ADJUSTMENTS
                                       ---------- -------------  ---------- -----------  ---------- -------------
                ASSETS
Cash and cash equivalents.............  $  --        $ (1,057)    $110,056    $(86,836)    $(4,342)    $ 18,878
Accounts receivable...................     --             190        --          --           --          --
Deferred costs........................        --           --          (16)      --           --            (16)
Prepaid expenses and other............     --              62        --          --           --          --
                                       ---------- -------------  ---------- -----------  ---------- -------------
  Total current assets................        --         (805)     110,040     (86,836)     (4,342)      18,862
Property and equipment, net...........     --              49        --          --           --          --
Goodwill, net.........................   104,007      104,007        --          --           --          --
Equity investment in unconsolidated
 subsidiary...........................    17,535       17,535        --          --           --          --
Other noncurrent assets...............      (489)        (489)       --          --           --          --
                                       ---------- -------------  ---------- -----------  ---------- -------------
  Total assets........................  $121,053     $120,297     $110,040    $(86,836)    $(4,342)    $ 18,862
                                       ========== =============  ========== ===========  ========== =============
            LIABILITIES AND
          STOCKHOLDERS' EQUITY
Current maturities of long-term debt .  $  --        $    230     $  --       $  --        $  (745)    $   (745)
Accounts payable and accrued
 expenses.............................       101          301         (544)      --           (101)        (645)
Current portion of notes payable to
 related parties......................       117       (1,583)       --          --         (1,929)      (1,929)
Obligation for cash portion of
 consideration in the Acquisitions ...    86,836       86,836        --        (86,836)       --        (86,836)
                                       ---------- -------------  ---------- -----------  ---------- -------------
  Total current liabilities...........    87,054       85,784         (544)    (86,836)     (2,775)     (90,155)
Notes payable to related parties, net
 of current maturities................    17,233       17,233
Long-term debt, net of current
 maturities...........................     --           --           --          --         (1,567)      (1,567)
                                       ---------- -------------  ---------- -----------  ---------- -------------
  Total liabilities...................   104,287      103,017         (544)    (86,836)     (4,342)     (91,722)
                                       ---------- -------------  ---------- -----------  ---------- -------------
Stockholders' equity
  Common stock........................      (458)        (458)       --          --           --          --
  Additional paid-in-capital..........    32,787       34,588      110,584       --           --        110,584
  Retained earnings...................   (15,563)     (16,850)       --          --           --          --
                                       ---------- -------------  ---------- -----------  ---------- -------------
                                          16,766       17,280      110,584       --           --        110,584
                                       ---------- -------------  ---------- -----------  ---------- -------------
Total liabilities and stockholders'
 equity...............................  $121,053     $120,297     $110,040    $(86,836)    $(4,342)    $ 18,862
                                       ========== =============  ========== ===========  ========== =============

                     ADVANCED COMMUNICATIONS GROUP, INC.
       NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

 4. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS
    ADJUSTMENTS:

 Year Ended December 31, 1996

   (a) Reflects the reduction in salaries, bonuses and benefits of approximately $445,000 to the owners of the Acquired Companies to which they have agreed prospectively. These reductions in salaries, bonuses and benefits are in accordance with the terms of employment agreements. Such employment agreements are generally for three to five years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances.

   (b) Reflects the amortization of excess purchase price to be recorded over a 40-year estimated life as a result of the Acquisitions.

   (c) Reflects the equity in losses of KINNET of $388,000 and the amortization of $426,000 of related excess purchase price to be recorded over a 40-year estimated life.

   (d) Reflects an increase of $974,000 of interest expense attributable to debt issued as consideration for the Acquisitions, net of a reduction of $995,000 in interest expense on debt of the Acquired Companies which is to be repaid from the proceeds of the Offering.

   (e) Reflects the revenue and expenses of two companies acquired by FirsTel in September 1997.

   (f) Reflects the incremental provisions for federal and state income taxes relating to the other pro forma adjustments and for income taxes on heretofore S Corporation income.

   The following table summarizes unaudited pro forma combined statement of operations adjustments for the year ended December 31, 1996 (in thousands):

                                       (A)       (B)        (C)
                                     ------- ----------  --------
Revenues--Telecommunications
 services...........................  $ --     $  --       $ --
Cost of services....................    --        --         --
                                        --
Depreciation and amortization ......             2,600       --
                                     ------- ----------  --------
  Gross profit......................    --      (2,600)      --
Selling, general and administrative
 expenses...........................   (445)      --         --
                                     ------- ----------  --------
  Income (loss) from operations ....    445     (2,600)      --
Other income (expense):
  Other income and expense, net ....    --        --         --
  Interest expense..................    --        --         --
  Equity in earnings of KINNET .....    --        --        (814)
                                     ------- ----------  --------
Income (loss) before income taxes ..    445     (2,600)     (814)
Provision for income taxes..........    --        --         --
                                     ------- ----------  --------
Net income (loss)...................  $ 445    $(2,600)    $(814)
                                     ======= ==========  ========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                    TOTAL
                                                                  PRO FORMA
                                       (D)     (E)       (F)     ADJUSTMENTS
                                     ------ --------  -------- -------------
Revenues--Telecommunications
 services...........................  $--     $1,728    $ --       $ 1,728
Cost of services....................   --      1,044      --         1,044
Depreciation and amortization ......   --         43      --         2,643
                                     ------ --------  -------- -------------
  Gross profit......................   --        641      --        (1,959)
Selling, general and administrative
 expenses...........................   --        657      --           212
                                     ------ --------  -------- -------------
  Income (loss) from operations ....   --        (16)     --        (2,171)
Other income (expense):
  Other income and expense, net ....   --         (3)     --            (3)
  Interest expense..................    21      --        --            21
  Equity in earnings of KINNET .....   --       --        --          (814)
                                     ------ --------  -------- -------------
Income (loss) before income taxes ..    21       (19)     --        (2,967)
Provision for income taxes..........   --       --        662          662
                                     ------ --------  -------- -------------
Net income (loss)...................   $21    $  (19)   $(662)     $(3,629)
                                     ====== ========  ======== =============

                     ADVANCED COMMUNICATIONS GROUP, INC.
       NOTES TO PRO FORMA COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  Six Months Ended June 30, 1997

   (a) Reflects the reduction in salaries, bonuses and benefits of approximately $223,000 to the owners of the Acquired Companies to which they have agreed prospectively. These reductions in salaries, bonuses and benefits are in accordance with the terms of employment agreements. Such employment agreements are generally for three to five years, contain restrictions related to competition and provide severance for termination of employment in certain circumstances. The Company will recognize compensation expense in the amount of $600,000 in the period subsequent to the initial public offering in regards to bonuses paid to certain directors and officers.

   (b) Reflects the amortization of goodwill to be recorded over a 40-year estimated life as a result of the Acquisitions.

   (c) Reflects the equity in losses of KINNET of $153,000 and the amortization of $213,000 of related excess purchase price to be recorded over a 40-year estimated life.

   (d) Reflects an increase of $487,000 of interest expense attributable to debt issued as consideration for the Acquisitions, net of a reduction of $265,000 in interest expense on debt of the Acquired Companies which is to be repaid from the proceeds of the Offering.

   (e) Reflects the reversal of the non-recurring, non-cash compensation charge of $5.6 million recorded by ACG during the six months ended June 30, 1997 related to common stock options issued to management.

   (f) Reflects the revenue and expense of two companies acquired by FirsTel in September 1997.

   (g) Reflects the incremental provisions for federal and state income taxes relating to the other pro forma adjustments and for income taxes on heretofore S Corporation income.

   The following table summarizes unaudited pro forma combined income statement adjustments for the six months ended June 30, 1997 (in thousands):

                                 (A)       (B)        (C)
                               ------- ----------  --------
Revenues--
Telecommunications services ..  $ --     $  --       $ --
Cost of services..............    --        --         --
Depreciation and
 amortization.................    --       1,300       --
                               ------- ----------  --------
  Gross profit................    --      (1,300)      --
Selling, general and
 administrative expenses......   (223)      --         --
                               ------- ----------  --------
  Income (loss) from
   operations.................    223     (1,300)      --
Other income (expense):
  Other income and expense,
   net........................    --        --         --
  Interest expense............    --        --         --
  Equity in earnings of
   KINNET.....................    --        --        (366)
                               ------- ----------  --------
Income (loss) before income
 taxes........................    223     (1,300)     (366)
Provision for income taxes ...    --        --         --
                               ------- ----------  --------
Net income (loss).............  $ 223    $(1,300)    $(366)
                               ======= ==========  ========

                    (RESTUBBED TABLE CONTINUED FROM ABOVE)

                                                                          TOTAL
                                                                        PRO FORMA
                                  (D)       (E)      (F)      (G)      ADJUSTMENTS
                               -------- ---------  ------ ----------  -------------
Revenues--
 Telecommunications services .   $ --     $  --     $947    $  --        $   947
Cost of services..............     --        --      610       --            610
Depreciation and
 amortization.................     --        --       21       --          1,321
                               -------- ---------  ------ ----------  -------------
  Gross profit................     --        --      316       --           (984)
Selling, general and
 administrative expenses......     --      (5,555)   322       --         (5,456)
                               -------- ---------  ------ ----------  -------------
  Income (loss) from
   operations.................     --       5,555     (6)      --          4,472
Other income (expense):
  Other income and expense,
   net........................     --        --      --        --           --
  Interest expense............    (222)      --      --        --           (222)
  Equity in earnings of
   KINNET.....................     --        --      --        --           (366)
                               -------- ---------  ------ ----------  -------------
Income (loss) before income
 taxes........................    (222)     5,555     (6)      --          3,884
Provision for income taxes ...     --        --      --       1,380        1,380
                               -------- ---------  ------ ----------  -------------
Net income (loss).............   $(222)   $ 5,555   $ (6)   $(1,380)     $ 2,504
                               ======== =========  ====== ==========  =============

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Advanced Communications Group, Inc.:

   We have audited the accompanying consolidated balance sheet of Advanced Communications Group, Inc. as of December 31, 1996, and the related consolidated statements of operations, stockholders' deficit, and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Advanced Communications Group, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP

Houston, Texas
September 15, 1997

                      ADVANCED COMMUNICATIONS GROUP, INC.
                         CONSOLIDATED BALANCE SHEETS

                                                             DECEMBER 31,     JUNE 30,
                                                                 1996           1997
                                                            -------------- -------------
                                                                             (UNAUDITED)
                           ASSETS
Current assets:
  Cash and cash equivalents................................    $  33,450     $     2,911
  Employee advances........................................        1,388          --
  Other current assets.....................................           --           5,358
                                                            -------------- -------------
    Total current assets...................................       34,838           8,269
 Office furniture and equipment, net.......................        8,252           7,065
 Other non-current assets..................................       48,480         510,218
                                                            -------------- -------------
    Total assets...........................................    $  91,570     $   525,552
                                                            ============== =============
           LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities:
  Note payable to stockholder..............................    $ 565,047     $ 1,217,413
  Accrued interest payable to stockholder..................        9,890          77,633
  Accounts payable and accrued expenses....................      148,653         558,664
                                                            -------------- -------------
    Total current liabilities..............................      723,590       1,853,710
Stockholders' deficit:
  Common stock, $.00001 par, 180,000,000 shares
 authorized,
   21,764,250 shares issued and outstanding................          218             218
  Additional paid-in capital ..............................       26,582       5,581,832
  Accumulated deficit .....................................     (658,820)     (6,910,208)
                                                            -------------- -------------
    Total stockholders' deficit............................     (632,020)     (1,328,158)
                                                            -------------- -------------
Total liabilities and stockholders' deficit................    $  91,570     $   525,552
                                                            ============== =============

             See accompanying notes to the financial statements.

                      ADVANCED COMMUNICATIONS GROUP, INC.
                    CONSOLIDATED STATEMENTS OF OPERATIONS

                                       FOR THE PERIOD
                                       FROM INCEPTION
                                       (JUNE 6, 1996)     FOR THE SIX
                                          THROUGH        MONTHS ENDED
                                     DECEMBER 31, 1996   JUNE 30, 1997
                                     ----------------- ---------------
                                                          (UNAUDITED)
Revenues............................      $  --           $   --
General and administrative
 expenses...........................       648,930         6,181,888
Depreciation and amortization ......                           1,685
Interest expense....................         9,890            67,815
Other (income) loss.................         --               --
                                     ----------------- ---------------
  Loss before income tax benefit ...       658,820         6,251,388
Income tax benefit..................         --               --
                                     ----------------- ---------------
  Net loss..........................      $658,820        $6,251,388
                                     ================= ===============
  Net loss per share................      $    .03        $      .29
                                     ================= ===============

             See accompanying notes to the financial statements.

                      ADVANCED COMMUNICATIONS GROUP, INC.
         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIT
      For the Period From Inception (June 6, 1996) Through June 30, 1997
                                 (Unaudited)


                                  COMMON STOCK       ADDITIONAL                        TOTAL
                             ----------------------    PAID-IN      ACCUMULATED    STOCKHOLDERS'
                                SHARES      AMOUNT     CAPITAL        DEFICIT         DEFICIT
                             ------------ --------  -----------  --------------   ---------------
                                                                    $
Initial capitalization .....  21,764,250     $218    $   26,582          --         $    26,800
Net loss....................      --          --         --            (658,820)       (658,820)
                             ------------ --------  ------------ ---------------  ---------------
BALANCES, December 31,
 1996.......................  21,764,250      218        26,582        (658,820)       (632,020)
Issuance of stock options
 (unaudited)................      --          --      5,555,250          --           5,555,250
Net loss (unaudited)........      --          --         --          (6,251,388)     (6,251,388)
                             ------------ --------  ------------ ---------------  ---------------
BALANCES, June 30, 1997
 (unaudited)................  21,764,250     $218    $5,581,832     $ (6,910,208)   $(1,328,158)
                             ============ ========  ============ ===============  ===============

             See accompanying notes to the financial statements.

                      ADVANCED COMMUNICATIONS GROUP, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                      FOR THE PERIOD
                                                                      FROM INCEPTION
                                                                      (JUNE 6, 1996)     FOR THE SIX
                                                                         THROUGH        MONTHS ENDED
                                                                    DECEMBER 31, 1996   JUNE 30, 1997
                                                                    ----------------- ---------------
                                                                                         (UNAUDITED)
Cash flows from operating activities:
Net loss...........................................................     $(658,820)       $(6,251,388)
Adjustments to reconcile net loss to net cash provided by (used
 in) operating activities:
  Depreciation and amortization....................................         --                 1,685
  Stock-based compensation expense.................................         --             5,555,250
  Changes in assets and liabilities:
   (Increase) decrease in employee advances........................        (1,388)             1,388
   Increase in other current assets................................         --                (5,358)
   Increase in property and equipment..............................        (8,252)            --
   Increase in other non-current assets............................       (48,480)          (462,236)
   Increase in accounts payable and accrued expenses...............       148,653            410,011
                                                                    ----------------- ---------------
    Net cash provided by operating activities......................      (568,287)          (750,648)
                                                                    ----------------- ---------------
Cash flows from financing activities
  Increase in note payable to stockholder..........................       565,047            652,366
  Increase in accrued interest payable to stockholder .............         9,890             67,743
  Issuance of common stock.........................................        26,800             --
                                                                    ----------------- ---------------
    Net cash provided by financing activities......................       601,737            720,109
                                                                    ----------------- ---------------
Net increase (decrease) in cash and cash equivalents...............        33,450            (30,539)
Cash and cash equivalents:
  Beginning of period..............................................         --                33,450
                                                                    ----------------- ---------------
  End of period....................................................     $  33,450        $     2,911
                                                                    ================= ===============

             See accompanying notes to the financial statements.

                     ADVANCED COMMUNICATIONS GROUP, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
               December 31, 1996 and June 30, 1997 (Unaudited)

1. ORGANIZATION AND BUSINESS:

   Advanced Communications Group, Inc. (the "Company") (formerly 1+USA, Inc.) was incorporated in the State of Delaware in June 1996 to create a regional competitive local exchange carrier that provides an integrated portfolio of telecommunications services principally to businesses customers in selected service areas of Southwestern Bell and US WEST. As of June 30, 1997, the Company intended to acquire the stock or assets of nine operating companies (the "Acquired Companies") and a 49% interest in another operating company (collectively, the "Acquisitions") and complete an initial public offering of its common stock. The Company has not conducted any operations, and all activities to date have related to the Offering and the Acquisitions.

   The Company is dependent upon the public offering to complete the Acquisitions and to repay an obligation it has incurred under a promissory note made in favor of its major stockholder, Consolidation Partners Founding Fund, L.L.C. ("CPFF"). There can be no assurance that the Acquisitions will be completed or that the Company will be able to generate future operating revenues.

2. ACQUISITIONS OF THE ACQUIRED COMPANIES:

   Prior to September 1997, the Company signed definitive agreements pursuant to which it agreed to acquire in mergers, stock purchases or asset purchases, all of the outstanding capital stock of Great Western Directories, Inc., Valu-Line of Longview, Inc., Feist Long Distance Service, Inc. and Tele-Systems, Inc., substantially all of the assets of Long Distance Management II, Inc., Long Distance Management of Kansas, Inc., The Switchboard of Oklahoma City, Inc., and National Telecom, a proprietorship, and 49% of the outstanding capital stock of KIN Network, Inc. and was negotiating with respect to the acquisition of FirsTel, Inc. The consideration to be paid by the Company in the Acquisitions was to include cash, common stock of the Company, notes, and options or warrants to purchase common stock of the Company and the assumption of debt in the case of two companies.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

   Unaudited interim periods -- The interim consolidated financial statements as of June 30, 1997, and for the six months then ended are unaudited. These interim consolidated financial statements have been prepared on the same basis as the annual financial statements included herewith. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the consolidated balance sheets, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim period are not necessarily indicative of the results for the entire fiscal year.

   Principles of consolidation -- The consolidated financial statements include the accounts of Advanced Communications Group, Inc. and its wholly-owned subsidiaries which were formed for the sole purpose of acquiring the stock or assets of the Acquired Companies.

   Deferred acquisition and deferred offering costs -- The Company has deferred certain legal, accounting, appraisal and other costs incurred in connection with the Acquisitions and the Offering. At December 31, 1996 and June 30, 1997, deferred acquisition costs amounted to approximately $40,900 and $489,000, respectively, and deferred offering costs amounted to $2,700 and $16,400, respectively. At such time as the Company completes the Acquisitions, deferred acquisition costs will be included in the determination of excess purchase price. Deferred offering costs will be charged to additional paid-in capital upon the closing of the Offering.

                     ADVANCED COMMUNICATIONS GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

    Office furniture and equipment -- Office furniture and equipment are stated at cost. Depreciation is computed using the straight-line method over the respective lives of the assets. The estimated useful lives are as follows:

Furniture and fixtures.............. 7 years
Computer equipment and software .... 3 years

   Income taxes -- No provision for Federal, state and local income taxes has been made because the Company has sustained cumulative losses since its inception in June 1996. For the year ended December 31, 1996, the Company had a net operating loss carryforward of approximately $659,000.

   Net Loss Per Share -- Net loss per share is computed using the weighted average number of shares outstanding. The weighted average shares outstanding were 21,764,250 for the period from inception (June 6, 1996) through December 31, 1996 and for the six months ended June 30, 1997.

   Use of Estimates -- The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   New Accounting Pronouncements -- Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," allows entities to choose between a new fair value based method of accounting for employee stock options or similar equity instruments and the current intrinsic, value-based method of accounting required by Accounting Principles Board Opinion No. 25 ("APB No. 25"). Entities electing to remain with the accounting in APB No. 25 must make pro forma disclosures of net income and earnings per share as if the fair value method of accounting had been applied. No employee stock options or similar equity instruments were issued by the Company prior to January 1, 1997. The Company will provide pro forma disclosure of net income and earnings per share, as applicable in the notes to future consolidated financial statements.

   In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings Per Share". For the Company, SFAS No. 128 will be effective for the year ended December 31, 1997, but not for any periods ended prior to that time. SFAS No. 128 simplifies the standards required under current accounting rules for computing earnings per share and replaces the presentation of primary earnings per share and fully diluted earnings per share with a presentation of basic earnings per share ("basic EPS") and diluted earnings per share ("diluted EPS"). Basic EPS excludes dilution and is determined by dividing income available to common stockholders by the weighted average number of common shares outstanding during the period. Diluted EPS reflects the potential dilution that could occur if securities and other contracts to issue common stock were exercised or converted into common stock. Diluted EPS is computed similarly to full diluted earnings per share under current accounting rules. The implementation of SFAS No. 128 is not expected to have a material effect on the Company's earnings per share as determined under current accounting rules.

4. TRANSACTIONS WITH RELATED PARTIES:

COMMON OWNERSHIP AND MANAGEMENT

   At December 31, 1996 and June 30, 1997, a total of 21,125,000 shares of the Company's common stock was owned by CPFF and by two individuals who then served as directors and officers of both the Company and CPFF and who own the controlling interest in CPFF. In July 1996, the Company entered into separate five-year employment contracts with these individuals pursuant to which minimum annual salaries aggregating $360,000 are payable. The Company has also agreed to pay certain directors and officers, including these two individuals, an aggregate of $600,000 upon completion of the Company of an initial public offering of its common stock.

                     ADVANCED COMMUNICATIONS GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

 SUBORDINATED PROMISSORY NOTE IN FAVOR OF CPFF

   The Company's activities have been financed through a subordinated note agreement with CPFF. In September 1996, the Company executed a Subordinated Promissory Note (the "Note") in favor of CPFF in the principal amount of $1,200,000 and bearing an annual interest rate of eight (8%) percent. Under its original terms, the principal and accrued interest under the Note were to be paid in full on the earlier of September 15, 1997, or the date on which the Company's common stock becomes listed or quoted on a national basis. During the year ended December 31, 1996 and the six months ended June 30, 1997, the Company incurred interest expense of $9,890 and $67,615, respectively, under the Note. In September 1997, the Company and CPFF amended the terms of the Note to provide for an increase in the principal balance from $1.2 million to $2.2 million, and to extend the maturity of the Note to the earlier of December 31, 1998 or the consummation of the Offering.

LONG-TERM INCENTIVE PLAN

   In June 1997, the Company's Board of Directors approved a Stock Awards Plan (the "Plan") which provides for the granting or awarding of incentive or non-qualified stock options, stock appreciation rights, restricted or deferred stock, dividend equivalents and other incentive awards to directors, officers, and key employees of the Company. The number of shares of common stock authorized and reserved for issuance under the Plan is 3,500,000 shares.

   In June 1997, the Company granted options for the purchase of 1,088,000 shares of the Company's common stock to four individuals, all of whom were stockholders, directors and officers of the Company and one of whom owned a controlling interest in CPFF at December 31, 1996 and June 30, 1997. In the case of three of these individuals, the options are exercisable at a price that is lower than the initial public offering price, specifically at a price of $2.50 per share of common stock. One third of the options vested on the date of grant, and one third of the remaining options will vest on the first and second anniversaries, respectively, of the date of grant. In addition, in May 1997 the Company granted to one of its consultants a warrant for the purchase of 20,000 shares of common stock at an exercise price of $1.00 per share. This warrant is exercisable in whole or in part at any time up to its expiration date in May 2007. At June 30, 1997, the Company recorded a non-recurring, non-cash compensation expense of $5.6 million (unaudited) reflecting the difference between the exercise price for the shares and the estimated fair value of the shares as of the date of the Company's initial public offering.

   In the aggregate, at December 31, 1996 and at June 30, 1997, these individuals owned 495,000 shares of the Company's common stock.

OPERATING LEASE AGREEMENT

   In January 1997, the Company entered into a four year lease agreement with CPFF pursuant to which the Company leases furniture and office equipment. Under this agreement the Company is obligated to make monthly rental payments to CPFF of $1,163. For the six months ended June 30, 1997, the Company recognized approximately $7,000 of rental expense related to this lease agreement.

5. SUBSEQUENT EVENT (Unaudited)

   On September 29, 1997, the Company incorporated a new wholly owned subsidiary under the laws of the State of Delaware. On October 6, 1997, the Company changed its name to Advanced Communications Corp. and subsequently the new subsidiary changed its name to Advanced Communications Group, Inc. ("ACG"). As of October 6, 1997 and in order to facilitate securing requisite regulatory permits, ACG entered into new definitive agreements to acquire the stock or assets of the Acquired Companies and a 49% interest in a fiber optic network company that replaced the various definitive agreements that had been entered into earlier with the Acquired Companies. In the aggregate,

                     ADVANCED COMMUNICATIONS GROUP, INC.
          NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the consideration to be paid by ACG in the Acquisitions includes $86.8 million in cash, shares of ACG's Common Stock valued for purposes of computing the estimated purchase price for accounting purposes at $35.6 million, $17.4 million in promissory notes, and options and warrants to purchase 2,637,135 shares of ACG's Common Stock.

   Also as of October 6, 1997, the Company, ACG and a wholly owned subsidiary of ACG entered into an Agreement of Merger pursuant to which, after the consummation of an approximately one-for-two reverse stock split and concurrently with the closing of the Acquisitions, the Company will be merged with the subsidiary of ACG, with the Company as the surviving corporation. In the merger, each share of common stock of the Company will be converted into one share of Common Stock of ACG, ACG will succeed to all options and warrants of the Company, and the Company will become a wholly owned subsidiary of ACG.

   On October 10, 1997, ACG filed with the Securities and Exchange Commission a Registration Statement on Form S-1 relating to the initial public offering of its Common Stock, and the Company no longer plans to have a public offering of its common stock. The closing of the Acquisitions and the merger of the Company with the subsidiary of ACG will occur concurrently with, and are a condition to, the closing of that offering. A portion of the proceeds of that offering will be used to pay the cash portion of the consideration in the Acquisitions. ACG has not conducted any operations, and all of its activities to date have related to the public offering and the Acquisitions.

   ACG is dependent on the public offering to complete the Acquisitions and to repay an obligation of the Company to CPFF. There can be no assurance that the Acquisitions will be completed or that ACG will be able to generate future operating revenues.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Great Western Directories, Inc.
Amarillo, Texas

   We have audited the accompanying balance sheets of Great Western Directories, Inc. as of January 31, 1996 and December 31, 1996, and the related statements of operations, and cash flows for the years ended January 31, 1995 and 1996 and December 31, 1996, and the related statements of stockholders' equity for the years ended January 31, 1995 and 1996 and the eleven months ended December 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Great Western Directories, Inc. as of January 31, 1996 and December 31, 1996, and the results of its operations and its cash flows for the years ended January 31, 1995 and 1996 and December 31, 1996 in conformity with generally accepted accounting principles.

CLIFTON GUNDERSON P.L.L.C.

Amarillo, Texas
August 22, 1997

                        GREAT WESTERN DIRECTORIES, INC.
                                BALANCE SHEETS
            January 31, 1996, December 31, 1996 and June 30, 1997

                                                            JANUARY 31,    DECEMBER 31,     JUNE 30,
                                                                1996           1996           1997
                                                           ------------- --------------  -------------
                                                                                          (UNAUDITED)
                          ASSETS
CURRENT ASSETS
  Cash....................................................  $    31,693    $   719,268    $   797,820
  Accounts receivable.....................................   17,678,787     21,607,728     26,746,356
  Less: Allowance for doubtful accounts...................   (6,590,847)    (8,282,945)    (9,941,157)
                                                           ------------- --------------  -------------
      Net accounts receivable.............................   11,087,940     13,324,783     16,805,199
                                                           ------------- --------------  -------------
  Federal income tax receivable...........................      951,136        398,527        398,527
  Deferred directory costs................................    3,436,346      3,052,944      2,208,024
  Deferred income taxes...................................    1,033,996      1,384,178         --
  Other current assets....................................      423,400        377,275         25,156
                                                           ------------- --------------  -------------
      Total current assets................................   16,964,511     19,256,975     20,234,726
                                                           ------------- --------------  -------------
PROPERTY AND EQUIPMENT
  Land....................................................       79,900         79,900         79,900
  Building and improvements...............................      640,059        644,061        654,312
  Furniture, fixtures and equipment.......................    1,722,500      1,991,215      2,183,134
                                                           ------------- --------------  -------------
                                                              2,442,459      2,715,176      2,917,346
  Less: Accumulated depreciation..........................   (1,400,578)    (1,597,008)    (1,699,212)
                                                           ------------- --------------  -------------
      Net property and equipment..........................    1,041,881      1,118,168      1,218,134
                                                           ------------- --------------  -------------
OTHER ASSETS..............................................        2,391          4,607         13,283
                                                           ------------- --------------  -------------
TOTAL ASSETS..............................................  $18,008,783    $20,379,750    $21,466,143
                                                           ============= ==============  =============
  LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES

  Bank overdraft..........................................  $    33,114    $    --        $    --
  Accounts payable........................................    1,378,318      1,393,021      1,771,322
  Payable to related parties..............................      270,246        483,311        457,230
  Accrued liabilities.....................................      467,530        938,730        962,107
  Note payable to bank....................................    2,100,000         --             --
  Current maturities of long-term debt....................    2,109,740      1,849,309         --
  Prepayments on directory advertising....................    3,690,261      3,170,840      1,849,886
                                                           ------------- --------------  -------------
      Total current liabilities...........................   10,049,209      7,835,211      5,040,545
LONG-TERM DEBT, less current maturities...................    3,531,051         --             --
                                                           ------------- --------------  -------------
      Total liabilities...................................   13,580,260      7,835,211      5,040,545
                                                           ------------- --------------  -------------
STOCKHOLDERS' EQUITY
  Common stock, $1 par value; authorized shares of
  10,000, 1,250 shares issued and outstanding............         1,250          1,250          1,250
  Additional paid-in capital..............................            5              5              5
  Retained earnings.......................................    4,427,268     12,543,284     16,424,343
                                                           ------------- --------------  -------------
      Total stockholders' equity..........................    4,428,523     12,544,539     16,425,598
                                                           ------------- --------------  -------------
TOTAL LIABILITIES AND
 STOCKHOLDERS' EQUITY.....................................  $18,008,783    $20,379,750    $21,466,143
                                                           ============= ==============  =============

      These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to the financial statements

                        GREAT WESTERN DIRECTORIES, INC.
                           STATEMENTS OF OPERATIONS
         Years Ended January 31, 1995 and 1996 and December 31, 1996
                 and Six Months Ended June 30, 1996 and 1997

                                            YEARS ENDED            YEAR ENDED          SIX MONTHS ENDED
                                            JANUARY 31,           DECEMBER 31,             JUNE 30,
                                    ---------------------------- -------------- ----------------------------
                                         1995          1996           1996           1996           1997
                                    ------------- -------------  -------------- -------------  -------------
                                                                                         (UNAUDITED)
ADVERTISING REVENUES...............  $29,406,843    $36,469,094    $44,324,097    $25,403,026   $27,366,452
COST OF REVENUES
  Commissions and other sales
   expenses........................    7,443,762      8,784,336      9,935,146      4,983,198     5,983,000
  Publishing, related party........       94,448        578,223      1,077,795        474,738       536,096
  Publishing, other................    8,807,084      8,944,754      9,333,705      5,110,946     4,926,116
  Distribution, related party .....      558,885        697,250        815,566        210,417       159,170
  Distribution, other..............      828,892        563,362        622,820        454,540       567,878
  Depreciation and amortization ...      272,296        228,324        223,434        114,162       102,204
                                    ------------- -------------  -------------- -------------  -------------
    Total cost of revenues.........   18,005,367     19,796,249     22,008,466     11,348,001    12,274,464
                                    ------------- -------------  -------------- -------------  -------------
    Gross margin...................   11,401,476     16,672,845     22,315,631     14,055,025    15,091,988
GENERAL AND ADMINISTRATIVE
 EXPENSES
  Salaries and payroll taxes ......    4,672,222      5,953,869      5,928,876      3,242,215     3,728,016
  Provision for bad debts..........    2,907,720      3,249,165      4,650,918      3,003,731     3,008,330
  Other............................    3,204,938      3,457,492      4,067,782      2,429,316     2,475,478
                                    ------------- -------------  -------------- -------------  -------------
    Total general and
     administrative expenses.......   10,784,880     12,660,526     14,647,576      8,675,262     9,211,824
                                    ------------- -------------  -------------- -------------  -------------
    Total operating income.........      616,596      4,012,319      7,668,055      5,379,763     5,880,164
                                    ------------- -------------  -------------- -------------  -------------
OTHER INCOME (EXPENSE)
  Interest expense.................     (216,228)      (602,100)      (503,768)      (311,491)      (49,751)
  Settlement of litigation, net of
   expenses of $318,496............       --             --          6,281,504         --            --
  Other, net.......................       80,520         66,857         93,587         54,062        34,824
                                    ------------- -------------  -------------- -------------  -------------
    Total other income (expense) ..     (135,708)      (535,243)     5,871,323       (257,429)      (14,927)
                                    ------------- -------------  -------------- -------------  -------------
    Income before income taxes ....      480,888      3,477,076     13,539,378      5,122,334     5,865,237
PROVISION FOR INCOME TAXES.........      211,693      1,307,290      5,220,602      1,785,946     1,384,178
                                    ------------- -------------  -------------- -------------  -------------
NET INCOME.........................  $   269,195    $ 2,169,786    $ 8,318,776    $ 3,336,388   $ 4,481,059
                                    ============= =============  ============== =============  =============
NET INCOME PER SHARE...............  $    215.36    $  1,735.83    $  6,655.02    $  2,669.11   $  3,584.85
                                    ============= =============  ============== =============  =============

   These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to the financial statements

                        GREAT WESTERN DIRECTORIES, INC.
                      STATEMENTS OF STOCKHOLDERS' EQUITY
                    Years Ended January 31, 1995 and 1996,
                    Eleven Months Ended December 31, 1996
                      and Six Months Ended June 30, 1997

                                                       ADDITIONAL
                                             COMMON     PAID-IN       RETAINED
                                              STOCK     CAPITAL       EARNINGS       TOTAL
                                            -------- ------------  ------------- ------------
BALANCE AT JANUARY 31, 1994................  $1,250        $5       $ 2,080,787   $ 2,082,042
Cash dividends ($37 per share).............    --          --           (46,250)      (46,250)
Net income.................................    --          --           269,195       269,195
                                            -------- ------------  ------------- ------------
BALANCE AT JANUARY 31, 1995................   1,250         5         2,303,732     2,304,987
Cash dividends ($37 per share).............    --          --           (46,250)      (46,250)
Net income.................................    --          --         2,169,786     2,169,786
                                            -------- ------------  ------------- ------------
BALANCE AT JANUARY 31, 1996................   1,250         5         4,427,268     4,428,523
Cash dividends ($37 per share).............    --          --           (46,250)      (46,250)
Net income (eleven months).................    --          --         8,162,266     8,162,266
                                            -------- ------------  ------------- ------------
BALANCE AT DECEMBER 31, 1996...............   1,250         5        12,543,284    12,544,539
Cash dividends ($480 per share,
 unaudited)................................    --          --          (600,000)     (600,000)
Net income (unaudited).....................    --          --         4,481,059     4,481,059
                                            -------- ------------  ------------- ------------
BALANCE AT JUNE 30, 1997 (UNAUDITED)  .....  $1,250        $5       $16,424,343   $16,425,598
                                            ======== ============  ============= ============

      These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to the financial statements

                        GREAT WESTERN DIRECTORIES, INC.
                           STATEMENTS OF CASH FLOWS
         Years Ended January 31, 1995 and 1996 and December 31, 1996
                 and Six Months Ended June 30, 1996 and 1997

                                                      YEARS ENDED            YEAR ENDED             SIX MONTHS
                                                      JANUARY 31,           DECEMBER 31,          ENDED JUNE 30,
                                              ---------------------------- -------------- ----------------------------
                                                   1995          1996           1996           1996           1997
                                              ------------- -------------  -------------- -------------  -------------
                                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES
  Net income.................................  $   269,195    $ 2,169,786    $ 8,318,776    $ 3,336,388   $ 4,481,059
  Adjustments to reconcile net income to
   net cash provided (used) by operating
   activities:
    Depreciation and amortization............      272,296        228,324        223,434        114,162       102,204
    Loss on disposal of assets...............       --             72,000         --             --            --
    Provision for bad debts..................    2,907,720      3,249,165      4,650,918      3,003,731     3,008,330
    Deferred income taxes....................     (434,866)       (92,415)      (378,354)      (532,979)    1,384,178
    Changes in:
     Accounts receivable.....................   (5,630,561)    (7,505,966)    (6,707,225)    (6,028,915)   (6,488,746)
     Deferred directory costs................     (402,971)    (1,159,636)      (696,008)       650,667       844,920
     Federal income taxes receivable ........      577,536       (730,635)       700,392      1,098,919        --
     Accounts payable........................      (84,661)      (708,179)      (569,983)      (902,146)      352,220
     Accrued liabilities.....................     (471,403)        85,664        686,520        162,418        23,377
     Prepayments on directory
      advertising............................     (198,306)       825,617       (352,931)    (1,649,549)   (1,320,954)
     Federal income taxes payable............       --             --             --          1,247,642        --
    Other, net...............................     (622,044)       611,754         74,221         31,358       343,443
                                              ------------- -------------  -------------- -------------  -------------
       Net cash provided (used) by
        operating activities.................   (3,818,065)    (2,954,521)     5,949,760        531,696     2,730,031
                                              ------------- -------------  -------------- -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES
  Purchases of property and equipment .......     (279,140)      (116,288)      (300,125)       (51,634)     (202,170)
                                              ------------- -------------  -------------- -------------  -------------
  Net cash used by investing
  activities.................................     (279,140)      (116,288)      (300,125)       (51,634)     (202,170)
                                              ------------- -------------  -------------- -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES
  Change in bank overdraft....................      --             33,114       (169,011)      (169,011)       --
     Net borrowings (payments) under note
       payable to bank........................    (500,000)     1,800,000         --          1,350,000        --
     Advances under long-term debt............   4,500,000      3,000,000         --             --            --
     Principal payments under long-term debt .     (33,275)    (2,037,364)    (4,708,019)    (1,156,581)   (1,849,309)
     Cash dividends paid......................     (46,250)       (46,250)       (92,500)       (46,250)     (600,000)
                                              ------------- -------------  -------------- -------------  -------------
       Net cash provided (used) by
        financing activities.................    3,920,475      2,749,500     (4,969,530)       (21,842)   (2,449,309)
                                              ------------- -------------  -------------- -------------  -------------
       Net increase (decrease) in
        cash.................................     (176,730)      (321,309)       680,105        458,220        78,552
CASH AT BEGINNING OF PERIOD..................      529,732        353,002         39,163         39,163       719,268
                                              ------------- -------------  -------------- -------------  -------------
CASH AT END OF PERIOD........................  $   353,002    $    31,693    $   719,268    $   497,383   $   797,820
                                              ============= =============  ============== =============  =============
Supplemental disclosure of cash flow
 information:
Cash paid during the period for interest ....  $   216,228    $   602,100    $   503,768    $   311,491   $    49,751
                                              ============= =============  ============== =============  =============
Cash paid during the period for income         $                                            $             $
 taxes.......................................       --        $ 2,017,092    $ 4,350,000         --            --
                                              ============= =============  ============== =============  =============


      These financial statements should be read only in connection with the accompanying summary of significant accounting policies and notes to the financial statements

                       GREAT WESTERN DIRECTORIES, INC.
                  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
                 January 31, 1995 and 1996, December 31, 1996
                          and June 30, 1996 and 1997

NATURE OF OPERATIONS AND GENERAL

   Great Western Directories, Inc. (the Company) is an independent telephone directory publisher that publishes telephone directories in Texas, Oklahoma and California. Revenues are primarily derived from the sale of advertising space in the telephone directories. During 1996, the Company changed its fiscal year from January 31 to December 31. However, the year ended rather than the eleven months ended December 31, 1996 is presented in the statement of operations and the statement of cash flows for comparative purposes. As discussed in note 3, the Company changed from a Subchapter C Corporation for income tax purposes to a Subchapter S Corporation effective January 1, 1997.

USE OF ESTIMATES

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

   The Company maintains an allowance for doubtful accounts based on management's estimate of the collectibility of all accounts receivable. The allowance for doubtful accounts is established through a provision for doubtful accounts charged to expense. Accounts receivable are charged against the allowance when management believes that the collectibility of the receivable is unlikely. Recoveries of amounts previously charged off are credited to the allowance. The Company's accounts receivable are unsecured. The allowance is subjective in nature and may be adjusted in the near term because of changes in economic conditions.

REVENUE AND COST RECOGNITION

   Advertising revenues are derived from the sale of advertising space in telephone directories and are recognized when the advertising occurs and the directory is published. If the estimate of total directory costs exceeds advertising revenues for a specific telephone directory, a provision is made for the entire amount of such estimated loss. No provision for estimated losses was included in the financial statements for the years ended January 31, 1995 and 1996 or December 31, 1996.

   Directory costs are deferred until the directory is published and advertising revenues related to the costs are recognized. Directory costs include all direct costs related to the publishing of a telephone directory, such as publishing and distribution expenses and commissions on sales, other sales expenses and depreciation and amortization. General and administrative costs are charged to expense as incurred.

   Costs incurred with the expansion into new markets include all direct costs related to the publishing of a first-year telephone directory (prototype directory). Advertising space in prototype directories is generally provided to advertisers at no cost; therefore, no advertising revenues are derived from prototype directories. As the future economical benefit of the direct costs related to prototype directories cannot be determined, such direct costs are charged to expense as incurred. The Company had three prototype directories for the year ended January 31, 1995. Direct costs related to the prototype directories charged to expense totaled $4,316,000 for the year ended January 31, 1995. The Company had no prototype directories for the years ended January 31, 1996 or December 31, 1996.

NONMONETARY TRANSACTIONS

   The Company trades advertising space for goods and services used primarily for promotional, sales and other business activities. Barter revenue is recorded when directories are published and barter

                       GREAT WESTERN DIRECTORIES, INC.
          SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES -- (CONTINUED)

expense is recorded when goods and services are received or used. Barter transactions are recorded at their estimated fair value and are included in the accompanying statements of operations. Barter revenue aggregated approximately $1,507,000, $1,598,000 and $2,155,000 and barter expense aggregated approximately $1,042,000, $1,459,000 and $1,547,000 for the years ended January 31, 1995 and 1996 and December 31, 1996, respectively.

INCOME TAXES

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

   As discussed in note 3, the Company changed to an S Corporation effective January 1, 1997. The income or loss of an S Corporation is includable in the federal income tax returns of the individual shareholders.

PROPERTY AND EQUIPMENT

   Property and equipment are stated at cost, less accumulated depreciation. Depreciation is computed on accelerated methods.

NET INCOME PER SHARE

   Net income per share is computed using the weighted average number of shares outstanding during the period of computation. The weighted average shares outstanding were 1,250 for the years ended January 31, 1995 and 1996 and December 31, 1996 and the six months ended June 30, 1996 and 1997 (unaudited).

INTERIM FINANCIAL INFORMATION

   The unaudited financial statements for the six months ended June 30, 1996 and 1997 are presented for comparative purposes only and have been prepared on a basis substantially consistent with that of the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments, which are of a normal and recurring nature, considered necessary for a fair presentation.

This information is an integral part of the accompanying financial statements.

                       GREAT WESTERN DIRECTORIES, INC.
                        NOTES TO FINANCIAL STATEMENTS
                 JANUARY 31, 1995 AND 1996, DECEMBER 31, 1996
                          AND JUNE 30, 1996 AND 1997

NOTE 1 -- ALLOWANCE FOR DOUBTFUL ACCOUNTS

   The changes in the allowance for doubtful accounts were as follows:

                                                                    YEAR ENDED
                                               -----------------------------------------------------
                                               JANUARY 31, 1995  JANUARY 31, 1996 DECEMBER 31, 1996
                                               ---------------- ----------------  -----------------
Balance at beginning of period................    $ 2,987,278      $ 4,561,673       $ 6,498,520
Provision charged to expense..................      2,907,720        3,249,165         4,650,918
Accounts written-off..........................     (1,333,325)      (1,566,616)       (4,387,244)
Recoveries on accounts previously
 written-off..................................         --              346,625         1,520,751
                                               ---------------- ----------------  -----------------
Balance at end of period......................    $ 4,561,673      $ 6,590,847       $ 8,282,945
                                               ================ ================  =================

NOTE 2 -- DEBT OBLIGATIONS

NOTE PAYABLE TO BANK

   The note payable to bank was a $2,500,000 line of credit with outstanding advances of $2,100,000 at January 31, 1996. At December 31, 1996, the Company had a $2,000,000 line of credit with a bank with no outstanding advances. The line of credit bears interest at prime, which was 8.50% at January 31, 1996 and 8.25% at December 31, 1996. The line is collateralized by accounts receivable and may be used for general corporate working capital and other purposes as approved by the bank.

LONG-TERM DEBT

   Long-term debt at January 31, 1996 and December 31, 1996 consisted of the following:

                                                                     JANUARY 31,    DECEMBER 31,
                                                                         1996           1996
                                                                    ------------- --------------
Term note payable to bank, due in monthly installments of $204,000 including interest at prime (8.5% and 8.25% at January 31, 1996 and December 31, 1996, respectively) through July 1997, secured
 by accounts receivable............................................  $ 5,495,930    $ 1,849,309
Term note payable to bank, due in monthly installments of $4,133 including interest at 1% over prime (9.5% at January 31, 1996),
 secured by certain property.......................................      144,861         --
                                                                    ------------- --------------
Total long-term debt...............................................    5,640,791      1,849,309
Less current maturities............................................   (2,109,740)    (1,849,309)
                                                                    ------------- --------------
                                                                                    $
LONG-TERM DEBT, LESS CURRENT MATURITIES............................  $ 3,531,051         --
                                                                    ============= ==============


   The Company has a letter agreement with a bank relating to a line of credit and the term note payable. The agreement includes provisions which, among other things, require the maintenance of specified financial ratios. Further, the agreement imposes certain restrictions with respect to new market expansion, dividend distributions and contributions to the profit sharing plan. The Company paid all debt obligations on June 15, 1997.

                       GREAT WESTERN DIRECTORIES, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

 NOTE 3 -- INCOME TAXES

   The sources of deferred tax assets and liability and the tax effect of each as of January 31, 1996 and December 31, 1996 are as follows:

                                    JANUARY 31,    DECEMBER 31,
                                        1996           1996
                                   ------------- --------------
Deferred tax assets--
  Allowance for doubtful
   accounts.......................   $1,042,376     $1,515,100
  Deferred expenses...............      245,586        159,503
                                   ------------- --------------
    Total deferred tax assets ....    1,287,962      1,674,603
                                   ------------- --------------
Deferred tax liability--
  Accrued commissions.............     (253,966)      (290,425)
                                   ------------- --------------
NET DEFERRED TAX ASSET ...........   $1,033,996     $1,384,178
                                   ============= ==============

   The provision for income taxes for the years ended January 31, 1995 and 1996 and December 31, 1996 consists of the following components:

                                    JANUARY 31,    JANUARY 31,   DECEMBER 31,
                                        1995          1996           1996
                                   ------------- -------------  --------------
Federal:
  Current.........................   $ 583,256     $1,286,457     $5,022,755
  Deferred........................    (434,866)       (92,415)      (378,354)
State.............................      63,303        113,248        791,586
                                   ------------- -------------  --------------
TOTAL PROVISION FOR INCOME TAXES
                                     $ 211,693     $1,307,290     $5,220,602
                                   ============= =============  ==============

   A reconciliation of the provision for income taxes for the years ended January 31, 1995 and 1996 and December 31, 1996 at the statutory federal tax rate to the Company's actual provision for income taxes is as follows:

                                              JANUARY 31,    JANUARY 31,   DECEMBER 31,
                                                  1995          1996           1996
                                             ------------- -------------  --------------
Computed "expected" tax expense.............    $146,155     $1,177,340     $4,677,111
Nondeductible expenses......................      14,375         16,702         35,950
State income taxes, net of federal
 benefits...................................      41,147         73,611        514,530
Other, net..................................     (12,140)        --            (68,660)
                                             ------------- -------------  --------------
TOTAL PROVISION FOR INCOME TAXES............    $211,693     $1,307,290     $5,220,602
                                             ============= =============  ==============

   Prior to January 1, 1997, the Company had been a Subchapter C Corporation for income tax purposes, and therefore paid U.S. Federal income taxes. On March 15, 1997, the Company filed an election to become a nontaxable Subchapter S Corporation effective January 1, 1997. The effect of the change in tax status on the net deferred tax asset and corresponding charge to income tax expense of approximately $1,400,000 was recognized in the June 30, 1997 financial statements. Additionally, the Company may be subject to a corporate-level tax on the net unrealized built-in gain after the date of conversion to S Corporation.

                       GREAT WESTERN DIRECTORIES, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 4 -- LEASES

   The Company leases certain property and equipment under leases classified as operating leases that expire over the next five years. Rental expense for all operating leases totaled approximately $400,000, $462,000 and $472,000 for the years ended January 31, 1995 and 1996 and December 31, 1996, respectively. For the five fiscal years subsequent to December 31, 1996, future minimum lease payments under noncancelable operating leases total $1,029,000 and are approximately $318,000, $282,000, $225,000, $143,000 and
$61,000, respectively.

NOTE 5 -- RELATED PARTY TRANSACTIONS

   Transactions with related parties include certain publishing and distribution services with shareholders and entities in which they have an interest. Purchases of services from these related parties for the years ended January 31, 1995 and 1996 and December 31, 1996 were approximately, $653,000, $1,275,000 and $1,893,000, respectively. Amounts payable to related parties at January 31, 1996 and December 31, 1996 were approximately $270,000 and $483,000, respectively.

   Notes receivable from shareholders at January 31, 1996 and December 31, 1996 included notes totaling approximately $405,000 and $360,000, respectively, which are included in other current assets and represent advances to related parties. The notes bear interest at 8% and are secured by personal property. Interest income recognized on related-party notes receivable was not significant for the years ended January 31, 1995 and 1996 and December 31, 1996. The notes were repaid on June 15, 1997.

NOTE 6 -- PROFIT SHARING PLAN

   The Company formed a self-employed profit sharing plan in the year ended January 31, 1996 that provides certain retirement, disability, death and termination benefits for eligible employees. The Plan contains a 401(k) arrangement whereby each participant may elect to contribute a portion of their salary to the Plan. Each Plan year, the Company may contribute an amount of matching contributions determined at the Company's discretion. Such matching contributions are allocated to participants based on the Plan's provisions. Discretionary Company contributions may also be made. Participant after-tax contributions are not allowed. The provision for the Company's matching contributions for the years ended January 31, 1996 and December 31, 1996 was approximately $40,000 and $53,000, respectively. No discretionary profit sharing contributions were made to the Plan for the years ended January 31, 1996 or December 31, 1996.

NOTE 7 -- LITIGATION

   During 1996, the Company settled its lawsuit against a utility telephone-directory publisher related to, among other things, certain antitrust violations. Under the terms of the settlement, the Company received approximately $6,282,000 in cash, net of related expenses, and such amount is reflected in other income for the year ended December 31, 1996.

   At December 31, 1996, the Company was the defendant in a class action lawsuit filed in Sonoma County, California, alleging, among other things, breach of contract. Subsequent to December 31, 1996, the lawsuit was settled. Pending expected court approval, the Company will make approximately $479,000 in refunds and credits to various advertisers, and such amount has been recognized in the accompanying December 31, 1996 financial statements.

                       GREAT WESTERN DIRECTORIES, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

NOTE 8 -- DISCLOSURE ABOUT THE FAIR VALUE OF FINANCIAL INSTRUMENTS

   The following methods and assumptions were used to estimate the fair value of each class of financial instruments, the results of applying such methods and assumptions to the financial instruments and limitations inherent in fair value estimates:

CASH, ACCOUNTS RECEIVABLE AND NOTES RECEIVABLE FROM SHAREHOLDERS

   The assets are considered short-term instruments for which the carrying amount is a reasonable estimate of fair value.

NOTE PAYABLE TO BANK AND LONG-TERM DEBT

   The fair value of the note payable to a bank is equal to the carrying value as such liability is deemed to be a short-term borrowing. The Company's variable-rate, long-term debt reprices frequently, and therefore fair values approximate the carrying amounts.

NOTE 9 -- SUBSEQUENT EVENT

   On June 16, 1997, the Company's shareholders entered into a stock purchase agreement (the Agreement) to sell all of the issued and outstanding common stock of the Company , pursuant to which the Company's shareholders were issued 2,000,000 nontransferrable common stock warrants of the purchaser. As amended and restated as of October 6, 1997, this agreement provides that the consideration payable at closing will be $55,000,000 in cash, $15,000,000 in notes, shares of common stock of the purchaser and an additional 500,000 nontransferrable common stock warrants of the purchaser. The purchase of the Company's stock is generally contingent upon the successful completion of an initial public offering by the purchaser.

   Subsequent to June 30, 1997, the Company paid $1,200,000 in dividends (unaudited).

This information is an integral part of the accompanying financial statements.

                         INDEPENDENT AUDITOR'S REPORT

To the Stockholders
Valu-Line of Longview, Inc.
Longview, Texas

   We have audited the accompanying combined balance sheets of Valu-Line of Longview, Inc. and Related Companies as of December 31, 1995 and 1996, and the related combined statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Valu-Line of Longview, Inc. and Related Companies as of December 31, 1995 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996, in conformity with generally accepted accounting principles.

HEIN + ASSOCIATES LLP

Houston, Texas
May 23, 1997

               VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES
                           COMBINED BALANCE SHEETS

                                                                  DECEMBER 31,
                                                           --------------------------   JUNE 30,
                                                               1995          1996         1997
                                                           ------------ ------------  ------------
                                                                                      (UNAUDITED)
                          ASSETS
CURRENT ASSETS:
  Cash....................................................  $  281,703    $  289,612   $  215,279
  Receivables, net........................................     986,344     1,021,102    1,338,301
  Prepaid expenses........................................       4,508         8,624       --
                                                           ------------ ------------  ------------
    Total current assets..................................   1,272,555     1,319,338    1,553,580
PROPERTY AND EQUIPMENT, net...............................   2,341,596     1,650,497    1,397,668
OTHER NONCURRENT ASSETS...................................       7,561         6,615        6,552
                                                           ------------ ------------  ------------
    Total assets..........................................  $3,621,712    $2,976,450   $2,957,800
                                                           ============ ============  ============
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable, including current portion of long-term
   debt...................................................  $  413,741    $  384,543   $  397,035
  Current portion of capital lease obligation.............     170,297        --           --
  Accounts payable and accrued line costs.................     709,259       743,572      900,932
  Accrued payroll and related taxes.......................      53,330        65,053       53,873
  Sales, property excise and franchise taxes payable .....     124,378       149,262      136,750
  Customer deposits.......................................      12,312        11,162        9,162
                                                           ------------ ------------  ------------
    Total current liabilities.............................   1,483,317     1,353,592    1,497,752
NOTES PAYABLE, net of current portion.....................   1,698,486     1,357,011    1,178,341
                                                           ------------ ------------  ------------
    Total liabilities.....................................   3,181,803     2,710,603    2,676,093
COMMITMENTS AND CONTINGENCIES (Note 5)
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 102,000 shares authorized;
   3,000 shares issued and outstanding....................       3,000         3,000        3,000
Retained earnings.........................................     436,909       262,847      278,707
                                                           ------------ ------------  ------------
    Total stockholders' equity............................     439,909       265,847      281,707
                                                           ------------ ------------  ------------
    Total liabilities and stockholders' equity ...........  $3,621,712    $2,976,450   $2,957,800
                                                           ============ ============  ============

        See accompanying notes to these combined financial statements.

               VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES
                        COMBINED STATEMENTS OF INCOME

                                                                                 SIX MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,                    JUNE 30,
                                ---------------------------------------------------------------------
                                     1994          1995           1996          1996         1997
                                ------------- -------------  ------------- ------------  ------------
                                                                                   (UNAUDITED)
REVENUES.......................  $13,416,673    $13,330,346   $11,181,125    $5,877,034   $5,903,388
OPERATING EXPENSES:
  Line and other direct costs .    6,774,963      7,491,433     6,036,439     3,234,080    3,363,345
  Selling, general and
   administrative..............    3,724,582      3,898,106     3,571,468     1,760,339    1,955,013
  Depreciation and
   amortization................      399,050        717,631       819,315       402,587      264,383
                                ------------- -------------  ------------- ------------  ------------
    Total operating expenses ..   10,898,595     12,107,170    10,427,222     5,397,006    5,582,741
                                ------------- -------------  ------------- ------------  ------------
    Income from operations ....    2,518,078      1,223,176       753,903       480,028      320,647
OTHER INCOME (EXPENSE):
  Interest expense.............      (67,906)       (81,579)     (185,777)     (107,461)     (70,016)
  Interest income and other,
   net.........................       29,943         93,287        72,812        34,483       45,229
                                ------------- -------------  ------------- ------------  ------------
    Net income.................  $ 2,480,115    $ 1,234,884   $   640,938    $  407,050   $  295,860
                                ============= =============  ============= ============  ============

          See accompanying notes to these combined financial statements.

               VALU-LINE OF LONGVIEW INC. AND RELATED COMPANIES
                 COMBINED STATEMENTS OF STOCKHOLDERS' EQUITY
                 Period from January 1, 1994 to June 30, 1997

                                              COMMON STOCK
                                           ------------------    RETAINED
                                            SHARES    AMOUNT     EARNINGS        TOTAL
                                           -------- --------  ------------- -------------
BALANCES, January 1, 1994.................   3,000    $3,000   $   402,910    $   405,910
  Net income..............................     --       --       2,480,115      2,480,115
  Distributions to stockholders...........     --       --      (2,356,000)    (2,356,000)
                                           -------- --------  ------------- -------------
BALANCES, December 31, 1994...............   3,000     3,000       527,025        530,025
  Net income..............................     --       --       1,234,884      1,234,884
  Distributions to stockholders...........     --       --      (1,325,000)    (1,325,000)
                                           -------- --------  ------------- -------------
BALANCES, December 31, 1995...............   3,000     3,000       436,909        439,909
  Net income..............................     --       --         640,938        640,938
  Distributions to stockholders...........     --       --        (815,000)      (815,000)
                                           -------- --------  ------------- -------------
BALANCES, December 31, 1996...............   3,000     3,000       262,847        265,847
  Net income (unaudited)..................     --       --         295,860        295,860
  Distributions to stockholders
   (unaudited)............................     --       --        (280,000)      (280,000)
                                           -------- --------  ------------- -------------
BALANCES, June 30, 1997 (unaudited) ......   3,000    $3,000   $   278,707    $   281,707
                                           ======== ========  ============= =============

        See accompanying notes to these combined financial statements.

               VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES
                      COMBINED STATEMENTS OF CASH FLOWS

                                                                                 SIX MONTH ENDED
                                           YEAR ENDED DECEMBER 31,                   JUNE 30,
                                 -------------------------------------------------------------------
                                      1994          1995           1996         1996         1997
                                 ------------- -------------  ------------- -----------  -----------
                                                                                   (UNAUDITED)
CASH FLOWS FROM OPERATING
 ACTIVITIES:
 Net income.....................  $ 2,480,115    $ 1,234,884   $   640,938    $ 407,050   $ 295,860
 Adjustments to reconcile net
  income to net cash provided
  by operating activities:
  Depreciation and
   amortization.................      399,050        717,631       819,315      402,587     264,383
  (Increase) decrease in:
   Receivables..................     (139,187)       281,235       (34,758)    (155,985)   (317,199)
   Prepaid expenses and other
    assets......................        8,569         19,806        (3,170)       5,363       8,687
  Increase (decrease) in:
   Accounts payable and accrued
    line costs..................       60,708         53,696        34,313       24,024     157,360
   Other current liabilities ...       51,647        (71,602)       35,457       11,586     (25,692)
                                 ------------- -------------  ------------- -----------  -----------
   Net cash provided by
    operations..................    2,860,902      2,235,650     1,492,095      694,625     383,399
CASH FLOWS FROM INVESTING
 ACTIVITIES:
 Capital expenditures...........      (95,124)    (2,375,964)     (134,651)     (40,372)    (42,749)
 Other, net.....................        3,016         15,523         6,435      (24,833)     31,195
                                 ------------- -------------  ------------- -----------  -----------
   Net cash provided by (used
    in) investing activities ...      (92,108)    (2,360,441)     (128,216)     (65,205)    (11,554)
CASH FLOWS FROM FINANCING
 ACTIVITIES:
 Principal payments on
  long-term debt, capital
  leases and other notes
  payable.......................     (494,734)      (519,209)     (581,123)    (309,346)   (246,653)
 Proceeds from long-term debt
  and other notes payable.......      124,890      2,112,950        40,153       16,842      80,475
 Distributions to stockholders .   (2,356,000)    (1,325,000)     (815,000)    (330,000)   (280,000)
                                 ------------- -------------  ------------- -----------  -----------
   Net cash provided by (used
    in) financing activities ...   (2,725,844)       268,741    (1,355,970)    (622,504)   (446,178)
                                 ------------- -------------  ------------- -----------  -----------
NET INCREASE (DECREASE) IN
 CASH...........................       42,950        143,950         7,909        6,916     (74,333)
CASH, beginning of period ......       94,803        137,753       281,703      281,703     289,612
                                 ------------- -------------  ------------- -----------  -----------
CASH, end of period.............  $   137,753    $   281,703   $   289,612    $ 288,619   $ 215,279
                                 ============= =============  ============= ===========  ===========
SUPPLEMENTAL DISCLOSURES:
 Interest paid..................  $    67,906    $    81,579   $   185,777    $ 107,461   $  70,016
 Equipment acquired under
  capital leases................  $    --        $   238,683   $    --        $   --      $   --
                                 ============= =============  ============= ===========  ===========


        See accompanying notes to these combined financial statements.

              VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES
                    NOTES TO COMBINED FINANCIAL STATEMENTS

1. ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES:

   Organization -- Valu-Line of Longview, Inc. and Related Companies provide long distance or "interexchange" services primarily to commercial and residential customers located in Texas and Arkansas.

   Principles of Combination -- The accompanying financial statements include the combined accounts of Valu-Line of Longview, Inc., Valu-Line of Louisiana, Inc. and Shared Tenant Services, Inc., which are each owned proportionately by the same stockholders. All significant intercompany transactions have been eliminated. Collectively, the entities are referred to as "the Company".

   Receivables -- Revenue is recognized as service is rendered. Receivables include billed and unbilled amounts that are due from customers according to contractual terms.

   Property and Equipment -- Property and equipment is stated at cost, net of accumulated depreciation and amortization. Maintenance and repairs are expensed as incurred. Depreciation is calculated using various accelerated methods over the estimated useful lives of the related assets which range from 5 to 7 years. Leasehold improvements are amortized over the life of the lease. Equipment under capital leases is recorded at the present value of minimum lease payments at the inception of the lease and amortized over the shorter of the lease term or estimated useful life of the asset. Amortization of equipment held under capital leases is included in depreciation and amortization expense. Expenditures to acquire dialers are expensed as incurred.

   Income Taxes -- The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under such provisions the Company does not pay federal corporate income taxes on its taxable income. The stockholders, therefore, are liable for individual income taxes on the Company's taxable income.

   Concentrations of Credit Risk -- The Company's financial instruments that are exposed to concentrations of credit risk consist primarily of cash investments and trade accounts receivable. The Company places its cash and temporary cash investments with high credit quality banking institutions. At times such investments may be in excess of the FDIC insurance limit. Management does not anticipate any losses will arise from this exposure.

   Use of Estimates -- The preparation of the Company's financial statements in conformity with generally accepted accounting principles requires the Company's management to make estimates and assumptions that affect the amounts reported in these financial statements and the accompanying results. Actual results could differ from these estimates.

   Fair Value of Financial Instruments -- The Company's only financial instruments are cash, short-term trade receivables and payables, notes payable and capital lease obligations. Management believes the carrying amounts of the financial instruments classified as current assets and liabilities approximate their fair values because of their short-term nature. Management believes the interest rates on its notes payable and capital lease obligations represent fair market rates, and therefore their carrying value approximates fair value.

   Cash Equivalents -- For purposes of reporting cash flows, cash equivalents include highly-liquid investments purchased with a maturity of three months or less.

   Recent Accounting Pronouncements -- The Financial Accounting Standards Board (FASB) issued SFAS No. 121, Accounting for the Impairment of Long-Lived Assets And For Long-Lived Assets To Be Disposed of, which is effective for fiscal years beginning after December 15, 1995. SFAS No. 121 specifies certain events and circumstances which indicate the cost of an asset or assets may be impaired, the method by which the evaluation should be performed, and the method by which writedowns, if any, of the asset or assets are to be determined and recognized. The adoption of this pronouncement in 1996 did not have a material impact on the Company's financial condition or operating results.

              VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

    The FASB also issued SFAS No. 123, Accounting for Stock Based Compensation, effective for fiscal years beginning after December 31, 1995. This statement allows companies to choose to adopt the statement's new rules for accounting for employee stock-based compensation plans. For those companies who choose not to adopt the new rules, the statement requires disclosures as to what earnings per share would have been if the new rules had been adopted. The Company did not grant stock options or any other form of stock-based compensation during any of the periods included in the accompanying financial statements.

   The FASB also issued Statement of Financial Accounting Standards No. 128, Earnings Per Share, during February 1997. The new statement which is effective for financial statements issued after December 31, 1997, including interim periods, establishes standards for computing and presenting earnings per share. The new statement requires retroactive restatement of all prior-period earnings per share data presented.

   Unaudited Interim Information -- The accompanying financial information as of June 30, 1997 and for the six-month periods ended June 30, 1996 and 1997 has been prepared by the Company without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. The financial statements reflect all adjustments, consisting of normal recurring accruals which are, in the opinion of management, necessary to fairly present such information in accordance with generally accepted accounting principles.

2. RECEIVABLES:

   Receivables consisted of the following:

                                       DECEMBER 31,
                                 -------------------------   JUNE 30,
                                     1995         1996         1997
                                 ----------- ------------  ------------
                                                            (UNAUDITED)
Trade receivables:
  Billed........................  $  805,569   $  785,457   $1,048,522
  Unbilled......................     205,775      260,645      314,779
                                 ----------- ------------  ------------
                                   1,011,344    1,046,102    1,363,301
Allowance for doubtful
 accounts.......................     (25,000)     (25,000)     (25,000)
                                 ----------- ------------  ------------
                                  $  986,344   $1,021,102   $1,338,301
                                 =========== ============  ============

              VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

3. PROPERTY AND EQUIPMENT:

   Property and equipment consisted of the following:

                                           DECEMBER 31,
                                   ----------------------------
                                        1995          1996       JUNE 30, 1997
                                   ------------- -------------  ---------------
                                                                  (UNAUDITED)
Land..............................  $    50,622    $    50,622    $    50,622
Building..........................      350,605        350,605        350,605
Switch and network equipment .....    3,396,746      3,349,534      3,381,794
Vehicles..........................      229,773        201,121        189,965
Computer equipment................      208,694        229,759        157,646
Furniture and fixtures............       45,603         46,365         46,365
Leasehold improvements............       26,607         26,607         26,607
                                   ------------- -------------  ---------------
                                      4,308,650      4,254,613      4,203,604
Less accumulated depreciation and
 amortization.....................   (1,967,054)    (2,604,116)    (2,805,936)
                                   ------------- -------------  ---------------

                                    $ 2,341,596    $ 1,650,497    $ 1,397,668
                                   ============= =============  ===============

4. NOTES PAYABLE:

   Notes payable consisted of the following:

                                                       DECEMBER 31,
                                                --------------------------   JUNE 30,
                                                    1995          1996         1997
                                                ------------ ------------  -----------
                                                                           (UNAUDITED)
Notes payable to a bank due in monthly
 installments ranging from $324 to $926,
 including interest ranging from 8.25% to 9.0%
 and maturing at various times through 1999.
 The notes are collateralized by a switch and
 network equipment, computer equipment and
 vehicles......................................  $   98,694    $   49,128   $   60,853
Notes payable to a bank due in monthly
 installments of $3,456 and $3,970, including
 interest at 8.25% and prime, not to exceed
 12% (8.75% at June 30, 1997) and maturing
 August 2005 and October 1998, respectively.
 The notes are collateralized by land and
 buildings.....................................     388,533       330,826      300,032
Note payable to a bank due in monthly
 installments of $33,536, including interest
 at prime, not to exceed 12% (8.5% at June 30,
 1997) with a balloon payment on December 28,
 1998. The note is collateralized by certain
 switch and network equipment..................   1,625,000     1,361,600    1,214,491
                                                ------------ ------------  -----------
                                                  2,112,227     1,741,554    1,575,376
Less current portion...........................    (413,741)     (384,543)    (397,035)
                                                ------------ ------------  -----------
                                                 $1,698,486    $1,357,011   $1,178,341
                                                ============ ============  ===========

              VALU-LINE OF LONGVIEW, INC. AND RELATED COMPANIES
            NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

   Future maturities of notes payable as of December 31, 1996 are as follows:

           YEARS ENDING
           DECEMBER 31,              AMOUNT
--------------------------------- -----------
  1997...........................  $  384,543
  1998...........................   1,154,268
  1999...........................      25,400
  2000...........................      27,600
  2001...........................      30,000
  Thereafter.....................     119,743
                                  -----------
                                   $1,741,554
                                  ===========

5. COMMITMENTS AND CONTINGENCIES:

   Commitments -- The Company was obligated under capital leases for switch equipment which expired at various dates through 1996. The carrying value of the leased equipment and related accumulated amortization included in property and equipment is as follows:

                                       DECEMBER 31,
                               ----------------------------    JUNE 30,
                                    1995          1996           1997
                               ------------- -------------  -------------
                                                             (UNAUDITED)
Switch equipment..............  $ 1,244,803    $ 1,244,803   $ 1,244,803
Less accumulated
 amortization.................   (1,029,983)    (1,125,460)   (1,155,296)
                               ------------- -------------  -------------
                                $   214,820    $   119,343   $    89,507
                               ============= =============  =============

   The Company leases office space and certain equipment under operating leases which expire on various dates through the year 2000. Several of the office leases require the Company to pay its portion of taxes, maintenance and insurance. Rent expense was $163,732, $175,273 and $102,010 for the years ended December 31, 1994, 1995 and 1996, respectively, and $38,388 and $46,035 for the three-month periods ended June 30, 1996 and 1997.

   Future minimum lease payments under noncancelable operating leases with original terms in excess of one year are as follows:

           YEARS ENDING
           DECEMBER 31,             AMOUNT
--------------------------------- ---------
  1997...........................  $ 63,584
  1998...........................    37,757
  1999...........................    29,757
  2000...........................    21,037
                                  ---------
                                   $152,135
                                  =========

   Contingencies -- The Company is involved in various claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company's combined financial condition, liquidity or results of operations.

6. STOCK PURCHASE AGREEMENT:

   In March 1997, the Company entered into a letter of intent under which it will be sold to a Texas corporation. The sale is subject to various terms and conditions as outlined in the agreement, including the requirement that the purchaser obtain additional equity capital.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Feist Long Distance Service, Inc.:

   We have audited the accompanying balance sheet of Feist Long Distance Service, Inc. as of December 31, 1996, and the related statements of operations, stockholders' equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Feist Long Distance Service, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

KPMG PEAT MARWICK LLP
Houston, Texas
August 5, 1997

                       FEIST LONG DISTANCE SERVICE, INC.
                                BALANCE SHEETS

                                                                      DECEMBER 31,    JUNE 30,
                                                                          1996          1997
                                                                     -------------- -----------
                                                                                     (UNAUDITED)
                               ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.........................................   $   21,565       106,479
  Accounts receivable, net allowance for doubtful accounts of
   $106,280 and $125,776, respectively..............................    1,190,307     1,408,078
  Other current assets..............................................        7,545        17,957
                                                                     -------------- -----------
    Total current assets............................................    1,219,417     1,532,514
PROPERTY AND EQUIPMENT, net.........................................      370,043       388,597
                                                                     -------------- -----------
    Total assets....................................................   $1,589,460     1,921,111
                                                                     ============== ===========
                LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Notes payable.....................................................       20,323        21,866
  Accounts payable..................................................      647,555       715,575
  Accrued expenses..................................................       72,045       147,740
  Notes payable to shareholders.....................................      809,450       659,450
                                                                     -------------- -----------
    Total current liabilities.......................................    1,549,373     1,544,631
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY:
  Common stock, no par value; 10,000 shares authorized; 10,000
   shares issued and outstanding....................................      100,000       100,000
  Additional paid-in capital........................................      938,500       938,500
  Retained deficit..................................................     (998,413)     (662,020)
                                                                     -------------- -----------
    Total stockholders' equity......................................       40,087       376,480
                                                                     -------------- -----------
    Total liabilities and stockholders' equity......................   $1,589,460     1,921,111
                                                                     ============== ===========

             See accompanying notes to the financial statements.

                      FEIST LONG DISTANCE SERVICE, INC.
                           STATEMENTS OF OPERATIONS

                                                        SIX MONTHS ENDED
                                       YEAR ENDED
                                                            JUNE 30,
                                      DECEMBER 31,  ------------------------
                                          1996          1996         1997
                                     -------------- -----------  -----------
                                                           (UNAUDITED)
REVENUES............................   $10,027,743    4,864,874   5,741,153
COST OF SERVICES....................     6,854,333    3,283,940   3,872,289
DEPRECIATION........................       237,240      112,118      90,012
                                     -------------- -----------  -----------
    Gross profit....................     2,936,170    1,468,816   1,778,852
SELLING, GENERAL AND ADMINISTRATIVE
 EXPENSES...........................     2,469,137    1,132,377   1,421,942
                                     -------------- -----------  -----------
    Income from operations..........       467,033      336,439     356,910
OTHER INCOME (EXPENSE):
  Interest expense..................       (60,211)     (37,238)    (21,916)
  Other.............................        (1,737)       --          1,399
                                     -------------- -----------  -----------
NET INCOME..........................   $   405,085      299,201     336,393
                                     ============== ===========  ===========
NET INCOME PER SHARE................   $     40.51        29.92       33.64
                                     ============== ===========  ===========

             See accompanying notes to the financial statements.

                      FEIST LONG DISTANCE SERVICE, INC.
                      STATEMENTS OF STOCKHOLDERS' EQUITY

                                         COMMON STOCK      ADDITIONAL                       TOTAL
                                     --------------------    PAID-IN       RETAINED     STOCKHOLDERS'
                                      SHARES     AMOUNT      CAPITAL       DEFICIT          EQUITY
                                     -------- ----------  ------------ --------------  ---------------
BALANCES, December 31, 1995.........  10,000    $100,000    $938,500     $(1,403,498)     $(364,998)
  Net income........................    --         --          --            405,085        405,085
                                     -------- ----------  ------------ --------------  ---------------
BALANCES, December 31, 1996.........  10,000    $100,000    $938,500        (998,413)        40,087
  Net income (unaudited)............    --         --          --            336,393        336,393
                                     -------- ----------  ------------ --------------  ---------------
BALANCES, June 30, 1997
 (unaudited)........................  10,000    $100,000    $938,500     $  (662,020)     $ 376,480
                                     ======== ==========  ============ ==============  ===============

             See accompanying notes to the financial statements.

                      FEIST LONG DISTANCE SERVICE, INC.
                           STATEMENTS OF CASH FLOWS

                                                                       SIX MONTHS
                                                                          ENDED
                                                   YEAR ENDED            JUNE 30,
                                                  DECEMBER 31,  ------------------------
                                                      1996          1996         1997
                                                 -------------- -----------  -----------
                                                                       (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income....................................    $ 405,085     $ 299,201   $ 336,393
  Adjustments to reconcile net income to net
   cash provided by operating activities:
    Depreciation................................      237,240       112,118      90,012
    Provision for bad debts.....................       41,401        45,059      19,496
    Changes in assets and liabilities:
      Accounts receivable.......................     (210,869)     (254,993)   (237,267)
      Other current assets......................       11,916         7,276     (10,412)
      Accounts payable..........................     (199,626)      (97,819)     68,020
      Accrued expenses..........................       (9,695)       41,360      75,695
                                                 -------------- -----------  -----------
       Net cash provided by operating
     activities.................................      275,452       152,202     341,937
                                                 -------------- -----------  -----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment...........     (114,576)      (56,965)   (108,566)
                                                 -------------- -----------  -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayments of notes payable...................     (180,906)      (89,821)   (150,000)
  Proceeds from notes payable...................        --            --          1,543
                                                 -------------- -----------  -----------
       Net cash used in financing activities ...     (180,906)      (89,821)   (148,457)
                                                 -------------- -----------  -----------
NET INCREASE (DECREASE) IN CASH AND CASH
 EQUIVALENTS....................................      (20,030)        5,416      84,914
CASH AND CASH EQUIVALENTS, beginning of period .       41,595        41,595      21,565
                                                 -------------- -----------  -----------

CASH AND CASH EQUIVALENTS, end of period .......    $  21,565     $  47,011   $ 106,479
                                                 ============== ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
 INFORMATION:
  Cash paid during the year for interest .......    $  60,313     $  37,291   $  21,964
                                                 ============== ===========  ===========

             See accompanying notes to the financial statements.

                      FEIST LONG DISTANCE SERVICE, INC.
                        NOTES TO FINANCIAL STATEMENTS
               December 31, 1996 and June 30, 1997 (Unaudited)

(1) ORGANIZATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Description of Business

   Feist Long Distance Service, Inc. (the Company) is headquartered in Wichita, Kansas and was founded in 1992 to provide long distance and 800 services to business and residential customers in Kansas, Nebraska, Missouri, Texas and Oklahoma.

 Interim Financial Information

   The interim financial statements for the six months ended June 30, 1996 and 1997 are unaudited, and certain information and footnote disclosures, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

 Cash Equivalents

   Cash equivalents consist of short-term investments with an original maturity of three months or less.

 Property and Equipment

   Property and equipment are stated at cost. Depreciation is calculated using the double declining method over the estimated useful lives of the assets which range from 3 to 7 years.

 Income Taxes

   The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Accordingly, no provision for federal income taxes has been provided for by the Company, as the shareholders of the Company have included the income on their personal income tax returns.

 Fair Value of Financial Instruments

   Fair value estimates are made at discrete points in time based on relevant market information. These estimates may be subjective in nature and involve uncertainties and matters of significant judgment, and therefore cannot be determined with precision.

   The Company believes that the carrying amounts of its current assets and current liabilities approximate the fair value of such items due to their short-term nature.

 Revenue Recognition

   Revenues are recognized as long-distance services are provided.

 Net Income Per Share

   Net income per share is based on the weighted average number of shares of common stock outstanding during the respective periods. The weighted average shares outstanding were 10,000 for the year ended December 31, 1996 and for the six months ended June 30, 1996 and 1997 (unaudited).

 Use of Estimates

   The preparation of the financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

                      FEIST LONG DISTANCE SERVICE, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

 (2) PROPERTY AND EQUIPMENT

   Property and equipment consists of the following:

                                DECEMBER 31,     JUNE 30,      ESTIMATED
                                    1996           1997       USEFUL LIFE
                               -------------- ------------  --------------
Machinery and equipment.......   $1,394,466     $1,477,262     3 to 5 years
Office equipment..............       55,368         62,446          7 years
Vehicles......................       31,900         50,592          5 years
                               -------------- ------------
                                  1,481,734      1,590,300
Less accumulated
 depreciation.................    1,111,691      1,201,703
                               -------------- ------------
                                 $  370,043     $  388,597
                               ============== ============

(3) NOTES PAYABLE

   At December 31, 1996, the Company had notes payable totaling $809,450 outstanding to the Company's eight shareholders. The notes are payable on demand and accrue interest at 5.75%. The Company paid $46,543 in interest expense on these notes payable for the year ended December 31, 1996.

   The Company also has a $16,996 note payable to an affiliate, Feist Publications, Inc. The note is payable on demand and accrues interest at 8.83%. The Company paid $3,141 in interest expense on this note payable for the year ended December 31, 1996.

(4) RELATED PARTY TRANSACTION

   The Company leases its office space through a sublease agreement with an affiliate, Feist Publications, Inc. Rental expense for the year ended December 31, 1996 and the six months ended June 30, 1997 amounted to approximately $45,000 and $22,500, respectively, related to this lease.

(5) DEPENDENCE ON LOCAL EXCHANGE CARRIER

   The Company is dependent on local exchange carriers to provide access service for the origination and termination of its long distance traffic. Historically, these access charges have made up a significant percentage of the overall cost of providing long distance service. To the extent that the access services of the local exchange carriers are used, the Company and its customers are subject to the quality of service, equipment failures and service interruptions of the local exchange carriers.

                      FEIST LONG DISTANCE SERVICE, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

 (6) COMMITMENTS

   The Company leases office space under long-term lease agreements. Future minimum rental payments under noncancelable long-term leases are as follows:

 FISCAL
YEAR                                AMOUNT
--------------------------------- ---------
1997 ............................  $56,568
1998.............................   22,692
1999.............................    2,850
                                  ---------
                                   $82,110
                                  =========

   Total rent expense under all operating leases for the year ended December 31, 1996 and the six months ended June 30, 1997 was $73,733 and $46,168, respectively.

(7) SUBSEQUENT EVENT (UNAUDITED)

   Subsequent to December 31, 1996, the Company's shareholders entered into a stock purchase agreement to sell all of the issued and outstanding common stock of the Company for a total consideration consisting of $10,000,000 in cash and shares of common stock of the purchaser. The purchase of the Company's stock is generally contingent upon the successful completion of an intitial public offering by the purchaser.

                       INDEPENDENT ACCOUNTANT'S REPORT

The Stockholders and Board of Directors
Firstel, Inc.
Sioux Falls, South Dakota

   We have audited the accompanying balance sheets of Firstel, Inc. (an S corporation) as of December 31, 1996 and 1995, and the related statements of operations, stockholders' deficit and cash flows for the years ended December 31, 1996 and 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   Because we were not engaged to audit the statements of operations, stockholder's deficit, and cash flows for the year ended December 31, 1994, we did not extend our auditing procedures to enable us to express an opinion on results of operations and cash flows for the year ended December 31, 1994. Accordingly, we express no opinion on them.

   In our opinion, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Firstel, Inc. as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years then ended, in conformity with generally accepted accounting principles.

CHARLES BAILLY & COMPANY P.L.L.P.

Sioux Falls, South Dakota
August 6, 1997

                                 FIRSTEL, INC.
                                BALANCE SHEETS

                                                                  DECEMBER 31,
                                                           --------------------------   JUNE 30,
                                                               1995          1996         1997
                                                           ------------ ------------  ------------
                                                                                       (UNAUDITED)
                          ASSETS
CURRENT ASSETS
  Cash....................................................  $   43,761    $   54,128   $  104,413
  Collateral account--Note 2..............................      74,515        --           --
  Receivables
    Trade, net of allowance of $0, $0, and $18,000,
     respectively.........................................     569,122       640,259      896,301
    Due from independent contractors......................      13,420         2,207       --
    Other.................................................      10,361         3,047       19,740
  Unbilled services--Note 3...............................     399,610       499,679      641,010
  Inventory...............................................      --             2,187       29,758
  Prepaid expenses........................................      19,759        23,413       60,694
                                                           ------------ ------------  ------------
    Total current assets..................................   1,130,548     1,224,920    1,751,916
                                                           ------------ ------------  ------------
OTHER ASSETS
  Deposit.................................................       1,150        38,951       61,575
  Intangible assets, net of accumulated
   amortization--Note 4...................................       6,723         5,482        3,614
                                                           ------------ ------------  ------------
                                                                 7,873        44,433       65,189
                                                           ------------ ------------  ------------
PROPERTY AND EQUIPMENT
  Leasehold improvements..................................      30,632        34,182       34,182
  Office furniture and equipment..........................     186,421       263,611      313,215
  Network equipment.......................................     576,518       656,069      719,594
  Dialers.................................................     493,288       535,113      572,345
                                                           ------------ ------------  ------------
                                                             1,286,859     1,488,975    1,639,336
  Less accumulated depreciation and amortization .........    (341,629)     (585,373)    (715,783)
                                                           ------------ ------------  ------------
                                                               945,230       903,602      923,553
                                                           ------------ ------------  ------------
                                                            $2,083,651    $2,172,955   $2,740,658
                                                           ============ ============  ============
           LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES

  Checks issued but not presented for payment.............  $   36,466    $   --       $  378,825
  Current maturities of long-term debt--Note 7 ...........      81,321     1,397,834    1,110,534
  Accounts payable........................................     722,090       895,186      991,912
  Accrued expenses
    Taxes, other than income taxes........................      69,283        58,617       74,750
    Interest..............................................       8,769        --           --
    Wages.................................................      --            --           64,681
    Other.................................................      12,104         9,611        7,512
                                                           ------------ ------------  ------------
  Total current liabilities...............................     930,033     2,361,248    2,628,214
                                                           ------------ ------------  ------------
OTHER LIABILITIES
  Deferred compensation payable--Note 9...................      36,845        26,686       31,686
LONG-TERM DEBT, less current maturities--Note 7 ..........   1,766,610        18,073      110,000
                                                           ------------ ------------  ------------
    Total liabilities.....................................   2,733,488     2,406,007    2,769,900
COMMITMENTS AND CONTINGENCIES--Note 10 ...................
STOCKHOLDERS' DEFICIT
  Common stock, par value $1 per share Authorized,
   1,000,000 shares Issued, 1,000 shares..................       1,000         1,000        1,000
  Accumulated deficit.....................................    (650,837)     (234,052)     (30,242)
                                                           ------------ ------------  ------------
                                                              (649,837)     (233,052)     (29,242)
                                                           ------------ ------------  ------------
                                                            $2,083,651    $2,172,955   $2,740,658
                                                           ============ ============  ============

                      See notes to financial statements.

                                 FIRSTEL, INC.
                           STATEMENTS OF OPERATIONS

                                                                              SIX MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                   JUNE 30,
                               -------------------------------------------------------------------
                                   1994          1995          1996          1996         1997
                               ------------ ------------  ------------- ------------  ------------
                                (UNAUDITED)
REVENUES......................  $4,079,136    $7,838,345   $10,355,229    $5,043,143   $6,069,702
                               ------------ ------------  ------------- ------------  ------------
COST OF REVENUES:
  Line costs..................   2,752,568     5,001,807     6,620,483     3,135,567    3,943,738
  Direct labor................     247,092       288,459       393,983       187,186      185,243
  Cellular costs..............      --            --            --            --          132,191
  Dialer costs................     116,199       161,807       191,854       100,183      103,192
  Switch costs................      47,225        81,663       101,673        43,935       52,576
  Other.......................       2,177         6,108         5,943         3,260       13,329
                               ------------ ------------  ------------- ------------  ------------
                                 3,165,261     5,539,844     7,313,936     3,470,131    4,430,269
                               ------------ ------------  ------------- ------------  ------------
GROSS PROFIT..................     913,875     2,298,501     3,041,293     1,573,012    1,639,433
                               ------------ ------------  ------------- ------------  ------------
OPERATING EXPENSES:
  Selling.....................     635,801       926,115     1,107,800       528,881      571,298
  General and administrative .     375,896       615,923       810,637       417,806      467,531
  Sales support...............     143,525       183,649       218,525       103,807      203,132
  Cellular....................      --            --            10,049        --           61,398
                               ------------ ------------  ------------- ------------  ------------
                                 1,155,222     1,725,687     2,147,011     1,050,494    1,303,359
                               ------------ ------------  ------------- ------------  ------------
INCOME (LOSS) FROM
 OPERATIONS...................    (241,347)      572,814       894,282       522,518      336,074
OTHER INCOME (EXPENSE):
  Finance charges and
   penalties..................       9,901        36,792        34,718        23,797       19,236
  Other income................      24,713         5,561           300           300       --
  Interest expense............    (154,509)     (220,932)     (191,076)      (70,470)     (39,000)
  Loss on sale of equipment ..      --            (1,139)         (158)       --           --
                               ------------ ------------  ------------- ------------  ------------
NET INCOME (LOSS).............  $ (361,242)   $  393,096   $   738,066    $  476,145   $  316,310
                               ============ ============  ============= ============  ============
INCOME (LOSS) PER SHARE.......  $  (361.24)   $   393.10   $    738.07    $   476.15   $   316.31
                               ============ ============  ============= ============  ============

                      See notes to financial statements.

                                FIRSTEL, INC.
                     STATEMENTS OF STOCKHOLDERS' DEFICIT

                                             COMMON STOCK
                                          ------------------  ACCUMULATED    TREASURY       TOTAL
                                           SHARES    AMOUNT     DEFICIT        STOCK       EQUITY
                                          -------- --------  ------------- -----------  ------------


BALANCE, DECEMBER 31, 1993 (Unaudited) ..   1,000    $1,000    $(517,691)    $   --       $(516,691)
  Net loss...............................     --       --       (361,242)        --        (361,242)
                                          -------- --------  ------------- -----------  ------------
BALANCE, DECEMBER 31, 1994 (Unaudited) ..   1,000     1,000     (878,933)        --        (877,933)
  Distributions ($165.00 per share) .....     --       --       (165,000)        --        (165,000)
  Net income.............................     --       --        393,096         --         393,096
                                          -------- --------  ------------- -----------  ------------
BALANCE, DECEMBER 31, 1995...............   1,000     1,000     (650,837)        --        (649,837)
  Distributions ($221.28 per share) .....     --       --       (221,281)        --        (221,281)
  Net income.............................     --       --        738,066         --         738,066
  Purchase of 100 shares of treasury
   stock.................................     --       --          --         (700,000)    (700,000)
  Sale of 100 shares of treasury stock ..     --       --       (100,000)      700,000      600,000
                                          -------- --------  ------------- -----------  ------------
BALANCE, DECEMBER 31, 1996...............   1,000     1,000     (234,052)        --        (233,052)
  Distributions ($112.50 per share) .....     --       --       (112,500)        --        (112,500)
  Net income.............................     --       --        316,310         --         316,310
                                          -------- --------  ------------- -----------  ------------
BALANCE, June 30, 1997 (Unaudited) ......   1,000    $1,000    $  (30,242)   $            $ (29,242)
                                          ======== ========  ============= ===========  ============

                      See notes to financial statements.

                                 FIRSTEL, INC.
                           STATEMENTS OF CASH FLOWS

                                                                                     SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                 JUNE 30,
                                         ---------------------------------------------------------------
                                             1994          1995         1996        1996         1997
                                         ------------ ------------  ----------- -----------  -----------
                                          (UNAUDITED)                                  (UNAUDITED)
OPERATING ACTIVITIES
  Net income (loss).....................   $(361,242)   $  393,096   $ 738,066    $ 476,145   $ 316,310
  Charges and credits to net income
   (loss) not affecting cash
    Depreciation and amortization ......     124,918       205,890     247,618      121,710     132,278
    Provision for losses on accounts
     receivable.........................       --           --           --          15,000      18,000
    Write-off of shareholder's
     receivable.........................       3,966        --           --           --          --
    Loss on sale of equipment...........       --            1,139         158        --          --
  Changes in assets and liabilities
    Receivables.........................    (361,269)     (221,079)    (52,610)    (114,714)   (288,528)
    Unbilled services...................    (245,822)     (109,796)   (100,069)     (69,942)   (141,331)
    Inventory...........................       --           --          (2,187)       --        (27,571)
    Prepaid expenses....................     (18,121)       (1,638)     (3,654)     (32,957)    (37,281)
    Deposits............................      (1,000)         (150)    (37,801)        (425)    (22,624)
    Checks issued but not presented for
     payment............................     175,734      (139,268)    (36,466)     (36,466)    378,825
    Accounts payable....................     403,736       213,134     173,096      128,422      96,726
    Accrued expenses....................      22,200        19,989     (21,928)      43,477      78,715
    Deferred compensation payable ......       --           36,845     (10,159)      63,476       5,000
                                         ------------ ------------  ----------- -----------  -----------
 NET CASH FROM (USED FOR) OPERATING
  ACTIVITIES............................    (256,900)      398,162     894,064      593,726     508,519
                                         ------------ ------------  ----------- -----------  -----------
INVESTING ACTIVITIES
  Proceeds from sale of equipment ......       --              923         255        --          --
  Property and equipment purchases .....    (469,849)     (379,424)   (203,162)    (146,075)   (150,361)
  Payments to/from collateral account ..       --          (74,515)     74,515       74,515       --
  Payments for loan origination fees ...      (6,000)       (1,443)     (2,000)       --          --
                                         ------------ ------------  ----------- -----------  -----------
NET CASH USED FOR INVESTING
 ACTIVITIES.............................    (475,849)     (454,459)   (130,392)     (71,560)   (150,361)
                                         ------------ ------------  ----------- -----------  -----------
FINANCING ACTIVITIES
  Net payments on notes payable.........     539,800       (99,300)      --           --          --
  Principal payments on long-term debt,
   including capitalized leases.........     (35,137)     (171,623)   (471,626)    (228,119)   (305,373)
  Proceeds from long-term debt
   borrowings...........................       --          531,944      39,602        --        110,000
  Distribution payments.................       --         (165,000)   (221,281)    (118,121)   (112,500)
  Purchase of treasury Stock............       --           --        (700,000)    (700,000)      --
  Sale of treasury Stock................       --           --         600,000      600,000       --
                                         ------------ ------------  ----------- -----------  -----------
NET CASH FROM (USED FOR)  FINANCING
ACTIVITIES .............................     504,663        96,201    (753,305)    (446,240)   (307,873)
                                         ------------ ------------  ----------- -----------  -----------
NET INCREASE (DECREASE) IN CASH.........    (228,086)       39,724      10,367       75,926      50,285
CASH AT BEGINNING OF PERIOD.............     232,123         4,037      43,761       43,761      54,128
                                         ------------ ------------  ----------- -----------  -----------
CASH AT END OF PERIOD...................   $   4,037    $   43,761   $  54,128    $ 119,687   $ 104,413
                                         ============ ============  =========== ===========  ===========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW
INFORMATION
  Cash paid during the
   period--Interest.....................   $ 153,735    $  212,936   $ 199,845    $ 107,874   $  78,852
                                         ============ ============  =========== ===========  ===========
SUPPLEMENTAL SCHEDULE OF NONCASH
FINANCING ACTIVITIES

  Short-term debt refinanced............  $    --       $1,400,000   $   --      $    --      $   --
                                         ============ ============  =========== ===========  ===========


                      See notes to financial statements.

                                FIRSTEL, INC.
                        NOTES TO FINANCIAL STATEMENTS
         December 31, 1994, 1995 and 1996 and June 30, 1996 and 1997

1. BUSINESS ACTIVITY, SIGNIFICANT ACCOUNTING POLICIES AND USE OF ESTIMATES

 Principal Business Activity

   Firstel, Inc. (the "Company"), located in Sioux Falls, South Dakota, is a carrier of long distance and cellular telecommunications services. Their service area includes South Dakota, North Dakota, Minnesota, Iowa, Nebraska, Wyoming, Colorado, and Montana.

 Concentrations of Credit Risk

   The Company performs periodic credit evaluations of its customer's financial condition and generally does not require collateral. Receivables generally are due in 30 days. An allowance for doubtful accounts is used until year end, when management reviews the accounts receivable and writes-off those they consider to be uncollectible. Therefore, they have estimated the allowance for doubtful accounts to be zero as of December 31, 1996 and 1995.

 Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Concentrations in Operations

   The Company currently buys approximately 70% of its long distance lines from two suppliers. Although there are a limited number of suppliers, management believes that other suppliers could provide similar service on comparable terms, and that a change in suppliers would not adversely affect operating results.

 Inventories

   Inventories are valued at the lower of cost (first-in, first-out method) or market. In December 1996, the Company purchased cellular phone equipment to be sold in 1997.

 Property and Equipment

   Property and equipment is stated at cost. Depreciation and amortization are computed using the straight-line method over the following estimated useful lives:

Leasehold improvements .....      5-10 years
Furniture and equipment ....       5-7 years
Dialers.....................         5 years
Network equipment...........       5-7 years
Capitalized leases..........       5-7 years

 Intangible Assets

   Organizational costs, stated at cost less accumulated amortization, are amortized on the straight-line method over a 60 month period. Loan origination fees, stated at cost less accumulated amortization, are amortized on the straight-line method over the term of the loan.

                                FIRSTEL, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

  Income Taxes

   The Company elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay income taxes on its taxable income and is not allowed a net operating loss carryover or carryback as a deduction. Accordingly, no income taxes have been provided in the financial statements because the shareholders will include the Company's income or loss on their individual income tax returns, subject to at-risk basis limitations.

 Treasury Stock

   Treasury stock is accounted for using the weighted average method.

 Interim Financial Information

   The unaudited financial statements for the six months ended June 30, 1997 and 1996 are presented for comparative purposes only and have been prepared on a basis substantially consistent with that of the audited financial statements included herein. In the opinion of management, such unaudited financial statements include all adjustments, which are of a normal and recurring nature, considered necessary for a fair presentation.

 Net Income Per Common Share

   Net income per common share is computed by dividing net income by the weighted average number of common and dilutive common shares outstanding during the periods in accordance with the applicable rules of the Securities and Exchange Commission. As of December 31, 1994, 1995 and 1996, and June 30, 1996 and 1997, there were no common stock equivalents. The weighted average number of shares outstanding was 1,000 for each period.

2. COLLATERAL ACCOUNT

   Pursuant to a line of credit agreement with a bank, signed January 4, 1995, the Company directed all receipts to a lockbox established by the bank. The funds were subsequently deposited into a collateral account and held for two days. At that time, they became available for use and were transferred to the regular business account. In 1996, the Company entered into a lockbox agreement with a different bank. All receipts are directed to a lockbox established by the bank and are directly deposited to the Company's checking account daily.

3. UNBILLED SERVICES

   The Company bills in four cycles per month. At the end of each month any new charges which have not been included in the billing cycles are shown as unbilled services.

                                FIRSTEL, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

4. INTANGIBLE ASSETS

                                      DECEMBER 31,
                                 ----------------------   JUNE 30,
                                    1995        1996        1997
                                 ---------- ----------  -----------
                                                        (UNAUDITED)
Organizational costs............  $ 10,206    $ 10,206    $ 10,206
Loan origination fees...........     7,443       9,443       9,443
                                 ---------- ----------  -----------
                                    17,649      19,649      19,649
  Less accumulated
    amortization................   (10,926)    (14,167)    (16,035)
                                 ---------- ----------  -----------
                                  $  6,723    $  5,482    $  3,614
                                 ========== ==========  ===========

   Amortization expense charged to operations was $1,441, $8,885 and $3,241, respectively for the years ended December 31, 1994 (unaudited), 1995 and 1996 and $1,321 and 1,868 for the six months ended June 30, 1996 (unaudited), and 1997 (unaudited).

5. CAPITALIZATION

   Upon initial capitalization, the company issued 1,000 shares of its common stock to the original five stockholders. The stock was recorded at par value at the date of issuance. In February of 1996, 100 shares were purchased as treasury shares, and subsequently reissued to a new stockholder. As described in Note 12, the stockholders will surrender all outstanding shares of the company stock, concurrent with the effective date of the merger and such shares will be canceled.

6. LEASES

   The Company leases office space, equipment and telephone lines under long-term lease agreements. The leases for office space, telephone lines and equipment are operating leases which expire in various years through 1998. Generally, the Company is required to pay executory costs such as maintenance and insurance. Rental payments include minimum rentals plus contingent rentals based on usage.

   Rental expense for operating leases for the years ended December 31, 1994 (unaudited), 1995 and 1996, and for the six month periods ended June 30, 1996 (unaudited), and 1997 (unaudited) was $2,778,586, $5,051,893, $6,797,857,
$3,273,503 and $3,982,459, respectively, composed of $133,224, $139,003,
$230,784, $42,433 and $223,899 respectively, in minimum rents and $2,645,362,
$4,912,890, $6,567,073, $3,231,070 and $3,758,560, respectively of contingent rent expense.

   Capitalized leased assets consist of:

                                      DECEMBER 31,
                                 -----------------------   JUNE 30,
                                    1995        1996         1997
                                 ---------- -----------  -----------
                                                         (UNAUDITED)
Office furniture and equipment .  $ 38,791    $  85,693   $  85,693
Harris switches.................   296,536      296,536     296,536
                                 ---------- -----------  -----------
                                   335,327      382,229     382,229
  Less accumulated
    amortization................   (74,857)    (129,796)   (158,435)
                                 ---------- -----------  -----------
                                  $260,470    $ 252,433   $ 223,794
                                 ========== ===========  ===========

                                FIRSTEL, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    Minimum lease payments for capital and operating leases in future years are as follows:

                                                               CAPITAL    OPERATING
                                                                LEASES     LEASES
                                                              --------- -----------
Six months ending December 31, 1997..........................  $61,350    $224,819
Year ending December 31, 1998................................   15,666     433,235
Remaining years..............................................     --         --
                                                              --------- -----------
Total minimum lease payments.................................   77,016    $658,054
                                                                        ===========
Less interest................................................   (6,482)
                                                              ---------
Present value of minimum lease payments as of June 30, 1997
 --Note 7....................................................  $70,534
                                                              =========

7. LONG-TERM DEBT

                                                               DECEMBER 31,
                                                        ---------------------------    JUNE 30,
                                                            1995          1996           1997
                                                        ------------ --------------  -----------
                                                                                     (UNAUDITED)
Capitalized lease obligations, at varying rates of
 imputed interest from 10.42% to 18.60%, due in
 monthly installments of $10,225, including interest,
 through June 1998, secured by leased assets--Note 6 ..  $  177,142    $   115,907   $    70,534
$800,000 revolving line of credit payable to bank, due
 July 1, 1998, variable rate, 9.5% at June 30,1997 and
 December 31, 1996 and 12.05% at December 31, 1995,
 secured by substantially all assets of the Company,
 personal guarantees of four Company officers, and
 Company owned life insurance on an officer of the
 Company, subject to various financial covenants ......     370,789             --       110,000
Unsecured notes payable to shareholders, at 12%, due
 December 31, 1997, subordinated to revolving line ....   1,300,000      1,300,000     1,040,000
                                                        ------------ -------------  -------------
                                                          1,847,931      1,415,907     1,220,534
                                                        ------------ -------------  -------------
Less current maturities................................     (81,321)    (1,397,834)   (1,110,534)
                                                        ------------ -------------  -------------
                                                         $1,766,610    $    18,073   $   110,000
                                                        ============ =============  =============

   Long-term debt maturities are as follows:

                                        AMOUNT
                                     ------------
Six months ending December 31,
 1997...............................  $1,092,461
Year ending December 31, 1998 ......     128,073
Thereafter..........................      --
                                     ------------
                                      $1,220,534
                                     ============

8. RELATED PARTY TRANSACTIONS

   One of the Company's major shareholders is also a partner in an accounting firm. For the years ending December 31, 1994, 1995 and 1996 and for six months ending June 30, 1996 and 1997, accounting fees paid to the related company were $48,593, $27,579, $41,774, $23,320 and $22,711, respectively.

                                FIRSTEL, INC.
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

9. DEFERRED COMPENSATION PLAN

   In 1995, the Company established deferred compensation plans for the benefit of the shareholders who are also key employees of the Company. The benefit payable was accrued based on various criteria for each person. The amount expensed for the years ended December 31, 1995 and 1996 and for the six months ended June 30, 1996 (unaudited) and 1997 (unaudited), for such future obligation were $36,845, $125,541, $70,470 and $39,000.

10. COMMITMENTS AND CONTINGENCIES

   In 1996, Firstel, Inc. signed a long term carrier agreement with MCI Corp. Included in the agreement is a commitment that Firstel's monthly usage shall equal or exceed $225,000. If usage is less Firstel will pay the actual usage plus an underutilization charge of 15% of the difference between actual usage and $225,000.

   Also, in 1996 Firstel, Inc. purchased the stock of a certain shareholder for $700,000. Under the terms of the purchase agreement, Firstel, Inc. has agreed to pay an additional $200,000 contingent on the occurrence of either of the following events:

     1. If, prior to February 6, 1999, a sale or transfer of stock owned or controlled by four of the original shareholders or by Firstel, Inc., or a sale of the assets of Firstel, Inc. is consummated at a value in excess of $6,000,000.

     2. If, as of February 6, 1999, 50% of the stock issued remains directly or indirectly owned or controlled by the four remaining original shareholders.

11. RETIREMENT PLAN

   In 1996, the Company adopted a qualified 401(k) employee savings and profit sharing plan which covers all employees who meet eligibility requirements. Eligible employees may contribute directly to the plan. The Company matches twenty-five percent (25%) of the employee contribution, not to exceed one percent of the employee's eligible wages. The Company has the option to make discretionary contributions to the plan. The Company's contribution expenses for the year ended December 31, 1996 and the six months ended June 30, 1997 (unaudited) were $7,157 and $5,983 respectively.

12. SUBSEQUENT EVENTS

   As of October 6, 1997, the Company's stockholders entered into a stock purchase agreement. The notes payable to stockholders will be acquired by the purchaser in the acquisition. The issued and outstanding capital stock of the Company and such notes will be sold for the consideration of $5,000,000 in cash, $2,000,000 in 10% convertible subordinated notes, common stock of the purchaser and 50,000 warrants to purchase common stock of the purchaser. The transaction is generally contingent upon the successful completion of an initial public offering of the purchaser.

   As of September 3, 1997, the Company has purchased two telecommunications companies located in Sioux Falls, South Dakota. The combined purchase price of the two companies is approximately $1,210,000 payable with notes from the Company maturing December 15, 1997 and later amended to mature January 31, 1998. Payment of the notes will be with stock issued by the potential purchaser of the Company, upon the successful completion of an initial public offering. If the potential purchase of the Company does not take place by January 31, 1998, the notes will be paid with cash.

                         INDEPENDENT AUDITORS' REPORT

To the Board of Directors and
Stockholder of KIN Network, Inc.:

   We have audited the balance sheets of KIN Network, Inc. as of December 31, 1994 and 1995, and the related statements of operations, stockholder's equity (deficit), and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits. The accompanying financial statements of KIN Network, Inc. as of and for the year ended December 31, 1996 and as of and for the six month periods ended June 30, 1996 and 1997 were not audited by us and, accordingly, we have not expressed an opinion on those statements.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the 1994 and 1995 financial statements referred to above present fairly, in all material respects, the financial position of KIN Network, Inc. as of December 31, 1994 and 1995, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

KENNEDY AND COE, LLC
Salina, Kansas
February 23, 1996

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
KIN Network, Inc.
Salina, Kansas

   We have audited the balance sheet of KIN Network, Inc. as of December 31, 1996, and the related statements of operations, stockholder's equity, and cash flows for the year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit. The financial statements of KIN Network, Inc. as of December 31, 1995, and 1994, were audited by other auditors whose reports dated February 23, 1996, and March 1, 1995, respectively, expressed unqualified opinions on those statements.

   We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

   In our opinion, the 1996 financial statements referred to above present fairly, in all material respects, the financial position of KIN Network, Inc. as of December 31, 1996, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles.

   Out audit was conducted for the purpose of forming an opinion on the 1996 basic financial statements taken as a whole. The financial information for June 30, 1997 and 1996 and for the periods then ended (marked "unaudited" and accompanying the basic financial statements) is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has not been subjected to the auditing procedures applied in the audit of the 1996 basic financial statements, and accordingly, we express no opinion on it.

                                               SARTAIN FISCHBEIN & CO.
February 25, 1997

                               KIN NETWORK, INC.
                                SALINA, KANSAS
                                BALANCE SHEETS

                                                         DECEMBER 31,                     JUNE 30,
                                                 ----------------------------- ------------------------------
                                                      1995           1996           1996            1997
                                                 ------------- --------------  -------------- --------------
                                                                                        (UNAUDITED)
                     ASSETS
Current Assets
  Cash and cash equivalents.....................  $ 2,286,360    $  2,688,775   $    880,382    $  1,055,969
  Receivables:
    Trade accounts..............................      432,780         324,771        299,043         555,825
    Accrued revenue.............................      283,648         533,145        473,660         664,478
    Patronage credits...........................      351,138         227,259        227,259         190,326
    Affiliated company..........................       --             --               6,562         --
    Liberty Cellular, Inc.......................       --           1,185,538        --                5,273
  Prepaid expenses..............................       47,914         144,874        123,725         234,886
  RTFC capital certificates.....................      452,373         251,609        122,785         133,454
                                                 ------------- --------------  -------------- --------------
Total Current Assets............................    3,854,213       5,355,971      2,133,416       2,840,211
                                                 ------------- --------------  -------------- --------------
Property, Plant and Equipment, net..............   21,408,898      21,821,077     21,001,751      22,133,221
                                                 ------------- --------------  -------------- --------------
Other Assets
  RTFC capital certificates.....................    3,265,963       3,014,351      3,143,176       2,880,897
  Deferred income taxes.........................    6,206,648       3,108,267      6,558,639       3,304,745
  Debt issue costs, net.........................       68,790          62,290         65,540          59,040
  Patronage credits receivable..................      398,266         604,921        457,722         540,510
  Prepayments on fiber leases...................      227,445         197,778        212,611         182,945
  Organization and other intangible costs, net
   of accumulated amortization of $826,801 in
   1995, $836,278 in 1996, and $841,407 in
   1997.........................................       22,265          10,444         15,574           5,315
  Other assets..................................        1,300           1,300          1,300         --
                                                 ------------- --------------  -------------- --------------
Total Other Assets..............................   10,190,677       6,999,351     10,454,562       6,973,452
                                                 ------------- --------------  -------------- --------------
Totals..........................................  $35,453,788    $ 34,176,399   $ 33,589,729    $ 31,946,884
                                                 ============= ==============  ============== ==============
      LIABILITIES AND STOCKHOLDER'S EQUITY
Current Liabilities
  Current maturities of long-term debt .........  $ 2,518,559    $  2,892,009   $  2,622,781    $  2,836,429
  Accounts payable:
    Trade.......................................      198,246         632,519         85,632         160,133
    Liberty Cellular, Inc.......................        2,649         --              12,587         --
    Affiliate...................................       15,184          66,408        --               47,392
  Accrued expenses..............................      536,553         515,932        575,060         588,739
                                                 ------------- --------------  -------------- --------------
Total Current Liabilities.......................    3,271,191       4,106,868      3,296,060       3,632,693
Long-Term Debt, less current
 maturities.....................................   31,655,696      28,763,687     30,323,625      27,320,436

Total Liabilities...............................   34,926,887      32,870,555     33,619,685      30,953,129
                                                 ------------- --------------  -------------- --------------
Stockholder's Equity
  Common stock, no par value; authorized
   10,000,000 shares; issued and outstanding
   300,000 shares...............................    3,000,000       3,000,000      3,000,000       3,000,000
  Additional paid in capital....................    7,500,000       9,071,316      7,500,000       9,071,316
  Retained earnings.............................   (9,973,099)    (10,765,472)   (10,529,956)    (11,077,561)
                                                 ------------- --------------  -------------- --------------
Total Stockholder's Equity......................      526,901       1,305,844        (29,956)        993,755
                                                 ------------- --------------  -------------- --------------
Totals..........................................  $35,453,788    $ 34,176,399   $ 33,589,729    $ 31,946,884
                                                 ============= ==============  ============== ==============

  The accompanying notes are an integral part of these financial statements.

                               KIN NETWORK, INC.
                                SALINA, KANSAS
                           STATEMENTS OF OPERATIONS

                                          YEAR ENDED DECEMBER 31,            SIX MONTHS ENDED JUNE 30,
                               -----------------------------------------------------------------------
                                    1994            1995           1996          1996         1997
                               -------------- --------------  ------------- ------------  ------------
                                                                                    (UNAUDITED)
Revenues......................   $ 3,550,242    $ 6,496,741    $ 8,552,564    $3,816,197   $5,609,588
Cost of Services..............     2,450,281      3,094,454      2,863,857     1,277,259    1,955,102
                               -------------- --------------  ------------- ------------  ------------
Gross Profit..................     1,099,961      3,402,287      5,688,707     2,538,938    3,654,486
                               -------------- --------------  ------------- ------------  ------------
Expenses
  Operating and
   administrative.............     2,533,095      2,929,555      3,416,589     1,700,251    2,271,246
  Depreciation and
   amortization...............     1,700,096      1,825,297      1,906,094       878,533    1,058,282
                               -------------- --------------  ------------- ------------  ------------
Total Expenses................     4,233,191      4,754,852      5,322,683     2,578,784    3,329,528
                               -------------- --------------  ------------- ------------  ------------
Income (Loss) from
 Operations...................    (3,133,230)    (1,352,565)       366,024       (39,846)     324,958
Other Income (Expense)
  Interest and other income ..        26,532         41,683         80,678        60,026       61,637
  Interest, net of patronage
   credits....................    (1,616,071)    (2,047,215)    (1,826,148)     (929,028)    (895,162)
                               -------------- --------------  ------------- ------------  ------------
Net Loss Before Income Taxes .    (4,722,769)    (3,358,097)    (1,379,446)     (908,848)    (508,567)
Deferred Income Tax Benefit ..     1,839,803      1,303,549        587,073       351,991      196,478
                               -------------- --------------  ------------- ------------  ------------
Net Loss......................   $(2,882,966)   $(2,054,548)   $  (792,373)   $ (556,857)  $ (312,089)
                               ============== ==============  ============= ============  ============

  The accompanying notes are an integral part of these financial statements.

                               KIN NETWORK, INC.
                                SALINA, KANSAS
                      STATEMENTS OF STOCKHOLDER'S EQUITY

                                           ADDITIONAL                        TOTAL
                               COMMON       PAID-IN        RETAINED      STOCKHOLDER'S
                                STOCK       CAPITAL        EARNINGS         EQUITY
                            ------------ ------------  --------------- ---------------
                                           $
Balance, January 1, 1994 ..  $3,000,000        --        $ (5,035,585)    $(2,035,585)
  Capital Contributions ...      --         1,500,000         --            1,500,000
  Net Loss--1994...........      --            --          (2,882,966)     (2,882,966)
                            ------------ ------------  --------------- ---------------
Balance, December 31,
 1994......................   3,000,000     1,500,000      (7,918,551)     (3,418,551)
  Capital Contributions ...      --         6,000,000         --            6,000,000
  Net Loss--1995...........      --            --          (2,054,548)     (2,054,548)
                            ------------ ------------  --------------- ---------------
Balance, December 31,
 1995......................   3,000,000     7,500,000      (9,973,099)        526,901
  Capital Contributions ...      --         1,571,316         --            1,571,316
  Net Loss--1996...........      --            --            (792,373)       (792,373)
                            ------------ ------------  --------------- ---------------
Balance, December 31,
 1996......................   3,000,000     9,071,316     (10,765,472)      1,305,844
  Capital Contributions ...      --            --             --               --
  Net Loss--June 30, 1997 .      --            --            (312,089)       (312,089)
                            ------------ ------------  --------------- ---------------
Balance, June 30, 1997 ....  $3,000,000    $9,071,316    $(11,077,561)    $   993,755
                            ============ ============  =============== ===============

  The accompanying notes are an integral part of these financial statements.

                               KIN NETWORK, INC.
                                SALINA, KANSAS
                           STATEMENTS OF CASH FLOWS

                                                     YEAR ENDED DECEMBER 31,             SIX MONTHS ENDED JUNE 30,
                                          -------------------------------------------------------------------------
                                               1994            1995           1996          1996           1997
                                          -------------- --------------  ------------- -------------  -------------
                                                                                                (UNAUDITED)
Cash Flows from Operating Activities
 Net loss................................   $(2,882,966)   $(2,054,548)   $  (792,373)   $  (556,857)  $  (312,089)
  Adjustments to reconcile net loss to
   net cash provided by (used in)
   operating activities
  Deferred income taxes..................    (1,839,803)    (1,303,549)      (587,073)      (351,991)     (196,478)
  Depreciation and amortization..........     1,700,096      1,825,297      1,906,094        878,533     1,058,282
  Gain on sale of assets.................        --             (2,984)       (13,883)        --            --
  (Increase) decrease in:
    Receivables..........................      (348,783)      (140,406)      (224,348)       (61,746)     (436,414)
    Prepaid expenses.....................        28,202          1,344        (96,960)       (75,811)      (90,012)
    Other assets.........................       198,041         29,666         29,667         78,165       213,998
  Increase (decrease) in:
    Accounts payable.....................      (636,864)        87,384        273,173       (117,860)     (655,692)
    Accrued expenses.....................      (300,041)      (302,349)       (20,621)        38,507        72,807
                                          -------------- --------------  ------------- -------------  -------------
Net Cash Provided By (Used In) Operating
 Activities..............................    (4,082,118)    (1,860,145)       473,676       (169,060)     (345,598)
                                          -------------- --------------  ------------- -------------  -------------
Cash Flows from Investing Activities
  Repayment of advance...................     1,000,000         --             --             --            --
  Additions--property, plant & equip ....    (1,203,916)      (749,668)    (1,545,534)      (461,445)   (1,362,047)
  Proceeds from sale of plant............        --             24,592         40,456         --            --
                                          -------------- --------------  ------------- -------------  -------------
Net Cash Provided By (Used In)
  Investing Activities...................      (203,916)      (725,076)    (1,505,078)      (461,445)   (1,362,047)
                                          -------------- --------------  ------------- -------------  -------------
Cash Flows from Financing Activities
  Proceeds from borrowings...............     5,634,998         --             --             --            --
  Return of RTFC capital certificates ...        --             --            452,376        452,376       251,609
  Principal payments on debt.............    (1,821,913)    (2,329,374)    (2,516,089)    (1,227,849)   (1,334,541)
  Payments on capital leases.............      (217,642)        (2,470)        (2,470)        --            --
  Payment by Liberty Cellular, Inc:
    Income tax benefit...................        --             --          2,500,000         --         1,157,771
    Capital contributions................     1,500,000      6,000,000      1,000,000         --            --
                                          -------------- --------------  ------------- -------------  -------------
Net Cash Provided By (Used In)
  Financing Activities...................     5,095,443      3,668,156      1,433,817       (775,473)       74,839
                                          -------------- --------------  ------------- -------------  -------------
Net Increase (Decrease) in Cash and Cash
 Equivalents.............................       809,409      1,082,935        402,415     (1,405,978)   (1,632,806)
Cash and Cash Equivalents:
  Beginning of Period....................       394,016      1,203,425      2,286,360      2,286,360     2,688,775
                                          -------------- --------------  ------------- -------------  -------------
  End of Period..........................   $ 1,203,425    $ 2,286,360    $ 2,688,775    $   880,382   $ 1,055,969
                                          ============== ==============  ============= =============  =============

  The accompanying notes are an integral part of these financial statements.

                               KIN NETWORK, INC.
                                SALINA, KANSAS
                           STATEMENTS OF CASH FLOWS

                                                                                   SIX MONTHS ENDED
                                                 YEAR ENDED DECEMBER 31,                JUNE 30,
                                         ---------------------------------------------------------------
                                             1994          1995         1996          1996        1997
                                         ------------ ------------  ------------ ------------  ---------
                                                                                        (UNAUDITED)
SUPPLEMENTAL SCHEDULE OF NONCASH
 INVESTING & FINANCING ACTIVITIES
Property contributed as capital by
 Liberty Cellular, Inc..................  $   --        $   --       $  571,316    $   --       $  --
Property acquired through increases
 in accounts payable--trade.............  $  148,393    $   25,577   $  209,675    $   53,054   $ 22,672
RTFC capital certificates received in
 lieu of cash with borrowings...........  $  626,114    $   --       $   --        $   --       $  --
OTHER DISCLOSURES
Interest paid, net of patronage
 refunds................................  $1,791,252    $2,290,421   $1,923,165    $1,051,143   $946,309

  The accompanying notes are an integral part of these financial statements.

                              KIN NETWORK, INC.
                                SALINA, KANSAS
                        NOTES TO FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1994, 1995, 1996
                      AND SIX MONTHS ENDED JUNE 30, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   NATURE OF BUSINESS: KIN Network, Inc. ("the Company") is a wholly-owned subsidiary of Liberty Cellular, Inc. ("Liberty").

   The Company is constructing and operating a statewide fiber optic network in Kansas to provide private circuit transport, network toll terminations, equal access transport and switching, and other services to businesses and independent telephone companies in Kansas.

   ALLOWANCE FOR BAD DEBTS: The Company recognizes bad debts under the allowance method. As of December 31, 1995, 1996, and June 30, 1997, the Company believes that the dollar amount of receivables subject to the risk of uncollectibility is minimal and has set its allowance for doubtful accounts at zero.

   PROPERTY, PLANT AND EQUIPMENT: Depreciation is provided using the straight-line method over the estimated useful lives of the related assets. Repairs and maintenance are expensed as incurred, whereas major improvements are capitalized.

   Depreciation expense on property, plant and equipment charged to operations was $1,524,492 in 1994, $1,648,377 in 1995, $1,887,774 in 1996,
and $1,049,902 for the six months ended June 30, 1997.

   DEBT ISSUE COSTS: Debt issue costs, which were incurred in 1991, are being amortized using the straight-line method over the term of the related debt, which approximates fifteen years. Annual amortization expense charged to operations was $6,500 in 1994, 1995, and 1996. Expense charged for the period ended June 30, 1997, was $3,250.

   INCOME TAXES: The Company and Liberty file consolidated tax returns. Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes. Deferred tax liabilities are recognized for differences between the basis of assets and liabilities for financial statement and income tax purposes. The differences relate primarily to depreciable and amortizable assets (use of different depreciation and amortization methods and lives for financial statement and income tax purposes). In addition, deferred tax assets result from the anticipated benefits attributable to the utilization of the Company's net operating losses as an offset to Liberty's taxable income on a consolidated basis. The net deferred tax benefits represent the tax impact of the future resolution of the above described differences.

   ORGANIZATION COSTS AND OTHER INTANGIBLES: The costs of organizing the Company have been capitalized and are being amortized over a five-year period. Annual amortization expense charged to operations was $169,105 in 1994, $170,420 in 1995, $11,821 in 1996, and $5,129 for the period ended June
30, 1997.

   USE OF ESTIMATES: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that could affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported amounts of revenues and expenses. Actual results could differ from those estimates.

   CASH EQUIVALENTS: For purposes of the balance sheets and statements of cash flows, cash equivalents include all highly liquid debt instruments with original maturities of three months or less.

                              KIN NETWORK, INC.
                                SALINA, KANSAS
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

2. LONG-TERM DEBT

   Long-term debt consists of the following:

                                                                    DECEMBER 31,
                                                            ----------------------------    JUNE 30,
                                                                 1995          1996           1997
                                                            ------------- -------------  -------------
Borrowings under a $37,183,333 note with Rural Telephone
 Finance Cooperative ("RTFC"). The note bears a variable
 rate of interest  (6.65% as of June 30, 1997) and
 borrowings under the note are due in equal quarterly
 installments of principal and interest of approximately
 $1,130,000 beginning November 1993, with the final
 payment due August 2006. The note is collateralized by
 network telephone plant and revenues......................  $32,659,604    $30,143,515   $28,808,974

Capital lease obligations (described in Note 3) with
 certain stockholders (or their affiliates) of Liberty.
 The obligations are due in variable annual principal
 installments, plus interest, with the final installments
 due in the year 2006. The obligations are collateralized
 by portions of the fiber optic network ...................  $ 1,514,651    $ 1,512,181   $ 1,347,891
                                                            ------------- -------------  -------------
                                                              34,174,255     31,655,696    30,156,865
Less current maturities....................................    2,518,559      2,892,009     2,836,429
                                                            ------------- -------------  -------------
                                                             $31,655,696    $28,763,687   $27,320,436
                                                            ============= =============  =============

   The note payable to the RTFC contains various covenants pertaining to the maintenance of net worth, payment of dividends, and debt service coverage. At December 31, 1996, the Company was in compliance with such covenants.

   Estimated maturities on the borrowings with RTFC over the next 5 1/2 years beginning July 1, 1997 are as follows:

1997.............................  $1,393,177
1998.............................   2,949,248
1999.............................   3,188,013
2000.............................   3,446,034
2001.............................   3,724,932
2002.............................   4,026,402

                              KIN NETWORK, INC.
                                SALINA, KANSAS
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    Future minimum payments for property under capital leases at June 30, 1997, are as follows:

                   YEAR ENDING DECEMBER 31,
-------------------------------------------------------------
  1997 .......................................................  $     0.00
  1998 .......................................................     345,872
  1999 .......................................................     328,990
  2000 .......................................................     312,110
  2001 .......................................................     295,228
  2002 .......................................................     263,748
  After 2002 .................................................     867,387
                                                               ------------
  Total minimum lease payments ...............................   2,413,335
  Less amount representing interest,administration, and
  overhead ...................................................   1,065,444
                                                               ------------
  Present value of minimum lease payments, excluding
  interest,  administration and overhead .....................  $1,347,891
  Less current maturities ....................................     147,393
                                                               ------------
                                                                $1,200,498
                                                               ============

   RTFC distributes patronage credits to the Company on an annual basis based upon annually determined percentages of interest paid by the Company to RTFC. The amount of patronage credits was $254,879 in 1994, $325,515 in 1995, $305,346 in 1996, and $107,653 in 1997.

   As a condition to the loan agreement, the Company must purchase non-interest bearing subordinated capital certificates from RTFC in an amount equal to 10% of each advance under the note. Through December 31, 1995, the Company had purchased $3,718,336 of RTFC subordinated capital certificates. Beginning in 1996, as principal payments are made on the underlying debt, returns of certificate principal amounts are made proportionately in order to maintain a certificate principal balance equal to 10% of the outstanding loan balances. RTFC has returned certificates to the Company totaling $452,376 and $251,609 in 1996 and through June 30, 1997, respectively, leaving certificate balances totaling $3,014,351 at June 30, 1997.

3. INTEREST EXPENSE

   The Company follows the policy of capitalizing interest as a component of property and equipment constructed for its own use. Total interest incurred (net of patronage credits) was $1,616,071 in 1994, $2,047,215 in 1995,
$1,826,148 in 1996, and $895,161 in 1997. No significant interest was capitalized in 1994, 1995, or 1996.

4. LEASING ARRANGEMENTS

   CAPITAL LEASES: The Company leases fiber optic cable from certain Liberty stockholders (or their affiliates) under capital leases expiring in the year 2006. The assets and obligations under capital leases are recorded at the lower of the present value of the minimum lease payments or the fair value of the asset. The assets are depreciated over their estimated productive lives. Depreciation of assets under capital leases is included in depreciation expense and amounted to $100,598 in 1994, 1995, and 1996, and $50,299 for the period ended June 30, 1997. Interest expense associated with the obligations under these leases amounted to $207,706 in 1994, $132,924 in 1995, $132,666 in 1996, and $139,372 at June 30, 1997. Fiber optic cable under capital leases was $2,091,378, $1,990,780, $1,890,182 and $1,839,883 at December 31,
1994, 1995, 1996 and June 30, 1997, respectively, net of accumulated depreciation of $322,965 at December 31, 1994, $423,563 at December 31, 1995, $524,161 at December 31, 1996, and $574,460 for the period ended June 30, 1997.

                              KIN NETWORK, INC.
                                SALINA, KANSAS
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

   Effective December 31, 1994, the Company re-negotiated the terms of the capital lease obligations for nine of the ten obligations. The re-negotiated leases call for the deferral of the principal portion of the lease for a two year period ending December 31, 1996. At that time the remaining principal balances on the re-negotiated leases will be repaid evenly over a nine or ten-year period. The interest rate, which was previously set at 12%, was re-negotiated for 1995 and 1996 to 8.5% for a majority of the leases and 10% on the balance of the leases. In 1997, the interest rates on those leases were re-negotiated at rates ranging from 8.5% to 12% for the remainder of the lease term.

5. OPERATING LEASES

   The Company leases various facilities, circuits and equipment under operating leases expiring in various years through the year 2004. Minimum future rental commitments under these operating leases as of June 30, 1997, for each of the next 5 1/2 years and in the aggregate are:

            YEAR ENDED
           DECEMBER 31,             AMOUNT
--------------------------------- ---------
  1997...........................  $ 40,808
  1998...........................    26,763
  1999...........................    22,482
  2000...........................    20,510
  2001...........................    17,510
  2002...........................    24,514
  After 2002.....................    95,886
                                  ---------
                                   $248,473
                                  =========

   The Company also leases circuits on a month-to-month basis from various interconnect companies.

   Total rental expense under operating leases, including leased circuits was $1,257,260 in 1994, $1,146,694 in 1995, $1,653,971 in 1996, and $897,364 at
June 30, 1997.

   The Company leases space from Liberty under a year-to-year operating lease. Total rent expense paid to Liberty was $43,000 in 1996 and $21,500 for the period ended June 30, 1997.

6. RELATED PARTY TRANSACTIONS

   The Company is operated under a management agreement by KINI L.C., which is related to Liberty through common ownership. Operating and administrative expenses incurred by the Company through KINI L.C. amounted to $1,682,730, including $127,401 which was capitalized in 1994, $1,924,084, including $47,684 which was capitalized, in 1995, and $2,377,223, including $15,329 which was capitalized, in 1996. Beginning January 1, 1997, the management fee paid to KINI L.C. was increased from 12.5% to 15% under a new operating agreement. Expenses incurred in 1997 amount to $1,631,249, including $3,770 which was capitalized.

   Network revenue includes revenue resulting from services performed for Liberty which amounted to approximately $482,000 (14% of total network revenue) in 1994, approximately $1,625,000 (25% of total network revenue) in 1995, approximately $2,810,000 (33% of total network revenue) in 1996, and approximately $1,580,000 (28% of total network revenue) in 1997. At June 30, 1997, trade accounts receivable and accrued revenue includes approximately $248,000 due from Liberty.

   As part of the capital leases for fiber optic cable with certain stockholders (or their affiliates), the Company is required to pay fees for maintenance. Additional fiber optic maintenance costs were also paid to certain stockholders (or their affiliates). Maintenance costs under these arrangements were approximately $45,000 in 1994, 1995, 1996 and approximately $22,500 at June 30, 1997.

                              KIN NETWORK, INC.
                                SALINA, KANSAS
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

7. CONTINGENCIES

   During the course of constructing the statewide fiber-optic network, it has been necessary for the Company to obtain rights-of-way from property owners. Outside counsel has advised the Company that the form of a number of these rights-of-way are defective from a marketable title point of view. Outside counsel have advised management that at this point they cannot offer an opinion as to any asset impairment or other outcome resulting from this situation. In 1992, the Company obtained an indemnification commitment from the consultants hired by the Company to obtain the rights-of-way, in the amount of $250,000, which expires over 15 years.

8. INCOME TAXES

   Deferred income taxes arise principally due to net operating losses net of temporary differences in the depreciation of property, plant and equipment.

   The Company has net operating losses totaling approximately $15,900,000 expiring in various years through the year 2011, which management believes will be utilized in the consolidated tax return to offset future taxable income from the operations of the Company and Liberty.

   A reconciliation of the deferred income tax benefit at the federal statutory rate to the deferred income tax benefit at the effective tax rate is as follows:

                                                                                   SIX
                                                YEAR ENDED DECEMBER 31,           MONTHS
                                         --------------------------------------   ENDED
                                                                                 JUNE 30,
                                             1994          1995        1996        1997
                                         ------------ ------------  ---------- ----------
Deferred income tax benefit computed at
 federal statutory rate of 34%..........  $1,605,741    $1,141,753   $469,012    $172,912
State taxes, net of federal benefit ....     228,582       162,532     66,765      24,615
Other...................................       5,480          (736)    51,296      (1,049)
                                         ------------ ------------  ---------- ----------
                                          $1,839,803    $1,303,549   $587,073    $196,478
                                         ============ ============  ========== ==========

                                                            AT DECEMBER 31,                    AT
                                               ------------------------------------------   JUNE 30,
                                                    1994          1995          1996          1997
                                               ------------- ------------  ------------- -------------
Total deferred tax assets--net operating
 losses.......................................  $ 7,119,644    $8,957,575   $ 6,190,810    $ 6,586,084
Less valuation allowance......................       --            --            --             --
                                               ------------- ------------  ------------- -------------
                                                  7,119,644     8,957,575     6,190,810      6,586,084
Total deferred tax liabilities--depreciation .   (2,216,545)    2,750,927    (3,082,543)    (3,281,339)
                                               ------------- ------------  ------------- -------------
Net deferred tax assets.......................  $ 4,903,099    $6,206,648   $ 3,108,267    $ 3,304,745
                                               ============= ============  ============= =============

   In 1996, Liberty utilized approximately $9,500,000 of the Company's net operating loss carryforward to offset Liberty's 1996 taxable income. As a result, Liberty agreed to pay the Company approximately $3,700,000 for the use of the Company's net operating loss, of which $2,500,000 was paid in 1996. Accounts receivable from Liberty as of December 31, 1996 consists of the remaining amounts due to the Company for the use of net operating losses.

9. CREDIT RISK

   The Company grants credit to customers, primarily local telephone companies and local businesses.

                              KIN NETWORK, INC.
                                SALINA, KANSAS
                 NOTES TO FINANCIAL STATEMENTS -- (CONTINUED)

    The Company has a demand deposit and a repurchase agreement account with a financial institution. The balance at the financial institution exceeded the federal insurance limitation of $100,000 at December 31, 1994, 1995, 1996 and June 30, 1997. However, the financial institution has pledged assets to secure the repurchase agreement in excess of the federal insurance limitation.

10. DEFERRED COMPENSATION PLAN

   The Company, along with Liberty Cellular, Inc. and KINI, L.C., established in 1994, a deferred compensation plan for their employees. The plan provides that the employees will receive additional compensation based upon certain key operating results of the companies. The total expense under the plan was $479,198, $1,063,895, and $1,190,761 for the years ended December 31, 1994,
1995, and 1996, respectively. Of the total liability under the plan of $2,164,646, $387,141 was paid in 1997 and the remaining balance of $1,777,505 deferred to future years. Liberty Cellular, Inc. has assumed all of the liability and expense under the plan, with the Company contingently liable as co-signer.

                                   ANNEX M
         MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
           AND RESULTS OF OPERATIONS OF CERTAIN ACQUIRED COMPANIES

GREAT WESTERN DIRECTORIES, INC.

   Great Western, headquartered in Amarillo, Texas, was founded in 1984 and publishes and distributes approximately three million yellow page books in Texas and Oklahoma annually and approximately 460,000 yellow page books in California annually, serving approximately 52,000 primarily small to mid-sized business customers. Revenues are primarily derived from the sale of advertising space in the telephone directories. In the prototype year of a directory, Great Western typically offers free advertising space in order to attract new customers and begins to charge for such space in the second year of publication.

   The following table sets forth for Great Western selected statement of operations data and such data as a percentage of revenues for the periods indicated:

                                                                   YEAR ENDED                 SIX MONTHS ENDED
                              YEAR ENDED JANUARY 31,              DECEMBER 31,                    JUNE 30,
                      --------------------------------------- ------------------- ---------------------------------------
                             1995               1996(1)             1996(1)               1996                1997
                      ------------------- ------------------- ------------------- ------------------- -------------------
                                                             (DOLLARS IN THOUSANDS)
Revenues.............  $29,407    100.0%   $36,469    100.0%   $44,324    100.0%   $25,403    100.0%    $27,366    100.0%
Cost of services ....   17,733     60.3%    19,568     53.7%    21,785     49.1%    11,234     44.2%     12,172     44.5%
Depreciation and
 amortization........      272      0.9%       228      0.6%       223      0.5%       114      0.4%        102      0.4%
                      --------- --------  --------- --------  --------- --------  --------- --------  ---------  --------
Gross profit.........   11,402     38.8%    16,673     45.7%    22,316     50.3%    14,055     55.3%     15,092     55.1%
Selling, general and
 administrative
 expenses............   10,785     36.7%    12,661     34.7%    14,648     33.0%     8,675     34.1%      9,212     33.7%
                      --------- --------  --------- --------  --------- --------  --------- --------  ---------  --------
Income from
 operations..........      617      2.1%     4,012     11.0%     7,668     17.3%     5,380     21.2%      5,880     21.5%

------------
(1) The fiscal years of Great Western Directories, Inc. ended on January 31, 1995 and 1996 and December 31, 1996. Consequently the data for Great Western for the fiscal years ended January 31, 1996 and December 31, 1996 both include the month of January 1996.

Great Western results for the six months ended June 30, 1997 compared to the six months ended June 30, 1996.

   Revenues. Revenues increased $2.0 million, or 7.7%, from $25.4 million for the six months ended June 30, 1996 to $27.4 million for the six months ended June 30, 1997. This improvement resulted primarily from a $1.2 million increase in sales of advertising space in the Tulsa, Oklahoma directory, due to increased numbers of customers. The Tulsa directory was in its second year of revenue publication after its prototype publication in fiscal 1995. In addition, there were increases of $0.2 million in sales of advertising space in directories in the established Texas markets of Amarillo and Humble, and increases of $0.1 million in sales of directories in the established markets of Lawton, Oklahoma and Temple, Arlington, Clear Lake, Pasadena and Baytown, Texas. These gains were partially offset by decreases in sales of advertising space of $0.2 million in the established California markets of Santa Cruz, Napa and Vallejo.

   Gross profit. Gross profit increased $1.0 million, or 7.4%, from $14.1 million for the six months ended June 30, 1996 to $15.1 million for the six months ended June 30, 1997. Gross margin remained relatively stable at 55.3% for the six months ended June 30, 1996 compared to 55.1% for the six months ended June 30, 1997. Although certain variable costs of services, such as commissions, increased at a more rapid rate than revenues, due primarily to temporary changes in commission payment methodology, certain other costs of services, such as printing and distribution, which fluctuate with the number of directories published, remained flat due to a competitive bidding process that resulted in the use of alternative printing facilities and delivery services.

    Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.5 million, or 6.2%, from $8.7 million for the six months ended June 30, 1996 to $9.2 million for the six months ended June 30, 1997. As a percentage of revenues, selling, general and administrative expenses decreased from 34.1% for the six months ended June 30, 1996 to 33.7% for the six months ended June 30, 1997 due to enhanced operational efficiency because of lower employee turnover and improvements in production technology. As a percentage of revenues, bad debt expense decreased from 11.8% for the six months ended June 30, 1996 to 11.0% for the six months ended June 30, 1997. However, these savings were partially offset by an increase in executive compensation in the amount of $300,000.

Great Western results for the fiscal year ended December 31, 1996 compared to the fiscal year ended January 31, 1996.

   Revenues. Revenues increased $7.8 million, or 21.5%, from $36.5 million for the fiscal year ended January 31, 1996 to $44.3 million for the fiscal year ended December 31, 1996, primarily as a result of the first publication for revenue of the Tulsa, Oklahoma directory in February 1996, which resulted in sales of advertising space of $7.4 million. This increase was partially offset by a $0.5 million charge from the settlement of litigation in Sonoma County, California, and a $0.6 million decrease in sales of advertising space of the combined California markets. An additional $1.6 million in revenue growth was the result of successful marketing efforts in the remaining, more mature markets.

   Gross profit. Gross profit increased $5.6 million, or 33.8%, from $16.7 million for the fiscal year ended January 31, 1996 to $22.3 million for the fiscal year ended December 31, 1996. Gross margin increased from 45.7% for the fiscal year ended January 31, 1996 to 50.3% for the fiscal year ended December 31, 1996 due primarily to the gross profit contribution of the first sold year of the Tulsa, Oklahoma directory, a highly profitable market. Also, certain costs of services did not increase proportionately with revenues due to a competitive bidding process that resulted in the use of alternative printing facilities. In addition, Great Western was able to take advantage of an overall decrease in paper prices.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.9 million, or 15.7%, from $12.7 million for the fiscal year ended January 31, 1996 to $14.6 million for the fiscal year ended December 31, 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 34.7% for the fiscal year ended January 31, 1996 to 33.0% for the fiscal year ended December 31, 1996 as a result of the impact of the revenues from the first sold year of the Tulsa, Oklahoma directory. While the sales for the first publication for revenue of the Tulsa directory were included in the fiscal year ended December 31, 1996, the associated general and administrative expenses were included in the fiscal year ended January 31, 1996. General and administrative expenses related to a given directory are generally incurred prior to the generation and recognition of revenues and costs of services. As a percentage of revenues, bad debt expense increased from 8.9% for the fiscal year ended January 31, 1996 to 10.5% for the fiscal year ended December 31, 1996 due to a 20% provision, or $1.3 million, related to the first sold year of the Tulsa, Oklahoma directory, partially offset by lower bad debt provisions for maturing markets.

Great Western results for the fiscal year ended January 31, 1996 compared to the fiscal year ended January 31, 1995.

   Revenues. Revenues increased $7.1 million, or 24.0%, from $29.4 million for fiscal 1994 to $36.5 million for fiscal 1995 as a result of the first sold publications of the Irving and Fort Worth, Texas, directories in November 1995 which resulted in combined sales of $3.6 million. In addition, the Lawton, Oklahoma directory was published for 1995 in February 1995 and for 1996 in January 1996; consequently fiscal 1995 includes $2.7 million revenue for both directories, while fiscal 1994 includes no revenues related to Lawton, Oklahoma. These increases are partially offset by an $0.8 million decrease in sales of advertising space in the combined California markets. An additional $1.6 million in revenue growth was the result of successful marketing efforts in the remaining, more mature markets.

   Gross profit. Gross profit increased $5.3 million, or 46.2%, from $11.4 million for fiscal 1994 to $16.7 million for fiscal 1995. Gross margin increased from 38.8% for fiscal 1994 to 45.7% for fiscal 1995 as a result of three prototype directories published in fiscal 1994 that resulted in only minimal revenues to offset the related cost of services of $4.3 million.

    Selling, general and administrative expenses. Selling, general and administrative expenses increased $1.9 million, or 17.4%, from $10.8 million for fiscal 1994 to $12.7 million for fiscal 1995. As a percentage of revenues, selling, general and administrative expenses decreased from 36.7% for fiscal 1994 to 34.7% for fiscal 1995 as a result of the impact of the revenues from the first sold years of the Irving and Fort Worth, Texas directories. In order to support the anticipated increase in volume, Great Western's infrastructure was enhanced during fiscal 1994, when the Irving and Fort Worth, Texas directories were prototyped. As a percentage of revenues, bad debt expense decreased from 9.9% for fiscal 1994 to 8.9% fiscal 1995 due to lower bad debt provisions for maturing markets, based on improved collection experience in those markets, partially offset by provisions for the first sold directories in Irving and Fort Worth, Texas.

Great Western liquidity and capital resources

   Great Western generated $2.7 million in net cash from operating activities for the six months ended June 30, 1997. Net cash used in investing activities was approximately $0.2 million, principally for purchases of property and equipment. Net cash used in financing activities was $2.4 million, representing repayments of long term debt, and cash dividends.

   At June 30, 1997, working capital was $15.2 million and there was no debt.

   Great Western generated $5.9 million in net cash from operating activities in the fiscal year ended December 31, 1996. Net cash used in investing activities in the fiscal year ended December 31, 1996 was approximately $0.3 million, principally for the purchase of property and equipment. Net cash used in financing activities in the fiscal year ended December 31, 1996 was $5.0 million, primarily for repayments of long-term debt and notes payable.

   At December 31, 1996, working capital was $11.4 million and total debt was $1.8 million.

   Great Western used $3.0 million in net cash from operating activities for the fiscal year ended January 31, 1996. Net cash used in investing activities was approximately $0.1 million principally for purchases of property and equipment. Net cash provided by financing activities was $2.7 million, primarily from net borrowings under a bank line of credit and advances under long-term debt.

   At January 31, 1996, working capital was $6.9 million and total debt was $7.7 million.

VALU-LINE OF LONGVIEW, INC.

   Valu-Line, headquartered in Longview, Texas, was founded in 1983 and provides local and long distance services principally to small to mid-size business customers as well as residential customers, primarily in Texas, Arkansas, Oklahoma and Louisiana.

   The following table sets forth for Valu-Line selected statement of operations data and such data as a percentage of revenues for the periods indicated:

                                                                                             SIX MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                                  JUNE 30,
                      ----------------------------------------------------------- -------------------------------------
                             1994                1995                 1996               1996               1997
                      ------------------- ------------------- ------------------- ------------------ ------------------
                                                            (DOLLARS IN THOUSANDS)
Revenues.............  $13,417    100.0%   $13,330    100.0%   $11,181    100.0%   $5,877    100.0%    $5,903    100.0%
Cost of services ....    6,775     50.5%     7,491     56.2%     6,036     54.0%    3,234     55.0%     3,363     57.0%
Depreciation and
 amortization........      399      3.0%       718      5.4%       819      7.3%      403      6.9%       264      4.5%
                      --------- --------  --------- --------  --------- --------  -------- --------  --------  --------
Gross profit.........    6,243     46.5%     5,121     38.4%     4,326     38.7%    2,240     38.1%     2,276     38.5%
Selling, general and
 administrative
 expenses............    3,725     27.7%     3,898     29.2%     3,571     32.0%    1,760     29.9%     1,955     33.1%
                      --------- --------  --------- --------  --------- --------  -------- --------  --------  --------
Income from
 operations..........    2,518     18.8%     1,223      9.2%       755      6.7%      480      8.2%       321      5.4%

Valu-Line results for the six months ended June 30, 1997 compared to the six months ended June 30, 1996.

   Revenues. Revenues were relatively flat at $5.9 million for each of the six months ended June 30, 1996 and 1997. Revenues for the first half of 1997 include sales of local telephone service and non-contract international traffic, which were not offered by Valu-Line in the first six months of 1996. These gains were offset by decreased volume in the company's core long distance business. For domestic long distance traffic, total billed minutes decreased from 39.7 million for the six months ended June 30, 1996 to 38.7 million for the six months ended June 30, 1997, while average revenue per domestic billable minute decreased 9.5%. In addition, for the six months ended June 30, 1997, Valu-Line had sales of 2.2 million international long distance minutes at an average of more than twice the per minute revenue of its other long distance services. Value-Line expects its sales of international long distance service to total approximately 5 million minutes in fiscal 1997.

   Gross profit. Gross profit increased $0.1 million, or 4.5%, from $2.2 million for the six months ended June 30, 1996 to $2.3 million for the six months ended June 30, 1997. Gross margin increased slightly from 38.1% for the six months ended June 30, 1996 to 38.5% for the six months ended June 30, 1997 due to scheduled decreases in depreciation expense on equipment. For domestic long distance traffic, average cost per billable minute decreased 13.1% between these periods. For the six months ended June 30, 1997, the
average cost per billable international minute was more than    times the
cost of its other long distance services.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.2 million, or 11.1%, from $1.8 million for the six months ended June 30, 1996 to $2.0 million for the six months ended June 30, 1997. As a percentage of revenues, selling, general and administrative expenses increased from 29.9% for the six months ended June 30, 1996 to 33.1% for the six months ended June 30, 1997 as a result of salary and administrative costs incurred to rebuild a segment of the sales team. Several employees resigned from Valu-Line in late 1995 and, accordingly, their salaries and related costs are not included in the six months ended June 30, 1996. Several replacements were hired during 1996 with the result that full salaries and related costs for the sales team are reflected in the six months ended June 30, 1997.

Valu-Line results for the fiscal year ended December 31, 1996 compared to the fiscal year ended December 31, 1995.

   Revenues. Revenues declined $2.1 million, or 15.8%, from $13.3 million for fiscal 1995 to $11.2 million for fiscal 1996 due to a decrease in the volume of business long distance accounts. This resulted from technical difficulties experienced during a transition from a larger, more technically complex switching system which caused a temporary erosion of Valu-Line's customer base. For domestic long distance traffic, total billed minutes decreased from
99.6 million for fiscal 1995 to 79.5 million for fiscal 1996, while average revenue per billable minute increased 3.2%.

   Gross profit. Gross profit decreased $0.8 million, or 15.5%, from $5.1 million for fiscal 1995 to $4.3 million for fiscal 1996. Gross margin increased from 38.4% for fiscal 1995 to 38.7% for fiscal 1996 as Valu-Line instituted a program to recycle surplus dialer equipment. Subsequent to the transition to the new switching system, new customers were supplied with refurbished dialer equipment recovered from previous subscribers. The cost of refurbishing dialer equipment is significantly less than the cost to purchase new dialers. These savings were partially offset by an increase in the average cost of service per minute resulting from the additional cost associated with carrying Longview area traffic to the new switch in Dallas. For domestic long distance traffic, average cost per billable minute increased 6.1%.

   Selling, general and administrative expenses. Selling, general and administrative expenses decreased $0.3 million, or 8.4%, from $3.9 million for fiscal 1995 to $3.6 million for fiscal 1996. As a percentage of revenues, selling, general and administrative expenses increased from 29.2% for fiscal 1995 to 32.0% for fiscal 1996, primarily as a result of costs incurred to accommodate customers' service needs resulting from technical problems encountered upon the installation of the new switch. For periods generally ranging from one to four months, Valu-Line customers became temporary subscribers to other long distance carriers because of the technical problems associated with the new switch. Valu-Line reimbursed those customers for the difference between the tariffed rates charged by other carriers and Valu-Line's contracted rates as an inducement to return to Valu-Line.

Valu-Line results for the fiscal year ended December 31, 1995 compared to the fiscal year ended December 31, 1994.

   Revenues. Revenues decreased $0.1 million, or 1.0%, from $13.4 million for fiscal 1994 to $13.3 million for fiscal 1995, primarily due to new competition. In order to maintain its existing customers and to attract new business, Valu-Line reduced its rate structures in fiscal 1995. For domestic long distance traffic, total billed minutes increased from 92.8 million for fiscal 1994 to 99.6 million for fiscal 1995, while average revenue per billable minute decreased 6.0%.

   Gross profit. Gross profit decreased $1.1 million, or 18.0%, from $6.2 million for fiscal 1994 to $5.1 million for fiscal 1995. Gross margin decreased from 46.5% for fiscal 1994 to 38.4% for fiscal 1995 as a result of a one-time charge incurred to change the dialing patterns of all its dialers in accordance with industry requirements. For domestic long distance traffic, average cost per billable minute increased 4.9%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.2 million, or 4.6%, from $3.7 million for fiscal 1994 to $3.9 million for fiscal 1995. As a percentage of revenues, selling, general and administrative expenses increased from 27.7% for fiscal 1994 to 29.2% for fiscal 1995 as a result of costs associated with the unsuccessful launch of a new sales office in Houston and costs incurred in preparation for the switch transition.

Valu-Line liquidity and capital resources

   Valu-Line generated $0.4 million in net cash from operating activities for the six months ended June 30, 1997. Net cash used in financing activities was $0.4 million, representing $0.2 million in repayments of long term debt and $0.3 million in distributions to shareholders, net of $0.1 million provided by proceeds from long term debt.

   At June 30, 1997, Valu-Line had working capital of $0.1 million and total debt outstanding of $1.6 million. Valu-Line has historically funded its operations with cash from operations and borrowings from lenders.

   Valu-Line generated $1.5 million in net cash from operating activities in fiscal 1996. Net cash used in investing activities was approximately $0.1 million, which was primarily used for capital expenditures. Net cash used in financing activities was $1.4 million, of which $0.8 million was distributed to shareholders and $0.6 million was used to repay long-term debt, capital leases and other notes payable.

   As of December 31, 1996, Valu-Line had a working capital deficit of $0.1 million and total debt outstanding of $1.7 million.

   Valu-Line generated $2.2 million in net cash from operating activities in fiscal 1995. Net cash used in investing activities was approximately $2.4 million, which was primarily used for capital expenditures. Net cash provided by financing activities was $0.3 million, of which $2.1 million was provided by proceeds from long-term debt and other notes payable, net of $1.3 million distributed to shareholders and $0.5 million was used to repay long-term debt, capital leases and other notes payable.

FIRSTTEL, INC.

   FirsTel, headquartered in Sioux Falls, South Dakota, was founded in 1993 and provides long distance and cellular telecommunications services to customers in South Dakota, North Dakota, Nebraska, Minnesota, Iowa and Wyoming and local services in South Dakota and North Dakota. Revenues are primarily derived from the sale of long distance services.

    The following table sets forth for FirsTel selected operating data and such data as a percentage of revenues for the periods indicated:

                                                                                           SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                                 JUNE 30,
                      --------------------------------------------------------- -------------------------------------
                             1994               1995                1996               1996               1997
                      ------------------ ------------------ ------------------- ------------------ ------------------
                                                           (DOLLARS IN THOUSANDS)
Revenues.............  $4,079    100.0%   $7,838    100.0%   $10,355    100.0%   $5,043    100.0%    $6,070    100.0%
Cost of services ....   3,040     74.5%    5,334     68.1%     7,066     68.2%    3,348     66.4%     4,298     70.8%
Depreciation and
 amortization........     125      3.1%      206      2.6%       248      2.4%      122      2.4%       132      2.2%
                      -------- --------  -------- --------  --------- --------  -------- --------  --------  --------
Gross profit.........     914     22.4%    2,298     29.3%     3,041     29.3%    1,573     31.2%     1,640     27.0%
Selling, general and
 administrative
 expenses............   1,155     28.3%    1,726     22.0%     2,147     20.7%    1,050     20.8%     1,303     21.5%
                      -------- --------  -------- --------  --------- --------  -------- --------  --------  --------
Income (loss) from
 operations..........    (241)    (5.9)%     573      7.3%       894      8.6%      523     10.4%       337      5.5%

FirsTel results for the six months ended June 30, 1997 compared to the six months ended June 30, 1996.

   Revenues. Revenues increased $1.1 million, or 20.4%, from $5.0 million for the six months ended June 30, 1996 to $6.1 million for the six months ended June 30, 1997 due to increased sales efforts, partially offset by competitive pricing. For long distance traffic, total billed minutes increased from 32.1 million for the six months ended June 30, 1996 to 40.8 million for the six months ended June 30, 1997, while average revenue per billable minute decreased 7.0%.

   Gross profit. Gross profit was relatively flat at $1.6 million for the six months ended June 30, 1996 and 1997. Gross margin decreased from 31.2% for the six months ended June 30, 1996 to 27.0% for the six months ended June 30, 1997 as a result of competitive pricing strategies and low margins on the start up of cellular and local sales. For long distance traffic, average cost per billable minute decreased 3.0%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.2 million, or 24.1%, from $1.1 million for the six months ended June 30, 1996 to $1.3 million for the six months ended June 30, 1997. As a percentage of revenues, selling, general and administrative expenses increased from 20.8% for the six months ended June 30, 1996 to 21.5% for the six months ended June 30, 1997 as a result of increases in sales support expenses. Most of these increases were due to costs associated with preparing for the provision of cellular and local services prior to revenues being generated from these services.

FirsTel results for the fiscal year ended December 31, 1996 compared to the fiscal year ended December 31, 1995.

   Revenues. Revenues increased $2.6 million, or 32.1%, from $7.8 million for fiscal 1995 to $10.4 million for fiscal 1996, primarily due to expansion into new markets and an increased sales force. For long distance traffic, total billed minutes increased from 48.3 million for fiscal 1995 to 67.9 million for fiscal 1996, while average revenue per billable minute decreased 6.2%.

   Gross profit. Gross profit increased $0.7 million, or 32.3%, from $2.3 million for fiscal 1995 to $3.0 million for fiscal 1996. Gross margin remained stable at 29.3% for fiscal 1995 and fiscal 1996. For long distance traffic, average cost per billable minute decreased 5.8%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.4 million, or 24.4%, from $1.7 million for fiscal 1995 to $2.1 million for fiscal 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 22.0% for fiscal 1995 to 20.7% for fiscal 1996 as a result of reduced selling expenses. In 1995, sales personnel were paid base salaries; whereas, in 1996 sales personnel were compensated on a straight commission basis.

FirsTel results for fiscal year ended December 31, 1995 compared to fiscal year ended December 31, 1994.

   Revenues. Revenues increased $3.7 million, from $4.1 million for fiscal 1994 to $7.8 million for fiscal 1995. Although FirsTel was founded in 1993, its initial launch of an effective sales force and a comprehensive marketing effort occurred during fiscal 1994. Accordingly, fiscal 1995 was the first year to reflect a full year of benefit from the sales and marketing programs. For long distance traffic, total billed minutes increased from 24.1 million for fiscal 1994 to 48.3 million for fiscal 1995, while average revenue per billable minute decreased 4.1%.

   Gross profit. Gross profit increased $1.4 million, from $0.9 million for fiscal 1994 to $2.3 million for fiscal 1995. Gross margin increased from 22.4% for fiscal 1994 to 29.3% for fiscal 1995 as a result of a reduction in line costs per minute, and more efficient use of the network and switching facilities. For long distance traffic, average cost per billable minute decreased 3.7%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.6 million, from $1.1 million for fiscal 1994 to $1.7 million for fiscal 1995. As a percentage of revenues, selling, general and administrative expenses decreased from 28.3% for fiscal 1994 to 22.0% for fiscal 1995 as a result of increased revenues without a corresponding increase in expenses.

FirsTel liquidity and capital resources

   FirsTel generated $0.5 million in net cash from operating activities for the six months ended June 30, 1997. Net cash used in investing activities was approximately $0.2 million, representing equipment purchases. Net cash used in financing activities was $0.3 million, representing reductions in capitalized leases and distributions to stockholders, offset by the proceeds from a debt offering.

   At June 30, 1997, FirsTel had a working capital deficit of $0.9 million and $1.2 million of total debt outstanding. FirsTel has historically funded its operations with cash flow from operations and loans from stockholders. FirsTel maintains a revolving line of credit with a local bank in the amount of $0.8 million for the financing of receivables and un-billed services. As of June 30, 1997 there was no outstanding balance on the line of credit.

   FirsTel generated $0.9 million in net cash from operating activities in fiscal 1996. Net cash used in investing activities was approximately $0.1 million, of which $0.2 million was used for purchasing equipment. Net cash used in financing activities was $0.8 million, primarily for reduction in long-term debt.

   As of December 31, 1996, FirsTel had a working capital deficit of $1.1 million and total debt outstanding of $1.4 million.

   FirsTel generated $0.4 million in net cash from operating activities in fiscal 1995. Net cash used in investing activities was approximately $0.5 million, of which $0.4 million was used for purchases of property and equipment. Net cash provided by financing activities was $0.1 million, of which $0.5 million represented proceeds from long term borrowings, net of $0.2 million in principal payments on long term debt and $0.2 million in distributions to stockholders.

FEIST LONG DISTANCE, INC.

   Feist Long Distance, headquartered in Wichita, Kansas, was founded in 1992 and provides primarily long distance and 800 services to business customers in Kansas, Nebraska, Missouri, Texas and Oklahoma.

    The following table sets forth for Feist Long Distance selected statement of operations data and such data as a percentage of revenues for the periods indicated:

                                                                                           SIX MONTHS ENDED
                                       YEAR ENDED DECEMBER 31,                                 JUNE 30,
                      --------------------------------------------------------- -------------------------------------
                             1994               1995                1996               1996               1997
                      ------------------ ------------------ ------------------- ------------------ ------------------
                                                           (DOLLARS IN THOUSANDS)
Revenues.............  $5,712    100.0%   $7,923    100.0%   $10,028    100.0%   $4,865    100.0%    $5,741    100.0%
Cost of services ....   3,623     63.4%    5,469     69.0%     6,854     68.3%    3,284     67.5%     3,872     67.4%
Depreciation and
 amortization........     255      4.5%      278      3.5%       237      2.4%      112      2.3%        90      1.6%
                      -------- --------  -------- --------  --------- --------  -------- --------  --------  --------
Gross profit.........   1,834     32.1%    2,176     27.5%     2,937     29.3%    1,469     30.2%     1,779     31.0%
Selling, general and
 administrative
 expenses............   1,553     27.2%    2,201     27.8%     2,469     24.6%    1,132     23.3%     1,422     24.8%
                      -------- --------  -------- --------  --------- --------  -------- --------  --------  --------
Income (loss) from
 operations..........     281      4.9%      (25)    (0.3)%      468      4.7%      337      6.9%       357      6.2%

Feist Long Distance results for the six months ended June 30, 1997 compared to the six months ended June 30, 1996.

   Revenues. Revenues increased $0.8 million, or 16.3%, from $4.9 million for the six months ended June 30, 1996 to $5.7 million for the six months ended June 30, 1997 primarily due to a larger customer base. However, for the six months ended June 30, 1997 Feist experienced a rate of growth slower than that experienced in prior periods due to a change in advertising strategy. For long distance traffic, total billed minutes increased from 33.7 million for the six months ended June 30, 1996 to 43.0 million for the six months ended June 30, 1997, while average revenue per billable minute decreased 8.6%.

   Gross profit. Gross profit increased $0.3 million, or 21.1%, from $1.5 million for the six months ended June 30, 1996 to $1.8 million for the six months ended June 30, 1997. Gross margin increased from 30.2% for the six months ended June 30, 1996 to 31.0% for the six months ended June 30, 1997 as a result of an increase in lower-cost "on-net" traffic and decrease in higher cost "off-net" resold traffic, as well as declining fiber lease rates and access charges. For long distance traffic, average cost per billable minute decreased 9.5%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.3 million, or 25.6%, from $1.1 million for the six months ended June 30, 1996 to $1.4 million for the six months ended June 30, 1997. As a percentage of revenues, selling, general and administrative expenses increased from 23.3% for the six months ended June 30, 1996 to 24.8% for the six months ended June 30, 1997 as Feist Long Distance added selling and administrative personnel in anticipation of providing local service.

Feist Long Distance results for the fiscal year ended December 31, 1996 compared to the fiscal year ended December 31, 1995.

   Revenues. Revenues increased $2.1 million, or 26.6%, from $7.9 million for fiscal 1995 to $10.0 million for fiscal 1996, due successful marketing efforts to obtain new customers in the small business long distance market. For long distance traffic, total billed minutes increased from 50.9 million for fiscal 1995 to 71.3 million for fiscal 1996, while average revenue per billable minute decreased 9.0%.

   Gross profit. Gross profit increased $0.7 million, or 35.0%, from $2.2 million for fiscal 1995 to $2.9 million for fiscal 1996. Gross margin increased from 27.5% for fiscal 1995 to 29.3% for fiscal 1996 as a result of an increase in lower-cost "on-net" traffic as compared to higher cost "off-net" resold traffic, as well as declining fiber lease rates and access charges. For long distance traffic, average cost per billable minute decreased 10.3%.

    Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.3 million, or 13.6%, from $2.2 million for fiscal 1995 to $2.5 million for fiscal 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 27.8% for fiscal 1995 to 24.6% for fiscal 1996 as management improved the efficiency of clerical personnel through higher levels of automation.

Feist Long Distance results for the fiscal year ended December 31, 1995 compared to the fiscal year ended December 31, 1994.

   Revenues. Revenues increased $2.2 million, or 38.7%, from $5.7 million for fiscal 1994 to $7.9 million for fiscal 1995, due to the penetration of new markets in Oklahoma, Nebraska, Missouri and Texas utilizing agents and telemarketing. For long distance traffic, total billed minutes increased from
35.1 million for fiscal 1994 to 50.9 million for fiscal 1995, while average revenue per billable minute decreased 4.3%.

   Gross profit. Gross profit increased $0.4 million, or 22.2%, from $1.8 million for fiscal 1994 to $2.2 million for fiscal 1995. Gross margin decreased from 32.1% for fiscal 1994 to 27.5% for fiscal 1995 as a result of an expansion into areas served by independent telephone companies which impose higher access charges than areas served by RBOCs, and the costs associated with utilizing purchased facilities in those new areas. For long distance traffic, average cost per billable minute increased 3.9%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.6 million, or 46.7%, from $1.6 million for fiscal 1994 to $2.2 million for fiscal 1995. As a percentage of revenues, selling, general and administrative expenses remained relatively flat, increasing from 27.2% for fiscal year 1994 to 27.8% for fiscal year 1995.

Feist Long Distance liquidity and capital resources

   Feist Long Distance generated $0.3 million in net cash from operating activities for the six months ended June 30, 1997. Net cash used in investing activities was approximately $0.1 million, principally for equipment purchases. Net cash used in financing activities was $0.1 million, representing repayment of long-term debt.

   At June 30, 1997, Feist Long Distance had current assets approximately equal to current liabilities and $0.7 million of total debt outstanding.

   Feist Long Distance generated $0.3 million in net cash from operating activities in fiscal 1996. Net cash used in investing activities was approximately $0.1 million, which was primarily used to purchase equipment. Net cash used in financing activities was $0.2 million, which was used to repay long term debt.

   As of December 31, 1996, Feist Long Distance had a working capital deficit of $0.3 million and total debt outstanding of $0.8 million.

   Feist Long Distance used $0.3 million in net cash from operating activities in fiscal 1995. Net cash used in investing activities was approximately $0.1 million, which was primarily used for the purchase of equipment. Net cash generated from financing activities was $0.4 million, which represented net proceeds from the issuance of long term debt.

   As of December 31, 1995, Feist Long Distance had a working capital deficit of $0.8 million and total debt outstanding of $1.1 million.

KIN NETWORK, INC.

   KINNET, headquartered in Kansas, was founded in 1987 and generates revenues from the sale of private circuit transport, network toll terminations, equal access transport and switching, and other telecommunication services to businesses and independent telephone companies throughout Kansas.

    The following table sets forth for KINNET selected statement of operations data and such data as a percentage of revenues for the periods indicated:

                                                                                              SIX MONTHS ENDED
                                        YEAR ENDED DECEMBER 31,                                   JUNE 30,
                      ------------------------------------------------------------ -------------------------------------
                              1994                 1995                1996               1996               1997
                      -------------------- -------------------- ------------------ ------------------ ------------------
                                                            (DOLLARS IN THOUSANDS)
Revenues.............  $ 3,550     100.0%   $ 6,497     100.0%   $8,553    100.0%   $3,816    100.0%    $5,610    100.0%
Cost of services ....    2,450      69.0%     3,094      47.6%    2,864     33.5%    1,277     33.5%     1,955     34.8%
Depreciation and
 amortization(1).....    1,700      47.9%     1,825      28.1%    1,906     22.3%      879     23.0%     1,058     18.9%
                      --------- ---------  --------- ---------  -------- --------  -------- --------  --------  --------
Gross profit(1)......     (600)    (16.9)%    1,578      24.3%    3,783     44.2%    1,660     43.5%     2,597     46.3%
Selling, general and
 administrative
 expenses............    2,533      71.4%     2,930      45.3%    3,417     40.0%    1,700     44.5%     2,271     40.5%
                      --------- ---------  --------- ---------  -------- --------  -------- --------  --------  --------
Income (loss) from
 operations..........   (3,133)    (88.3)%   (1,352)    (20.8)%     366      4.3%      (40)    (1.0)%      326      5.8%

------------
(1) KINNET has historically included depreciation and amortization in neither gross profit nor selling, general and administrative expenses, but as a separate item in the calculation of income (loss) from operations. The Acquired Companies have historically recorded depreciation and amortization expense as an element of gross profit, and for consistency of presentation, in the text of this Prospectus and the pro forma financial statements, KINNET's depreciation and amortization expense is included in the calculation of gross profit. As presented in KINNET's historical financial statements included herein, its gross profit for fiscal 1994, 1995 and 1996, and for the six months ended June 30, 1996 and 1997, was (in thousands) $1,100, $3,402,
       $5,689, $2,539, and $3,654, respectively.

   The Company is acquiring 49% of the outstanding voting stock of KINNET, and hence KINNET's results of operations are included in the Company's financial statements on the equity method of accounting. Such amounts included in the Company's pro forma combined financial statements for the fiscal year ended December 31, 1996 and the six months ended June 30, 1996 and 1997 were $(388,000), $(273,000) and $(153,000), respectively.

KINNET results for the six months ended June 30, 1997 compared to the six months ended June 30, 1996.

   Revenues. Revenues increased $1.8 million, or 47.0%, from $3.8 million for the six months ended June 30, 1996 to $5.6 million for the six months ended June 30, 1997. This increase in revenues occurred primarily because of an increase in the volume of traffic as a result of continued successful marketing efforts. Incremental customers gains included two resellers, three equal access subscribers and 63 new private line customers. For long distance traffic, total billed minutes increased from 6.9 million for the six months ended June 30, 1996 to 10.5 million for the six months ended June 30, 1997, while average revenue per billable minute decreased 21.0%.

   Gross profit. Gross profit increased $0.9 million, or 56.4%, from $1.7 million for the six months ended June 30, 1996 to $2.6 million for the six months ended June 30, 1997. Gross margin increased from 43.5% for the six months ended June 30, 1996 to 46.3% for the six months ended June 30, 1997 as a result of network efficiencies, volume discounts and negotiated lower rates. For long distance traffic, average cost per billable minute decreased 2.6%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.6 million, or 33.6%, from $1.7 million for the six months ended June 30, 1996 to $2.3 million for the six months ended June 30, 1997. As a percentage of revenues, selling, general and administrative expenses decreased from 44.5% for the six months ended June 30, 1996 to 40.5% for the six months ended June 30, 1997 as KINNET was able to take advantage of economies of scale.

KINNET results for the fiscal year ended December 31, 1996 compared to the fiscal year ended December 31, 1995.

   Revenues. Revenues increased $2.1 million, or 32.3%, from $6.5 million for fiscal 1995 to $8.6 million for fiscal 1996. The largest contribution to the increase came from wholesale long distance services which increased from $0.5 million in fiscal 1995 to $1.4 million in fiscal 1996. KINNET experienced significant revenue gains in its other major product lines with private line revenues and equal access revenues increasing 44% and 31%, respectively. Increases in revenues for all product lines are attributable to increases in volumes resulting from successful marketing efforts. For long distance traffic, total billed minutes increased from 10.2 million for fiscal 1995 to 15.9 million for fiscal 1996, while average revenue per billable minute increased 37.3%.

   Gross profit. Gross profit increased $2.2 million, or 139.7%, from $1.6 million for fiscal 1995 to $3.8 million for fiscal 1996. Gross margin increased from 24.3% for fiscal 1995 to 44.2% for fiscal 1996 as the Company's product mix shifted to a greater proportion of equal access service, which is a higher margin product. For long distance traffic, average cost per billable minute decreased 11.3%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.5 million, or 16.6%, from $2.9 million for fiscal 1995 to $3.4 million for fiscal 1996. As a percentage of revenues, selling, general and administrative expenses decreased from 45.3% for fiscal 1995 to 40.0% for fiscal 1996 as a result of efficiencies achieved on maintenance of the fiber system and economies of scale achieved in administrative operations.

KINNET results for the fiscal year ended December 31, 1995 compared to the fiscal year ended December 31, 1994.

   Revenues. Revenues increased $2.9 million, or 80.6%, from $3.6 million for fiscal 1994 to $6.5 million for fiscal 1995. The largest contribution to the increase came from equal access revenues which more than doubled in fiscal 1995 to a total of $3.0 million. Thirteen independent telephone companies were utilizing KINNET's access tandem switch by the end of fiscal 1995 with three more in the process of conversion. For long distance traffic, total billed minutes increased from 3.0 million for fiscal 1994 to 10.2 million for fiscal 1995, while average revenue per billable minute increased 38.1%.

   Gross profit. Gross profit increased $2.2 million, from a loss of $0.6 million for fiscal 1994 to profit of $1.6 million for fiscal 1995. Gross margin increased from (16.9)% for fiscal 1994 to 24.3% for fiscal 1995 as the company's product mix shifted to a greater proportion of equal access service, which is a higher margin product. For long distance traffic, average cost per billable minute increased 9.3%.

   Selling, general and administrative expenses. Selling, general and administrative expenses increased $0.4 million, or 15.7%, from $2.5 million for fiscal 1994 to $2.9 million for fiscal 1995. As a percentage of revenues, selling, general and administrative expenses decreased from 71.4% for fiscal 1994 to 45.3% for fiscal 1995 as KINNET achieved significant economies of scale in customer support and administration.

KINNET liquidity and capital resources

   KINNET used $0.3 million in net cash from operating activities for the six months ended June 30, 1997. Net cash used in investing activities was approximately $1.4 million for additions to property, plant and equipment. Net cash generated in financing activities was $0.1 million of which $1.2 million was received from KINNET's parent for utilizing the income tax benefit of an operating loss carryover, and $0.3 million was received from the return of Rural Telephone Finance Cooperative capital certificates, net of $1.3 million in principal payments on long-term debt.

   At June 30, 1997, KINNET had a working capital deficit of $0.8 million and $30.1 million of total debt outstanding. KINNET has historically funded its operations with cash flow from operations and debt from lenders.

   KINNET generated $0.5 million in net cash from operating activities in fiscal 1996. Net cash used in investing activities was approximately $1.5 million, which was primarily used for additions to property, plant and equipment. Net cash provided by financing activities was $1.4 million, of which $3.5 million was received from KINNET's parent for utilizing the income tax benefit of an operating loss carryover and for contributions of capital, and $0.4 million was received from the return of Rural Telephone Finance Cooperative capital certificates, net of $2.5 million principal repayments on long-term debt.

    As of December 31, 1996, KINNET had working capital of $1.2 million and total debt outstanding of $31.7 million.

   KINNET used $1.9 million in net cash from operating activities in fiscal 1995. Net cash used in investing activities was approximately $0.7 million, which was primarily used for additions to property, plant and equipment. Net cash provided by financing activities was $3.7 million, of which $6.0 million represented a capital contribution from Liberty Cellular, Inc., net of $2.3 million principal repayments on long-term debt.

   As of December 31, 1995, KINNET had working capital of $0.6 million and total debt of $34.2 million.

   No person has been authorized to give any information or to make any representations in connection with this offering other than those contained in this Prospectus and, if given or made, such other information and representations must not be relied upon as having been authorized by the Company or the Underwriters. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained herein is correct as of any time subsequent to its date. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the registered securities to which it relates. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful.

                              TABLE OF CONTENTS

                                             PAGE
                                           --------
Prospectus Summary........................      3
Risk Factors..............................     11
The Company...............................     21
Dividend Policy...........................     24
Use of Proceeds...........................     25
Capitalization............................     26
Dilution..................................     27
Selected Financial Data...................     28
Management's Discussion and Analysis
 of Combined Financial Condition and
 Results of Operations ...................     30
Industry Background and Overview..........     38
Business..................................     40
Management................................     53
Certain Transactions......................     60
Principal Stockholders....................     63
Description of Capital Stock..............     65
Shares Eligible for Future Sale...........     68
Underwriting..............................     69
Validity of Common Stock..................     71
Experts...................................     71
Available Information.....................     71
Glossary..................................    G-1
Index to Financial Statements.............    F-1
Annex M--Management's Discussion and
 Analysis of Financial Condition and
 Results of Operations of Certain
 Acquired Companies ......................    M-1

   Until    , 1997 [25 days after the date of this Prospectus], all dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as Underwriters and with respect to their unsold allotments or subscriptions.

                                        SHARES


                  ADVANCED COMMUNICATIONS GROUP, INC. [LOGO]

                                 COMMON STOCK

                                 ------------
                                  PROSPECTUS
                                 ------------



                           PAINEWEBBER INCORPORATED

                           OPPENHEIMER & CO., INC.

                                     , 1997

                                   PART II
                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

   The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of the securities being registered. All amounts are estimates except for the SEC registration fee, the NASD filing fee and the NYSE filing fee.

SEC registration fee......................   $52,273
NASD filing fee...........................    14,300
NYSE listing fee..........................      *
Printing expenses.........................      *
Legal fees and expenses...................      *
Accounting fees and expenses..............      *
Blue Sky fees and expenses................      *
Transfer Agent's and Registrar's fees ....      *
Miscellaneous.............................      *
                                           -----------
  TOTAL ..................................   $  *

------------
* To be supplied by amendment.

ITEM 14. INDEMNIFICATION OF OFFICERS AND DIRECTORS.

 Delaware General Corporation Law

   Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other that an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which such person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that such person's conduct was unlawful.

   Section 145(b) of the DGCL states that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

    Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

   Section 145(d) of the DGCL states that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because such person has met the applicable standard of conduct set forth in subsections (a) and
(b). Such determination shall be made with respect to a person who is a director or officer at the time of such determination (1) by a majority vote of the directors who are not parties, to such action, suit or proceeding, even though less than a quorum or (2) by a committee of such directors designated by a majority of such directors, even though less than a quorum or
(3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

   Section 145(e) of the DGCL provides that expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in
Section 145. Such expenses (including attorneys' fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

   Section 145(f) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of
Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

   Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the corporation would have the power to indemnify such person against such liability under the provisions of Section 145.

   Section 145(j) of the DGCL states that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent, and shall inure to the benefit of the heirs, executors and administrators of such a person.

 Certificate of Incorporation

   The Restated Certificate of Incorporation of the Company provides that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of such provision of the Restated Certificate of Incorporation by the stockholders of the Company shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Company existing at the time of such repeal or modification.

    The Company's Restated Certificate of Incorporation also provides that each person who was or is made a party or is threatened to be made a party to or is involved in any action in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she, or a person of whom he or she is the legal representative, is or was a director or officer of the Company or, while a director or officer of the Company, is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Company to the fullest extent authorized by the DGCL, as the same exists or may hereafter be amended, against all expense, liability and loss (including attorneys' fees, judgments, fines, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided herein, the Company shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the Board of Directors. The right to indemnification conferred in the Restated Certificate of Incorporation shall be a contract right and shall include the right to be paid by the Company the expenses incurred in defending any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the Company of an undertaking, by or on behalf of such Director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under the Restated Certificate of Incorporation or otherwise. The Company may, by action of the Board of Directors, provide indemnification to employees and agents of the Company with the same scope and effect as the foregoing indemnification of directors and officers.

   If a claim under the foregoing is not paid in full by the Company within 30 days after a written claim has been received by the Company, the claimant may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Company) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Company to indemnify the claimant for the amount claimed but the burden of proving such defense shall be on the Company. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its Stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

   The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred by the Restated Certificate of Incorporation shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of the Restated Certificate of Incorporation, the Company's By-Laws, any agreement, any vote of stockholders or disinterested Directors of the Company or otherwise.

   The Company may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Company or another corporation, partnership, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the Company would have the power to indemnify such person against such expense, liability or loss under the DGCL.

    No amendment, alteration or repeal of, nor the adoption of any provision inconsistent with, any of the foregoing provisions of the Company's Restated Certificate of Incorporation, which shall in any manner increase the actual or potential liability of any director of the Company shall apply to or have any effect on the liability or alleged liability of any such director for or with respect to actions or omissions of such director occurring prior to such amendment, alteration, repeal or adoption.

   Notwithstanding that a lesser percentage may be permitted from time to time by applicable law, none of the foregoing provisions of the Company's Restated Certificate of Incorporation may be altered, amended or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such alteration, amendment, repeal or adoption is approved by the affirmative vote of the holders of at least 80 percent of the combined voting power of the then outstanding shares of voting stock, voting together as a single class.

 Indemnification Agreements

   The Company has entered into Indemnification Agreements with each of its directors. The Indemnification Agreements generally are to the same effect as the charter provisions described above.

 Underwriting Agreement

   The Underwriting Agreement provides for the indemnification of the directors and officers of the Company in certain circumstances.

 Insurance

   The Company intends to maintain liability insurance for the benefit of its directors and officers.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

   On September 17, 1996, the Company's predecessor ("Predecessor") issued and sold shares of Common Stock, $.00001 par value ("Predecessor Stock"), to the following parties in the amounts and for the consideration indicated. These sales were exempt from registration under Section 4(2) of the Securities Act: CPFF -- 20,000,000 shares for a consideration of $1,000; Rod
K. Cutsinger -- 1,000,000 shares for a consideration of $10,000; Bradley K. Cutsinger -- 125,000 shares for a consideration of $1,250; Don Chessher -- 260,000 (subsequently reduced to 164,250 shares) shares for a consideration of $2,600; Jeffrey L. Corl -- 250,000 shares for a consideration of $2,500 (subsequently reduced to 30,000 shares, for a consideration of $300); Frank Bango -- 250,000 shares for a consideration of $2,500; Louis A. Waters -- 250,000 shares for a consideration of $2,500 (subsequently reduced to 20,000 shares for a consideration of $1,000); Ronald Shapss -- 30,000 shares for a consideration of $300; G. Edward Powell -- 20,000 shares for a consideration of $200; Fentress Bracewell -- 5,000 shares for a consideration of $50; Jackson Hines -- 5,000 shares for a consideration of $50; Rod Crosby -- 5,000 shares for a consideration of $50; and Ron Ormand -- 5,000 shares for a consideration of $50.

   On September 19, 1996 the Predecessor issued and sold to CPFF an 8% promissory note, as amended, due upon the first to occur of the effectiveness of registration statement relating to the Company's initial underwritten public offering or December 31, 1998, in a transaction exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

   On November 7, 1996, the Predecessor issued and sold 100,000 shares of Predecessor Stock to G. Edward Powell for a consideration of $5,000 in a transaction exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

   On January 3, 1997, the Predecessor issued and sold 5,000 shares of Predecessor Stock to Beverly A. Aden for a consideration of $250 in a transaction exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

   On May 2, 1997, the Predecessor issued to Joseph C. Cook, for services rendered as a consultant, a non-transferrable, ten year warrant to purchase 20,000 shares of Predecessor Stock at a price of $1.00 per share in a transaction exempt from registration under Section 4(2) of the Securities Act, no public offering being involved.

    On June 12, 1997, in connection with the execution of a related employment agreement, the Predecessor issued to Todd J. Feist a non-transferrable five year option to purchase 250,000 shares of Predecessor Stock. This transaction was completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) thereof, no public offering being involved.

   On June 16, 1997, the Predecessor issued to the stockholders of Great Western Directories, Inc. non-transferable, ten-year warrants to purchase 2,000,000 shares of Predecessor Stock. This transaction was completed without registration under the Securities Act in reliance upon the exemption afforded by Section 4(2) of the Securities Act, no public offering being involved.

   Pursuant to the Acquisition Agreements filed as Exhibits 2.1 through 2.10 and substantially concurrently with the consummation of the Offering, the
Company has agreed to issue an aggregate of     shares of Common Stock, $17.4
million in promissory notes, $2.0 million in convertible subordinated notes and 636,635 warrants or options to purchase Common Stock to the stockholders of Great Western, Valu-Line, Feist Long Distance, FirsTel, Tele-Systems and KINNET. These transactions will be completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) thereof, no public offering being involved.

   On October 9, 1997, the Company issued to its parent, Advanced Communications Corp., 1,000 shares of Common Stock for the consideration of $1,000. Concurrently with the consummation of the Offering, Advanced Communications Corp. will be merged with a subsidiary of the Company, will become a subsidiary of the Company, and the stockholders of Advanced Communications Corp. will receive one share of Common Stock of the Company for each share of common stock they hold in Advanced Communications Corp. These transactions will be completed without registration under the Securities Act in reliance upon the exemption provided by Section 4(2) thereof, no public offering being involved.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

   (a) Exhibits

   EXHIBIT
   NUMBER                                          DESCRIPTIONS
-----------  ----------------------------------------------------------------------------------------
     1.1     --Form of Underwriting Agreement.
     2.1     --Restated Stock Purchase Agreement dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., Great Western Directories, Inc. and the stockholders of Great Western Directories, Inc.
     2.2     --Agreement and Plan of Exchange dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., ACG Acquisition Corp., Valu-Line of Longview,
               Inc. and the shareholders of Valu-Line of Longview, Inc.
     2.3     --Agreement and Plan of Exchange dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., 1+USA Acquisition Corp., Feist Long Distance
               Service, Inc. and the stockholders of Feist Long Distance Service, Inc.
     2.4     --Agreement and Plan of Exchange dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., FirsTel, Inc., the stockholders of FirsTel, Inc. and others.
     2.5     --Agreement and Plan of Exchange dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., ACG Acquisition II Corp., Tele-Systems, Inc.
               and the stockholders of Tele-Systems, Inc.
     2.6     --Restated Asset Purchase Agreement dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., Long Distance Management II, Inc. and Robert
               Alexander.

                               II-5

   EXHIBIT
   NUMBER                                          DESCRIPTIONS
-----------  ----------------------------------------------------------------------------------------
     2.7     --Restated Asset Purchase Agreement dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., Long Distance Management of Kansas, Inc., Robert
               Alexander and others.
     2.8     --Restated Asset Purchase Agreement dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., Switchboard of Oklahoma City, Inc. and others.
     2.9     --Restated Asset Purchase Agreement dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., ACG Acquisition II Corp. and Daniel W. and Cheryl
               A. Peters.
     2.10    --Agreement and Plan of Exchange dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., KIN Network, Inc. and Liberty Cellular, Inc.
     2.11    --Agreement of Merger dated as of October 9, 1997 among Advanced Communications Group, Inc.,
               Advanced Communications Corp. and Advanced Communications Acquisition, Inc.
     3.1     --Restated Certificate of Incorporation of ACG.
     3.2     --Restated Bylaws of ACG.
    *4.1     --Form of certificate representing Common Stock.
    *5.1     --Opinion of Bracewell & Patterson, L.L.P.
    10.1     --ACG 1997 Stock Awards Plan.
    10.2     --Non-Qualified Stock Option Plan for Non-Employee Directors.
    10.3     --Employment Agreement between ACG and Rod K. Cutsinger.
    10.4     --Form of Employment Agreement between Great Western Directories, Inc. and Richard O'Neal
               (see Annex V to Exhibit 2.1).
    10.5     --Employment Agreement between 1+ USA V Acquisition Corp. and Todd Feist (see Annex III to
               Exhibit 2.3).
    10.6     --Form of Employment Agreement between Fred L. Thurman and FirsTel, Inc. (see Annex V to Exhibit
               2.4).
   *10.7     --Form of Indemnification Agreement entered into between ACG and each of its officers and directors.
    10.8     --Form of Employment Agreement between Larry Baldwin and Great Western Directories, Inc. (see
               Annex VI to Exhibit 2.1).
    10.9     --Form of Series A Warrant issued to shareholders of Great Western Directories, Inc.
    10.10    --Form of Series B Warrant issued to shareholders of Great Western Directories, Inc.
    10.11    --Form of Series C Warrant issued to shareholders of Great Western Directories, Inc.
    10.12    --Form of Series D Warrant to be issued to shareholders of Great Western Directories, Inc.
               (see Annex IV to Exhibit 2.1).
    10.13    --Form of 5% Subordinated Note to be issued to shareholders of Great Western Directories,
               Inc. (see Annex III to Exhibit 2.1).
    10.14    --Form of 10% Convertible Subordinated Note to be issued to shareholders of FirsTel, Inc.
               (see Annex III to Exhibit 2.4).
    21.1     --List of subsidiaries of ACG.
    23.1     --Consent of KPMG Peat Marwick LLP.
    23.2     --Consent of KPMG Peat Marwick LLP.
    23.3     --Consent of Clifton Gunderson P.L.L.C.
    23.4     --Consent of Charles Bailly & Company P.L.L.P.
    23.5     --Consent of Hein & Associates LLP.
    23.6     --Consent of Sartain Fischbein & Co.
    23.7     --Consent of Kennedy and Coe LLC.
    23.8     --Consent of Richard O'Neal to be named as a director.

                               II-6

   EXHIBIT
   NUMBER                                          DESCRIPTIONS
-----------  ----------------------------------------------------------------------------------------
    23.9     --Consent of Todd J. Feist to be named as a director.
    23.10    --Consent of Fentress Bracewell to be named as a director.
    23.11    --Consent of E. Clarke Garnett to be named as a director.
    23.12    --Consent of David M. Mitchell to be named as a director.
    23.13    --Consent of Fred L. Thurman to be named as a director.
    23.14    --Consent of Bracewell & Patterson, L.L.P. (contained in Exhibit 5.1).
    24.1     --Power of Attorney (included on the Signature Page of this Registration Statement).
    27.1     --Financial Data Schedule.

------------
* To be filed by amendment.

   (b) Financial Statement Schedules

   All schedules have been omitted because they are not required under the related instructions, are inapplicable, or the information is included in the consolidated financial statements.

ITEM 17. UNDERTAKINGS.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described in Item 14, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

   The undersigned registrant hereby undertakes that: (i) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective; (ii) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, ADVANCED COMMUNICATIONS GROUP, INC. HAS DULY CAUSED THIS REGISTRATION STATEMENT OR AMENDMENT THERETO TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, STATE OF TEXAS, ON OCTOBER 10, 1997.

                                      ADVANCED COMMUNICATIONS GROUP, INC.
                                      By:      ROD K. CUTSINGER
                                         -------------------------------------
                                                   ROD K. CUTSINGER
                                         CHAIRMAN AND CHIEF EXECUTIVE OFFICER

   Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Rod K. Cutsinger and G. Edward Powell with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement, including any Registration Statement filed pursuant to Rule 462 under the Securities Act of 1933, and to file the same with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might do or could do in person thereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

   PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BELOW BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.

                                CAPACITIES IN
      SIGNATURE                  WHICH SIGNED                    DATE
--------------------  --------------------------------- --------------------
   ROD K. CUTSINGER    Chairman and Chief Executive
 --------------------    Officer and Director (Principal
   ROD K. CUTSINGER      Executive Officer)                   October 10, 1997

  G. EDWARD POWELL      Chief Financial Officer and
 --------------------    Director (Principal Financial and
  G. EDWARD POWELL       Accounting Officer)                  October 10, 1997

     FRANK BANGO        Director                              October 10, 1997
 --------------------
     FRANK BANGO

                                  EXHIBIT INDEX

   EXHIBIT
   NUMBER                                          DESCRIPTIONS
-----------  ----------------------------------------------------------------------------------------
     1.1     --Form of Underwriting Agreement.
     2.1     --Restated Stock Purchase Agreement dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., Great Western Directories, Inc. and the stockholders of Great Western Directories, Inc.
     2.2     --Agreement and Plan of Exchange dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., ACG Acquisition Corp., Valu-Line of Longview,
               Inc. and the shareholders of Valu-Line of Longview, Inc.
     2.3     --Agreement and Plan of Exchange dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., 1+USA Acquisition Corp., Feist Long Distance
               Service, Inc. and the stockholders of Feist Long Distance Service, Inc.
     2.4     --Agreement and Plan of Exchange dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., FirsTel, Inc., the stockholders of FirsTel, Inc. and others.
     2.5     --Agreement and Plan of Exchange dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., ACG Acquisition II Corp., Tele-Systems, Inc.
               and the stockholders of Tele-Systems, Inc.
     2.6     --Restated Asset Purchase Agreement dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., Long Distance Management II, Inc. and Robert
               Alexander.
     2.7     --Restated Asset Purchase Agreement dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., Long Distance Management of Kansas, Inc., Robert
               Alexander and others.
     2.8     --Restated Asset Purchase Agreement dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., Switchboard of Oklahoma City, Inc. and others.
     2.9     --Restated Asset Purchase Agreement dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., ACG Acquisition II Corp. and Daniel W. and Cheryl
               A. Peters.
     2.10    --Agreement and Plan of Exchange dated as of October 6, 1997, by and among Advanced Communications
               Group, Inc., Advanced Communications Corp., KIN Network, Inc. and Liberty Cellular, Inc.
     2.11    --Agreement of Merger dated as of October 9, 1997 among Advanced Communications Group, Inc.,
               Advanced Communications Corp. and Advanced Communications Acquisition, Inc.
     3.1     --Restated Certificate of Incorporation of ACG.
     3.2     --Restated Bylaws of ACG.
    *4.1     --Form of certificate representing Common Stock.
    *5.1     --Opinion of Bracewell & Patterson, L.L.P.
    10.1     --ACG 1997 Stock Awards Plan.
    10.2     --Non-Qualified Stock Option Plan for Non-Employee Directors.
    10.3     --Employment Agreement between ACG and Rod K. Cutsinger.
    10.4     --Form of Employment Agreement between Great Western Directories, Inc. and Richard O'Neal
               (see Annex V to Exhibit 2.1).
    10.5     --Employment Agreement between 1+ USA V Acquisition Corp. and Todd Feist (see Annex III to
               Exhibit 2.3).
    10.6     --Form of Employment Agreement between Fred L. Thurman and FirsTel, Inc. (see Annex V to Exhibit
               2.4).
   *10.7     --Form of Indemnification Agreement entered into between ACG and each of its officers and directors.
    10.8     --Form of Employment Agreement between Larry Baldwin and Great Western Directories, Inc. (see
               Annex VI to Exhibit 2.1).
    10.9     --Form of Series A Warrant issued to shareholders of Great Western Directories, Inc.
    10.10    --Form of Series B Warrant issued to shareholders of Great Western Directories, Inc.
    10.11    --Form of Series C Warrant issued to shareholders of Great Western Directories, Inc.
    10.12    --Form of Series D Warrant to be issued to shareholders of Great Western Directories, Inc.
               (see Annex IV to Exhibit 2.1).
    10.13    --Form of 5% Subordinated Note to be issued to shareholders of Great Western Directories,
               Inc. (see Annex III to Exhibit 2.1).
    10.14    --Form of 10% Convertible Subordinated Note to be issued to shareholders of FirsTel, Inc.
               (see Annex III to Exhibit 2.4).
    21.1     --List of subsidiaries of ACG.
    23.1     --Consent of KPMG Peat Marwick LLP.
    23.2     --Consent of KPMG Peat Marwick LLP.
    23.3     --Consent of Clifton Gunderson P.L.L.C.
    23.4     --Consent of Charles Bailly & Company P.L.L.P.
    23.5     --Consent of Hein & Associates LLP.
    23.6     --Consent of Sartain Fischbein & Co.
    23.7     --Consent of Kennedy and Coe LLC.
    23.8     --Consent of Richard O'Neal to be named as a director.
    23.9     --Consent of Todd J. Feist to be named as a director.
    23.10    --Consent of Fentress Bracewell to be named as a director.
    23.11    --Consent of E. Clarke Garnett to be named as a director.
    23.12    --Consent of David M. Mitchell to be named as a director.
    23.13    --Consent of Fred L. Thurman to be named as a director.
    23.14    --Consent of Bracewell & Patterson, L.L.P. (contained in Exhibit 5.1).
    24.1     --Power of Attorney (included on the Signature Page of this Registration Statement).
    27.1     --Financial Data Schedule.

------------
* To be filed by amendment.